UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

LENSAR, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION—May 7, 2025

LENSAR, INC.

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

   , 2025

Dear Stockholders of LENSAR, Inc.:

You are cordially invited to attend a special meeting of the stockholders of LENSAR, Inc., a Delaware corporation (“LENSAR,” the “Company,” “we,” “us” or “our”), to be held virtually on    , 2025, at     , Eastern Time, at www.virtualshareholdermeeting.com/LNSR2025SM (the special meeting and any adjournments or postponements thereof, the “Special Meeting”).

We have entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of March 23, 2025, with Alcon Research, LLC, a Delaware limited liability company (“Parent”), and VMI Option Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into LENSAR, with LENSAR surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement, the Merger, the other transaction documents and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”). The affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR capital stock (“Capital Stock”) entitled to vote on the adoption of the Merger Agreement (the “Company Required Vote”) and the consents and/or approvals of the holders of the Series A Convertible Preferred Stock (the “Series A Lead Investor Consent”) in accordance with the terms of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of LENSAR, Inc., dated as of May 18, 2023 (the “Certificate of Designations”) are the only approvals required to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement. At the Special Meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to LENSAR’s named executive officers that is based on or otherwise relates to the Merger (the “Merger Compensation Proposal”). The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on the Merger Compensation Proposal at the Special Meeting is required to approve the Merger Compensation Proposal. At the Special Meeting, you will also be asked to consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes virtually or by proxy to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”). The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on the Adjournment Proposal at the Special Meeting is required to approve the Adjournment Proposal.

If the Merger is consummated, you will be entitled to receive (i) $14.00 per share in cash, without interest and subject to any applicable withholding taxes (the “Cash Consideration”), plus (ii) one contingent value right per share (each, a “CVR”), representing the right to receive one contingent payment of $2.75 in cash, without interest, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement, subject to any applicable withholding taxes, for each share of LENSAR Common Stock (defined below) that you own or have the right to acquire (unless you have properly exercised appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), including, among other requirements, by not voting in favor of the Merger Proposal). Such merger consideration, assuming the achievement of the milestone set forth in the CVR Agreement, represents a premium of approximately 24% to LENSAR’s volume weighted average closing sale prices on Nasdaq Stock Market LLC (“Nasdaq”) during the 30-day trading period ended March 21, 2025 and a premium of approximately 47% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 90-day trading period ended March 21, 2025, the last trading day before the transaction was publicly announced. Such merger consideration, assuming the milestone set forth in the CVR Agreement is not achieved, represents a premium of approximately 4% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 30-day trading period ended March 21, 2025 and a premium of approximately 23% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 90-day trading period ended March 21, 2025, the last trading day before the transaction was publicly announced. Additionally, each share of LENSAR’s Series A Convertible Preferred Stock outstanding immediately prior to the effective time of the Merger will be redeemed and converted into the right to receive an amount equal to the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations), without interest and subject to any applicable withholding taxes.

Concurrently with the execution and delivery of the Merger Agreement, North Run Capital Partners, LP and NR-GRI Partners, LP, affiliates of North Run Capital (the “North Run Stockholders”, or the “Series A Lead Investor”) entered into a Voting Agreement with Parent. Pursuant to the terms of the Voting Agreement, the North Run Stockholders agreed, among other things, to vote all shares of LENSAR Capital Stock beneficially owned or thereafter acquired by such North Run Stockholder (i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other proposals related thereto or necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (B) the approval of the Adjournment Proposal or any proposal to adjourn or postpone such meeting of LENSAR stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against (A) any Acquisition Proposal (as defined in the Merger Agreement), (B) any action, proposal, transaction or agreement made in opposition to adoption of the Merger Agreement, (C) any action, proposal, transaction, or agreement which would reasonably be expected to impede, interfere with, delay, discourage, or adversely affect the consummation of the Merger or inhibit the timely consummation of the Merger in any material respect, and (D) any change in LENSAR’s corporate structure, business, present capitalization or dividend policy or any amendment or other change to LENSAR’s certificate of incorporation and bylaws, except as expressly permitted pursuant to the Merger Agreement, in each case, subject to the limitations set forth in the Voting Agreement. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned by the North Run Stockholders and subject to the Voting Agreement (including exercise of any warrants) represented, in the aggregate, approximately 45.8% of the outstanding voting power of shares of LENSAR Capital Stock. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (excluding the exercise of warrants) represented, in the aggregate, approximately 31.5% of the outstanding voting power of shares of LENSAR Capital Stock.

The Board of Directors of LENSAR (the “Board”), after considering the factors more fully described in the enclosed proxy statement, has (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and are fair to, and in the best interests of LENSAR and its stockholders, (ii) approved the Merger Agreement, other transaction documents and the transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement and the approval of the Merger, the other transaction documents and the other transactions contemplated by the Merger Agreement be submitted to LENSAR’s stockholders for consideration at a special meeting in accordance with the Merger Agreement and (iv) resolved to recommend that LENSAR’s stockholders approve and adopt the Merger Agreement and the Merger, the other transaction documents and the other transactions contemplated thereby. The Board unanimously recommends that LENSAR’s stockholders vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that LENSAR’s stockholders vote “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement and is incorporated herein by reference. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the proxy statement, and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain more information about LENSAR from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the Special Meeting virtually, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage prepaid envelope or grant your proxy electronically over the Internet or by telephone. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Special Meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.

Your vote is very important, regardless of the number of shares of LENSAR Capital Stock that you own. We cannot consummate the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding shares of LENSAR Capital Stock entitled to vote thereon as of the Record Date.

If you have questions or need assistance voting your shares of LENSAR Capital Stock, please contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-0637

Banks and brokers may call collect: (212) 750-5833

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Very truly yours,

William J. Link, PhD

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. This proxy statement is dated    , 2025 and, together with the enclosed form of proxy card, is being mailed to stockholders of record on     , 2025.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION—May 7, 2025

LENSAR, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON    , 2025

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of LENSAR, Inc., a Delaware corporation (“LENSAR,” the “Company,” “we,” “us” or “our”), will be held virtually on    , 2025, at     , Eastern Time, at www.virtualshareholdermeeting.com/LNSR2025SM, or at any adjournment or postponement thereof. The Special Meeting (as defined below) is being held for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of March 23, 2025, by and among Alcon Research, LLC, a Delaware limited liability company (“Parent”), VMI Option Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LENSAR, pursuant to which Merger Sub will be merged with and into LENSAR, with LENSAR surviving as a wholly owned subsidiary of Parent (the “Merger”), the other transaction documents and the other transactions contemplated by the Merger Agreement;

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to LENSAR’s named executive officers that is based on or otherwise relates to the Merger; and

3.

To consider and vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes virtually or by proxy to approve the proposal to adopt the Merger Agreement at the time of the Special Meeting (the special meeting and any adjournments or postponements thereof, the “Special Meeting”).

Only stockholders of record as of the close of business on    , 2025 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof.

The Board of Directors of LENSAR (the “Board”) unanimously recommends that you vote:

1.	“FOR” the proposal to adopt the Merger Agreement, the Merger, the other transaction documents and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”);

2.

“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to LENSAR’s named executive officers that is based on or otherwise relates to the Merger (the “Merger Compensation Proposal”); and

3.

“FOR” the proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Your vote is very important, regardless of the number of shares of LENSAR Capital Stock that you own. Whether or not you plan to attend the virtual Special Meeting, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or attend the Special Meeting virtually, your shares of LENSAR Capital Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal.

Under Delaware law, stockholders and beneficial owners who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their shares of LENSAR Capital Stock as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they submit a written demand for such an appraisal to LENSAR before the vote on the Merger Proposal and comply with all of the other requirements under Section 262 of the DGCL, a copy of which is attached as Annex C to, and incorporated by reference in, the accompanying proxy statement.

By Order of the Board of Directors,

Very truly yours,

Nicholas T. Curtis
Chief Executive Officer

Orlando, Florida
, 2025

YOUR VOTE IS VERY IMPORTANT!

If your shares of LENSAR Capital Stock are registered directly in your name: If you are a stockholder of record, you may grant a proxy to vote your shares of LENSAR Capital Stock through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by granting a proxy through the Internet or by telephone. Each such method is generally available 24 hours a day and will ensure that your proxy to vote your shares of LENSAR Capital Stock is confirmed and posted immediately. To grant a proxy to vote your shares of LENSAR Capital Stock:

1.	BY INTERNET

a.	Go to the website at www.virtualshareholdermeeting.com/LNSR2025SM, 24 hours a day, 7 days a week, until the start of the Special Meeting.

b.	Please have your proxy card available to verify your identity and create an electronic proxy.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on , 2025, the day preceding the Special Meeting.

b.	Please have your proxy card available to verify your identity.

c.	Follow the instructions provided.

3.	BY MAIL

a.	Mark, sign and date your proxy card.

b.	Return it so that it is received prior to 11:59 p.m. Eastern Time on , 2025, the day preceding the Special Meeting, in the postage-paid envelope provided.

If your shares of LENSAR Capital Stock are held in the name of a bank, broker or other nominee: You will receive instructions on how to vote from the bank, broker or other nominee. You must follow the instructions of such bank, broker or other nominee in order for your shares of LENSAR Capital Stock to be voted. Telephone and Internet voting instructions also may be offered to stockholders owning shares of LENSAR Capital Stock through certain banks and brokers. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares of LENSAR Capital Stock in your account. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the Special Meeting, including the Merger Proposal, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or attend the Special Meeting, your shares of LENSAR Capital Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you hold your shares of LENSAR Capital Stock through a bank, broker or other nominee, you must obtain from such nominee a valid “legal proxy” issued in your name in order to vote at the Special Meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and its annexes, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or require assistance in submitting your proxy or voting your shares of LENSAR Capital Stock, please contact our proxy solicitor by using the contact information provided below:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-0637

Banks and brokers may call collect: (212) 750-5833

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the special meeting (together with any adjournments or postponements thereof, the “Special Meeting”), the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, pursuant to which Merger Sub (as defined below) will be merged with and into LENSAR (as defined below), with LENSAR surviving as a wholly owned subsidiary of Parent (as defined below) (the “Merger”). Please refer to the “Summary” beginning on page 16 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “LENSAR,” “we,” “our,” “us,” the “Company” and similar words in this proxy statement refer to LENSAR, Inc. Throughout this proxy statement we refer to Alcon Research, LLC as “Parent” and VMI Option Merger Sub, Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of March 23, 2025, as it may be amended from time to time, by and among Parent, Merger Sub and LENSAR, as the “Merger Agreement.”

Q:	Why am I receiving these materials?

A:

On March 23, 2025, LENSAR entered into the Merger Agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into LENSAR, with LENSAR surviving the Merger as a wholly owned subsidiary of Parent. The board of directors of LENSAR (the “Board”) is furnishing this proxy statement and form of proxy card to the holders of the issued and outstanding shares of LENSAR Common Stock, par value $0.01 per share (the “LENSAR Common Stock”), in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of LENSAR by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement, the Merger, the other transaction documents and the other transactions contemplated by the Merger Agreement (the “Merger Proposal”) is approved by the holders of a majority in voting power of the shares of LENSAR Capital Stock issued and outstanding and entitled to vote thereon as of the Record Date (as defined below) and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will be merged with and into LENSAR, with LENSAR surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, LENSAR Common Stock will no longer be publicly traded and will be delisted from the Nasdaq Stock Market LLC (“Nasdaq”). In addition, LENSAR Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and LENSAR will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

Q:	What will I receive if the Merger is consummated?

A:

Upon consummation of the Merger, you will be entitled to receive (i) $14.00 in cash, without interest and subject to any applicable withholding taxes (the “Cash Consideration”), plus (ii) one contingent value right per share (each, a “CVR”) representing the right to receive one contingent payment of $2.75, in cash, without interest, upon the achievement of the milestone set forth in, and subject to the terms of the CVR Agreement (the Cash Consideration, plus one CVR, collectively, the “Merger Consideration”) for each share of LENSAR Common Stock that you own as of the Effective Time (as defined below), unless you have properly exercised and not failed to perfect, waived, validly withdrawn or otherwise lost your right to appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). For example, if you own 100 shares of LENSAR Common Stock as of the Effective Time, you will be entitled to receive (i) $1,400.00 of Cash Consideration for such shares, without interest and less any applicable withholding taxes, and (ii) 100 CVRs representing the right to receive contingent cash payments with an aggregate maximum amount payable of $275.00 upon the occurrence of a milestone (as described in the section entitled “The Contingent Value Rights Agreement”), if such milestone occurs, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in Parent as a result of the Merger.

Q:

How does the Merger Consideration compare to the market price of LENSAR Common Stock prior to the public announcement that LENSAR entered into the Merger Agreement? How does the Merger Consideration compare to the market price of LENSAR Common Stock as of a recent trading date?

A:

The Merger Consideration, assuming the achievement of the milestone set forth in the CVR Agreement, represents a premium of approximately 24% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 30-day trading period ended March 21, 2025 and a premium of approximately 47% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 90-day trading period ended March 21, 2025, the last trading day before the transaction was publicly announced. The Merger Consideration, assuming the milestone set forth in the CVR Agreement is not achieved, represents a premium of approximately 4% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 30-day trading period ended March 21, 2025 and a premium of approximately 23% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 90-day trading period ended March 21, 2025, the last trading day before the transaction was publicly announced. On    , 2025, the last practicable day before the printing of this proxy statement, the closing price of the LENSAR Common Stock on Nasdaq was $    per share. You are encouraged to obtain current market quotations for LENSAR Common Stock.

Q:	What is a CVR?

A:

A CVR is a non-transferable contingent value right that will be issued as part of the merger consideration. Each CVR represents the right to receive $2.75 in cash upon achievement of 614,000 cumulative Milestone Procedures (as defined in the section entitled “The Contingent Value Rights Agreement” beginning on page 112 of this proxy statement) (the “Milestone”) during the period between January 1, 2026 through December 31, 2027 (the “Milestone Period”), net to the holder of the CVR in cash, without interest, upon the achievement of the Milestone.

Parent will own LENSAR following the consummation of the Merger and will have the right to control its business in Parent’s sole discretion during the Milestone Period and any rights of holders of CVRs will be limited to those in the CVR Agreement. LENSAR cannot ensure that the Milestone will be achieved on a timely basis, or at all. The amount to be received in connection with the CVRs, and the timing of any payments of any such amounts, are contingent upon the occurrence of certain events which may or may not occur. LENSAR cannot ensure that the Milestone will be achieved on a timely basis, or at all, and there is no assurance that any payment will be made under the CVRs. The CVRs will be non-transferable and, accordingly, will not be listed on any securities exchange.

For a more detailed description of these factors, see the section entitled “The Contingent Value Rights Agreement” beginning on page 112 of this proxy statement. A form of the CVR agreement is attached to this proxy statement as Exhibit C to the Merger Agreement attached hereto as Annex A. LENSAR stockholders are encouraged to read the entire form of CVR agreement carefully because it is the principal document governing the CVRs.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held virtually on , 2025, at , Easten Time at www.virtualshareholdermeeting.com/LNSR2025SM, or at any adjournment or postponement thereof.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to consider and vote on the following proposals:

•	The Merger Proposal;

•

To approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to LENSAR’s named executive officers that is based on or otherwise relates to the Merger (the “Merger Compensation Proposal”); and

•

To approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes virtually or by proxy to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

Q:	Who is entitled to vote at the Special Meeting?

A:

Only holders of record of LENSAR Capital Stock as of the close of business on    , 2025 (the “Record Date”) will be entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, there were    shares of LENSAR Common Stock and    shares of LENSAR Series A Convertible Preferred Stock issued and outstanding. Each issued and outstanding share of LENSAR Common Stock and LENSAR Series A Convertible Preferred Stock (on an as converted to common stock basis) on that date will entitle its holder to one vote, virtually or by proxy, on all matters to be voted on at the Special Meeting.

Q:	What are “broker non-votes”?

A:

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. Brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement.

Q:	What vote is required to approve the proposal to adopt the Merger Agreement?

A:

The affirmative vote of the holders of a majority in voting power of the shares of LENSAR Capital Stock issued and outstanding and entitled to vote thereon as of the Record Date (the “Company Required Vote”) and, under the terms of the Certificate of Designations, the consent of North Run Capital Partners, LP and NR-GRI Partners, LP, affiliates of North Run Capital (the “North Run Stockholders”, or the “Series A Lead Investor” and such consent, the “Series A Lead Investor Consent”) is required to approve the Merger Proposal. Each share of LENSAR Common Stock and each share of LENSAR Series A Convertible Preferred Stock, on an as converted to common stock basis, issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

Concurrently with the execution and delivery of the Merger Agreement, the North Run Stockholders entered into the Voting Agreement with Parent. Pursuant to the terms of the Voting Agreement, the North Run Stockholders agreed, among other things, to vote all shares of LENSAR Capital Stock beneficially owned or thereafter acquired by such North Run Stockholder (i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other proposals related thereto or necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (B) the approval of the Adjournment Proposal or any proposal to adjourn or postpone such meeting of LENSAR stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against (A) any Acquisition Proposal (as defined and described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change” beginning on page 98 of this proxy statement), (B) any action, proposal, transaction or agreement made in opposition to adoption of the Merger Agreement, (C) any action, proposal, transaction, or agreement which would reasonably be expected to impede, interfere with, delay, discourage, or adversely affect the consummation of the Merger or inhibit the timely consummation of the Merger in any material respect, and (D) any change in LENSAR’s corporate structure, business, present capitalization or dividend policy or any amendment or other change to LENSAR’s certificate of incorporation and bylaws, except as expressly permitted pursuant to the Merger Agreement, in each case, subject to the limitations set forth in the Voting Agreement. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (including exercise of any warrants) represented, in the aggregate, approximately 45.8% of the outstanding voting power of shares of LENSAR Capital Stock. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (excluding the exercise of warrants) represented, in the aggregate, approximately 31.5% of the outstanding voting power of shares of LENSAR Capital Stock.

The failure to grant a proxy to vote your shares of LENSAR Capital Stock by submitting a signed proxy card, granting a proxy electronically over the Internet or by telephone or to vote at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of LENSAR Capital Stock in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of LENSAR Capital Stock on the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions by you or your bank, broker or other nominee will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What factors did the Board consider in deciding to enter into the Merger Agreement and recommending the approval of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal?

A:

In reaching its decision to unanimously approve the Merger Agreement, the other transaction documents and the transactions contemplated thereby, and to recommend that our stockholders approve and adopt the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal, the Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement, the other transaction documents and the transactions contemplated thereby, including the Merger, as well as other alternatives. For a more detailed description of these factors, see “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 53 of this proxy statement.

Q:	What is a quorum and how many shares of LENSAR Capital Stock are needed to constitute a quorum?

A:

A quorum of stockholders is the presence of stockholders holding the minimum number of shares necessary to transact business at the Special Meeting. The holders of a majority in voting power of LENSAR Capital Stock entitled to vote at the Special Meeting, either present by means of remote communication or represented by proxy, will constitute a quorum at the Special Meeting. If a quorum is not present, then under our amended and restated bylaws, the person presiding over the meeting or a majority in voting power of the stockholders entitled to vote at the meeting, present virtually or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided under our amended and restated bylaws until a quorum is present or represented.

If you submit a signed proxy card, grant a proxy electronically over the Internet or by telephone, or vote at the Special Meeting (regardless of whether you indicate how you wish to vote), your shares of LENSAR Capital Stock will be counted for purposes of determining the presence of a quorum. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, if you hold your LENSAR Capital Stock in “street name,” failing to instruct your bank, broker or other nominee on how to vote your shares of LENSAR Capital Stock will result in those shares not being counted for purposes of determining the presence of a quorum. However, if you hold LENSAR Capital Stock in “street name” and give voting instructions to your broker, bank or other nominee with respect to at least one of the proposals, but give no instruction as to one or more of the other proposals, then those shares of LENSAR Capital Stock will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Abstentions by you or your bank, broker or other nominee will be counted for purposes of determining the presence of a quorum.

Q:

What vote is required to approve the proposal to approve certain compensation that will or may be paid or become payable to LENSAR’s named executive officers that is based on or otherwise relates to the Merger?

A:

The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on the Merger Compensation Proposal at the Special Meeting is required to approve the Merger Compensation Proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote at the Special Meeting will not have any effect on the Merger Compensation Proposal. If you hold your shares of LENSAR Capital Stock in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your LENSAR Capital Stock will not have any effect on the Merger Compensation Proposal. Abstentions by you or your bank, broker or other nominee are not considered to be votes cast and will have no effect on the Merger Compensation Proposal.

Because the vote on the Merger Compensation Proposal is advisory only, it will not be binding on either LENSAR or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of LENSAR’s stockholders on the Merger Compensation Proposal.

Q:	What vote is required to approve the proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies?

A:

The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on the Adjournment Proposal at the Special Meeting, is required to approve the Adjournment Proposal.

The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote at the Special Meeting will not have any effect on the Adjournment Proposal. If you hold your shares of LENSAR Capital Stock in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of LENSAR Capital Stock will not have any effect on the Adjournment Proposal. Abstentions by you or your bank, broker or other nominee are not considered to be votes cast and will have no effect on the Adjournment Proposal.

Q:	How does the Board recommend that I vote?

A:

The Board, after considering the various factors described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 53 of this proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and are fair to, and in the best interests of LENSAR and its stockholders, (ii) approved the Merger Agreement, other transaction documents and the transactions contemplated thereby, (iii) directed that the adoption of the

Merger Agreement and the approval of the Merger, the other transaction documents and the other transactions contemplated by the Merger Agreement be submitted to LENSAR’s stockholders for consideration at a special meeting in accordance with the Merger Agreement and (iv) resolved to recommend that LENSAR’s stockholders approve and adopt the Merger Agreement and the Merger, the other transaction documents and the other transactions contemplated thereby.

The Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement, including the Merger Agreement, and the documents we incorporate by reference and refer to in this proxy statement carefully and consider how the Merger affects you, and then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically on the Internet or by telephone, so that your shares of LENSAR Capital Stock can be voted at the Special Meeting. If you hold your shares of LENSAR Capital Stock in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of LENSAR Capital Stock. Please do not send your stock certificates, if any, with your proxy card.

Q:	How do I vote?

A:

If you are a stockholder of record (that is, if your shares of LENSAR Capital Stock are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), there are four ways to cause your shares of LENSAR Capital Stock to be voted at the Special Meeting:

•	by attending the Special Meeting virtually and voting by ballot;

•	by visiting the Internet at the address on your proxy card and granting your proxy;

•	by calling toll-free (within the U.S. or Canada) at the phone number on your proxy card and granting your proxy; or

•	by completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal.

A control number, located on your proxy card, is designed to verify your identity and allow you to grant a proxy to vote your shares of LENSAR Capital Stock, and to confirm that your voting instructions have been properly recorded when granting a proxy electronically over the Internet or by telephone. Please be aware that, although there is no charge for granting a proxy to vote your shares of LENSAR Capital Stock, if you grant a proxy electronically over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible. Even if you plan to attend the Special Meeting, you are strongly encouraged to grant a proxy to vote your shares of LENSAR Capital Stock.

If your shares of LENSAR Capital Stock are held in “street name” through a bank, broker or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of LENSAR Capital Stock. Without those instructions, your shares of LENSAR Capital Stock will not be voted, which will have the same effect as voting “AGAINST” the Merger Proposal.

Q:	What is the difference between holding shares of LENSAR Capital Stock as a stockholder of record and as a beneficial owner?

A:

If your shares of LENSAR Capital Stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares of LENSAR Capital Stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by or on behalf of LENSAR.

If your shares of LENSAR Capital Stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of such shares of LENSAR Capital Stock and are considered to hold them in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of LENSAR Capital Stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares of LENSAR Capital Stock at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee.

Q:

Will my shares of LENSAR Capital Stock held in “street name” or another form of record ownership be combined for voting purposes with shares of LENSAR Capital Stock I hold as the stockholder of record?

A:

No. Because any shares of LENSAR Capital Stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of LENSAR Capital Stock you hold as the stockholder of record, any shares of LENSAR Capital Stock held in “street name” will not be combined for voting purposes with the shares of LENSAR Capital Stock you hold as the stockholder of record. Similarly, if you own shares of LENSAR Capital Stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of LENSAR Capital Stock because they are held in a different form of record ownership. Shares of LENSAR Capital Stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of LENSAR Capital Stock held in an individual retirement account must be voted under the rules governing the account.

Q:

If I hold my shares of LENSAR Capital Stock in “street name,” will my bank, broker or other nominee vote my shares of LENSAR Capital Stock for me on the proposals to be considered at the Special Meeting?

A:

Not without your direction. Your bank, broker or other nominee will only be permitted to vote your shares of LENSAR Capital Stock on any “non-routine” proposal if you instruct your bank, broker or other nominee on how to vote. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares of LENSAR Capital Stock on routine matters if you fail to instruct your bank, broker or other nominee on how to vote your shares of LENSAR Capital Stock with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your bank, broker or other nominee on how you wish to vote your shares of LENSAR Capital Stock.

You should follow the procedures provided by your bank, broker or other nominee to instruct them, as applicable, to vote your shares of LENSAR Capital Stock. Without such instructions, your shares of LENSAR Capital Stock will not be voted at the Special Meeting and will have the same effect as if you voted “AGAINST” the Merger Proposal.

Q:	What happens if I do not vote?

A:

The required vote to approve the Merger Proposal is based on the total voting power of LENSAR Capital Stock issued and outstanding as of the close of business on the Record Date, not just the shares of LENSAR Capital Stock that are voted at the Special Meeting. If you do not vote virtually or by proxy, it will have the same effect as voting “AGAINST” the Merger Proposal.

Q:	What is the voting power of the Series A Convertible Preferred Stock?

A:

Each share of Series A Convertible Preferred Stock on an as converted to common stock basis is entitled to one vote at the Special Meeting. As of the close of business on the Record Date, directors and executive officers of LENSAR and their affiliates beneficially owned and were entitled to vote, in the aggregate, shares of LENSAR Series A Convertible Preferred Stock, representing approximately    % of the votes represented by issued and outstanding LENSAR Capital Stock on such date.

Q:	Do any voting agreements exist with respect to LENSAR Capital Stock?

A:

Concurrently with the execution and delivery of the Merger Agreement, the North Run Stockholders entered into the Voting Agreement with Parent. Pursuant to the terms of the Voting Agreement, the North Run Stockholders agreed, among other things, to vote all shares of LENSAR Capital Stock beneficially owned or thereafter acquired by such North Run Stockholder (i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other proposals related thereto or necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (B) the approval of the Adjournment Proposal or any proposal to adjourn or postpone such meeting of LENSAR stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement made in opposition to adoption of the Merger Agreement, (C) any action, proposal, transaction, or agreement which would reasonably be expected to impede, interfere with, delay, discourage, or adversely affect the consummation of the Merger or inhibit the timely consummation of the Merger in any material respect, and (D) any change in LENSAR’s corporate structure, business, present capitalization or dividend policy or any amendment or other change to LENSAR’s certificate of incorporation and bylaws, except as expressly permitted pursuant to the Merger Agreement, in each case, subject to the limitations set forth in the Voting Agreement. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (including exercise of any warrants) represented, in the aggregate, approximately 45.8% of the outstanding voting power of shares of LENSAR Capital Stock. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (excluding the exercise of warrants) represented, in the aggregate, approximately 31.5% of the outstanding voting power of shares of LENSAR Capital Stock.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time by:

•

signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same shares of LENSAR Capital Stock and returning it to us by mail prior to the Special Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on , , the day preceding the Special Meeting;

•	submitting a new proxy by Internet prior to the start of the Special Meeting; or

•	attending the Special Meeting and voting thereat (simply attending the Special Meeting will not cause your proxy to be revoked).

Please note that if you hold your shares of LENSAR Capital Stock in “street name,” and you have instructed a broker, bank or other nominee to vote your shares of LENSAR Capital Stock, the above-described options for revoking your voting instructions do not apply, and instead you should contact your bank, broker or other nominee for instructions regarding how to change or revoke your vote. You may also vote at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person (a “proxy”) to vote your shares of LENSAR Capital Stock. This written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of LENSAR Capital Stock is called a “proxy card.” The Board has designated each of Nicholas T. Curtis, Chief Executive Officer and Thomas R. Staab, II, Chief Financial Officer, with full power of substitution, as proxies for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares of LENSAR Capital Stock voted?

A:

Regardless of the method you choose to grant a proxy to vote your shares of LENSAR Capital Stock, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of LENSAR Capital Stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of LENSAR Capital Stock should be voted “FOR,” “AGAINST” or “ABSTAIN” on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of LENSAR Capital Stock should be voted on a matter, the shares of LENSAR Capital Stock represented by your properly signed proxy will be voted (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Q:	May I attend and vote at the Special Meeting?

A:

Yes. All stockholders of LENSAR as of the Record Date may attend and vote at the Special Meeting. Shares held directly in your name as a stockholder of record of LENSAR may be voted at the Special Meeting via the Special Meeting website. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you request and obtain a valid “legal proxy” from your bank, broker or other nominee. Even if you plan to attend the virtual Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting; Proxies” beginning on page 35) so that your vote will be counted if you later decide not to or become unable to virtually attend the Special Meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.

To attend and participate in the Special Meeting, you will need the 16-digit control number included in your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Special Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date.

Q:	What happens if I sell or otherwise transfer my shares of LENSAR Capital Stock before consummation of the Merger?

A:

If you sell or transfer your shares of LENSAR Capital Stock before consummation of the Merger, you will have transferred your right to receive the Merger Consideration in the Merger. In order to receive the Merger Consideration, you must hold your shares of LENSAR Capital Stock through the consummation of the Merger.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than the date the Merger is anticipated to be consummated. Accordingly, if you sell or transfer your shares of LENSAR Capital Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of LENSAR Capital Stock and each of you notifies LENSAR in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of LENSAR Capital Stock, but you will have retained your right to vote these shares of LENSAR Capital Stock at the Special Meeting. Even if you sell or otherwise transfer your shares of LENSAR Capital Stock after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy card or grant a proxy via the Internet or telephone.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

If you hold your shares of LENSAR Capital Stock in certificated form, you will receive a letter of transmittal shortly after the Merger is consummated instructing you how to surrender your stock certificates, to an exchange agent to be designated by Parent in order to receive the Merger Consideration to which you are entitled. Please do not send in your stock certificates, if any, with your proxy card. If you hold your shares of LENSAR Capital Stock, other than restricted shares of LENSAR Common Stock, in book-entry form but not through the Depository Trust Company (“DTC”), you will receive instructions regarding delivery of an “agent’s message” with respect to such book-entry shares. If your shares of LENSAR Capital Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares of LENSAR Capital Stock in exchange for the Merger Consideration.

Q:	Should I send in my stock certificate(s) now or other evidence of ownership now?

A:	No. Please do not send in your stock certificates or other documents evidencing ownership of LENSAR Capital Stock now or with your proxy card.

Q:	I do not know where my stock certificate is. How will I get the Merger Consideration for my shares of LENSAR Capital Stock?

A:

If the Merger is consummated, the transmittal materials you will receive after the consummation of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to post a bond as indemnity against any potential loss.

Q:	When do you expect the Merger to be consummated?

A:

Consummation of the Merger is subject to various closing conditions, including, among others, adoption of the Merger Agreement and approval of the Merger, the other transaction documents and the transactions contemplated thereby, by the holders of a majority in voting power of the shares of LENSAR Capital Stock issued and outstanding and entitled to vote thereon as of the Record Date, the expiration or termination of the required waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and certain other conditions.

We currently anticipate that the Merger will be consummated in mid-to-late 2025, subject to the satisfaction or waiver of all of the conditions to the Merger. However, it is possible, including as a result of factors outside the control of LENSAR and Parent, that the Merger will be consummated at a later time or not at all.

Q:	What effects will the Merger have on LENSAR?

A:

Shares of LENSAR Common Stock are currently registered under the Exchange Act, and are listed on Nasdaq under the symbol “LNSR.” As a result of the Merger, LENSAR will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. As soon as reasonably practicable following the consummation of the Merger, shares of LENSAR Common Stock will cease trading on and be delisted from Nasdaq and will be deregistered under the Exchange Act, and LENSAR will no longer be required to file periodic reports with the SEC.

Q:	Why am I being asked to vote on the Merger Compensation Proposal?

A:

In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to our named executive officers in connection with the Merger.

Q:	What will happen if the stockholders do not approve the Merger Compensation Proposal at the Special Meeting?

A:

Approval of the Merger Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Merger Compensation Proposal is on an advisory basis and will not be binding on LENSAR or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of LENSAR’s stockholders on the Merger Compensation Proposal.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by the holders of a majority in voting power of the issued and outstanding shares of LENSAR Capital Stock entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, LENSAR stockholders will not receive any payment for their shares of LENSAR Capital Stock pursuant to the Merger Agreement. Instead, LENSAR will remain a public company, the shares of LENSAR Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent a termination fee of $8,500,000.00 upon the termination of the Merger Agreement (the “LENSAR Termination Fee”), including if the Board changes its recommendation to LENSAR stockholders to vote FOR the Merger Proposal, or we enter into an alternative transaction with respect to a Superior Proposal, as further described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement.

Additionally, Parent has deposited $10,000,000 into a segregated account held by LENSAR (the “Deposit”), and under certain specified circumstances, Parent may be required to forfeit, and we may be permitted to retain, the Deposit upon the termination of the Merger Agreement, including (i) due to an uncured material breach of the Merger Agreement by Parent, (ii) the Defense Termination Right (as defined in the section entitled “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement), or (iii) if the Merger has not been successfully completed by the Termination Date, a governmental authority of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger, and, at the time of such termination, the only remaining conditions to closing relate to certain regulatory approvals (as further described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement).

Q:	Do any directors or executive officers have interests in the Merger that may differ from those of LENSAR stockholders generally?

A:

In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these potential interests and considered them, among other matters, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by our stockholders. For a description of the potential interests of our directors and executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of LENSAR in the Merger” beginning on page 69 of this proxy statement.

Q:	Who will count the votes obtained at the Special Meeting?

A:	The votes will be counted by the inspector of election appointed for the Special Meeting.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?

A:

We will bear the cost of the solicitation of proxies. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $40,000 plus expenses. We will also indemnify the proxy solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of LENSAR Capital Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:	Where can I find the voting results of the Special Meeting?

A:

We intend to publish final voting results in a Current Report on Form 8-K that we will file with the SEC within four business days of the Special Meeting. All reports that we file with the SEC are publicly available when filed. See “Where You Can Find More Information” beginning on page 128 of this proxy statement.

Q:	What are the material U.S. federal income tax consequences to LENSAR stockholders of the exchange of shares of LENSAR Common Stock for cash and CVRs pursuant to the Merger?

A:

The receipt of cash and CVRs in exchange for shares of LENSAR Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Because the law is unclear as to the U.S. federal income tax treatment of the CVRs, the amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, is uncertain. All holders of shares of LENSAR Common Stock are urged to consult with their own tax advisors regarding the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Merger and receiving future payments (if any) pursuant to the CVRs. For a more detailed explanation of U.S. federal income tax considerations relevant to the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of LENSAR Common Stock” beginning on page 76 of this proxy statement.

Q:	What will the holders of LENSAR Series A Convertible Preferred Stock receive in the Merger?

A:

The Merger Agreement provides that, simultaneously with the Effective Time (but subject thereto), each share of LENSAR’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Convertible Preferred Stock”) that is outstanding immediately prior to the Effective Time will be redeemed and converted into the right to receive an amount equal to the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of LENSAR, Inc., dated as of May 18, 2023 (the “Certificate of Designations”)), without interest and subject to any applicable withholding taxes, simultaneously with the Effective Time. For additional information regarding the treatment of LENSAR Series A Convertible Preferred Stock, see “The Merger Agreement—Treatment of Series A Convertible Preferred Stock” beginning on page 87 of this proxy statement.

Q:	What will the holders of LENSAR equity awards receive in the Merger?

A:

The Merger Agreement provides that, at the Effective Time, LENSAR’s equity awards that are outstanding immediately prior thereto will be treated in the following manner in connection with the Merger. For additional information regarding the treatment of LENSAR equity awards, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 87 of this proxy statement.

•

Treatment of LENSAR Options. At the Effective Time, each outstanding and unexercised option to purchase shares of LENSAR Common Stock (“Company Options”), whether vested or unvested, will be automatically canceled and converted into the right to receive (i) an amount in cash (without interest) equal to the product obtained by multiplying (A) the number of shares of LENSAR Common Stock underlying such Company Options as of the Effective Time, by (B) the excess, if any, of the Cash Consideration over the per share exercise price of such Company Options (the “Option Closing Consideration”), plus (ii) one CVR with respect to each share of LENSAR Common Stock subject to such Company Option as of the Effective Time (such aggregate amount, the “Option Consideration”), less any applicable withholding taxes.

•

Treatment of LENSAR RSUs. At the Effective Time, each outstanding award of restricted stock units covering shares of LENSAR Common Stock, the vesting of which is tied solely to service-based vesting conditions (each, a “Company RSU Award”), whether vested or unvested, will be automatically canceled and converted into the right to receive (i) an amount in cash (without interest) equal to the product of (A) the Cash Consideration and (B) the number of shares of LENSAR Common Stock subject to such Company RSU Award as of the Effective Time (the “RSU Closing Consideration”), plus (ii) one CVR with respect to each share of LENSAR Common Stock subject to such Company RSU Award as of the Effective Time (such aggregate amount, the “RSU Consideration”), less any applicable withholding taxes.

•

Treatment of LENSAR PSUs. At the Effective Time, each outstanding LENSAR restricted stock unit award granted subject to performance-based vesting conditions (“Company PSU Award”), whether vested or unvested, will be automatically canceled and converted into the right to receive (i) an amount in cash (without interest) equal to the product of (A) the Cash Consideration and (B) the target number of shares of LENSAR Common Stock subject to such Company PSU Award as of the Effective Time (the “PSU Closing Consideration” and together with the Option Closing Consideration and PSU Closing Consideration, the “Equity Award Closing Consideration”), plus (ii) one CVR with respect to each share of LENSAR Common Stock subject to such Company PSU Award as of the Effective Time based on the target number of shares of LENSAR Common Stock subject to such Company PSU Award as of the Effective Time (such aggregate amount, the “PSU Consideration” and together with the Option Consideration and the RSU Consideration, the “Equity Award Consideration”), less any applicable withholding taxes.

For additional information regarding the treatment of LENSAR equity awards, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 87 of this proxy statement.

Q:	What will the holders of LENSAR warrants receive in the Merger?

A:

The Merger Agreement provides that, at the Effective Time, all outstanding warrants to purchase LENSAR Common Stock (“Company Warrants”) that are outstanding immediately prior thereto will be adjusted and treated in accordance with the terms of such Company Warrants in connection with a “Fundamental Transaction” (as defined in the applicable Company Warrant) (the “Warrant Consideration”). For additional information regarding the treatment of Company Warrants, see “The Merger Agreement—Treatment of Company Warrants” beginning on page 88 of this proxy statement.

Q:	What will happen to the LENSAR 2020 Employee Stock Purchase Plan?

A:

LENSAR’s 2020 Employee Stock Purchase Plan (which we refer to as the “ESPP”) will terminate immediately prior to the Effective Time. Each then-outstanding right to purchase shares of LENSAR Common Stock under the ESPP will be exercised no later than four business days prior to the Effective Time. LENSAR may, in its discretion, suspend or terminate any current or future offering periods under the ESPP as it deems advisable prior to the Effective Time.

For additional information regarding the ESPP, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 87 of this proxy statement.

Q:	Am I entitled to appraisal rights instead of receiving the Merger Consideration for my shares of LENSAR Common Stock under the DGCL?

A:

Yes. As a holder of record or beneficial owner of shares of LENSAR Common Stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger if you take certain actions and meet certain conditions set forth in Section 262 of the DGCL. Under the DGCL, stockholders and beneficial owners of shares of LENSAR Common Stock who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares of LENSAR Common Stock as determined by the Delaware Court of Chancery if the Merger is consummated, but only if they comply fully with all applicable procedures and requirements of Section 262 of the DGCL. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the Merger Consideration. Any stockholder or beneficial owner intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to LENSAR before the vote to approve the Merger Proposal is taken and must not vote, submit a proxy to vote in favor of or otherwise consent to the adoption of the Merger Agreement. Failure to follow strictly the procedures and requirements of Section 262 of the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel. See “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if your shares of LENSAR Capital Stock are held in more than one brokerage account or are registered differently, you will receive more than one proxy card or voting instruction card. Please complete, date, sign and return (or grant a proxy to vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to ensure that all of your shares of LENSAR Capital Stock are voted.

Q:	What is householding and how does it affect me?

A:

The SEC permits us to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of shares of LENSAR Capital Stock held through brokerage firms. If your family has multiple accounts holding shares of LENSAR Capital Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:

If you have any more questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or enclosed proxy card, or require assistance in submitting your proxy or voting your shares of LENSAR Capital Stock, please contact our proxy solicitor at the contact information provided below:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-0637

Banks and brokers may call collect: (212) 750-5833

If your broker, bank or other nominee holds your shares of LENSAR Capital Stock, you should also call your broker, bank or other nominee for additional information.

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the Merger and the Merger Agreement. This summary may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes, including the Merger Agreement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 128 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement and incorporated herein by reference.

The Companies (page 32)

LENSAR, Inc.

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing advanced laser systems for the treatment of cataracts and the management of pre-existing or surgically induced corneal astigmatism. LENSAR’s current systems, LENSAR Laser System and ALLY Robotic Cataract Laser System™, incorporate a range of proprietary technologies designed to assist the surgeon in obtaining better visual outcomes, efficiency and reproducibility by providing advanced imaging, simplified procedure planning, efficient design and precision. LENSAR Common Stock is listed on Nasdaq under the symbol “LNSR.” See “The Companies—LENSAR, Inc.” beginning on page 32 of this proxy statement.

Additional information about LENSAR is contained in certain of its public filings that are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 128 of this proxy statement.

Alcon Research, LLC

Parent was incorporated under the laws of the State of Delaware. Its principal executive offices are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450. Parent is an indirect wholly owned subsidiary of Alcon Inc. (“Alcon”). Alcon’s ordinary shares are listed on New York Stock Exchange and SIX Swiss Exchange under the symbol “ALC.”

Alcon helps people see brilliantly. As a global leader in eye care with a heritage spanning more than 75 years, Alcon offers the broadest portfolio of products to enhance sight and improve people’s lives. Alcon’s surgical and vision care products touch the lives of more than 260 million people in over 140 countries each year living with conditions like cataracts, glaucoma, retinal diseases, and refractive errors. See “The Companies—Alcon Research, LLC” beginning on page 32 of this proxy statement.

VMI Option Merger Sub, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Upon consummation of the Merger, Merger Sub will be merged with and into LENSAR, with LENSAR surviving the Merger as a wholly owned subsidiary of Parent. The principal executive offices of Merger Sub are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450.

The Special Meeting (page 33)

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held virtually on     , 2025, at     , Eastern Time, at www.virtualshareholdermeeting.com/LNSR2025SM, or at any adjournment or postponement thereof.

Shares of LENSAR Capital Stock held directly in your name as a stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee and provided you have pre-registered for the Special Meeting.

At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal, (ii) the Merger Compensation Proposal and (iii) the Adjournment Proposal.

The Merger Proposal (page 117)

You will be asked to consider and vote upon the proposal to adopt the Merger Agreement. The Merger Agreement provides, among other things, that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into LENSAR, with LENSAR surviving the Merger as a wholly owned subsidiary of Parent and that, at the effective time of the Merger (the “Effective Time”) and as a result of the Merger, each share of LENSAR Common Stock issued and outstanding immediately prior to the Effective Time (other than (1) shares of LENSAR Common Stock held by LENSAR, Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of LENSAR or of Parent or (2) any stockholder or beneficial owner who has properly exercised his, her or its appraisal rights) will be automatically canceled and converted into the right to receive the Merger Consideration.

Following the Merger, shares of LENSAR Common Stock will no longer be publicly listed and traded on Nasdaq, and existing LENSAR stockholders will cease to have any ownership interest in LENSAR.

Record Date; Shares Entitled to Vote; Quorum (page 33)

You are entitled to receive notice and to vote at the Special Meeting if you owned shares of LENSAR Capital Stock as of the close of business on the Record Date for the Special Meeting.

A quorum of stockholders is necessary to transact business at the Special Meeting. The presence at the Special Meeting, virtually or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of LENSAR Capital Stock entitled to vote at the Special Meeting, will constitute a quorum at the Special Meeting, permitting LENSAR to transact business at the Special Meeting.

Vote Required; Abstentions and Broker Non-Votes (page 34)

Each share of LENSAR Common Stock and each share of LENSAR Series A Convertible Preferred Stock, voting on an as converted to common stock basis, issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

Approval of the Merger Proposal requires the holders of a majority in voting power of the shares of LENSAR Capital Stock issued and outstanding and entitled to vote thereon as of the Record Date to vote “FOR” the Merger Proposal. A failure to vote your shares of LENSAR Capital Stock for the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of LENSAR Capital Stock in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of LENSAR Capital Stock on the Merger Proposal will have the same effect as voting “AGAINST” the Merger Proposal.

As of the Record Date, there were    shares of LENSAR Common Stock and     shares of LENSAR Series A Convertible Preferred Stock issued and outstanding and entitled to vote at the Special Meeting.

Pursuant to the terms of the Voting Agreement, the North Run Stockholders agreed, among other things, to vote all shares of LENSAR Capital Stock beneficially owned or thereafter acquired by such North Run Stockholder (i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other proposals related thereto or necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (B) the approval of the Adjournment Proposal or any proposal to adjourn or postpone such meeting of LENSAR stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement made in opposition to adoption of the Merger Agreement, (C) any action, proposal, transaction, or agreement which would reasonably be expected to impede, interfere with, delay, discourage, or adversely affect the consummation of the Merger or inhibit the timely consummation of the Merger in any material respect, and (D) any change in LENSAR’s corporate structure, business, present capitalization or dividend policy or any amendment or other change to LENSAR’s certificate of incorporation and bylaws, except as expressly permitted pursuant to the Merger Agreement, in each case, subject to the limitations set forth in the Voting Agreement. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (including exercise of any warrants) represented, in the aggregate, approximately 45.8% of the outstanding voting power of shares of LENSAR Capital Stock. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (excluding the exercise of warrants) represented, in the aggregate, approximately 31.5% of the outstanding voting power of shares of LENSAR Capital Stock. See “The Voting Agreement” beginning on page 115 of this proxy statement for more information.

Recommendation of the Board and Reasons for the Merger (page 53)

The Board, after considering the various factors more fully described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 53 of this proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and are fair to, and in the best interests of LENSAR and its stockholders, (ii) approved the Merger Agreement, other transaction documents and the transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement and the approval of the Merger, the other transaction documents and the other transactions contemplated by the Merger Agreement be submitted to LENSAR’s stockholders for consideration at a special meeting in accordance with the Merger Agreement and (iv) resolved to recommend that LENSAR’s stockholders approve and adopt the Merger Agreement and the Merger, the other transaction documents and the other transactions contemplated thereby. The Board unanimously recommends that LENSAR stockholders vote “FOR” the Merger Proposal. In addition, the Board unanimously recommends that LENSAR stockholders vote “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.

Opinion of the Financial Advisor to LENSAR (page 59)

LENSAR engaged Wells Fargo Securities, LLC (“WFS”) as its financial advisor in connection with the proposed Merger. On March 23, 2025, WFS rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of WFS’s written opinion addressed to the Board dated the same date) as to, as of March 23, 2025, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by WFS as set forth in its written opinion, the fairness, from a financial point of view, to the holders of shares of LENSAR Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

The full text of WFS’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken, is attached as Annex B to this proxy statement. The summary of WFS’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. WFS’s opinion was directed to the Board, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of shares of LENSAR Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement as of the date of such opinion. WFS’s opinion did not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to LENSAR, nor did it address the underlying business decision of the Board or LENSAR to proceed with or effect the Merger. WFS’s opinion did not address any other aspects or implications of the Merger. WFS’s opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Certain Effects of the Merger on LENSAR (page 42)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into LENSAR, with LENSAR surviving as a wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term “surviving corporation” to refer to LENSAR as the surviving corporation following the Merger. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation. The Effective Time will occur, if it occurs, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as we and Parent may agree in writing and specify in such certificate of merger). Throughout this proxy statement, we use the term “Closing Date” to refer to the date on which the closing of the Merger occurs.

Effect on LENSAR if the Merger Is Not Consummated (page 42)

If the Merger Agreement is not adopted by the holders of a majority in voting power of the issued and outstanding shares of LENSAR Capital Stock entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason, LENSAR stockholders will not receive any payment for their shares of LENSAR Capital Stock pursuant to the Merger Agreement. Instead, LENSAR will remain a public company, shares of LENSAR Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon termination of the Merger Agreement, LENSAR may be required to pay Parent a termination fee, as described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement. Additionally, a deposit made by Parent to LENSAR may be permitted to be retained by LENSAR in the event that the Merger Agreement is terminated under specified circumstances, as described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement.

Furthermore, if the Merger is not consummated, depending on the circumstances that caused the Merger not to be consummated, the price of LENSAR Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of LENSAR Common Stock would return to the price at which it trades as of the date of this proxy statement.

Merger Consideration (page 43)

At the Effective Time, each share of LENSAR Common Stock (excluding Canceled Company Shares and Dissenting Company Shares, each as defined below) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, subject to certain exceptions described in the Merger Agreement, the Merger Consideration, and will be canceled and extinguished and automatically will cease to exist and will be converted into the right to receive the Merger Consideration, and each holder of a share represented by a certificate (“Certificates”) or non-certificated and represented by book-entry, which immediately prior to the Effective Time represented shares of LENSAR Common Stock, will cease to have any rights with respect to such shares of LENSAR Common Stock other than the right to receive the Merger Consideration. As described further under “The Merger Agreement—Payment for Company Shares” beginning on page 86 of this proxy statement, prior to the Closing Date, Parent will deposit cash in an amount necessary to pay the aggregate Merger Consideration with an exchange agent designated by Parent that is reasonably acceptable to LENSAR (the “Paying Agent”) (which amount will not include any amounts payable to the holders of LENSAR equity awards or the Deposit). As soon as practicable after the Effective Time, holders of Certificates will receive a letter of transmittal instructing them to send their Certificates to the Paying Agent in order to receive the Merger Consideration for each share of LENSAR Common Stock represented by such Certificates.

Each share of LENSAR Common Stock issued and outstanding immediately prior to the Effective Time that is held by LENSAR, Parent, Merger Sub, or by any direct or indirect wholly owned subsidiary of LENSAR, Parent or Merger Sub (including any such shares held in the treasury of LENSAR) (“Canceled Company Shares”) will automatically be canceled and extinguished without any conversion thereof or consideration paid therefor (other than the Merger Consideration as described above) at the Effective Time.

Further, any shares of LENSAR Common Stock that are issued and outstanding and held by a record holder or beneficial owner of LENSAR Common Stock as of immediately prior to the Effective Time who is entitled to demand and who shall have properly and validly demanded (and not waived, lost, or forfeited such holder’s or beneficial owner’s statutory rights of appraisal in respect of such shares of LENSAR Common Stock in compliance in all respects with Section 262 of the DGCL (“Section 262”) (collectively, “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, and the holder or beneficial owner of such shares will be entitled only to such rights as are granted by Section 262. See “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement for more information.

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a LENSAR stockholder as a result of the Merger (except that any holder of Dissenting Company Shares will have those rights granted under Section 262), nor will you be entitled to receive any shares in Parent or the surviving corporation.

Treatment of Series A Convertible Preferred Stock (page 87)

The Merger Agreement provides that, simultaneously with the Effective Time (but subject thereto), each share of Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) that is outstanding immediately prior to the Effective Time will be redeemed and converted into the right to receive an amount equal to the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of LENSAR, Inc., dated as of May 18, 2023 (the “Certificate of Designations”)), without interest and subject to any applicable withholding taxes, simultaneous with the Effective Time. For additional information regarding the treatment of LENSAR Series A Convertible Preferred Stock, see “The Merger Agreement—Treatment of Series A Convertible Preferred Stock” beginning on page 87 of this proxy statement.

Treatment of Equity Awards and the ESPP (page 87)

The Merger Agreement provides that, at the Effective Time, LENSAR’s equity awards that are outstanding immediately prior thereto will be treated in the following manner in connection with the Merger. For additional information regarding the treatment of LENSAR equity awards, see “The Merger Agreement—Treatment of Equity Awards and the ESPP” beginning on page 87 of this proxy statement.

•

Treatment of LENSAR Options. At the Effective Time, each outstanding and unexercised option to purchase shares of LENSAR Common Stock (“Company Options”), whether vested or unvested, will be automatically canceled and converted into the right to receive (i) an amount in cash (without interest) equal to the product obtained by multiplying (A) the number of shares of LENSAR Common Stock underlying such Company Options as of the Effective Time, by (B) the excess of the Cash Consideration over the exercise price per share of such Company Options (the “Option Closing Consideration”), plus (ii) one CVR with respect to each share of LENSAR Common Stock subject to such Company Option as of the Effective Time (such aggregate amount, the “Option Consideration”), less any applicable withholding taxes.

•

Treatment of LENSAR RSUs. At the Effective Time, each outstanding award of restricted stock units covering shares of LENSAR Common Stock, the vesting of which is tied solely to service-based vesting conditions (“Company RSU Award”), whether vested or unvested, will be automatically canceled and converted into the right to receive (i) an amount in cash (without interest) equal to the product of (A) the Cash Consideration and (B) the number of shares of LENSAR Common Stock subject to such Company RSU Award as of the Effective Time (the “RSU Closing Consideration”), plus (ii) one CVR with respect to each share of LENSAR Common Stock subject to such Company RSU Award as of the Effective Time (such aggregate amount, the “RSU Consideration”), less any applicable withholding taxes.

•

Treatment of LENSAR PSUs. At the Effective Time, each outstanding LENSAR restricted stock unit award granted subject to performance-based vesting conditions (“Company PSU Awards”), whether vested or unvested, will be automatically canceled and converted into the right to receive (i) an amount in cash (without interest) equal to the product of (A) the Cash Consideration and (B) the target number of shares of LENSAR Common Stock subject to such Company PSU Award as of the Effective Time (the “PSU Closing Consideration” and together with the Option Closing Consideration and PSU Closing Consideration, the “Equity Award Closing Consideration”), plus (ii) one CVR with respect to each share of LENSAR Common Stock subject to such Company PSU Award as of the Effective Time based on the target number of shares of LENSAR Common Stock subject to such Company PSU Award as of the Effective Time (such aggregate amount, the “PSU Consideration” and together with the Option Consideration and the RSU Consideration, the “Equity Award Consideration”), less any applicable withholding taxes.

The ESPP will terminate immediately prior to the Effective Time. Each then-outstanding right to purchase shares of LENSAR Common Stock under the ESPP will be exercised no later than four business days prior to the Effective Time. LENSAR may, in its discretion, suspend or terminate any current or future offering periods under the ESPP as it deems advisable prior to the Effective Time.

Treatment of Company Warrants (page 88)

The Merger Agreement provides that, at the Effective Time, all warrants to purchase shares of LENSAR Common Stock (“Company Warrants”) that are outstanding immediately prior thereto will be adjusted and treated in accordance with the terms of such Company Warrants in connection with a “Fundamental Transaction” (as defined in the applicable Company Warrant) (the “Warrant Consideration”) in connection with the Merger. For additional information regarding the treatment of LENSAR warrants, see “The Merger Agreement—Treatment of Company Warrants” beginning on page 88 of this proxy statement.

Interests of the Directors and Executive Officers of LENSAR in the Merger (page 69)

In considering the recommendation of the Board with respect to the Merger Proposal, our stockholders should be aware that members of the Board and LENSAR’s executive officers may have various interests in the Merger that may be in addition to, or different from, the interests of LENSAR stockholders generally. The members of the Board were aware of these potential interests and considered them at the time they approved the Merger Agreement and in making their recommendation that the LENSAR stockholders adopt the Merger Agreement. These potential interests include, but may not be limited to:

•

each member of the Board and each of LENSAR’s executive officers holds outstanding LENSAR equity awards. All such equity awards outstanding as of the date of this proxy statement will be afforded the treatment described above under “The Merger—Treatment of Equity Awards and the ESPP”;

•

each of LENSAR’s executive officers is party to a preexisting employment agreement that provides for severance payments and benefits upon a qualifying termination that occurs following a change in control (including the Merger);

•

each of LENSAR’s employees, including our executive officers, will receive a pro-rated annual bonus within the five days before the Closing Date for the fiscal year in which the Effective Time occurs. This pro-rated bonus will be based on the greater of target level performance or the actual level of performance, in each case through the Closing Date; and

•	continued indemnification in favor of the current and former directors and officers of LENSAR, as well as certain obligations related to maintenance of directors’ and officers’ liability insurance.

•

the Voting Agreement entered into by North Run Capital Partners, LP and NR-GRI Partners, LP, affiliates of North Run Capital (the “North Run Stockholders”) and Parent pursuant to which the North Run Stockholders agreed, among other things, to vote all shares of LENSAR Capital Stock beneficially owned or thereafter acquired by such North Run Stockholder (which may include LENSAR Common Stock and LENSAR Series A Convertible Preferred Stock deemed to be beneficially owned by certain non-employee directors and executive officers of LENSAR) (i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other proposals related thereto or necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (B) the approval of the Adjournment Proposal or any proposal to adjourn or postpone such meeting of LENSAR stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement made in opposition to adoption of the Merger Agreement, (C) any action, proposal, transaction, or agreement which would reasonably be expected to impede, interfere with, delay, discourage, or adversely affect the consummation of the Merger or inhibit the timely consummation of the Merger in any material respect, and (D) any change in LENSAR’s corporate structure, business, present capitalization or dividend policy or any amendment or other change to LENSAR’s certificate of incorporation and bylaws, except as expressly permitted pursuant to the Merger Agreement, in each case, subject to the limitations set forth in the Voting Agreement. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (including exercise of any warrants) represented, in the aggregate, approximately 45.8% of the outstanding voting power of shares of LENSAR Capital Stock. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (excluding the exercise of warrants) represented, in the aggregate, approximately 31.5% of the outstanding voting power of shares of LENSAR Capital Stock.

For additional information on the potential interests of members of the Board and LENSAR’s executive officers in the Merger, see “The Merger—Interests of the Directors and Executive Officers of LENSAR in the Merger” beginning on page 69 of this proxy statement.

Appraisal Rights (page 72)

If the Merger is consummated, record holders and beneficial owners of LENSAR Common Stock who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of LENSAR Common Stock under Section 262 of the DGCL and, if all procedures and requirements of in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of LENSAR Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of LENSAR Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 of the DGCL will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive instead an amount determined to be the “fair value” of their shares of LENSAR Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery, together with interest, if any, on the amount determined to be the fair value. Persons considering seeking appraisal should recognize that the fair value of their shares of LENSAR Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A person who is a holder of record or beneficial owner of shares of LENSAR Common Stock and who (i) makes a valid demand for an appraisal of such holder’s or beneficial owner’s shares of LENSAR Common Stock, (ii) continuously holds or beneficially owns, as applicable, such shares of LENSAR Common Stock through the Effective Time, (iii) has not voted in favor of the Merger or otherwise waived or lost his, her or its appraisal rights, (iv) strictly complies with the procedures under Section 262, (v) does not thereafter validly withdraw his, her or its demand for appraisal of such shares of LENSAR Common Stock and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand for appraisal the holder of record of the shares of LENSAR Common Stock for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by LENSAR and to be set forth on the Chancery List (as defined in the section entitled “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement), will be entitled to receive the fair value of his, her or its shares of LENSAR Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 is attached hereto as Annex C. Any summary of Section 262 contained in this proxy statement, including the section entitled “The Merger—Appraisal Rights,” is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section entitled “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of LENSAR Common Stock (page 76)

The receipt of cash and CVRs in exchange for shares of LENSAR Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Because the law is unclear as to the U.S. federal income tax treatment of the CVRs, the amount of gain or loss a holder recognizes, and the timing and character of such gain or loss is uncertain. All holders of shares of LENSAR Common Stock are urged to consult with their own tax advisors regarding the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Merger and receiving future payments (if any) pursuant to the CVRs. For a more detailed explanation of U.S. federal income tax considerations relevant to the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of LENSAR Common Stock” beginning on page 76 of this proxy statement.

Regulatory Approvals Required for the Merger (page 82)

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period (and any extension thereof) under the HSR Act has expired or been terminated. LENSAR and Parent filed their respective HSR Act notifications on April 21, 2025. In addition to HSR, a merger control filing also will be required in Turkey. We currently do not expect that any other clearance, approval or consent would be required under any other applicable antitrust law in connection with the Merger. For a more detailed explanation of regulatory considerations relevant to the Merger, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 82 of this proxy statement.

No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change (page 98)

LENSAR has agreed not to, and agreed to use its commercially reasonable efforts to cause its officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, controlled affiliates, authorized agents and other authorized representatives not to, directly or indirectly:

•

initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to LENSAR or afford access to the properties, books or records of LENSAR to any person that has made an Acquisition Proposal or to any person for the purpose of soliciting or knowingly encouraging or facilitating an Acquisition Proposal (except to notify any person of the provisions of LENSAR’s covenants and agreements related to non-solicitation as set forth in the Merger Agreement);

•

accept an Acquisition Proposal or enter into any agreement (other than an Acceptable Confidentiality Agreement (as defined below) in certain circumstances), including any letter of intent or agreement in principle, providing for or relating to an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle, that would require, or would have the effect of causing, LENSAR to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by the Merger Agreement;

•

amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of LENSAR (except to the extent necessary to comply with fiduciary duties under applicable law); or

•	resolve to take any of the foregoing actions.

Notwithstanding anything to the contrary in the Merger Agreement, LENSAR and the Board may take any actions with respect to an Acquisition Proposal from a third party if at any time prior to obtaining the affirmative vote of the holders of a majority in voting power of the issued and outstanding shares of LENSAR Capital Stock entitled to vote on the adoption of the Merger Agreement as of the Record Date, (A) LENSAR receives an unsolicited written Acquisition Proposal from such third party that the Board believes in good faith is bona fide, (B) the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined and described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change” beginning on page 98 of this proxy statement), and (C) the Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would be inconsistent with its fiduciary duties under applicable law, provided that (1) such Acquisition Proposal was received after the date of the Merger Agreement, such Acquisition Proposal was not initiated, solicited, encouraged or facilitated in violation of the Merger Agreement and such Acquisition Proposal has not been withdrawn, (2) LENSAR provides to Parent the notice required by the Merger Agreement with respect to such Acquisition Proposal, (3) prior to or substantially concurrently with providing or making available to such other Person any non-public information about LENSAR that was not previously provided or made available to Parent, LENSAR will provide such non-public information to Parent, and (4) LENSAR shall not deliver any information to such third party without entering into a confidentiality agreement (an “Acceptable Confidentiality Agreement”) on terms no less favorable to LENSAR than the Confidentiality Agreement (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—Access and Information” on page 96 of this proxy statement) (it being understood that LENSAR may enter into a confidentiality agreement without a standstill provision), a copy of which shall be promptly provided or made available to Parent, and that the failure to take action would be inconsistent with its fiduciary duties under applicable law, then LENSAR may, subject to certain requirements:

•	enter into an Acceptable Confidentiality Agreement, as required by the Merger Agreement, with such person or group of persons;

•

share any non-public information with such party, provided that it is also shared prior to or substantially concurrently with Parent to the extent such information was not already made available to Parent; and

•

participate in discussions in order to seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal.

Before obtaining the Company Required Vote, the Board, in response to (i) the receipt of a written Acquisition Proposal after the date of the Merger Agreement that the Board believes in good faith is bona fide and such Acquisition Proposal was not initiated, solicited, encouraged or facilitated in violation of LENSAR’s covenants and agreements related to non-solicitation as set forth in the Merger Agreement, or (ii) the occurrence of an Intervening Event (as defined and described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change” beginning on page 98 of this proxy statement), may effect an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change” beginning on page 98 of this proxy statement) or, in the case of clause (i) above and subject to compliance with certain procedures specified in the Merger Agreement, enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate the Merger Agreement.

However, the Board is not permitted to take the actions described in the paragraph immediately above unless, among other things, (i) the Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (ii) in the case of receipt of an Acquisition Proposal, the Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (iii) LENSAR provides written notice to Parent at least four business days prior to effecting an Adverse Recommendation Change or terminating the Merger Agreement of its intent to take such action, specifying the reasons therefor, (iv) LENSAR negotiates, and uses its reasonable best efforts to cause its representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such four business day period to make such adjustments in the terms and conditions of the Merger Agreement as would obviate the basis for a Adverse Recommendation Change or the termination of the Merger Agreement, and (v) no earlier than the end of such four business day period, the Board (or a committee thereof) determines in good faith (after consultation with its financial advisors and outside legal counsel), after considering any amendments to the terms and conditions of the Merger Agreement proposed by Parent during such four business day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). In the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other revision to the material terms or conditions of such Acquisition Proposal, LENSAR must provide written notice to Parent at least three business days prior to effecting an Adverse Recommendation Change or terminating the Merger Agreement of its intent to take such action, specifying the reasons therefor and, if requested by Parent, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such period to make such adjustments in the terms and conditions of the Merger Agreement as would obviate the basis for a Adverse Recommendation Change or the termination of the Merger Agreement.

For a further discussion of the limitations on solicitation of Acquisition Proposals from third parties, the limitations on making a Adverse Recommendation Change, approving or recommending a Superior Proposal, or terminating the Merger Agreement to enter into a definitive agreement for a Superior Proposal, see “The Merger Agreement—Other Covenants and Agreements—No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change” beginning on page 98 of this proxy statement.

Conditions to the Merger (page 105)

The respective obligations of LENSAR, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived by the parties in writing, in whole or in part, to the extent permitted by applicable law:

•

the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR Capital Stock entitled to vote thereon and the consent of the Series A Lead Investor shall have been obtained;

•	the expiration or termination of any applicable waiting period (or any extension thereof) under the HSR Act;

•

the absence of any statute, rule, order, decree or regulation that has been enacted or promulgated after March 23, 2025 by any governmental entity of competent jurisdiction that temporarily or permanently precludes, enjoins or otherwise prohibits, the Merger or makes the Merger illegal; and

•

the authorizations, consents and approvals of certain governmental entities specified in the Company Disclosure Schedules have been obtained or deemed to have been obtained under the applicable antitrust law, except for such authorizations, consents, and approvals the failure of which to be obtained, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on any party to the Merger Agreement.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

•

except for any inaccuracies that would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub pursuant to the Merger Agreement, certain specified representations and warranties made by LENSAR in the Merger Agreement with respect to the capitalization of LENSAR being true and correct as of the date of the Merger Agreement and as of the Effective Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties made by LENSAR in the Merger Agreement with respect to corporate organization and qualification, corporate power and enforceability, the capitalization of LENSAR not covered by the preceding bullet, absence of certain changes and brokers, being true and correct as of the date of the Merger Agreement and as of the Effective Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

except where any failures of any such representations and warranties to be true and correct, individually or in the aggregate, would not have or reasonably be likely to have, a material adverse effect on LENSAR, the other representations and warranties made by LENSAR in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

LENSAR having performed in all material respects each of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of the Merger Agreement;

•	the non-occurrence since the date of the Merger Agreement of a material adverse effect on LENSAR that is continuing as of the Effective Time; and

•

the delivery by LENSAR of a certificate signed by the Chief Executive Officer or Chief Financial Officer of LENSAR, certifying that the conditions described in the preceding five bullets have been satisfied.

The obligations of LENSAR to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions, to the extent permitted by applicable law:

•

each of the representations and warranties of each of Parent and Merger Sub made in the Merger Agreement being true and correct in all respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) as of the date of the Merger Agreement and as of the Effective Time as though made as of such time (other than any such representation or warranty that is made as of a specified date, in which case, such representation or warranty shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, would not or would not reasonably be expected to, (i) have a material adverse effect on

Parent or Merger Sub or (ii) prevent or materially delay, interfere with, hinder or impede the ability of Parent or Merger Sub to consummate any of the transactions contemplated by the Merger Agreement (including the Merger);

•

Each of Parent and Merger Sub having performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of the Merger Agreement; and

•

the delivery by Parent and Merger Sub of a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or authorized officer of Parent and Merger Sub certifying that the conditions described in the preceding two bullets have been satisfied.

Termination (page 107)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by LENSAR’s stockholders as follows:

•	by the mutual consent of LENSAR and Parent in a written instrument;

•	by either LENSAR or Parent upon notice to the other, if:

•

the Merger has not been consummated on or before April 23, 2026 (as such date may be extended by mutual written agreement of the parties, the “Termination Date”), provided that the terminating party’s failure to fulfill any material obligation under the Merger Agreement or other material breach of the Merger Agreement has not been the cause of, or resulted in, the failure of the Merger to have been consummated on or before the Termination Date (including, in the case of Parent, any such failure or breach by Merger Sub); provided further that the Termination Date may be extended solely at the election of Parent one time for a period of three months if all closing conditions have been satisfied or waived other than the closing conditions related to antitrust or governmental authority approval as more fully described under “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this proxy statement.

•

any governmental entity of competent jurisdiction has issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and not-appealable (provided, that the terminating party’s material breach of the Merger Agreement has not been the principal cause of the issuance of such final and nonappealable order, decree, ruling, or other action (including, in the case of Parent, any such breach by Merger Sub) or to a party that has failed to use its reasonable best efforts to remove such order, decree, ruling or other action (including, in the case of Parent, any such failure or breach by Merger Sub) as more fully described under “The Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Merger” beginning on page 102 of this proxy statement); or

•

the Special Meeting has been held and the affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR Capital Stock entitled to vote on the adoption of the Merger Agreement was not obtained, including at any adjournment or postponement thereof;

•	by LENSAR, upon notice to Parent if:

•

Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in the failure of a closing condition as more fully described under “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this proxy statement and (B) is not capable of being cured by Parent and/or Merger Sub, as applicable, by the Termination Date, or, if capable of being cured, has not been cured by Parent and/or Merger Sub on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, however, that LENSAR shall not have the right to terminate the Merger Agreement pursuant to this paragraph if it is then in breach of the Merger Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to Section 7.1(c)(iii) of the Merger Agreement;

•

at any time prior to obtaining the Company Required Vote, in order to enter into a definitive agreement with respect to a Superior Proposal, to the extent permitted by, and, subject to complying with the applicable terms and conditions of the covenants as more fully described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change” beginning on page 98 of this proxy statement (it being understood that the Company may enter into such definitive written agreement concurrently with the termination of this Agreement); or

•

Parent declines to defend against any litigation or administrative proceeding brought by any governmental entity that would have the effect of enjoining consummation of the Merger Agreement under any antitrust law; provided that LENSAR may not terminate pursuant to this bullet point until a date that is on or after January 23, 2026.

•	by Parent, upon notice to LENSAR if:

•

prior to receipt of the Company Required Vote, the Board shall have failed to include the Company Board Recommendation in the proxy statement when mailed, or the Board shall have effected an Adverse Recommendation Change;

•

a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of LENSAR is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of LENSAR within 10 business days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of LENSAR); or

•

LENSAR shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in the failure of a closing condition as more fully described under “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this proxy statement and (B) is not capable of being cured by LENSAR by the Termination Date or, if capable of being cured, shall not have been cured by LENSAR on or before the earlier of (1) the Termination Date and (2) the date that is thirty calendar days following Parent’s delivery of written notice to LENSAR of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate the Merger Agreement pursuant to this paragraph if Parent or Merger Sub is then in breach of any of provisions of the Merger Agreement such that LENSAR has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to Section 7.1(d)(i) of the Merger Agreement.

Termination Fee; Certain Expenses (page 109)

Under certain circumstances, including due to a change in the Company Board Recommendation, a tender or exchange offer is made for 20% of more of the outstanding shares of LENSAR Capital Stock and the Company Board fails to recommend against the acceptance of such tender offer or exchange offer by the LENSAR stockholders or LENSAR terminates the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal prior to receipt of the Company Required Vote, LENSAR will be required to pay Parent the Termination Fee equal to $8,500,000.00. Generally, if Parent receives the termination fee in circumstances in which it is payable by LENSAR, LENSAR will have no further liability to Parent or Merger Sub under the Merger Agreement except in certain limited circumstances involving fraud or willful breach of the Merger Agreement.

In addition, Parent has deposited $10,000,000 into a segregated account (the “Deposit”) and will be treated as the owner of such Deposit at all times prior to the Effective Time, however, following the execution of the Merger Agreement, and under certain specified circumstances, LENSAR may be permitted to keep, and will become the owner of, the Deposit upon the termination of the Merger Agreement, including (i) due to an uncured material breach of the Merger Agreement by Parent, (ii) the Defense Termination Right (as defined in the section entitled “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement), or (iii) the Merger has not been successfully completed by the Termination Date, a governmental authority of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger, and, at the time of such termination, the only remaining conditions to closing relate to certain regulatory approvals. For more information, please see “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement.

Expenses Generally (page 111)

Except as otherwise described in this proxy statement, including under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement, whether or not the Merger is consummated, LENSAR, Parent and Merger Sub are each responsible for all of their respective costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Voting Agreement (page 115)

Concurrently with the execution and delivery of the Merger Agreement, the North Run Stockholders entered into the Voting Agreement with Parent.

Pursuant to the terms of the Voting Agreement, the North Run Stockholders agreed, among other things, to vote all shares of LENSAR Capital Stock beneficially owned or thereafter acquired by such North Run Stockholder (i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other proposals related thereto or necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (B) the approval of the Adjournment Proposal or any proposal to adjourn or postpone such meeting of LENSAR stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement made in opposition to adoption of the Merger Agreement, (C) any action, proposal, transaction, or agreement which would reasonably be expected to impede, interfere with, delay, discourage, or adversely affect the consummation of the Merger or inhibit the timely consummation of the Merger in any material respect, and (D) any change in LENSAR’s corporate structure, business, present capitalization or dividend policy or any amendment or other change to LENSAR’s certificate of incorporation and bylaws, except as expressly permitted pursuant to the Merger Agreement, in each case, subject to the limitations set forth in the Voting Agreement.

As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (including exercise of any warrants) represented, in the aggregate, approximately 45.8% of the outstanding voting power of shares of LENSAR Capital Stock. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (excluding the exercise of warrants) represented, in the aggregate, approximately 31.5% of the outstanding voting power of shares of LENSAR Capital Stock. See “The Voting Agreement” beginning on page 115 of this proxy statement for more information.

Market Prices and Dividend Data (page 122)

The shares of LENSAR Common Stock have been listed on Nasdaq under the symbol “LNSR.” On March 21, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of LENSAR Common Stock on Nasdaq was $14.82 per share. On    , 2025, the latest practicable trading day before the printing of this proxy statement, the closing price of the shares of LENSAR Common Stock on Nasdaq was $    per share. You are encouraged to obtain current market quotations for shares of LENSAR Common Stock.

LENSAR does not currently intend to pay, nor under the Merger Agreement may LENSAR pay without the prior written consent of Parent, any cash dividends on its capital stock in the foreseeable future.

Delisting and Deregistration of Company Shares (page 84)

If the Merger is consummated, following the Effective Time, LENSAR Common Stock will cease trading on Nasdaq and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

THE COMPANIES

LENSAR, Inc.

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing advanced laser systems for the treatment of cataracts and the management of pre-existing or surgically induced corneal astigmatism. LENSAR’s current systems, LENSAR Laser System and ALLY Robotic Cataract Laser System™, incorporate a range of proprietary technologies designed to assist the surgeon in obtaining better visual outcomes, efficiency and reproducibility by providing advanced imaging, simplified procedure planning, efficient design and precision. The shares of LENSAR Common Stock are listed on Nasdaq under the symbol “LNSR.”

Additional information about LENSAR is contained in certain of its public filings that are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 128 of this proxy statement.

Alcon Research, LLC

Parent was incorporated under the laws of the State of Delaware. Its principal executive offices are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450. Parent is an indirect wholly owned subsidiary of Alcon Inc. (“Alcon”). Alcon’s ordinary shares are listed on New York Stock Exchange and SIX Swiss Exchange under the symbol “ALC.”

Alcon helps people see brilliantly. As a global leader in eye care with a heritage spanning more than 75 years, Alcon offers the broadest portfolio of products to enhance sight and improve people’s lives. Alcon’s surgical and vision care products touch the lives of more than 260 million people in over 140 countries each year living with conditions like cataracts, glaucoma, retinal diseases, and refractive errors.

VMI Option Merger Sub, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Upon consummation of the Merger, Merger Sub will be merged with and into LENSAR, with LENSAR surviving the Merger as a wholly owned subsidiary of Parent. The principal executive offices of Merger Sub are located at 6201 South Freeway, Fort Worth, Texas 76134, and its telephone number is (817) 293-0450.

THE SPECIAL MEETING

We are furnishing this proxy statement to LENSAR stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held virtually on    , 2025, at     , Eastern Time, at www.virtualshareholdermeeting.com/LNSR2025SM, or at any adjournment or postponement thereof.

Shares of LENSAR Capital Stock held directly in your name as a stockholder of record may be voted at the Special Meeting via the Special Meeting website, provided you have pre-registered for the Special Meeting. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee and provided you have pre-registered for the Special Meeting.

Purpose of the Special Meeting

At the Special Meeting, we will ask our stockholders of record as of the Record Date to vote on (i) the Merger Proposal, (ii) the Merger Compensation Proposal, and (iii) the Adjournment Proposal. If holders of shares of LENSAR Capital Stock fail to adopt the Merger Agreement by approving the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A and incorporated herein by reference, and the material provisions of the Merger Agreement are described under “The Merger Agreement” beginning on page 85 of this proxy statement.

This proxy statement and the enclosed form of proxy are being mailed to our stockholders of record on     , 2025.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on    , 2025 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Special Meeting will be available from ir.contact@lensar.com, during regular business hours for a period of at least 10 days before the Special Meeting.

As of the Record Date, there were    shares of LENSAR Common Stock and     shares of LENSAR Series A Convertible Preferred Stock issued and outstanding and entitled to be voted at the Special Meeting.

A quorum of stockholders is necessary to transact business at the Special Meeting. Our amended and restated bylaws, dated as of November 5, 2024 (the “Bylaws”), provide that the presence at the Special Meeting of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present by remote communication or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. In general, shares of LENSAR Capital Stock that were issued and outstanding as of the Record Date and are represented by a properly signed and returned proxy card will be counted as shares of LENSAR Capital Stock present and entitled to vote at the Special Meeting for purposes of determining a quorum. Shares of LENSAR Capital Stock represented by proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares of LENSAR Capital Stock considered to be present at the Special Meeting for purposes of determining a quorum. Broker non-votes will not be included in the calculation of the number of shares of LENSAR Capital Stock considered to be present at the Special Meeting for purposes of determining a quorum. However, if a beneficial owner of shares of LENSAR Capital Stock held in street name gives voting instructions to the bank, broker or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares of LENSAR Capital Stock will be deemed present at the Special Meeting and for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal.

In the event that a quorum is not present at the Special Meeting, it is expected that the meeting would be adjourned to a later date to solicit additional proxies, and a quorum will have to be established at such adjourned date.

Vote Required; Abstentions and Broker Non-Votes

Each share of LENSAR Common Stock and each share of LENSAR Series A Convertible Preferred Stock, voting on an as converted to common stock basis, issued and outstanding as of the close of business on the Record Date is entitled to one vote at the Special Meeting.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of LENSAR Capital Stock that are issued and outstanding as of the Record Date and entitled to vote thereon. Adoption of the Merger Agreement by our stockholders, and approval of the Merger Proposal and the consent of the Series A Lead Investor are conditions to the closing of the Merger.

Approval of the Merger Compensation Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on the Merger Compensation Proposal at the Special Meeting.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on the Adjournment Proposal at the Special Meeting.

If a LENSAR stockholder fails to vote, it will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal, but it will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

If a LENSAR stockholder votes “ABSTAIN”, it will have the same effect as if the stockholder voted “AGAINST” the Merger Proposal, but will not be considered to be a vote cast on, and will have no effect on, the Merger Compensation Proposal or the Adjournment Proposal.

If you hold your shares of LENSAR Capital Stock in “street name,” the failure to instruct your bank, broker or other nominee on how to vote your shares of LENSAR Capital Stock will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

Company Shares Held by Directors and Executive Officers

As of the close of business on the Record Date, directors and executive officers of LENSAR and their affiliates beneficially owned and were entitled to vote, in the aggregate, shares of LENSAR Series A Convertible Preferred Stock, representing approximately    % of the of the issued and outstanding LENSAR Series A Convertible Preferred Stock on such date, shares of LENSAR Common Stock, representing approximately    % of the issued and outstanding LENSAR Common Stock on such date and shares of LENSAR Capital Stock, representing approximately      % of the votes represented by issued and outstanding LENSAR Capital Stock on such date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of LENSAR Capital Stock (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal, and (iii) “FOR” the Adjournment Proposal, although none of them is obligated to do so.

Voting; Proxies

Voting at the Special Meeting

Stockholders of record will be able to vote virtually at the Special Meeting. If you plan to attend the Special Meeting and wish to vote virtually, you will be given a ballot at the meeting. If you are not a stockholder of record, but instead hold your shares of LENSAR Capital Stock in “street name” through a bank, broker or other nominee, you must provide a “legal proxy” executed in your favor from your bank, broker or other nominee in order to be able to vote virtually at the Special Meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of LENSAR Capital Stock are voted at the Special Meeting, we recommend that you submit your proxy or provide voting instructions for your shares of LENSAR Capital Stock held in “street name” to your bank, broker or other nominee promptly, even if you plan to attend the Special Meeting.

Company Shares Held by Record Holders

If you are a stockholder of record and your shares of LENSAR Capital Stock are registered in your name with our transfer agent, Computershare, you may submit your proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting a proxy. You can grant a proxy by telephone by calling the toll-free number 1-800-690-6903, until 11:59 p.m. Eastern Time on    , 2025, the day preceding the Special Meeting, or via the Internet, until the start of the Special Meeting, by accessing the Internet address as specified on the enclosed proxy card. Your shares of LENSAR Capital Stock will be voted as you direct, and in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received prior to the Special Meeting, your shares of LENSAR Capital Stock will be voted in the manner directed by you on your proxy card.

Voting instructions are included on your proxy card. All shares of LENSAR Capital Stock represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. If you sign, date and return your proxy card without indicating how you wish to vote, such shares of LENSAR Capital Stock represented by your properly signed proxy will be voted “FOR” each of the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal. If you fail to return your proxy card and you are a holder of record as of the close of business on the Record Date, unless you attend the Special Meeting, your shares of LENSAR Capital Stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present, and your failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal and will have no effect on the vote regarding the Merger Compensation Proposal or the Adjournment Proposal.

Company Shares Held in “Street Name”

If your shares of LENSAR Capital Stock are held in “street name” through a bank, broker or other nominee, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares of LENSAR Capital Stock. You may cause your shares of LENSAR Capital Stock to be voted through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or by the Internet or telephone through your bank, broker or other nominee by following the instructions provided to you by them if such a service is available, or by attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number so that you may vote.

Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote your shares of LENSAR Capital Stock on “routine” matters if you fail to instruct your bank, broker or other nominee on how to vote your shares of LENSAR Capital Stock with respect to such matters. The Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal described in this proxy statement are “non-routine” matters, and your bank, broker or other nominee therefore cannot vote on these proposals without your instructions. Accordingly, if you do not return your bank’s, broker’s or other nominee’s voting form, do not provide voting instructions via the Internet or telephone through your bank, broker or other nominee, if applicable, or do not attend the Special Meeting and vote virtually with a “legal proxy” from your bank, broker or other nominee, such actions will result in a “broker non-vote.” Broker non-votes, if any, will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, will have the same effect as if you voted “AGAINST” the Merger Proposal, and will have no effect on the Merger Compensation Proposal or the Adjournment Proposal. However, if a beneficial owner of shares of LENSAR Capital Stock held in street name gives voting instructions to the bank, broker or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting and for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. For shares of LENSAR Capital Stock held in “street name,” only shares of LENSAR Capital Stock affirmatively voted “FOR” the Merger Proposal, the Merger Compensation Proposal or the Adjournment Proposal will be counted as a vote in favor of such proposal.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the Special Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•

signing a new proxy card with a date later than the date of the previously submitted proxy card relating to the same shares of LENSAR Capital Stock and returning it to us by mail prior to the Special Meeting;

•	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on , 2025, the day preceding the Special Meeting;

•	submitting a new proxy by Internet prior to the start of the Special Meeting; or

•	attending the Special Meeting virtually and voting thereat (simply attending the Special Meeting will not cause your proxy to be revoked).

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting virtually without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to LENSAR or by sending a written notice of revocation to LENSAR, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by LENSAR before the Special Meeting. Please note that to be effective, your new proxy card, telephonic voting instructions or written notice of revocation must be received by our Secretary prior to 11:59 p.m. Eastern Time on    , 2025, the day preceding the Special Meeting.

If you hold your shares of LENSAR Capital Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote or submit new voting instructions. You may also vote virtually at the Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow LENSAR stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

Abstentions

An abstention occurs when a stockholder attends a meeting, either virtually or by proxy, but votes “ABSTAIN”. Abstentions will be included in the calculation of the number of shares of LENSAR Capital Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

Adjournments and Postponements

Although it is not currently expected, subject to certain restrictions in the Merger Agreement, the Special Meeting may be adjourned or postponed, among other reasons, for the purpose of soliciting additional proxies. If a quorum is not present, then under our Bylaws, (i) the chairperson of the Special Meeting or (ii) a majority in voting power of the stockholders entitled to vote thereon, present at the Special Meeting virtually or represented by proxy, shall have power to adjourn the Special Meeting until a quorum is present or represented and notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present virtually and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. However, our Bylaws provide that if any such adjournment is for more than thirty (30) days, or if after an adjournment a new record date for determining stockholders entitled to vote is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting as of the record date for determining the stockholders entitled to notice of the adjourned meeting.

If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

In the event that there is present at the Special Meeting, virtually or by proxy, sufficient favorable voting power to secure the vote of our stockholders necessary to adopt the Merger Agreement by approving the Merger Proposal, we do not currently anticipate that we will adjourn or postpone the Special Meeting.

Company Board Recommendation

The Board, after considering the various factors more fully described under “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 53 of this proxy statement, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and are fair to, and in the best interests of LENSAR and its stockholders, (ii) approved the Merger Agreement, other transaction documents and the transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement and the approval of the Merger, the other transaction documents and the other transactions contemplated by the Merger Agreement be submitted to LENSAR’s stockholders for consideration at a special meeting in accordance with the Merger Agreement and (iv) resolved to recommend that LENSAR’s stockholders approve and adopt the Merger Agreement and the Merger, the other transaction documents and the other transactions contemplated thereby (the matters described in clauses (i) through (iv), the “Company Board Recommendation”).

The Board unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal, and (iii) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of the solicitation of proxies.

We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $40,000 plus expenses. We will also indemnify the proxy solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of LENSAR Capital Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Consummation of the Merger

We currently anticipate that the Merger will be consummated in mid-to-late 2025, assuming satisfaction or waiver of all of the conditions to the Merger. However, the Merger is subject to various conditions, and it is possible, including as a result of factors outside the control of LENSAR and Parent, that the Merger will be consummated at a later time or not at all.

Appraisal Rights

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of LENSAR Common Stock under Section 262 and, if all procedures and requirements of Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of LENSAR Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of LENSAR Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights pursuant to Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive instead an amount determined to be the “fair value” of their shares of LENSAR Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of LENSAR Common Stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures and requirements of Section 262 is required. Failure to comply strictly therewith will result in the loss of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or beneficial owner of shares of LENSAR Common Stock who (i) makes a valid demand for an appraisal of such holder’s or beneficial owner’s shares of LENSAR Common Stock, (ii) continuously holds or beneficially owns, as applicable, such shares of LENSAR Common Stock through the Effective Time, (iii) has not voted in favor of the Merger or otherwise waived or lost his, her or its appraisal rights, (iv) strictly complies with the procedures and requirements of Section 262, (v) does not thereafter validly withdraw his, her or its demand for appraisal of such shares of LENSAR Common Stock, and (vi) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand for appraisal the holder of record of the shares of LENSAR Common Stock for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by

LENSAR and to be set forth on the Chancery List (as defined in the section entitled “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement), will be entitled to receive the fair value of his, her or its shares of LENSAR Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 is attached hereto as Annex C. Any summary contained in this proxy statement, including the section of this proxy statement entitled “The Merger—Appraisal Rights,” is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section entitled “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

We will promptly deliver a separate copy of our proxy statement to any stockholder without charge upon a written request to the Secretary, LENSAR, Inc., 2800 Discovery Drive, Orlando, Florida 32826. Stockholders sharing an address that are receiving multiple copies of this proxy statement can request delivery of a single copy of the proxy materials by contacting their broker, bank or other intermediary or sending a written request to LENSAR, Inc. at the address above.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-0637

Banks and brokers may call collect: (212) 750-5833

If your broker, bank or other nominee holds your shares of LENSAR Capital Stock, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “project,” “may,” “might,” “opinion,” “plan,” “possible,” “potential,” “should,” “will,” “would” and similar words or expressions. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the uncertain value of the Merger Consideration that LENSAR stockholders will receive in the Merger dependent on if the CVR milestone is achieved;

•	risks related to CVRs, including the difficulty of valuing the CVRs and the wide variety of factors affecting the value of CVRs, transfer restrictions on CVRs, and the uncertain tax treatment of CVRs;

•

the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the Company Required Vote or the failure to satisfy the other conditions to the consummation of the Merger, including the termination or expiration of the waiting period applicable to the Merger under the HSR Act;

•

the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including the risk that the Merger Agreement may be terminated in circumstances requiring us to pay Parent the LENSAR Termination Fee;

•	risks that the proposed Merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•

the effect of the announcement, pendency or consummation of the Merger on our business relationships (including, without limitation, suppliers and other business partners), operating results and business generally;

•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect LENSAR’s financial performance;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to diverting the attention of our management and employees from ongoing business operations;

•	the inability to obtain the Company Required Vote with respect to the Merger;

•	the risk that our stock price may decline significantly if the Merger is not consummated;

•

the effect of the restrictions placed on our business activities and the limitations on our ability to pursue alternatives to the Merger during the pendency of the Merger, pursuant to the Merger Agreement;

•	the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against us and others;

•	the fact that under the terms of the Merger Agreement, we are unable to solicit other Acquisition Proposals during the pendency of the Merger;

•	the fact that receipt of the Merger Consideration in exchange for shares of LENSAR Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes;

•	changes to United States tariff and import/export regulations;

•

LENSAR’s ability to implement its business strategy, including the fact that our stockholders would forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent public company; and

•	the risks related to the potential impact of general economic, political and market factors on the parties to the proposed Merger.

Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward-looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, LENSAR or its businesses or operations. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. The foregoing review of risks and uncertainties that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in LENSAR’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, factors and matters described or incorporated by reference in this proxy statement and other reports filed with the SEC.

Any forward-looking statement made in this proxy statement speaks only as of the date on which it is made. LENSAR can give no assurance that the conditions to the Merger will be satisfied. You should not put undue reliance on any forward-looking statements. LENSAR undertakes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by law. If LENSAR does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

THE MERGER

This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Certain Effects of the Merger on LENSAR

If the Merger Agreement is adopted by LENSAR stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into LENSAR, with LENSAR continuing as the surviving corporation and a wholly owned subsidiary of Parent.

At the Effective Time, each share of LENSAR Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Company Shares and Dissenting Company Shares) will be canceled and extinguished and automatically converted into the right to receive the Merger Consideration.

The shares of LENSAR Common Stock are listed and trade on Nasdaq under the symbol “LNSR.” As a result of the Merger, LENSAR will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. Prior to the Effective Time, we will cooperate with Parent and use our reasonable best efforts to take all actions necessary to delist the shares of LENSAR Common Stock from Nasdaq and deregister the shares of LENSAR Common Stock under the Exchange Act, provided that such delisting and termination will not be effective until after the Effective Time. Upon such delisting and deregistration, we will no longer be a publicly traded company and will no longer be required to file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations. If the Merger is consummated, you will not own any shares of the capital stock of the surviving corporation or Parent.

Effect on LENSAR if the Merger Is Not Consummated

If the Merger Agreement is not adopted by the holders of a majority in voting power of the issued and outstanding shares of LENSAR Capital Stock entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason (including the failure to obtain Series A Lead Investor Consent), LENSAR stockholders will not receive any payment for their shares of LENSAR Common Stock pursuant to the Merger Agreement. Instead, LENSAR will remain a public company, the shares of LENSAR Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Furthermore, if the Merger is not consummated, depending on the circumstances that caused the Merger not to be consummated, the price of the shares of LENSAR Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the shares of LENSAR Common Stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of LENSAR Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, assets, operating results, financial condition, prospects and business strategy, among other things, and make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Agreement is not adopted by the holders of a majority in voting power of the issued and outstanding shares of LENSAR Capital Stock entitled to vote thereon as of the Record Date or if the Merger is not consummated for any other reason (including the failure to obtain Series A Lead Investor Consent), there can be no assurance that any other transaction acceptable to LENSAR will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the Merger Agreement, under specified circumstances, LENSAR may be required to pay Parent a termination fee, and under other specified circumstances, LENSAR may be permitted to keep the Deposit, in each case, as further described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement.

Merger Consideration

In the Merger, each share of LENSAR Common Stock issued and outstanding immediately prior to the Effective Time (other than as described herein) will be canceled and extinguished and automatically converted into the right to receive the Merger Consideration.

Each share of LENSAR Common Stock issued and outstanding immediately prior to the Effective Time that is held by Parent, Merger Sub or LENSAR (including any treasury shares held by LENSAR), or by any direct or indirect wholly owned subsidiary of LENSAR or Parent will be canceled and extinguished without any consideration paid therefor at the Effective Time.

“Dissenting Company Shares” refers to each share of LENSAR Common Stock issued and outstanding and held by a stockholder of LENSAR as of immediately prior to the Effective Time who is entitled to demand and who has properly and validly demanded his, her or its statutory rights of appraisal in respect of such Dissenting Company Share in compliance in all respects with Section 262 of the DGCL. Dissenting Company Shares will not be converted into, or represent the right to receive the Merger Consideration. Please see “The Merger—Appraisal Rights” beginning on page 72 of this proxy statement for more information.

Each share of LENSAR’s Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time will be redeemed and converted into the right to receive an amount equal to the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations), without interest and subject to any applicable withholding taxes.

Each outstanding Company Option that is unexpired and unexercised will be canceled and converted into the right to receive the Option Consideration.

Each outstanding Company RSU Award, whether vested or unvested, will be canceled and converted into the right to receive the RSU Consideration.

Each outstanding Company PSU Award will be canceled and converted into the right to receive the PSU Consideration.

Each outstanding Company Warrant, effective as of immediately prior to the Effective Time, will be adjusted and treated in accordance with the terms of such Company Warrant in connection with a “Fundamental Transaction” (as defined in the applicable Company Warrant).

After the Merger is consummated, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a LENSAR stockholder as a result of the Merger (except that any holder of Dissenting Company Shares will have those rights granted under Section 262), nor will you be entitled to receive any shares in Parent or the surviving corporation.

Each of the surviving corporation, Parent, LENSAR and the Paying Agent will be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to the Merger Agreement or the CVR Agreement such amounts as are required to be deducted and withheld therefrom under applicable tax laws. If the surviving corporation, Parent, LENSAR or the Paying Agent, as the case may be, so deducts and withholds amounts and timely remits such amounts to the applicable governmental entity, such amounts shall be treated for all purposes under the Merger Agreement and the CVR Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Background of the Merger

The Board, together with the management team of LENSAR, periodically and in the ordinary course evaluate and consider a variety of financial and strategic opportunities as part of LENSAR’s long-term strategies to enhance value for its stockholders, including potential acquisitions, divestitures, business combinations, capital raising activities and other financial and strategic alternatives. As part of this process, the Board and LENSAR’s management have regularly considered alternatives that could complement, enhance or expand LENSAR’s business or that might otherwise offer potential growth opportunities for LENSAR and/or access to additional capital, including remaining a standalone entity, potential acquisitions of other businesses and assets, joint ventures, share repurchases and other transactions. In addition, LENSAR regularly has had discussions with its significant investors and business partners regarding publicly available information related to LENSAR, including in connection with its earnings releases and other significant events, in each case, in the ordinary course.

In late 2020, PDL BioPharma, Inc. consummated its spin-off of LENSAR into an independent, publicly traded company.

In mid-2021, LENSAR was approached independently by four potential strategic bidders with whom LENSAR had existing business relationships, including Alcon, Party B, Party C, and Party D, regarding potential interest in exploring a strategic transaction with LENSAR. During the fourth quarter of 2021 and first quarter of 2022, LENSAR entered into confidentiality agreements with Alcon, Party B, Party C, and Party D to facilitate further diligence and discussions regarding a potential strategic transaction with LENSAR.

During the fourth quarter of 2021 through mid-2022, Alcon, Party B, Party C, and Party D conducted substantial diligence on LENSAR in connection with the respective parties’ exploration of a potential strategic transaction involving LENSAR. Party B, Party C, and Party D ultimately declined to pursue a potential strategic transaction with LENSAR at that time.

On March 15, 2022, LENSAR received a written, non-binding indication of interest from Alcon to acquire all of the outstanding shares of LENSAR Common Stock at a purchase price of $9.06 per share in cash. On that date, the closing price of shares of LENSAR Common Stock was $6.28. Following a review of the proposal by the Board, LENSAR indicated to Alcon that it was not prepared to pursue the potential transaction at the proposed price, but encouraged Alcon to continue to perform due diligence to see if they could improve their price. Alcon performed additional due diligence from March 15, 2022 through April 14, 2022.

On April 14, 2022, LENSAR received a revised written, non-binding indication of interest from Alcon to acquire all of the outstanding shares of LENSAR Common Stock at a purchase price of $12.00 per share in cash. On that date, the closing price of shares of LENSAR Common Stock was $7.43. Following a review of the revised proposal by the Board, the Board instructed LENSAR’s management and its advisors to seek to negotiate the terms of a potential merger agreement with Alcon on the basis of Alcon’s latest proposal, and several drafts of the merger agreement were negotiated between the parties. Ultimately, the parties were unable to reach agreement on the terms of a potential transaction, and strategic discussions between LENSAR and Alcon ceased in June 2022.

Between October 2022 and May 2023, LENSAR encountered challenges related to market conditions, inflationary pressures, high interest rates, and the availability of financing. On May 12, 2023, LENSAR completed a private placement of Series A Convertible Preferred Stock and Company Warrants, generating gross proceeds of approximately $20 million, with the North Run Stockholders, which was used for working capital and other general corporate purposes. On May 16, 2023, the date following the public announcement of the financing and LENSAR’s financial results for the second quarter of 2023, the closing price of shares of LENSAR Common Stock was $2.31.

In late June 2023, Alcon’s Senior Vice President, Corporate Strategy, Business Development and Licensing, and Mergers and Acquisitions (“Senior Vice President”), contacted Nick Curtis, LENSAR’s Chief Executive Officer, indicating Alcon’s interest in submitting a non-binding indication of interest regarding the potential acquisition of all of the outstanding shares of LENSAR Common Stock at an anticipated purchase price of $3.50 per share in cash. Mr. Curtis confirmed that the Board would consider any strategic proposal, but encouraged Alcon’s Senior Vice President to propose a higher purchase price.

On July 3, 2023, LENSAR received a written, non-binding indication of interest from Alcon to acquire the outstanding shares of LENSAR Common Stock at a purchase price of $4.00 per share in cash. On that date, the closing price of shares of LENSAR Common Stock was $4.45. Following a review of the proposal by the Board, LENSAR indicated to Alcon that it was not prepared to pursue the potential transaction at the proposed price, but encouraged Alcon to perform due diligence on LENSAR to see if they could improve the terms of their proposal. Discussions and negotiations between LENSAR and Alcon regarding a potential transaction continued through September 2023, and LENSAR provided additional due diligence to Alcon as a result of those discussions. On September 19, 2023, LENSAR received an updated written, non-binding indication of interest from Alcon that reflected a revised proposed purchase price of $5.00 per share, which Alcon indicated was its best and final offer. On that date, the closing price of the shares of LENSAR Common Stock was $3.23. Following a review of the revised proposal by the Board, LENSAR reiterated to Alcon that the Board was not prepared to pursue the potential transaction at the proposed price, and discussions between the parties regarding a potential strategic transaction ceased at that time.

In June 2024, Alcon’s Senior Vice President contacted Mr. Curtis, while attending an industry conference, to express Alcon’s continued interest in a potential acquisition by Alcon of LENSAR, and that Alcon may provide LENSAR with an updated proposal in late 2024 or early 2025. No details of any potential transaction between LENSAR and Alcon were discussed at this meeting.

In September 2024, while attending an industry conference, Mr. Curtis met with representatives of Party B to discuss potential strategic transactions between the two companies, at which time the representatives of Party B indicated that Party B was not interested in reengaging in discussions regarding a potential transaction to acquire LENSAR.

Also in September 2024, while attending a different industry conference, Mr. Curtis met with representatives of Alcon, who expressed Alcon’s continued interest in a potential acquisition by Alcon of LENSAR. No details of any potential transaction between LENSAR and Alcon were discussed at this meeting. At that same conference, Mr. Curtis was approached by representatives of Party C, who indicated that Party C was interested in engaging with LENSAR regarding a potential strategic transaction involving LENSAR.

In October 2024, while attending another industry conference, Mr. Curtis met with Alcon’s Senior Vice President, who indicated that Alcon continued to have internal discussions regarding a potential acquisition to acquire LENSAR. At that same conference, Mr. Curtis met with representatives of Party D to discuss Party D’s potential interest in pursuing an acquisition of LENSAR. Representatives of Party D indicated that they remained potentially interested, and that they intended to follow-up with LENSAR in the first quarter of 2025 to discuss a potential transaction.

On December 15, 2024, the Board held a meeting attended by LENSAR’s management to discuss LENSAR’s execution on its stand-alone business plan, as well as LENSAR’s growth prospects and strategic alternatives, the challenges and risks inherent in LENSAR’s execution of its near- and long-term growth strategies, including LENSAR’s status as a single-product company, and the potential need to raise additional capital. The Board also discussed the likely third parties that would be interested in a potential strategic transaction with LENSAR, including Alcon and the other parties with which LENSAR had previously engaged in discussions, and the recent communications between those parties and LENSAR, as well as the risks and benefits inherent in a potential broader outreach to potential bidders, including the limited universe of other potential bidders. As part of these discussions, the Board also discussed LENSAR’s prior discussions with Party B, and based on conversations with Party B’s representatives regarding Party B’s belief that a potential strategic transaction with LENSAR would be unlikely to create significant synergies or align with Party B’s core competencies, concluded that Party B was unlikely to be interested and would be unable to participate in a potential strategic process involving LENSAR. Following discussions, the Board concluded that it would be in the best interests of LENSAR to explore its strategic alternatives in the near-term to better understand its prospects, and expressed support for LENSAR’s management to contact representatives of Alcon, Party C, and Party D to gauge such parties’ interest in participating in a potential strategic process during the first quarter of 2025. The Board also discussed the formation of a transaction committee (the “Transaction Committee”) of the Board, to assist the Board in evaluating its strategic alternatives, including its interactions with Alcon, which was formed for convenience and efficiency, and not to address any potential conflicts of interest. Following discussions, the Board formed a Transaction Committee, which was comprised of three members of the Board, including William Link, Todd Hammer, and Aimee Weisner, with Mr. Link serving as the initial chairperson.

In late December 2024, Alcon’s Senior Vice President contacted Mr. Curtis to discuss Alcon’s continued public diligence with respect to LENSAR and to reiterate their potential interest in pursuing a strategic transaction with LENSAR, and indicated that representatives of Alcon would be contacting LENSAR in the near-term. On January 14, 2025, representatives of Alcon reiterated Alcon’s interest in exploring a potential transaction to acquire LENSAR and requested that LENSAR meet with Alcon’s Vice President and Global Head of Business Development and Licensing and Mergers and Acquisitions (“Vice President”) the following week at an industry conference to discuss Alcon’s potential interest further, to which, with the support of the Board, LENSAR agreed.

On January 21, 2025, Messrs. Link and Curtis met Alcon’s Vice President at an industry conference to continue discussions regarding a potential transaction. Messrs. Link and Curtis indicated to Alcon’s Vice President that LENSAR may seek to explore a potential strategic process during the first quarter of 2025, and indicated that, if Alcon was interested in participating in that process, LENSAR would expect to enter into a new confidentiality agreement with Alcon related to a potential strategic transaction. Alcon’s Vice President indicated that Alcon would be willing to sign a new confidentiality agreement and asked if LENSAR would be open to negotiating exclusively with Alcon, to which Messrs. Link and Curtis indicated that they expected that the Board would want to contact other potential interested parties regarding a potential strategic transaction.

Also on January 21, 2025, at that same conference, Messrs. Link and Curtis met with representatives of Party C and Party D to gauge such parties’ respective interest in signing a confidentiality agreement with LENSAR and participating in a potential strategic process related to the possible acquisition of LENSAR in the near-term. The representatives from each party indicated that they would speak internally and would follow up with LENSAR if they were interested in participating.

On January 29, 2025, the Board held a meeting attended by LENSAR’s management. During the meeting, Mr. Curtis reported on his conversations with representatives of Alcon regarding its interest in a potential transaction. The Board then discussed the potential strategic review process that was initially discussed at its December 15, 2024 meeting.

On January 31, 2025, LENSAR negotiated and executed a new confidentiality agreement with Alcon in connection with the parties’ continued discussions with regard to a potential transaction. Following the execution of such confidentiality agreement, with the support of the Board, representatives of LENSAR continued discussions with representatives of Alcon regarding a potential transaction, including discussions regarding timing of LENSAR’s earnings release. On February 4, 2025, representatives of LENSAR met in-person with representatives of Alcon to continue discussions regarding a potential transaction.

On February 4, 2025, representatives of LENSAR contacted representatives of Party C and Party D to follow up regarding their internal discussions related to their potential interest in participating in a strategic process to acquire LENSAR. The representatives of Party C indicated that Party C would follow-up with representatives of LENSAR at a later time to confirm whether they were interested in participating in the potential strategic process. The representatives of Party D indicated that they may be interested in participating in the potential strategic process, and indicated their willingness to enter into a confidentiality agreement to facilitate further discussions between the parties regarding a potential transaction. Representatives of LENSAR sent the representatives of Party D a draft confidentiality agreement for their review and execution.

On February 7, 2025, representatives of Alcon contacted Messrs. Link and Curtis to discuss Alcon’s anticipated timeline for providing an offer and, if acceptable, announcing a strategic transaction. The representatives of Alcon also discussed LENSAR’s historical timing for announcing its fourth quarter and full year 2024 financial results, and LENSAR’s current expectation to announce in the next 10 days that it would hold its earnings call on February 27, 2025. Representatives from Alcon indicated that if the parties were able to reach an agreement on the material terms, Alcon expected to move expeditiously to proceed with finalizing due diligence and signing a Merger Agreement. The representatives from Alcon then asked Messrs. Link and Curtis if LENSAR would be willing to delay its earnings announcement by up to three weeks to permit the announcement of the proposed transaction ahead of such earnings announcement, which is the amount of time they expected to need to finalize due diligence and be in a position to announce a transaction. Representatives of LENSAR communicated to representatives of Alcon that they would discuss Alcon’s request with the Board and LENSAR’s corporate counsel, but indicated that they believed that it was premature at that time to make any changes to LENSAR’s anticipated earnings announcement, and encouraged the representatives from Alcon to provide a proposal and a proposed draft of the Merger Agreement as soon as possible.

Following this meeting, Messrs. Link and Curtis informed the Board of their discussions with the representatives of Alcon and the other third parties to date. The Board instructed Mr. Curtis to keep the Board apprised as to when Alcon’s proposal and proposed draft Merger Agreement were received and that the Board would discuss Alcon’s request thereafter.

On February 10, 2025, LENSAR received a written non-binding indication of interest from Alcon to purchase all of the outstanding shares of LENSAR Common Stock at a proposed purchase price of $13.00 per share in cash (the “February 10 Proposal”). On that date, the closing price of shares of LENSAR Common Stock was $11.01.

On February 13, 2025, representatives of Norton Rose Fulbright LLP (“NRF”), legal advisor to Alcon, delivered an initial draft of the Merger Agreement to representatives of Latham & Watkins LLP (“Latham”), LENSAR’s corporate counsel, and LENSAR.

Between February 14 and February 18, 2025, Messrs. Curtis and Link attended various discussions with representatives from Alcon to negotiate the terms of the February 10 Proposal, including the terms of the draft Merger Agreement. During these meetings, Alcon continued to emphasize its willingness to move quickly, but reiterated its desire for LENSAR to delay its earnings release date. During this same period, representatives of management and Latham attended various discussions with the Transaction Committee to review and provide feedback on a proposed responsive draft of the Merger Agreement.

On February 17, 2025, the Transaction Committee met with representatives of LENSAR management and Latham to discuss the February 10 Proposal and the terms of the initial draft of the Merger Agreement. During that meeting, representatives of Latham provided an overview of the proposed terms reflected in the initial draft of the Merger Agreement, including key open issues related to deal certainty, conditionality, non-solicitation provisions, the size of the proposed termination fee and deposit, the request for a Voting Agreement from the North Run Stockholders, and other matters. The Transaction Committee also discussed the status of discussions with other parties (including the delay in Party D’s execution of the proposed confidentiality agreement) and Alcon’s request for LENSAR to delay its earnings release date, including the risks and considerations related to doing so. Following these discussions, the Transaction Committee concluded that it was not in a position to recommend to the Board that LENSAR delay its earnings release date at this time, and instructed management and Latham to seek to improve the terms of the February 10 Proposal, including the proposed draft Merger Agreement, before LENSAR’s planned announcement date of its earnings.

On February 18, 2025, the Board met with representatives from LENSAR management and Latham to discuss the February 10 Proposal and the terms of the initial draft of the Merger Agreement. During that meeting, representatives of Latham provided an overview of the proposed terms reflected in the initial draft of the Merger Agreement, including key open issues related to deal certainty, conditionality, non-solicitation provisions, the size of the proposed termination fee and deposit, the request for a Voting Agreement from the North Run Stockholders, and other matters. Representatives of management and the Transaction Committee also provided a summary of the communications with Alcon regarding the proposed terms since receipt, as well as the perspectives and recommendations of the Transaction Committee as to a potential response. The Board then discussed the status of discussions with other parties and Alcon’s request for LENSAR to delay its earnings release date, including the risks and considerations related to doing so. Following these discussions, the Board agreed with the Transaction Committee’s conclusion that LENSAR was not in a position to delay its earnings release date at this time, and instructed management to announce its anticipated earnings release date. The Board also instructed management and its advisors to continue to engage in discussions with Alcon, and to seek to improve the terms of the February 10 Proposal, including the proposed draft Merger Agreement, and to continue to seek to engage in discussions with Party D.

On February 19, 2025, representatives of Latham provided representatives of Alcon and NRF with a revised draft of the Merger Agreement, reflecting the feedback from management and the Board.

Also on February 19, 2025, LENSAR issued a press release announcing its intent to report its fourth quarter and full year 2024 financial results on February 27, 2025.

On February 20, 2025, LENSAR executed a customary confidentiality agreement with Party D. Following the execution of such confidentiality agreement, representatives of LENSAR contacted representatives of Party D to schedule further meetings to discuss a potential transaction, but representatives of Party D did not respond to LENSAR’s outreach and ultimately declined to schedule further meetings to discuss a potential transaction.

On February 21, 2025, representatives of NRF provided representatives of LENSAR and Latham with a revised draft of the Merger Agreement.

That same day, representatives of Alcon contacted Messrs. Link and Curtis to express disappointment with LENSAR’s announcement and to reiterate Alcon’s request that LENSAR delay its earnings release date to facilitate the parties’ continued negotiations of a potential transaction. Messrs. Curtis and Link shared the Board’s views that any such delay would be premature and inappropriate at that time. The representatives from Alcon indicated that Alcon would cease negotiations regarding the potential transaction if LENSAR was unwilling to delay its earnings release date in accordance with its prior request. The representatives of LENSAR confirmed that they would share Alcon’s position with the Board, but otherwise encouraged Alcon to continue to engage in negotiations with LENSAR. The representatives of Alcon also communicated that Alcon was prepared to increase its proposed purchase price to $14.00 per share in cash, but that the increased purchase price was predicated on LENSAR delaying its earnings release date, and subject to the terms of the Merger Agreement draft shared by NRF earlier that day (the “February 21 Proposal”). On that date, the closing price of shares of LENSAR Common Stock was $9.29.

From that date until February 26, 2025, Messrs. Link and Curtis participated in several negotiations and discussions with representatives of Alcon regarding the terms of the February 21 Proposal and Alcon’s continued request for LENSAR to delay its earnings release date. During that time, the Transaction Committee met regularly to provide feedback on the remaining open issues related to the draft Merger Agreement, and proposed responses thereto.

On February 24, 2025, representatives of Latham provided representatives of Alcon and NRF with a revised draft of the Merger Agreement, reflecting the feedback from management and the Transaction Committee.

On February 26, 2025, the Board held a meeting, with representatives of Latham and members of management present. At this meeting, the Board discussed the February 21 Proposal and Alcon’s indication that it would cease negotiations if LENSAR did not delay its earnings release date. The Board discussed with management and its advisors the status of negotiations to date, including the remaining open issues reflected in the February 21 Proposal and the limited progress made on those issues to date, as well as the risks and implications of potentially delaying LENSAR’s earnings release date (and, conversely, the value of providing the market with current information), the need for LENSAR to engage financial advisors and further analyze the value of the proposal, the risks that a transaction with Alcon would not be consummated on the anticipated timeline, the potential market perceptions, and the risk that Alcon would terminate discussions if the Board failed to delay LENSAR’s earnings release date. Following discussions, the Board instructed management to announce earnings as previously announced and instructed members of management to encourage Alcon to continue negotiations regarding a potential transaction despite LENSAR’s decision. The Board also discussed the engagement of a financial advisor to assist LENSAR in its evaluation of a potential strategic transaction, including a list of the potential qualified financial advisors, including Wells Fargo Securities, LLC (“Wells Fargo”). Following discussions, the Board approved Wells Fargo to serve as LENSAR’s financial advisor with respect to the strategic review process, subject to review and finalization of an engagement letter. Wells Fargo was selected because of (i) its reputation as an internationally recognized investment banking firm and (ii) its substantial experience in transactions similar to the potential strategic transaction contemplated by LENSAR. The Board instructed Mr. Curtis to negotiate and finalize an engagement letter with Wells Fargo related thereto for presentation to the Board.

On February 27, 2025, representatives of LENSAR informed representatives of Alcon that LENSAR had decided not to delay its earnings release date and encouraged Alcon to continue discussions regarding a potential transaction. Later that day, LENSAR announced its fourth quarter and full year 2024 financial results, and LENSAR’s management hosted LENSAR’s earnings call to discuss the financial results and recent corporate highlights. Later that day, on February 27, 2025, representatives of Alcon submitted a preliminary due diligence request list to LENSAR.

On February 28, 2025, representatives of NRF provided representatives of LENSAR and Latham with a revised draft of the Merger Agreement. On February 28, 2025, the date after the earnings release date, the closing price of shares of LENSAR Common Stock was $13.00.

On March 1, 2025, LENSAR provided representatives of Alcon and NRF with access to a virtual data room, subject to customary clean-team agreements.

Between March 1, 2025 and March 12, 2025, there were numerous due diligence calls, negotiations and communications between representatives of LENSAR and representatives of Alcon. During that time, management reported regularly to the Board, and the Transaction Committee met regularly to discuss progress and to provide its perspectives and instructions with respect to remaining open issues.

On March 7, 2025, representatives of Latham provided representatives of Alcon and NRF with a revised draft of the Merger Agreement.

On March 12, 2025, the Board held a meeting with representatives of management and Latham present. At that meeting, the Board discussed the status of negotiations to date, including the feedback from Alcon regarding valuation, due diligence, and the material terms of the Merger Agreement, as well as the lack of engagement from or communication by any other potential bidder since February, including Party D. The Board also discussed the market feedback from the announcement of earnings, the stock activity and trading prices with respect to the shares of LENSAR Common Stock since LENSAR’s announcement of earnings, and its relative increases related to LENSAR’s historical performance. The Board also reviewed and approved the March LENSAR Projections and authorized management to share the March LENSAR Projections with Alcon. The Board also reviewed and approved the terms of the Wells Fargo engagement letter. Following discussions, the Board instructed management to continue negotiations with Alcon, with an emphasis on increasing the purchase price and otherwise improving the terms of the proposed Merger Agreement for the Board’s further consideration.

Later that day, on March 12, 2025, representatives of NRF provided representatives of LENSAR and Latham with a revised draft of the Merger Agreement.

Between March 12, 2025 and the signing of the Merger Agreement, the parties and their respective representatives engaged in numerous communications and negotiations regarding remaining open items, valuation, due diligence, and other matters.

On March 13, 2025, representatives of Party C contacted representatives of LENSAR to confirm that they were not interested in participating in a potential strategic process at that time.

On March 14, 2025, the Board met with representatives of management, Latham and Wells Fargo present. At that meeting, the Board discussed the status of the ongoing negotiations and provided feedback to management and LENSAR’s advisors related thereto.

On March 16, 2025, representatives of NRF provided a draft Voting Agreement to Latham and the North Run Stockholders’ legal advisors. Between March 16, 2025 and the signing of the Merger Agreement, representatives from the North Run Stockholders’ legal advisors, Latham and NRF negotiated the terms of the Voting Agreement.

On March 17, 2025, representatives of Latham provided representatives of Alcon and NRF with a revised draft of the Merger Agreement.

On March 18, 2025, in response to the ongoing negotiations with respect to valuation and price, representatives of Alcon indicated to Mr. Curtis that Alcon was unwilling to increase the consideration payable to LENSAR in the proposed transaction, and that the proposed purchase price of $14.00 remained the highest price that Alcon was willing to pay. The representatives of Alcon also indicated that Alcon would be potentially willing to increase its proposed purchase price to the holders of Common Shares, but only if the North Run Stockholders would be willing to renegotiate the terms of the Company Warrants to reduce the amount payable upon the consummation of the Merger, on a dollar-for-dollar basis, of such increase. Mr. Curtis indicated that he would raise that proposal with the Board and representatives of the North Run Stockholders, but that he did not expect the North Run Stockholders to be willing to renegotiate the terms of their existing equity. On that date, the closing price of shares of LENSAR Common Stock was $15.56.

Following these discussions, on March 18 and March 19, 2025, representatives of LENSAR management, Wells Fargo and Latham discussed Alcon’s proposed structure with independent members of the Board, and representatives of Wells Fargo discussed the proposed structure with the directors who are representatives of the North Run Stockholders, Todd Hammer and Thomas Ellis. Messrs. Hammer and Ellis confirmed that the North Run Stockholders would not be willing to renegotiate the terms of their existing equity. Following this feedback, Mr. Curtis contacted representatives from Alcon to share the perspectives of the North Run Stockholders and encouraged Alcon to consider an alternative proposal that would improve the consideration payable to LENSAR’s stockholders.

On March 20, 2025, the Board held a meeting attended by LENSAR’s management, representatives of Wells Fargo, and representatives of Latham to discuss the status of the transaction, Alcon’s latest proposal pursuant to the discussions between Mr. Curtis and Alcon’s representatives on March 18, 2025, the feedback from the representatives of the North Run Stockholders, and potential responses thereto. During that meeting, representatives of Wells Fargo also reviewed financial information and other data with the Board based on the March LENSAR Projections. During the meeting, representatives of LENSAR received a revised proposal from representatives of Alcon offering to acquire all of the outstanding shares of LENSAR Common Stock for a purchase price of $14.00 per share in cash, plus one contingent value right (each a “CVR”) per share entitling the holder to $2.00 in cash, conditioned upon the achievement of a minimum number of cumulative procedures with LENSAR’s products between January 1, 2026, and December 31, 2027, which Alcon indicated represented its best and final offer. The Board discussed the proposed terms with management and its advisors, including a detailed discussion of the nature of and risks related to CVRs generally, the proposed structure for the milestone payments, as well as potential alternative structures and counterproposals. The Board also discussed with management Alcon’s willingness to increase the closing consideration, to which Mr. Curtis indicated that Alcon would be unwilling to increase the amount of cash payable at closing. The Board then discussed with management and representatives of Wells Fargo preliminary perspectives on the proposed milestone structure, including the achievability of the projected number of procedures, and the CVR payment amounts, including the relative importance of structuring the CVR to improve the likelihood of payment, and the potential aggregate consideration that would become payable. The Board also discussed the remaining open issues in the draft Merger Agreement with management and representatives from Latham, and provided their perspectives related thereto. Following discussions, the Board instructed management and its advisors to continue to negotiate to improve the terms of the proposed transaction, including proposing a counter to Alcon reflecting an aggregate potential payment under the CVR structure of up to $4.00 per share, based on the number of procedures performed during the period, payable on a pro-rated basis up to the maximum amount.

Following that meeting, Mr. Curtis contacted representatives of Alcon to communicate the Board’s perspectives on the proposed CVR construct, and to provide Alcon with LENSAR’s counterproposal. The representatives from Alcon indicated that, as had been previously communicated, Alcon viewed its prior proposal as its best and final offer, and, while it would discuss the proposal internally, Alcon was not interested in engaging in further substantive negotiations. On March 21, 2025, representatives of NRF provided representatives of LENSAR and Latham with a revised draft of the Merger Agreement, which included an initial proposed draft of the CVR Agreement, reflecting an increase in the CVR per share of $2.25, but otherwise upon the terms communicated previously by Alcon. The representatives of Alcon reiterated to Mr. Curtis that this reflected Alcon’s best and final offer, and that Alcon was prepared to terminate negotiations if the transaction was not finalized on these terms and announced by the following Monday. On that date, the last trading date prior to the signing of the Merger Agreement, the closing price of shares of LENSAR Common Stock was $14.82.

The Board held a meeting on March 22, 2025, attended by LENSAR’s management, representatives of Wells Fargo, and representatives of Latham, to discuss Alcon’s latest counterproposal, including the proposed terms of the CVR Agreement. The Board discussed with management and its advisors the relative merits and risks related to this latest proposal, including the favorable progress made with respect to the terms of the Merger Agreement regarding deal certainty, the remaining open issues and risks related thereto, and the risks inherent in Alcon’s proposed structure for the CVR, and LENSAR’s potential strategic alternatives, including its prospects as a single product stand-alone company, as well as the potential responses available to LENSAR. The Board also discussed with management and its advisors Alcon’s willingness to continue negotiations, including the risks of continuing to extend negotiations, and the likelihood of Alcon substantially improving its offer. Following these discussions, the Board instructed LENSAR’s management to deliver to Alcon a counterproposal to increase the CVR payment from $2.25 to $2.75, and to otherwise continue to seek to finalize the remaining open issues in the Merger Agreement (including the CVR Agreement) on terms as favorable as possible for LENSAR, with an emphasis on improved deal certainty, fiduciary outs, and protections in the event of termination, to seek to be in a position for the Board to consider final terms by the next day.

Later that day, Mr. Curtis communicated to representatives of Alcon LENSAR’s latest counterproposal, and until March 23, 2025, the parties sought to resolve all remaining open terms in the Merger Agreement and the CVR Agreement, which involved numerous negotiations and the exchange of several drafts of the Merger Agreement and the CVR Agreement.

During the day on March 23, 2025, the Board held a meeting, with representatives of Wells Fargo and Latham and members of management present. At this meeting, representatives of Latham discussed with the Board its fiduciary duties in connection with the potential transaction with Alcon. Representatives of Latham also provided the Board with a summary of the key terms of the transaction documents, including the Merger Agreement, the CVR Agreement and the Voting Agreement, including the limited remaining open points related thereto. Representatives of Wells Fargo then reviewed with the Board Wells Fargo’s preliminary financial analyses of the terms of Alcon’s proposed acquisition of LENSAR. The Board and its advisors also discussed the terms of Alcon’s latest proposal compared to LENSAR’s strategic alternatives, including its prospects as a stand-alone company. The Board also discussed with management and its advisors, among other topics, the fact that the revised price was at the top of the range of any proposal received to date, the scope of strategic outreach to date regarding a potential strategic transaction, the fact that no other bidders had engaged in substantive due diligence, the limited universe of other likely potential bidders, the existence and terms of LENSAR’s fiduciary outs reflected in the Merger Agreement, Alcon’s experience and reputation, the deal certainty represented by the proposed terms, and the progress made on the terms of the Merger Agreement over the course of negotiations. The Board also discussed the risks and benefits inherent in Alcon’s proposal, including those described in the section titled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page 53 of this proxy statement. Management confirmed that they did not expect to receive a superior proposal from any other potential bidders based on the information available. The Board also discussed with management and its advisors the amount of time it would take any other bidder to be in a position to consummate a transaction (if any). The Board also discussed the recent stock price activity of shares of LENSAR Common Stock, including the most recent trading history compared to LENSAR’s historical performance. Management also shared its perspectives regarding the relative merits and risks of the transaction, including as compared to LENSAR’s prospects as a stand-alone company. Messrs. Hammer and Ellis also confirmed that, subject to finalization of the terms of the Merger Agreement, the North Run Stockholders would be prepared to execute the Voting Agreement on the terms contemplated thereby. Following discussions, the Board instructed management and its advisors to finalize the terms of the transaction documents so that the Board would be in a position to consider Alcon’s finalized proposal at the next Board meeting.

Throughout the day on March 23, 2025, representatives of Latham and NRF negotiated the remaining open issues in the Merger Agreement and the remaining transaction documents, and, following the resolution of those issues, finalized the drafts.

Subsequently on March 23, 2025, the Board held a meeting, with representatives of Wells Fargo and Latham and members of management present. At this meeting, management and representatives of Latham reviewed with the Board its fiduciary duties, the final form of the Merger Agreement and other documents related thereto, and the outcome of the negotiations on the remaining open terms in the Merger Agreement and the other transaction documents since the prior meeting. Wells Fargo’s representatives reviewed with the Board Wells Fargo’s financial analyses regarding LENSAR and the Merger Consideration, and rendered to the Board the oral opinion of Wells Fargo, which was subsequently confirmed by delivery of a written opinion dated March 23, 2025, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Wells Fargo as set forth in its written opinion, the consideration to be received by the holders of shares of LENSAR Common Stock (other than holders of Canceled Company Shares and Dissenting Company Shares) in the Merger was fair, from a financial point of view, to such holders. For more information about the opinion of Wells Fargo, see below under the caption “The Merger-Opinion of the Financial Advisor to LENSAR.” Mr. Curtis also informed the Board that, based upon, among other things, management’s consideration of all the strategic alternatives available to LENSAR, including LENSAR’s prospects on a standalone basis, the terms and status of the other potential bidders, the benefits and risks related to the proposed transaction, and the information and advice provided by Wells Fargo and Latham, it was management’s recommendation that the Board approve the transaction as proposed by Alcon upon the terms contemplated by the Merger Agreement and the documents related thereto. The Board then discussed the various reasons to approve or not approve the Merger, including those discussed at the last meeting. For a detailed description of the various reasons considered by the Board, please see the section titled “The Merger-Recommendation of the Board and Reasons for the Merger.” Following that discussion, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of LENSAR and its stockholders; (ii) approved the Merger Agreement, the documents related thereto, and the transactions contemplated thereby; (iii) directed that the adoption of the Merger Agreement, the documents related thereto, and the approval of the Merger and the other transactions contemplated by the Merger Agreement be submitted to LENSAR’s stockholders at the Special Meeting for consideration in accordance with the Merger Agreement; and (iv) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the stockholders of LENSAR approve and adopt the Merger, the Merger Agreement, the documents related thereto, and the transactions contemplated thereby at the Special Meeting.

Later during the evening on March 23, 2025, following the Board’s approval of the Merger Agreement and the transactions contemplated thereby, LENSAR and Alcon executed and delivered the Merger Agreement, and the North Run Stockholders and Alcon executed the Voting Agreement. On March 24, 2025, before the opening of the markets in the U.S., LENSAR and Alcon issued a joint press release announcing the execution and delivery of the Merger Agreement.

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board

The Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and are fair to, and in the best interests of LENSAR and its stockholders, (ii) approved the Merger Agreement, other transaction documents and the transactions contemplated thereby, (iii) directed that the adoption of the Merger Agreement and the approval of the Merger, the other transaction documents and the other transactions contemplated by the Merger Agreement be submitted to LENSAR’s stockholders for consideration at a special meeting in accordance with the Merger Agreement and (iv) resolved to recommend that LENSAR’s stockholders approve and adopt the Merger Agreement and the Merger, the other transaction documents and the other transactions contemplated thereby.

The Board unanimously recommends that LENSAR stockholders vote “FOR” the Merger Proposal, “FOR” the Merger Compensation Proposal and “FOR” the Adjournment Proposal.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby, the Board consulted with members of LENSAR’s senior management, representatives of LENSAR’s legal advisor, Latham & Watkins LLP, and representatives of LENSAR’s financial advisor, WFS. In the course of reaching its determination and recommendation, the Board reviewed, evaluated and considered a significant amount of information and numerous factors and benefits, including those listed below (which are not listed in any relative order of importance), all of which the Board viewed as supporting its (i) determination that the Merger Agreement and the transactions contemplated thereby are advisable and are fair to, and in the best interests of LENSAR and its stockholders, (ii) approval of the Merger Agreement, other transaction documents and the transactions contemplated thereby, (iii) direction that the adoption of the Merger Agreement and the approval of the Merger, the other transaction documents and the other transactions contemplated by the Merger Agreement be submitted to LENSAR’s stockholders for consideration at a special meeting in accordance with the Merger Agreement and (iv) resolution to recommend that LENSAR’s stockholders approve and adopt the Merger Agreement and the Merger, the other transaction documents and the other transactions contemplated thereby:

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Full and Fair Value. The Board believed that the Merger Consideration of $14.00 in cash and one CVR per share of LENSAR Common Stock representing the right to receive $2.75 per share upon the achievement of the milestone represents full and fair value for LENSAR Common Stock, taking into account the Board’s familiarity with the business strategy, assets and prospects of LENSAR on a standalone basis and the relative certainty of the cash consideration payable in the Merger as compared to the risks and uncertainties of continuing on a standalone basis as an independent public company.

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Certainty of Upfront Value. The Board considered the all-cash nature of the Cash Consideration to be received by LENSAR’s stockholders in the Merger at the Closing, which would provide liquidity and certainty of value to our stockholders while avoiding exposure to LENSAR’s clinical, regulatory, commercialization, expansion, capital markets requirements, and other business risks. Taking into account the business, operations, prospects, strategic and short and long term operating plans, assets, liabilities and financial condition of LENSAR, the Board weighed the certainty of realizing compelling value for LENSAR Common Stock by virtue of the Merger against the uncertain prospect that the trading value of LENSAR Common Stock would approach the Merger Consideration in the foreseeable future and the risks and uncertainties associated with our business generally, including those described below and those discussed in LENSAR’s public filings with the SEC. See “Where You Can Find More Information” beginning on page 128 of this proxy statement.

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Opportunity to Realize Additional Value through the CVR with Parent. The Board considered the fact that, in addition to the $14.00 in cash, LENSAR’s stockholders will have an opportunity to realize additional value through a potential additional cash payment of $2.75 per share of LENSAR Common Stock if the milestone set forth in the CVR Agreement is achieved within the time period described therein. The Board considered that Parent, its management team and its affiliates have extensive experience in medical device and product sales, particularly as such experience relates to the potential achievement of the milestone, as well as the economic and commercial alignment between the milestone and Parent’s operation of LENSAR’s business post-closing that the Board expected would incentivize Parent to seek to achieve the volume of procedures that would be aggregated for purposes of achieving the milestone.

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Value Relative to Other Strategic Alternatives. The Board considered its view that Parent was the potential transaction partner most likely to offer the best combination of value and certainty to LENSAR stockholders. The Board considered that there existed no alternative offers from third parties to acquire LENSAR, few other potential third parties who executed a confidentiality agreement and the limited universe of third parties that the Board believed had the ability to acquire LENSAR on terms as favorable as those set forth in the Merger Agreement, or on the timeline contemplated thereby, particularly in light of the current economic and capital markets environments, and the amount of cash required to acquire all of the outstanding shares of LENSAR Common Stock. The Board also considered the fact that it had regularly contacted and engaged the other potential third parties that the Board believed were most likely to be interested in a potential acquisition of LENSAR, including prior to executing the Merger Agreement. See “—Background of the Merger” for more information.

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Highest Value Reasonably Obtainable. The Board believed that the Merger Consideration of $14.00 in cash and one CVR per share of LENSAR Common Stock representing the right to receive $2.75 per share upon the achievement of the milestone was the highest value reasonably obtainable for LENSAR Common Stock for the foreseeable future, taking into account the business, operations, prospects, business strategy, assets, liabilities and general financial condition of LENSAR. The Board also considered the progress and the outcome of LENSAR’s negotiations with Parent, including the increase in the consideration offered by Parent from its prior proposals and over the course of the most negotiations with LENSAR, a number of changes in the terms and conditions of the Merger Agreement from the version initially proposed by Parent that were significantly more favorable to LENSAR, Parent’s communications that its offer would be withdrawn if an agreement was not reached expeditiously, and the fact that other potential bidders did not substantively engage with LENSAR and declined to submit an alternative proposal. Further, the Board believed, based on these negotiations, that the Merger Consideration was the highest price per share that Parent or any other potential bidder was willing to pay and that the Merger Agreement contained the most favorable terms to LENSAR to which Parent was willing to agree.

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Premium to Market Price. The Board considered the relationship of the Merger Consideration to the price of the shares of LENSAR Common Stock immediately prior to the execution of the Merger Agreement and the recent historical market price of LENSAR Common Stock, including the fact that the Merger Consideration, assuming the achievement of the milestone set forth in the CVR Agreement, represents (i) a premium of approximately 24% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 30-day trading period ended March 21, 2025 and (ii) a premium of approximately 47% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 90-day trading period ended March 21, 2025, the last trading day before the transaction was publicly announced. Assuming the milestone set forth in the CVR Agreement is not achieved, the Merger Consideration represents a premium of approximately 4% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 30-day trading period ended March 21, 2025 and a premium of approximately 23% to LENSAR’s volume weighted average closing sale prices on Nasdaq during the 90-day trading period ended March 21, 2025, the last trading day before the transaction was publicly announced. The Board believed that the Merger Consideration represents the highest value reasonably obtainable for the shares of LENSAR Common Stock for the foreseeable future, taking into account the Board’s familiarity with the business strategy, assets and prospects of LENSAR on a standalone basis and the recent historical market price of the shares of LENSAR Common Stock.

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Likelihood of Consummation. The Board considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement, including the likelihood of consummation, based upon the scope of the conditions to the consummation of the Merger, the relative likelihood of obtaining required regulatory approvals, the remedies available to LENSAR under the Merger Agreement in the event of various breaches by Parent, including specific performance, Parent’s reputation as an acquiror and stated strategic interest in the transaction, and Parent’s financial capacity to complete an acquisition of this size, which the Board believed supported the conclusion that a transaction with Parent could be completed relatively expeditiously and in an orderly manner. The Board also considered LENSAR’s right under the Merger Agreement to retain the Deposit in the event the Merger Agreement is terminated under certain circumstances and LENSAR’s right under the Merger Agreement to seek specific performance and require Parent to complete the Merger and the other transactions contemplated by the Merger Agreement under certain circumstances;

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WFS’s Opinion and Related Analysis. The financial analyses reviewed and discussed with the Board by representatives of WFS as well as the oral opinion of WFS rendered to the Board on March 23, 2025 (which was subsequently confirmed in writing by delivery of WFS’s written opinion dated the same date) as to, as of March 23, 2025 and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by WFS as set forth in its written opinion, the fairness, from a financial point of view, to the holders of LENSAR Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement; as more fully described below under the caption “Opinion of Financial Advisor to LENSAR”.

•	Arms’ Length Transaction. The Board considered the fact the Merger Agreement and the terms thereof was the result of arm’s-length negotiation between the parties.

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Stockholder Approval. The Board considered the fact that the Merger is subject to LENSAR’s receipt of stockholder approval, and that LENSAR’s stockholders are free to vote against the Merger for any reason, including if a Superior Proposal were to be made prior to the special meeting (subject to certain limitations). Additionally, the Board considered the fact that the Voting Agreement includes fall-away rights, which provide that the Voting Agreement will terminate upon the earliest occurrence of specific events, including the Effective Time, valid termination of the Merger Agreement, an Adverse Amendment (as defined below) is made to the Merger Agreement that is made without the North Run Stockholders’ consent, or mutual written consent.

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Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement, which was the product of arm’s-length negotiations with the assistance of LENSAR’s advisors, including the structure of the transaction, the all-cash form of the Merger Consideration, the limited scope of the conditions to the consummation of the Merger, and the customary nature of the representations, warranties, and the covenants and agreements of the parties. For the reasons noted below, the Board believed that the provisions of the Merger Agreement were advisable and fair to, and in the best interests of, LENSAR and our stockholders. In particular:

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No Financing Condition. The Board considered the representation of Parent that Parent would have available sufficient funds for the satisfaction of all of its obligations under the Merger Agreement and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of the Merger Agreement, and that the consummation of the Merger is not subject to a financing condition.

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No Solicitation Covenants and Fiduciary Outs. The Board considered the non-solicitation covenants and “fiduciary out” provisions of the Merger Agreement, which, subject to the terms and conditions thereof and limitations set forth therein, permit LENSAR to furnish information to, and to engage in discussions with, third parties that make unsolicited Acquisition Proposals meeting certain criteria, permit the Board to change its recommendation to stockholders regarding the Merger Agreement under certain circumstances and permit LENSAR to terminate the Merger Agreement in order to enter into a definitive agreement relating to a Superior Proposal, subject to, among other things, payment of a termination fee to Parent of $8,500,000.00, representing 4.3% of the equity value of LENSAR as of March 23, 2025. The Board further considered its ability to change its recommendation to stockholders regarding the Merger Agreement in response to an Intervening Event if the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law. The Board further considered the fact that the LENSAR Termination Fee, in the opinion of the Board, (i) is reasonable in light of the overall terms of the Merger Agreement and the benefits of the Merger, (ii) is consistent with the amount of such fees payable in comparable transactions on a relative basis, and (iii) would not be a substantial impediment or preclude another party from making a competing proposal to acquire LENSAR.

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Termination Date. The Board considered the fact that the Termination Date under the Merger Agreement, on which either party, subject to certain exceptions, can terminate the Merger Agreement, allows for sufficient time to consummate the transactions contemplated by the Merger Agreement, but also prevents the Merger Agreement from being extended for an unreasonable amount of time, which could adversely impact LENSAR’s operations.

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Right to Retain Deposit. The Board considered the fact that Parent has issued LENSAR a deposit equal to $10,000,000.00, representing 5.1% of the equity value of LENSAR as of March 23, 2025, that LENSAR is entitled to retain under specified circumstances, including due to (i) an uncured material breach of the Merger Agreement by Parent, (ii) the Defense Termination Right (as defined in the section entitled “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement), or (iii) if the Merger has not been successfully completed by the Termination Date, a governmental entity of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger, and, at the time of such termination, the only remaining conditions to closing relate to certain regulatory approvals (as further described under “The Merger Agreement—Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement).

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Enforcement. The Board considered LENSAR’s ability to obtain specific enforcement of the obligations of Parent and Merger Sub under the Merger Agreement, thereby ensuring that LENSAR has an appropriate remedy in the event Parent and Merger Sub were to decline to comply with their obligations under the Merger Agreement.

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Stockholder Approval; Appraisal Rights. The Board considered that the adoption of the Merger Agreement would be subject to the approval of our stockholders, that stockholders would be free to vote against the adoption of the Merger Agreement, and that stockholders who do not vote to adopt the Merger Agreement and who properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights in connection with the Merger.

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Conditions to Closing; Interim Operations. The Board considered the fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to consummation of the Merger would not be satisfied and also provide reasonable flexibility to operate LENSAR’s business during the pendency of the Merger.

In the course of its deliberations, the Board, in consultation with members of LENSAR’s senior management and representatives of LENSAR’s outside financial and legal advisors, also considered a variety of uncertainties, risks and other potentially negative factors concerning the Merger Agreement and the transactions contemplated by the Merger Agreement, including, but not limited to, the following (which are not listed in any relative order of importance):

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Stockholder Participation in Future Earnings or Growth Limited to the CVR. The Board considered that the nature of the Merger as a cash transaction means that, if the Merger is consummated, our stockholders will not participate in future earnings or growth of LENSAR and will not benefit from any appreciation in the value of LENSAR’s business, the success of any of LENSAR’s product candidates or any appreciation in the shares of the surviving corporation, other than any payment in respect of the CVR in the event the milestone contemplated by the CVR Agreement is achieved by the surviving corporation.

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Risks Associated with Failure to Consummate the Merger. The Board considered the possibility that the transactions contemplated by the Merger Agreement, including the Merger, might not be consummated, and that consummation of the Merger is subject to the satisfaction of certain conditions that may not be within our control, including receipt of the necessary regulatory clearances and approvals and that no material adverse effect with respect to LENSAR has occurred that is continuing. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied and, as a result, it is possible that the Merger may not be consummated even if the Merger Agreement is adopted by our stockholders. The Board considered the fact that if the Merger is not consummated (i) LENSAR will have incurred significant transaction and opportunity costs, including the possibility of (a) disruption to our operations, (b) diversion of management and employee attention, (c) employee attrition and (d) a negative effect on our business relationships, (ii) the trading price of LENSAR Common Stock could be adversely affected, and (iii) the market’s perceptions of our prospects could be adversely affected, and that, even in the circumstances that LENSAR is entitled to retain the Deposit, that it may be inadequate to compensate for those adverse effects and costs.

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Risks That the Milestone Payment Under the CVR Might Not Be Paid. The Board considered that the achievement of the milestone is based on commercial performance post-closing, and is subject to many inherent risks and uncertainties all of which is outside of LENSAR’s control. Accordingly, the Board considered that it is possible that such milestone might not be achieved prior to the milestone’s outside date, which will occur on December 31, 2027, or at all, such that no payment would be made with respect to the CVR. In addition, the CVR Agreement does not require Parent or its affiliates to use certain efforts to achieve the milestone, and the scope of the enforcement and audit rights of the LENSAR stockholders are inherently limited.

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Interim Operating Covenants. The Board considered the restrictions on the conduct of our business during the pendency of the Merger, which may delay or prevent LENSAR from undertaking potential business opportunities that may arise, may have a material adverse effect on our ability to respond to changing market and business conditions in a timely manner (or at all), or may negatively affect our ability to attract, retain and motivate key personnel. The Board also considered that the focus and resources of LENSAR’s management may become diverted from other important business opportunities and operational matters while working to consummate the Merger, which could adversely affect our business.

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No Solicitation Covenants and Termination Fee. The Board considered the fact that, subject to certain exceptions, the Merger Agreement precludes LENSAR and its representatives from soliciting, or entering into or participating in discussions or negotiations relating to, alternative acquisition proposals, and requires LENSAR to pay to Parent the LENSAR Termination Fee if the Merger Agreement is terminated under certain circumstances, including a termination of the Merger Agreement by LENSAR to enter into a definitive agreement for a Superior Proposal, as described in “The Merger Agreement–Termination Fee; Certain Expenses” beginning on page 109 of this proxy statement. The Board also considered, but did not consider preclusive of a potential Superior Proposal, the fact that the right afforded to Parent under the Merger Agreement to propose amendments or modifications to the terms and conditions of the Merger Agreement in response to a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, LENSAR. The Board also considered that the amount of the LENSAR Termination Fee, as compared to termination fees in transactions of a similar size, in the opinion of the Board, was reasonable and would not likely deter competing bids. The Board also recognized that the provisions in the Merger Agreement relating to non-solicitation and the LENSAR Termination Fee were required by Parent as conditions to entering into the Merger Agreement.

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Effect of Transaction Announcement. The Board considered the potential effect of the announcement of the Merger Agreement, including effects on our stock price, our operations, our relationships with suppliers, distributors, vendors, collaborators and employees, and our ability to attract and retain key personnel during the pendency of the transactions contemplated by the Merger Agreement, and the potential adverse consequences such effects could have on LENSAR’s performance during the pendency of the Merger and if the Merger Agreement is terminated.

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Regulatory Approvals. The Board considered the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals necessary for consummation of the Merger, the fact that the parties are obligated to use reasonable best efforts to consummate the Merger, including by making necessary filings and obtaining approvals, but are not required to enter into agreements limiting ownership rights or to divest assets or businesses and the fact that the Termination Date may be extended solely at the election of Parent one time for a period of three months if all closing conditions have been satisfied or waived other than the closing conditions related to antitrust or approval by a governmental entity as more fully described under “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this proxy statement.

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Transaction Costs. The Board considered the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals and other clearances, consents and approvals necessary for consummation of the merger, and that, even if LENSAR is entitled to keep the Deposit, it may be inadequate to compensate LENSAR for the costs, adverse impacts to the operations of LENSAR and other adverse consequences if the Merger does not close.

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Taxable Transaction. The Board considered that receipt of the Merger Consideration in exchange for shares of LENSAR Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

•	Interests of Directors and Executive Officers. The Board considered the possibility that LENSAR’s directors and executive officers may have interests in the transactions contemplated by the Merger

Agreement that may be different from, or in addition to, those of LENSAR’s stockholders generally. See “The Merger—Interests of the Directors and Executive Officers of LENSAR in the Merger” beginning on page 69 of this proxy statement.

After considering the foregoing potentially negative factors, the Board concluded that the potential benefits of the Merger substantially outweighed the risks or potential negative consequences.

The foregoing discussion of the information and factors considered by the Board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered by the Board in reaching its conclusions and recommendation in relation to the Merger, the Merger Agreement and the transactions proposed thereby. In light of the variety of reasons and factors considered and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons or factors considered in reaching their determinations and recommendations. The Board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, members of our senior management and representatives of our outside financial advisors and legal counsel. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the stockholders of LENSAR outweighed the risks or potential negative consequences. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 of this proxy statement.

Opinion of the Financial Advisor to LENSAR

Wells Fargo Securities, LLC

LENSAR engaged WFS as its financial advisor in connection with the proposed Merger. On March 23, 2025, WFS rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of WFS’s written opinion addressed to the Board dated the same date) as to, as of March 23, 2025, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by WFS as set forth in its written opinion, the fairness, from a financial point of view, to the holders of LENSAR Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

The full text of WFS’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken, is attached as Annex B to this proxy statement. The summary of WFS’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. WFS’s opinion was directed to the Board, in its capacity as such, and addressed only the fairness from a financial point of view to the holders of LENSAR Common Stock of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement as of the date of such opinion. WFS’s opinion did not address any other aspects or implications of the Merger. WFS’s opinion did not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to LENSAR, nor did it address the underlying business decision of the Board or LENSAR to proceed with or effect the Merger. WFS’s opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

For purposes of rendering its opinion, WFS, among other things:

•	reviewed a draft, dated March 23, 2025, of the Merger Agreement and a draft, dated March 23, 2025, of the form of CVR Agreement to be entered into by and between Parent and a rights agent;

•	reviewed certain publicly available business and financial information relating to LENSAR and the industry in which it operates;

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compared the financial and operating performance of LENSAR with publicly available information concerning certain other companies WFS deemed relevant, and compared current and historic market prices of LENSAR Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain other transactions and business combinations that WFS deemed relevant;

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reviewed certain internal financial analyses and forecasts for LENSAR, including perpetuity growth rates for LENSAR applicable beyond the projected period (the “March LENSAR Projections”), prepared by the management of LENSAR;

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reviewed certain estimates prepared by the management of LENSAR as to (a) LENSAR’s net operating loss tax carryforwards (the “Estimated Tax Assets”) and LENSAR’s ability to utilize those Estimated Tax Assets to achieve future tax savings on a standalone basis (“Estimated Tax Savings”), (b) issuances of additional equity capital (“Projected Equity Raises”) projected to be completed by LENSAR during the period of LENSAR’s projections, and (c) the number and timing of the Milestone Procedures to occur during Milestone Period (“CVR Period Milestone Procedures”);

•	discussed with the management of LENSAR certain aspects of the Merger, the business, financial condition and prospects of LENSAR, and certain other matters that WFS deemed relevant; and

•	considered such other financial analyses and investigations and such other information that WFS deemed relevant.

In giving its opinion, WFS assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with WFS by LENSAR or otherwise reviewed by WFS. WFS did not independently verify any such information, and pursuant to the terms of its engagement by LENSAR, WFS did not assume any obligation to undertake any such independent verification. In relying on the March LENSAR Projections, WFS assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of LENSAR’s management as to the future performance and financial condition of LENSAR, that the Estimated Tax Assets and Estimated Tax Savings had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of LENSAR as to LENSAR’s net operating loss tax carryforwards and LENSAR’s ability to utilize those Estimated Tax Assets to achieve future tax savings on a standalone basis, that the Projected Equity Raises anticipated by LENSAR’s management in the absence of the Merger and reflected in the March LENSAR Projections will be effected on terms and in the times and amounts assumed therein and that the estimates regarding the number and timing of the CVR Period Milestone Procedures reflected in the March LENSAR Projections will be realized. WFS expressed no view or opinion with respect to the March LENSAR Projections, including the Estimated Tax Savings, the Projected Equity Raises and the number and timing of the CVR Period Milestone Procedures, or the assumptions upon which they are based. WFS assumed that any representations and warranties made by the parties to the Merger Agreement in the Merger Agreement or in other agreements relating to the Merger will be true and accurate in all respects that are material to WFS’s analysis.

WFS assumed that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on LENSAR or the contemplated benefits of the Merger. WFS also assumed that the Merger would be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Merger Agreement and the CVR Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to WFS’s analyses or opinion and that the executed Merger Agreement and CVR Agreement would not differ from the drafts reviewed by WFS in any respect material to its analyses and opinion. WFS had been advised by LENSAR’s management and WFS assumed that the Projected Equity Raises are necessary in the absence of the Merger to achieve the March LENSAR Projections. In addition, WFS did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of LENSAR, nor had WFS been furnished with any such evaluations or appraisals. WFS did not evaluate the solvency of any party to the merger or their respective affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters.

WFS’s opinion only addresses the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of LENSAR Common Stock in the proposed Merger (without regard to individual circumstances of any specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders) and WFS expressed no opinion as to the fairness of any consideration (or portion thereof) to be paid in connection with the Merger to the holders of any other class of securities (including the Series A Convertible Preferred Stock and Company Warrants), creditors or other constituencies of LENSAR. WFS had been advised and WFS assumed that, pursuant to the Merger Agreement, and as required by the Certificate of Designations, each share of Series A Convertible Preferred Stock issued and outstanding immediately prior to the effective time of the merger will be redeemed and converted into the right to receive an amount equal to the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations). In addition, LENSAR advised WFS that, pursuant to LENSAR’s warrant agreements (the “Warrant Agreements”), the holders of LENSAR’s warrants outstanding immediately prior to the Effective Time of the Merger are entitled to receive as a result of the Merger an amount in cash equal to the Black Scholes Value (as defined in the Warrant Agreements) of such warrants as determined in accordance with the Warrant Agreements and, accordingly, for purposes of its analyses and opinion, with LENSAR’s approval, WFS treated such aggregate Black Scholes Value as liabilities of LENSAR and relied upon LENSAR’s management for the derivation of such Black Scholes Value. In performing its financial analysis and arriving at its opinion, for purposes of evaluating the CVRs, at LENSAR’s direction, WFS relied without independent investigation on the estimates of LENSAR’s management regarding the number and timing of the CVR Period Milestone Procedures reflected in the March LENSAR Projections.

Furthermore, WFS expressed no opinion as to any other aspect or implication (financial or otherwise) of the Merger, or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. WFS did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation or other similar professional advice and relied upon the assessments of LENSAR and its advisors with respect to such advice.

WFS’s opinion was necessarily based upon information made available to WFS as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. WFS did not undertake, and are under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date thereof, notwithstanding that any such developments may affect the opinion. WFS’s opinion did not address the relative merits of the Merger as compared to any alternative transactions or strategies that might be available to LENSAR, nor did it address the underlying business decision of the Board or LENSAR to proceed with or effect the Merger. WFS was not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of LENSAR or any other alternative transaction. The issuance of WFS’s opinion was approved by a fairness committee of WFS.

In preparing its opinion, WFS performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of WFS’s opinion or the analyses underlying, and factors considered in connection with, WFS’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. WFS arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, WFS believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In performing its analyses, WFS considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in WFS’s analyses for comparative purposes is identical to LENSAR or the proposed Merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness to the holders of LENSAR Common Stock from a financial point of view of the Merger Consideration to be received by such holders in the Merger, WFS did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by WFS’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond LENSAR’s control and the control of WFS. Much of the information used in, and accordingly the results of, WFS’s analyses are inherently subject to substantial uncertainty.

WFS was selected by LENSAR to act as its financial advisor based on WFS’s qualifications, experience and reputation. WFS was not requested to, and it did not, recommend or determine the specific Merger Consideration payable in the Merger or opine that any specific Merger Consideration constituted the only appropriate consideration for the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between LENSAR and Parent and the decision of LENSAR to enter into the Merger Agreement was solely that of the Board.

WFS’s opinion to the Board was one of many factors taken into consideration by the Board in deciding to consider, approve and declare the advisability of the Merger Agreement and the transactions contemplated thereby and to recommend the approval of the LENSAR stockholders of the Merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Board with respect to the Merger Consideration pursuant to the Merger Agreement or of whether the Board or management would have been willing to agree to a different consideration.

Summary of Financial Analyses of WFS

The following is a summary of the material financial analyses performed by WFS in connection with its oral opinion and the preparation of its written opinion to the Board, both provided as of March 23, 2025. The following summary is not a complete description of the financial analyses performed and factors considered by WFS in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 23, 2025. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by WFS, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying WFS’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.

For purposes of its financial analysis and opinion, WFS observed that the per share Merger Consideration consisted of $14.00 in cash and one CVR, and compared ranges of value for LENSAR indicated by its analyses with the per share Cash Consideration of $14.00 and the implied per share merger consideration amount of $16.03 (the “Discounted Consideration Amount”), which was derived by adding to the per share Cash Consideration of $14.00, the present value of additional consideration potentially attributable to one CVR of $2.03 (calculated by discounting to the present value, as of February 28, 2025, the milestone payment of $2.75 (based on the timing of achieving the milestones as reflected in the March LENSAR Projections), utilizing a discount rate of 12.375%, reflecting the midpoint of the estimated range of LENSAR’s cost of capital). In addition, for purposes of deriving values per share, WFS utilized and relied upon the estimated fully diluted shares of LENSAR Common Stock provided by the management of LENSAR.

Selected Public Company Analysis

WFS performed a selected public companies analysis of LENSAR for which WFS reviewed certain financial and stock market information relating to LENSAR and the selected publicly traded companies listed below that WFS deemed comparable to LENSAR in one or more respects, including engagement in the medical technology industry.

For each of the selected companies noted below, WFS considered, among other things, the ratio of enterprise value (defined as market capitalization plus net debt, preferred equity and minority interests) to estimated revenue for calendar year 2025 and 2026 based on research consensus estimates. For purposes of WFS’s analyses, in deriving ranges of implied values for LENSAR, WFS used the estimates reflected in the March LENSAR Projections for the applicable financial data for LENSAR.

The selected companies considered by WFS were:

Selected Companies
Alphatec Holdings, Inc.
Establishment Labs Holdings, Inc.
RxSight, Inc.
STAAR Surgical Company
Butterfly Networks, Inc. [Class A]
SI-BONE, Inc.
OrthoPediatrics Corp.
NeuroPace, Inc.
Pulmonx Corp.

WFS noted that, based on market data as of March 21, 2025, the mean, median, low and high Enterprise Value to 2025E Revenue multiples for the selected publicly traded companies were 3.9x, 2.8x, 2.6x and 6.3x and the mean, median, low and high Enterprise Value to 2026E Revenue multiples for the selected publicly traded companies were 3.1x, 2.4x, 2.1x and 5.0x. WFS observed that LENSAR Common Stock traded, as of March 21, 2025, at 5.2x and 4.0x Revenue for 2025E and 2026E, respectively. Based upon the application of its professional judgment and experience, WFS selected for LENSAR a reference range of multiples of 4.00x to 5.25x to be applied to estimated 2025E Revenue and 3.00x to 4.00x to be applied to 2026E Revenue (in each case, based on the March LENSAR Projections). This analysis indicated a range of implied values per share of LENSAR Common Stock, after taking into account LENSAR’s net debt as of February 28, 2025 (provided by LENSAR management) and the Black Scholes Value (based on assumptions reviewed and approved by

LENSAR management including assumed values for LENSAR Common Stock at the endpoints of the derived range indicated by this analysis) of LENSAR’s outstanding warrants, of $12.27 to $16.51, as compared to the Cash Consideration of $14.00 per share and the Discounted Consideration Amount of $16.03 per share.

Selected Precedent Transactions

WFS performed with respect to LENSAR a selected precedent transactions analysis, which is designed to derive an implied value of a company based on publicly available financial terms for selected transactions. In connection with its analysis, WFS reviewed publicly available information regarding certain transactions involving medical technology targets from 2017 through March 21, 2025. The financial data reviewed included the implied transaction value as a multiple of revenue for the target for the twelve-month period leading up to the announcement, or LTM Revenue, and for the twelve-month period following announcement, or NTM Revenue, based on public filings and research analyst estimates.

The selected transactions considered by WFS were:

Date Announced	Target	Acquiror
01/25	Paragon 28, Inc.	Zimmer Biomet Holdings, Inc.
06/24	Silk Road Medical, Inc.	Boston Scientific Corp.
03/21	Lumenis’ Surgical Business	Boston Scientific Corp.
01/21	Byte	Dentsply Sirona Inc.
12/20	ACell, Inc.	Integra LifeSciences Holdings Corp.
08/19	Avedro, Inc.	Glaukos Corp.
05/19	Acelity Inc.	3M
03/19	Osiris Therapeutics, Inc.	Smith & Nephew plc
10/18	Cianna Medical, Inc.	Merit Medical Systems, Inc.
09/18	Invuity, Inc.	Stryker Corp.
08/18	K2M Group Holdings, Inc.	Stryker Corp.
10/17	JOTEC AG	CryoLife, Inc.
04/17	Syneron Candela	Apax Partners
02/17	Cynosure, Inc.	Hologic, Inc.
02/17	Zeltiq Aesthetics, Inc.	Allergan plc

WFS noted that the median, 25th percentile and 75th percentile of the LTM Revenue multiples for the selected transactions were 4.9x, 4.4x and 5.9x, respectively. WFS noted that the median, 25th percentile and 75th percentile of the NTM Revenue multiples for the selected transactions were 4.5x, 3.8x and 5.3x, respectively. Based on the application of its professional judgment and experience, WFS applied a multiple range of 4.5x to 6.0x to LENSAR’s LTM Revenue (March 2024 through February 2025 based on information provided by LENSAR management) and 4.0x to 5.5x to LENSAR’s NTM Revenue (March 2025 through February 2026 based on information provided by LENSAR management). This analysis indicated a range of implied per share values of LENSAR Common Stock, after taking into account LENSAR’s net debt as of February 28, 2025 (provided by LENSAR management) and the Black Scholes Value (based on assumptions reviewed and approved by LENSAR management including assumed values for LENSAR Common Stock at the endpoints of the derived range indicated by this analysis) of LENSAR’s outstanding warrants, of $10.53 to $18.30, as compared to the Cash Consideration of $14.00 per share and the Discounted Consideration Amount of $16.03 per share.

Discounted Cash Flow Analysis

WFS performed a discounted cash flow analysis with respect to LENSAR by calculating the estimated net present value (as of February 28, 2025) of (a) the projected unlevered free cash flows of LENSAR based on the

March LENSAR Projections for the last ten months of 2025 and for the years ending December 31, 2026 through December 31, 2029, (b) an estimated range of terminal values for LENSAR derived by application of perpetuity growth rates provided by and approved for WFS’s use by LENSAR management ranging from 3.0% to 4.0% and (c) the Estimated Tax Savings for LENSAR on a standalone basis reflected in the March LENSAR Projections, resulting from the anticipated future utilization of LENSAR’s net operating losses. The present values (as of February 28, 2025) of the cash flows, the implied terminal values and the Estimated Tax Savings were calculated using discount rates reflecting the estimated weighted average cost of capital for LENSAR ranging from 11.75% to 13.00%. For purposes of the discounted cash flow analysis, WFS gave effect as directed by LENSAR management to the equity raises anticipated to be completed by LENSAR management and reflected in the March LENSAR Projections. This analysis indicated a range of implied per share values of LENSAR Common Stock, after taking into account LENSAR’s net debt as of February 28, 2025 (provided by LENSAR management) and the Black Scholes Value (based on assumptions reviewed and approved by LENSAR management including assumed values for LENSAR Common Stock at the endpoints of the derived range indicated by this analysis) of LENSAR’s outstanding warrants, of $9.89 to $12.53, as compared to the cash consideration of $14.00 per share and the Discounted Consideration Amount of $16.03 per share.

Certain Additional Information

WFS also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

Selected Premiums Paid Analysis. WFS performed with respect to LENSAR a selected premiums paid analysis, which is designed to derive an implied per share price range of a company’s equity securities based on observed premiums in selected transactions. In connection with its analysis, WFS reviewed publicly available statistics for certain transactions deemed relevant announced since 2015 and through December 31, 2024 and involving all-cash acquisitions of U.S. public targets, with transaction values less than $1 billion. By applying a range of premiums of 18% to 56% (reflecting the 25th and 75th percentiles of the observed one-day premiums to last closing stock price) to the closing stock price for LENSAR on March 21, 2025, this analysis indicated a range of implied per share prices for LENSAR common stock of $17.49 to $23.12.

Historical Trading Prices. WFS reviewed the historical intraday trading ranges of LENSAR Common Stock for the 52-week period through March 21, 2025.

Subject	Low	High
LENSAR Common Stock	$2.67	$17.31

Equity Research. WFS reviewed sell-side analyst price targets for shares of LENSAR Common Stock published by two equity research analysts in February 2025. These price targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of LENSAR Common Stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of LENSAR Common Stock was $15.00 per share to $16.00 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of LENSAR Common Stock and these estimates are subject to uncertainties, including the future financial performance of LENSAR and future financial market conditions.

Miscellaneous

LENSAR agreed to pay WFS for its services in connection with the proposed Merger a fee currently estimated to be $7.5 million, of which $1.5 million became payable upon delivery of its opinion and the remainder of which is contingent upon consummation of the Merger. LENSAR agreed to reimburse WFS for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, LENSAR agreed to indemnify WFS and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of WFS’s engagement.

WFS noted to the Board that as of a date near the date of its opinion, WFS and its affiliates held, on a proprietary basis, less than 1% of the outstanding common stock of each of LENSAR and Alcon, the parent company of Alcon Research, LLC, and less than 1% of the outstanding partnership interests in North Run Capital, L.P., a substantial stockholder of LENSAR. In the ordinary course of business, WFS and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of LENSAR and Alcon and certain of their respective affiliates, and North Run Capital, L.P. and certain of its affiliates and portfolio companies, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Certain Unaudited Prospective Financial Information

LENSAR does not as a matter of course prepare or publicly disclose long-term forecasts or projections as to future performance, revenues, earnings, or other financial results due to the inherent uncertainty and subjectivity of the underlying assumptions and estimates.

In connection with the evaluation of the proposed Merger in February and March 2025, LENSAR management prepared two sets of certain unaudited non-public internal financial projections with respect to LENSAR. The first projections were prepared by management in February 2025 and reflect management’s estimates for LENSAR’s projected performance in the event of a hypothetical acquisition by a third party, from fiscal year 2025 through 2029 (the “LENSAR Buyer-Case Projections”) and were provided to Parent. The second projections were prepared by management in March 2025 and reflect management’s estimates of LENSAR’s projected performance on a stand-alone basis, with a higher anticipated investment in research and development than the LENSAR Buyer-Case Projections due to lack of subsidization by a third party acquirer, from March 2025 through December 2025 and fiscal years 2026 through 2029 (the “March LENSAR Projections” and, together with the LENSAR Buyer-Case Projections, the “LENSAR Projections”). The March LENSAR Projections were provided to the Board and Parent and approved by the Board on March 12, 2025.

The LENSAR Projections were informed by LENSAR’s internal forecast available at the time for fiscal years 2025 through 2029, then adjusted based on LENSAR management’s assumptions regarding current and prospective market conditions. The LENSAR Buyer-Case Projections were prepared assuming that a third-party buyer would provide any additional capital needed to fund the anticipated research and development costs assumed in the projections. The March LENSAR Projections, in contrast, were prepared assuming that LENSAR would fund the anticipated research and development costs assumed in the projections through two capital raises, and reflect certain reductions in foreign revenue in the projected period arising from changes in the foreign regulatory environment that arose following the preparation of the LENSAR Buyer-Case Projections. The March LENSAR Projections were reviewed with the Board, provided to Parent in connection with Parent’s due diligence review of LENSAR and evaluation of the proposed Merger and also provided to WFS and approved by the Board to be used and relied upon by WFS in connection with WFS’ opinion and the financial analyses prepared by WFS in connection therewith, which is summarized in the section entitled “The Merger—Opinion of the Financial Advisor to LENSAR,” beginning on page 59 of this proxy statement.

The LENSAR Projections included in this document have been prepared by, and are the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying LENSAR Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference relates to the Company’s previously issued financial statements. It does not extend to the LENSAR Projections and should not be read to do so.

The inclusion of summaries of the LENSAR Projections in this proxy statement should not be regarded as an indication that any of LENSAR or its directors, officers, advisors or other representatives or any other recipient of the information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and the summary information set forth below should not be relied on as such.

Other than as noted above with respect to the LENSAR Buyer-Case Projections, the LENSAR Projections were developed without giving effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement or the Merger, the expenses that have already or may be incurred in connection with completing the Merger or any changes to LENSAR’s operations or strategy that may be implemented during the pendency of or following the consummation of the Merger. The LENSAR Projections also do not consider the effect of any failure of the Merger to be completed and it should not be viewed as accurate or continuing in that context.

The LENSAR Projections include non-GAAP financial measures, including EBITDA, and with respect to the March LENSAR Projections, Unlevered Free Cash Flow and Unlevered Net Income, for LENSAR. The SEC rules, which can otherwise require non-GAAP financial measures to be reconciled to the most directly comparable GAAP financial measure, do not apply to non-GAAP financial measures provided to WFS in connection with a proposed business combination like the Merger when the disclosure is included in a document like this proxy statement. Please see the tables below for a description of how non-GAAP financial measures are defined. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by LENSAR may not be comparable to similarly titled measures used by other companies.

The LENSAR Projections were prepared for internal use and are subjective in many respects. While presented with numeric specificity, the LENSAR Projections reflect numerous estimates and assumptions that are inherently uncertain and may be beyond the control of LENSAR management. The LENSAR Projections reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither LENSAR nor its directors, officers, advisors or other representatives can give any assurance that the LENSAR Projections and the underlying estimates and assumptions will be realized. In addition, since the LENSAR Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially and adversely from those set forth below, and important factors that may affect actual results and cause such information to be inaccurate include, but are not limited to, the risk that the businesses will not be integrated successfully or that the integration will be more costly or difficult than expected, the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected, the risk that management’s time spent on the proposed transaction may reduce their availability for current business operations and opportunities, risks from reductions in spending from LENSAR’s clients, or a deterioration or disruption in the credit markets, risks related to LENSAR’s ability to attract new clients and retain existing clients, and other matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and the risk factors discussed in LENSAR’s annual report on Form 10-K and quarterly reports on Form 10-Q. Please also see the section entitled “Where You Can Find More Information.”

The LENSAR Projections were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The LENSAR Projections included in this proxy statement have been prepared by, and are the responsibility of, management of LENSAR.

Furthermore, the LENSAR Projections do not take into account any circumstances or events occurring after the date they were prepared. LENSAR can give no assurance that, had the LENSAR Projections been prepared as of the date of the Merger Agreement, the date of this proxy statement or the date of the Special Meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, LENSAR does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the LENSAR Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, including to reflect changes in general economic or industry conditions. The LENSAR Projections do not take into account all the possible financial and other effects on LENSAR of the Merger, the effects on LENSAR of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effects of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the Merger. Further, the LENSAR Projections do not take into account the effect on LENSAR of any possible failure of the Merger to occur. Neither LENSAR nor its directors, officers, advisors or other representatives has made, makes, or is authorized in the future to make any representation to any LENSAR stockholder or other person regarding LENSAR’s ultimate performance compared to the information contained in the LENSAR Projections or that the forecasted results included in the LENSAR Projections will be achieved. The inclusion of the LENSAR Projections herein should not be deemed an admission or representation by LENSAR, its directors, officers or advisors, or any other person that it is viewed as material factual information about LENSAR, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the LENSAR Projections included below is not being included to influence your decision whether to vote in favor of the Merger Proposal or any other proposal to be considered at the Special Meeting, but is being provided solely because the LENSAR Buyer-Case Projections were made available to Parent in connection with the evaluation of the Merger and the March LENSAR Projections were made available to the Board, WFS and Parent in connection with the evaluation of the Merger.

In light of the foregoing, and considering that the Special Meeting will be held several months after the LENSAR Projections were prepared, as well as the uncertainties inherent in any forecasted information, LENSAR stockholders are cautioned not to place undue reliance on such information, and LENSAR urges all LENSAR stockholders to review LENSAR’s most recent SEC filings for a description of LENSAR’s reported financial results. Please see the section entitled “Where You Can Find More Information.”

Summary of LENSAR Buyer-Case Projections

The following table summarizes the LENSAR Buyer-Case Projections:

($ in millions)	2025E	2026E	2027E	2028E	2029E
Revenue	$79	$102	$125	$155	$190
EBITDA(1)	$4	$15	$30	$45	$61

(1)

EBITDA means LENSAR’s earnings before interest, taxes, depreciation and amortization of acquired intangibles. EBITDA is presented net of stock-based compensation, change in fair value of warrant liabilities and impairment of intangible assets.

Summary of March LENSAR Projections

The following table summarizes the March LENSAR Projections:

($ in millions)	10 Mos. ending December 31, 2025E		2026E	2027E	2028E	2029E
Revenue	$70	(1)	$100	$121	$153	$188
EBITDA(2)	$4	(3)	$4	$16	$27	$40
Unlevered Net Income	$1		$(2)	$6	$13	$21
Unlevered Free Cash Flow	$11		$2	$12	$23	$35

(1)	Revenue for the full fiscal year 2025E was projected to be $79 million.
(2)

EBITDA means LENSAR’s earnings before interest, taxes, depreciation and amortization of acquired intangibles. EBITDA is presented net of stock-based compensation, change in fair value of warrant liabilities and impairment of intangible assets.

(3)	EBITDA for the full fiscal year 2025E was projected to be $4 million.

LENSAR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE LENSAR PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Interests of the Directors and Executive Officers of LENSAR in the Merger

Members of the Board and LENSAR’s executive officers may have various interests in the Merger that may be in addition to, or different from, the interests of LENSAR stockholders generally. The members of the Board were aware of these potential interests and considered them at the time they approved the Merger Agreement and in making their recommendation that LENSAR stockholders adopt the Merger Agreement. These potential interests are described below.

Treatment of Equity Awards

Each of our directors and executive officers hold outstanding LENSAR equity awards. The LENSAR equity awards held by our directors and executive officers immediately prior to the Effective Time will be treated in the Merger in the same manner as LENSAR equity awards held by employees generally. Effective as of immediately prior to the Effective Time, outstanding LENSAR equity awards held by our directors and executive officers will be treated as follows:

•	Each outstanding Company Option that is unexpired and unexercised will be canceled and converted into the right to receive the Option Consideration.

•	Each outstanding Company RSU Award, whether vested or unvested, will be canceled and converted into the right to receive the RSU Consideration.

•	Each outstanding Company PSU Award will be canceled and converted into the right to receive the PSU Consideration.

The following tables set forth, for any current executive officer or non-employee director (who represent the only individuals who served as executive officers or non-employee directors at any time) since January 1, 2024, (i) the number and value of shares of LENSAR Common Stock subject to vested and unvested Company Options, (ii) the number and value of shares of LENSAR Common Stock subject to unvested Company RSU Awards, (iii) the number and value of shares of LENSAR Common Stock subject to unvested Company PSU Awards, and (iv) the total value of shares of LENSAR Common Stock subject to LENSAR equity awards, in each case, held by such current or former director or executive officer as of April 28, 2025. All such amounts actually payable will be less any required withholding taxes and without interest. These amounts do not attempt to forecast any additional equity award grants, vesting, issuances or forfeitures that may occur prior to the Effective Time following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the individuals identified in the table below may materially differ from the amounts set forth below.

	Number of Shares subject to Vested Company Options (#)	Value of Option Consideration for Vested Company Options ($)(1)	Number of Shares subject to Unvested Company Options (2)(#)	Value of Option Consideration for Unvested Company Options ($)(1)	Number of Unvested Company RSU Awards(3)(4) (#)	Value of RSU Consideration for Unvested Company RSU Awards ($)(1)	Number of Unvested Company PSU Awards(5) (#)	Value of PSU Consideration for Unvested Company PSU Awards ($)(1)	Total ($)(6)
Non-Employee Directors
Thomas B. Ellis	93,561	$1,567,147	34,401	$576,217	22,000	$368,500	—	—	$2,511,864
Todd B. Hammer	93,561	$1,567,147	34,401	$576,217	22,000	$368,500	—	—	$2,511,864
Richard L. Lindstrom, MD	69,638	$1,166,437	—	—	22,000	$368,500	—	—	$1,534,937
William J. Link, PhD	69,638	$1,166,437	—	—	22,000	$368,500	—	—	$1,534,937
Elizabeth G. O’Farrell	111,332	$1,864,811	—	—	22,000	$368,500	—	—	$2,233,311
Aimee S. Weisner	111,332	$1,864,811	—	—	22,000	$368,500	—	—	$2,233,311
Gary M. Winer	69,638	$1,166,437	—	—	22,000	$368,500	—	—	$1,534,937

	Number of Shares subject to Vested Company Options (#)	Value of Option Consideration for Vested Company Options ($)(1)	Number of Shares subject to Unvested Company Options (2)(#)	Value of Option Consideration for Unvested Company Options ($)(1)	Number of Unvested Company RSU Awards(3)(4) (#)	Value of RSU Consideration for Unvested Company RSU Awards ($)(1)	Number of Unvested Company PSU Awards(5) (#)	Value of PSU Consideration for Unvested Company PSU Awards ($)(1)	Total ($)(6)
Executive Officers
Nicholas Curtis	227,384	$3,808,682	53,661	$898,822	217,654	$3,645,705	71,400	$1,195,950	$9,549,159
Alan Connaughton	122,428	$2,050,669	33,625	$563,219	93,750	$1,570,313	45,000	$753,750	$4,937,951
Thomas Staab, II	104,956	$1,758,013	20,036	$335,603	38,844	$650,637	19,000	$318,250	$3,062,503

(1)

For purposes of this table, the value of a share of LENSAR Common Stock is assumed to be $16.75 (the sum of the Cash Consideration value of $14.00 and a cash value of each CVR assumed to be $2.75, which is the maximum amount payable under a CVR in the event the applicable milestone under the CVR Agreement is achieved). The values in this table are not reduced for withholding of any tax amounts.

(2)	In accordance with the terms of the award agreements underlying each outstanding Company Option, each unvested Company Option will automatically vest in full at the Effective Time.
(3)	In accordance with the terms of the award agreements underlying each outstanding Company RSU Award, each outstanding Company RSU Award will automatically vest in full at the Effective Time.
(4)

Because they have not yet been granted, this table does not include the Company RSU Awards that will be granted to each non-employee director of LENSAR as his or her annual award on or about the date when the 2025 annual meeting of stockholders would have otherwise occurred, which is assumed to be May 7, 2025, the anniversary of the 2024 annual meeting of stockholders. On or about May 7, 2025, each non-employee director is anticipated to receive an annual Company RSU Award having a value of $100,000, with the number of shares of LENSAR Common Stock underlying each such Company RSU Award to be calculated based on the closing price per share of LENSAR Common Stock on such grant date. These Company RSU Awards, if granted, will vest in full on the first anniversary of the grant date or, if earlier, the Effective Time.

(5)

In accordance with the terms of the award agreements underlying each outstanding Company PSU Award, each outstanding Company PSU Award will automatically vest at the target level at the Effective Time.

(6)	See page 34 of this proxy statement for additional information regarding shares of LENSAR Common Stock beneficially owned by executive officers of LENSAR and their affiliates.

Stock Ownership

Certain non-employee directors and executive officers hold shares of LENSAR Common Stock and may be deemed to beneficially own shares of LENSAR Series A Convertible Preferred Stock and are subject to the Voting Agreement. For additional information, see the sections entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 123 of this proxy statement and “The Voting Agreement” beginning on page 115 of this proxy statement.

Pro-Rated Annual Bonus

Under the terms of the Merger Agreement, each of LENSAR’s employees, including our executive officers, will receive a pro-rated annual bonus within the five days before the Closing Date for the fiscal year in which the Effective Time occurs. This pro-rated bonus will be based on the greater of target level performance or the actual level of performance, in each case through the Closing Date.

Change in Control Severance Benefits

Each of Messrs. Curtis, Connaughton and Staab has entered into an employment agreement with LENSAR, pursuant to which he is entitled to severance benefits upon a qualifying termination of employment, including after a change in control (which will include the Merger).

Under the executive employment agreements for Messrs. Curtis, Connaughton and Staab, in the event LENSAR terminates the executive officer’s employment without “cause” or the executive officer resigns for

“good reason” within the 12 months following a change in control, subject to the executive officer’s execution and non-revocation of a release of claims and continued compliance with post-termination obligations, he will be entitled to (i) a lump sum cash severance payment equal to 150%, 125% and 100%, respectively, of the sum of the executive officer’s base salary and target bonus, (ii) up to 18, 15, and 12 months, respectively of premium payments to maintain health coverage under COBRA, and (iii) accelerated vesting of all equity awards.

For purposes of the employment letters with our executive officers:

•

“Cause” means the executive officer’s: (1) intentional theft, willful misconduct, or breach of fiduciary duty for personal gain, (2) material failure to comply with our code of conduct and other written policies, (3) material and intentional theft or destruction of company property, (4) willful act that is detrimental to our reputation or business, (5) repeated failure to perform the named executive officer’s duties after an opportunity to cure the failure, (6) material breach of any agreement or covenant with the Company that is not cured within 20 days, or (7) conviction of any criminal act involving moral turpitude.

•

“Good reason” means the executive officer’s voluntary resignation following our failure to cure: (1) a material diminution in authority, duties or responsibilities, (2) for Mr. Curtis, a requirement that he report to anyone other than the LENSAR Board, (3) a material reduction in the named executive officer’s base salary, (4) a material change in the location at which he must perform his duties, or (5) any material breach of the applicable executive officer’s employment letter.

Accelerated Vesting of LENSAR Equity Awards upon a Change in Control

All equity awards held by our executive officers and our non-employee directors will vest in full at the Effective Time, under the terms of the applicable award agreement underlying such equity award, with the Company PSU Awards vesting at “target” levels (which is also the maximum achievement level possible under the Company PSU Awards).

New Parent Arrangements

Certain of LENSAR’s executive officers may continue to provide employment or other services to Parent after the Effective Time and may enter into new agreements, arrangements or understandings with Parent to set forth the terms and compensation of such post-Effective Time service. As of May 5, 2025, no such agreements, arrangements or understandings with Parent exist.

280G Mitigation Actions

Under the Merger Agreement, LENSAR may implement strategies before the Effective Time to mitigate the possible impact of Sections 280G and 4999 of the Code.

Indemnification of Directors and Officers; Insurance

Directors and officers of LENSAR are also entitled to indemnification and covered by insurance in certain circumstances. For a detailed description of these requirements, please see “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” beginning on page 103 of this proxy statement.

Closing and Effective Time of the Merger

The closing of the Merger will take place at 10:00 a.m. Eastern Time by electronic exchange of signatures and documents on a date to be specified by the parties, which shall be no later than the second business day after the satisfaction (or waiver, if permitted by applicable law) of the last to be satisfied of the conditions set forth in the Merger Agreement (other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of those conditions) unless another date and/or place is agreed to in writing by the parties.

On the Closing Date, Parent, LENSAR and Merger Sub will cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL with the Secretary of State of the State of Delaware and will take such further actions as may be required to make the Merger effective on the Closing Date. The Merger will become effective at the time and day of the filing of such certificate of merger with the Secretary of State of the State of Delaware, or such other time as the parties shall agree and as specified in the certificate of merger.

Appraisal Rights

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of LENSAR Common Stock under Section 262 of the DGCL (“Section 262”) and, if all procedures and requirements of Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of LENSAR Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of LENSAR Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of LENSAR Common Stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of LENSAR Common Stock determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures and requirements of Section 262 is required. Failure to comply strictly therewith will result in the loss of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A copy of Section 262 is attached hereto as Annex C. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262. In the event of any inconsistency between the information contained in this summary and the actual text of Section 262, the actual text of Section 262 controls. All references in Section 262 and in this summary to (i) a “stockholder” are to a record holder of shares of LENSAR Common Stock unless otherwise expressly noted herein, (ii) to a “beneficial owner” are to a person who is a beneficial owner of shares of LENSAR Common Stock held either in voting trust or by a nominee on behalf of such person, and (iii) to a “person” are to any individual, corporation, partnership, unincorporated association or other entity. Any person who desires to exercise his, her or its appraisal rights, or preserve the ability to do so, should review carefully Section 262, since failure to comply with the procedures and requirements thereof will result in the loss of appraisal rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement. Any stockholder or beneficial owner seeking to exercise his, her or its appraisal rights is urged to consult his, her or its legal advisor before electing or attempting to exercise appraisal rights.

A holder of record or beneficial owner of shares of LENSAR Common Stock who (i) makes a valid demand for an appraisal of such holder’s or beneficial owner’s shares of LENSAR Common Stock, (ii) continuously holds or beneficially owns, as applicable, such shares of LENSAR Common Stock through the Effective Time, (iii) has not voted in favor of the Merger or otherwise waived or lost his, her or its appraisal rights, (iv) strictly complies with the procedures and requirements of Section 262, (v) does not thereafter validly withdraw his, her or its demand for appraisal of such shares of LENSAR Common Stock and (vi) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand for appraisal the holder of record of the shares of LENSAR Common Stock for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by LENSAR and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of LENSAR Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Section 262 requires that where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation must notify stockholders that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes LENSAR’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which is attached hereto as Annex C. Failure to comply timely and properly with the procedures and requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of LENSAR Common Stock, you must satisfy each of the following conditions: you must deliver to LENSAR a written demand for appraisal of your shares of LENSAR Common Stock before the vote is taken on the Merger Proposal at the Special Meeting, which must (i) reasonably inform us of the identity of the holder of record or beneficial owner of shares of LENSAR Common Stock who intends to demand appraisal of his, her or its shares of LENSAR Common Stock (and, for beneficial owners only, such demand must reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by LENSAR and to be set forth on the Chancery List) and (ii) that you intend to demand the appraisal of your shares. In addition, as described above, you must not vote, submit a proxy in favor of, or otherwise consent to, the proposal to adopt the Merger Agreement; you must hold or beneficially own, as applicable, your shares of LENSAR Common Stock continuously through the Effective Time; and you must comply with the other applicable procedures and requirements of Section 262. The Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of a class or series of stock that, immediately prior to the closing of a merger, were listed on a national securities exchange unless (A) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of the class or series eligible for appraisal or (B) the value of the merger consideration in respect of such total number of shares exceeds $1,000,000. We refer to these conditions as the “ownership thresholds.” Given that LENSAR Common Stock is listed on NASDAQ (and assuming such shares remain so listed up until closing of the Merger), the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of shares of LENSAR Common Stock who are otherwise entitled to appraisal rights unless one of the ownership thresholds is satisfied.

A LENSAR stockholder or beneficial owner who elects to exercise appraisal rights must mail or deliver his, her or its written demand for appraisal to the following contact:

LENSAR, Inc.

Attention: Secretary

2800 Discovery Drive

Orlando, Florida 32826

Within ten days after the Effective Time, the surviving corporation will notify each stockholder and beneficial owner who has properly made a written demand for appraisal pursuant to Section 262 who has not voted in favor of or consented to the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.

Within one hundred twenty days after the Effective Time, but not thereafter, the surviving corporation and any person who has properly and timely demanded appraisal of such person’s shares of LENSAR Common Stock and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of LENSAR Common Stock held by all persons entitled to appraisal. There is no present intent on the part of LENSAR or the surviving corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that LENSAR and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of LENSAR Common Stock. Accordingly, persons who desire to have their shares of LENSAR Common Stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

At any time within sixty days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw his, her or its demand for some or all of such person’s shares and accept the Merger Consideration specified by the Merger Agreement for that person’s shares of LENSAR Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty days after the Effective Time will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just, including a reservation of jurisdiction for any application to the Delaware Court of Chancery made under Section 262(j), provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the person will be entitled to receive only the fair value of such person’s shares of LENSAR Common Stock determined by the Delaware Court of Chancery in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration offered pursuant to the Merger Agreement.

In addition, within one hundred twenty days after the Effective Time, any person who has theretofore complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of LENSAR Common Stock not consented in writing or otherwise voted in favor of the Merger and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of stockholders or beneficial owners of such shares of LENSAR Common Stock (provided that where a beneficial owner makes a demand for appraisal, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of this aggregate number). Such statement must be given within ten days after the written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.

Upon the filing of a petition by a person other than the surviving corporation, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation shall be required to, within twenty days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of LENSAR Common Stock and with whom the surviving corporation has not reached agreements as to the value of such shares of LENSAR Common Stock (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such persons set forth on the Chancery List.

At the hearing on such petition, the Delaware Court of Chancery will determine which persons have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who have demanded an appraisal of their shares of LENSAR Common Stock and who hold shares of LENSAR Common Stock represented by certificates to submit their certificates of shares of LENSAR Common Stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

Upon application by the surviving corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court of Chancery shall determine the fair value of shares of LENSAR Common Stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (x) the difference, if any, between the amount so paid and the fair value of the shares of LENSAR Common Stock as determined by the Delaware Court of Chancery, and (y) interest theretofore accrued, unless paid at that time.

When the fair value of the shares of LENSAR Common Stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.

Although LENSAR believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the surviving corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of LENSAR Common Stock is less than the Merger Consideration.

In determining “fair value”, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of LENSAR Common Stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.

From and after the Effective Time, any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote his, her or its shares of LENSAR Common Stock for any purpose and will not be entitled to receive payment of dividends or other distributions on such shares of LENSAR Common Stock, except for dividends or distributions payable to LENSAR stockholders of record at a date prior to the Effective Time.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

Material U.S. Federal Income Tax Consequences of the Merger to Holders of Shares of LENSAR Common Stock

The following discussion is a summary of material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) of shares of LENSAR Common Stock who receive cash and CVRs in exchange for their shares of LENSAR Common Stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger or with respect to CVRs following the Merger. Accordingly, this summary is not intended to be, and should not be construed as, legal or tax advice with respect to any particular holder. The tax consequences under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws and any specific tax consequences under an applicable income tax treaty are not discussed. In addition, except as specifically set forth below, this discussion does not address applicable tax reporting requirements. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury regulations promulgated thereunder (whether final, temporary or proposed) (the “Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case, in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. The U.S. federal income tax laws are complex and subject to varying interpretation. This summary is not binding on the IRS, and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the material U.S. federal income tax consequences of the Merger or with respect to the receipt of future payments pursuant to the CVRs.

This discussion is limited to holders of shares of LENSAR Common Stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to or liable for the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding shares of LENSAR Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, trusts, mutual funds, insurance companies and other financial institutions;

•	brokers or dealers in securities, currencies or commodities;

•	traders in securities that elect to apply a mark-to-market method of tax accounting;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax (each as defined in the Code);

•

“S corporations” (and shareholders thereof), partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and partners or investors therein);

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell their shares of LENSAR Common Stock under the constructive sale provisions of the Code;

•	persons who hold or received their shares of LENSAR Common Stock pursuant to the exercise of any employee stock options or otherwise as compensation;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	tax-qualified retirement plans, individual retirement accounts, pension funds or other tax deferred accounts.

This discussion also does not address the U.S. federal income tax consequences to holders of shares of LENSAR Common Stock who exercise appraisal rights in connection with the Merger under the DGCL.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of LENSAR Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of LENSAR Common Stock and partners (or other owners) in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Merger and with respect to the CVRs in light of their own particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE OR A COMPLETE DESCRIPTION OF ALL U.S. TAX CONSEQUENCES RELATING TO HOLDERS OF SHARES OF LENSAR COMMON STOCK. HOLDERS OF SHARES OF LENSAR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER OR WITH RESPECT TO THE CVRS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER OR WITH RESPECT TO THE CVRS ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of LENSAR Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust, or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Merger

The receipt of Merger Consideration in exchange for shares of LENSAR Common Stock pursuant to the Merger by a U.S. holder will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty.

The Merger Consideration consists of the Cash Consideration and CVRs. The receipt of CVRs as part of the Merger Consideration may be treated as an “open transaction” or as a “closed transaction” for U.S. federal income tax purposes. There is no authority directly addressing whether contingent payment rights with characteristics similar to the CVRs will be taxed as an “open transaction” or as a “closed transaction,” and such question is inherently factual in nature. The CVRs also may be treated as debt instruments for U.S. federal income tax purposes. However, we believe that such treatment as debt instruments is unlikely, and the discussion below assumes that the CVRs are not treated as debt instruments for U.S. federal income tax purposes and does not address the tax consequences of such a characterization. Accordingly, all holders are urged to consult their tax advisors regarding this issue and the proper characterization of the receipt of CVRs. The following sections discuss the U.S. federal income tax consequences of the receipt of the Merger Consideration in the event it is treated as an “open transaction” and, alternatively, in the event it is treated as a “closed transaction.” The installment method of reporting any gain attributable to the receipt of CVRs will not be available because our common stock is traded on an established securities market (Nasdaq).

For U.S. federal income tax purposes, Parent intends to treat the CVRs as additional consideration paid for the shares of LENSAR Common Stock as part of an “open transaction.” However, Parent’s view is not dispositive. Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, all holders are urged to consult their tax advisors regarding the tax consequences relating to the receipt of CVRs pursuant to the Merger, including the proper characterization, method of tax accounting and tax reporting with respect to receipt of a CVR under the closed transaction method or open transaction method, and the ownership of CVRs thereafter in light of their own circumstances.

Treatment as Open Transaction

Receipt of the Merger Consideration generally would be treated as an “open transaction” for U.S. federal income tax purposes if the value of the CVRs cannot be “reasonably ascertained.” If the receipt of the Merger Consideration is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. holder generally will recognize capital gain or loss upon consummation of the Merger in an amount equal to the difference, if any, between the amount of cash received as Cash Consideration and such U.S. holder’s adjusted tax basis in the shares of LENSAR Common Stock converted into the right to receive the Merger Consideration pursuant to the Merger. Gain or loss recognized must be determined separately for each identifiable block of a holder’s shares of LENSAR Common Stock (i.e., shares of LENSAR Common Stock acquired at the same cost in a single transaction). Any such gain or loss will be long-term capital gain or loss if the shares of LENSAR Common Stock were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.

If the receipt of Merger Consideration is treated as an “open transaction” for U.S. federal income tax purposes, the CVRs will not be taken into account in determining the U.S. holder’s gain or loss upon receipt of the Merger Consideration and a U.S. holder will have no tax basis in the CVRs, but would be subject to tax as Milestone Payments are made or deemed made pursuant to the CVRs in accordance with the U.S. holder’s regular method of accounting. A portion of such payments would be treated as interest income under Section 483 of the Code (as described below in “—Future Payments on the CVRs—Treatment as Open Transaction”) and the balance, in general, as additional consideration for the disposition of the shares of LENSAR Common Stock in the Merger. It is the position of the IRS, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant “open transaction” treatment.

Treatment as Closed Transaction

If the value of the CVRs can be “reasonably ascertained,” the receipt of Merger Consideration generally will be treated as a “closed transaction” for U.S. federal income tax purposes, and gain or loss would be determined upon consummation of the Merger in the same manner as if the receipt of Merger Consideration were an “open transaction,” except that a U.S. holder would take into account the fair market value of the CVRs, determined on the date of the Merger, as an additional amount realized for purposes of calculating gain or loss with respect to the disposition of shares of LENSAR Common Stock in the Merger.

If the receipt of Merger Consideration is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the CVRs will equal the fair market value of the CVRs on the date of the Merger. The holding period of the CVRs will begin on the day following the date of the Merger.

Future Payments on the CVRs

Treatment as Open Transaction

If the receipt of Merger Consideration is treated as an “open transaction,” a payment in the future to a U.S. holder pursuant to a CVR will generally be treated as a payment under a contract for the sale or exchange of shares of LENSAR Common Stock to which Section 483 of the Code applies.

Under Section 483 of the Code, a portion of any payment due with respect to a CVR more than six months following the consummation of the Merger may constitute imputed interest taxable as ordinary income. The portion of any CVR payment treated as imputed interest under Section 483 of the Code generally would equal the excess of the amount of the CVR payment over the present value of such amount as of the consummation of the Merger, calculated using the applicable federal rate as the discount rate. The relevant applicable federal rate generally will be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the consummation of the Merger. The applicable federal rate is published monthly by the IRS. The U.S. holder of a CVR must include in its gross income interest imputed pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. The portion of the payment pursuant to a CVR that is not treated as interest under Section 483 of the Code generally will be treated as gain from the sale of a capital asset, as discussed above. U.S. holders are urged to consult their own tax advisors regarding the application of the imputed interest rules to the receipt of payments pursuant to a CVR.

Treatment as Closed Transaction

There is no authority directly addressing the treatment of payments made pursuant to contingent payment rights similar to the Milestone Payments made pursuant to the CVRs. You should therefore consult your own tax advisor as to the taxation of such payments. Under characterization as a “closed transaction,” a portion of one or more payments with respect to each CVR could be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the CVR. To the extent that payments are not treated as such, payments may be treated as either (i) payments with respect to a sale of a capital asset, (ii) income taxed at ordinary rates or (iii) dividends. Additionally, it is possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described directly above under “ —Future Payments on the CVRs—Treatment as Open Transaction”).

Although not entirely free from doubt, if a CVR expires without any payment with respect thereto, a U.S. holder generally will recognize a loss, which loss likely would be a capital loss, in an amount equal to such U.S. holder’s adjusted tax basis in the CVR. The deductibility of capital losses is subject to limitations. Each U.S. holder should consult its own tax advisors regarding the treatment in its particular circumstances of the expiration of a CVR without any payment.

Information Reporting and Backup Withholding

Information reporting to the IRS generally will be required with respect to payments of the Merger Consideration, as well as to Milestone Payments made pursuant to the CVRs, to U.S. holders other than corporations and certain exempt recipients. In addition, backup withholding (currently at a rate of 24%) may apply to such payments if a U.S. holder fails to furnish a correct taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of shares of LENSAR Common Stock that is not a U.S. holder and is not a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Any gain realized by a non-U.S. holder upon the receipt of Merger Consideration in exchange for shares of LENSAR Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States), in which case the non-U.S. holder generally will be taxed in the same manner as a U.S. holder (as described above under “—Tax Consequences to U.S. Holders”), except that if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable income tax treaty rate);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% U.S. federal income tax (or a reduced rate under an applicable income tax treaty) on such gain (which may be net of certain U.S.-source losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held our common stock, and, in the case where LENSAR Common Stock is treated as regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the Merger or such non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that LENSAR Common Stock will be treated as regularly traded on an established securities market for this purpose. We believe we are not, and have not been during the applicable period, a United States real property holding corporation for U.S. federal income tax purposes.

Generally, if Milestone Payments are made to a non-U.S. holder pursuant to a CVR, such non-U.S. holder may be subject to withholding at a rate of 30% (or lower applicable income tax treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “—Tax Consequences to U.S. Holders—Future Payments on the CVRs—Treatment as Open Transaction”), unless such non-U.S. holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable income tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) to the applicable withholding agents.

Information Reporting and Backup Withholding Tax

A non-U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) with respect to the proceeds from the exchange of shares of LENSAR Common Stock pursuant to the Merger and amounts received in respect of CVRs. However, backup withholding generally will not apply if the non-U.S. holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-U.S. holder is not a United States person or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a non-U.S. holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

In certain circumstances, legislation commonly known as the Foreign Account Tax Compliance Act (“FATCA”) imposes a withholding tax of 30% on U.S.-source interest and dividend income received by certain non-U.S. financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the US. Department of Treasury to report, on an annual basis, certain information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold 30% on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Similarly, U.S.-source interest and dividends received by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a tax rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” (as defined in the Code) or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will generally be required to provide to the IRS. The IRS has issued proposed Treasury Regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from dispositions of domestic stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. All holders are urged to consult their own tax advisors regarding the application of FATCA to their receipt of Merger Consideration and payments pursuant to the CVRs in light of their own circumstances.

THE DISCUSSION ABOVE OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER OR WITH RESPECT TO CVRS. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO THE HOLDER AND THE PARTICULAR TAX EFFECTS TO THE HOLDER OF THE MERGER AND WITH RESPECT TO THE CVRS IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR THROUGH THE APPLICATION OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters

Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be consummated until LENSAR and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period thereunder has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. LENSAR and Parent filed their respective HSR Act notifications on April 21, 2025. The waiting period under the HSR Act is set to expire at 11:59 p.m., Eastern Time, on May 21, 2025. The DOJ or the FTC may extend the 30-day waiting period by issuing a Request for Additional Information and documentary materials (a “Second Request”). If either agency issues a Second Request, the waiting period will be extended until 30 days after the parties substantially comply with the request.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the consummation of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under its applicable antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances.

General

Subject to the terms of the Merger Agreement, LENSAR, Parent and Merger Sub have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws to consummate the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable with any governmental entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement; provided, that notwithstanding anything in the Merger Agreement to the contrary, the parties agree that the reasonable best efforts of Parent or LENSAR shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the transactions contemplated thereby that would limit Parent’s right or ability to exercise any rights of ownership of any securities or business of Parent, LENSAR, the surviving corporation, or any of their respective affiliates or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or LENSAR’s or any of its affiliates’ businesses, assets or properties. Each party has agreed to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and advisable after the signing of the Merger Agreement and to supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to the HSR Act. Parent has agreed to pay all filing fees and other charges for the filings required under the HSR Act by LENSAR and Parent. If LENSAR or Parent receives a request for information or documentary material from any governmental entity with respect to the Merger Agreement or the transactions contemplated thereby, including but not limited to a Second Request for Information under the HSR Act, then LENSAR and Parent shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request. For the avoidance of doubt, in the event either LENSAR or Parent receives a letter from any governmental entity, stating that although the waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement will soon expire, the governmental entity has not yet completed any purported investigation of the proposed transaction (a “Pre-Consummation Warning Letter”), LENSAR and Parent have agreed that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from the governmental entity to the same effect shall not be a basis for asserting that any condition to closing under the Merger Agreement has not been satisfied.

If Parent is required by law or regulation to file, or Parent and LENSAR otherwise jointly determine to file, or CFIUS requests that Parent and LENSAR file, a joint voluntary notice pursuant to Section 721 of the Defense Production Act of 1950, as amended (“DPA”), with respect to the transactions contemplated by the Merger Agreement, Parent and LENSAR have agreed to (i) jointly submit, as promptly as practicable and in accordance with the requirements of the DPA, a draft notice to CFIUS with respect to the transactions contemplated by the Merger Agreement, (ii) jointly submit, as promptly as practicable after receipt of confirmation that CFIUS has no further comment on the draft notice, a notice of the transactions contemplated by the Merger Agreement in accordance with the DPA (the “Formal CFIUS Notice”), (iii) respond fully, appropriately and on a timely basis to any request for information from CFIUS throughout the CFIUS process and in accordance with the DPA and (iv) use (and cause their respective affiliates to use) their reasonable best efforts to obtain CFIUS Clearance.

Other than the filings required under the HSR Act and an approval from the Turkish Competition Authority as described above, we currently do not expect that any clearance, approval or consent would be required under any other applicable antitrust law in connection with the Merger.

Delisting and Deregistration of Company Shares

If the Merger is consummated, following the Effective Time, the shares of LENSAR Common Stock will cease trading on Nasdaq and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about LENSAR contained in this proxy statement or in LENSAR’s public reports filed with the SEC may supplement, update or modify the factual disclosures about LENSAR contained in the Merger Agreement and described in this summary. The representations, warranties, covenants, and agreements made in the Merger Agreement by LENSAR, Merger Sub and Parent were qualified and subject to important limitations agreed to by LENSAR and Parent in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations, warranties, covenants, and agreements contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations, warranties, covenants, and agreements were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right to not close the Merger if the representations and warranties of the other party prove to be untrue (or such covenants and agreements were not complied with), due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations, warranties, covenants, and agreements may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures contained in the disclosure schedules delivered by LENSAR to Parent in connection with the Merger Agreement (the “Disclosure Schedules”), which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of LENSAR or Parent with the SEC. For the foregoing reasons, the representations, warranties, covenants, and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of LENSAR, Parent or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

Additional information about LENSAR may be found elsewhere in this proxy statement and LENSAR’s other public filings. See “Where You Can Find More Information” beginning on page 128 of this proxy statement.

When the Merger Becomes Effective

The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on a date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in the Merger Agreement (other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), by the electronic transmission of signature pages, unless another date and/or place is agreed to in writing by the parties.

At the Closing, Parent, and LENSAR will cause an appropriate certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in such form and executed as provided in the Delaware General Corporation Law (“DGCL”). The Merger will become effective upon the date and time of filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or such later time, if any, as the parties shall agree and as specified in the certificate of merger. The filing of the certificate of merger shall be made as soon as practicable on the Closing Date.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Pursuant to the terms and conditions of the Merger Agreement, at the Effective Time, LENSAR and Merger Sub will consummate the Merger pursuant to which Merger Sub will be merged with and into LENSAR and the separate corporate existence of Merger Sub will cease. LENSAR will continue as the surviving corporation and as a wholly owned subsidiary of Parent. At the Effective Time, the certificate of incorporation of LENSAR will be amended and restated in its entirety as set forth in Exhibit B of the Merger Agreement and such amended and restated certificate of incorporation will be the certificate of incorporation of the surviving corporation until thereafter changed or amended. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the surviving corporation until thereafter changed or amended. The officers and directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the officers and directors of the surviving corporation until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Effect of the Merger on Company Shares

At the Effective Time, each share of LENSAR Common Stock (excluding Canceled Company Shares and Dissenting Company Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, and will cease to be issued and outstanding, will be canceled and retired and will cease to exist.

At the Effective Time, each Canceled Company Share will cease to be outstanding, be canceled without payment or any consideration and cease to exist.

If applicable, the Merger Consideration and any other amount payable pursuant the Merger Agreement (including consideration payable in respect of the Series A Convertible Preferred Stock, Company Warrants and Company Equity Awards) will be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of LENSAR Common Stock occurring on or after March 23, 2025 and prior to the Effective Time.

Dissenting Company Shares

The Merger Agreement provides that Dissenting Company Shares will not be converted into the right to receive the Merger Consideration, but instead will represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262. If any such holder or beneficial owner of Dissenting Company Shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal of the fair value of such Dissenting Company Shares under Section 262, such Dissenting Company Shares will cease and will be deemed to have been converted into, as of the Effective Time, into and will be exchangeable solely for, the right to receive the Merger Consideration, without interest, and subject to any withholding of taxes.

Payment for Company Shares

Concurrently with the Effective Time, (i) Parent will deposit with Computershare Limited or such other bank or trust company as Parent shall determine and that is reasonably satisfactory to LENSAR (the “Paying

Agent”), in trust for the benefit of holders of shares of LENSAR Common Stock, immediately available funds equal to the aggregate Cash Consideration, minus the Deposit, minus the Equity Award Closing Consideration to be paid by the surviving corporation, (ii) the Company shall release the Deposit and deposit it with the Paying Agent to be held in trust for the benefit of holders of shares of LENSAR Common Stock, and (iii) Parent shall instruct the Paying Agent to timely pay the Merger Consideration (other than the Equity Award Closing Consideration to be paid by the surviving corporation). Any amounts payable in respect of Company Equity Awards held by Non-Employee Company Equity Award Holders, the Series A Convertible Preferred Stock, or the Company Warrants to be paid by the Paying Agent at the election of the surviving corporation, shall be deposited with the Paying Agent and be paid in accordance with the terms of the Merger Agreement. As promptly as practicable after the Effective Time, the Paying Agent will send to each record holder of a Certificate or holder of book-entry shares: (i) a letter of transmittal which (A) will specify that delivery will be effected, and risk of loss and title to the Certificates, if applicable, will pass, only upon delivery of the Certificates to the Paying Agent and (B) will be in a form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates or book-entry shares in exchange for the Merger Consideration.

As soon as reasonably practicable after the Effective Time, each holder of shares of LENSAR Common Stock, (i) upon surrender of a Certificate (or an affidavit of lost, stolen or destroyed Certificate in lieu thereof) to the paying agent together with such letter of transmittal, duly executed and such other documents as may reasonably be required by the Paying Agent, (ii) upon the transfer of shares of LENSAR Common Stock that are book-entry shares not held through the Depository Trust Company (“DTC”), in accordance with the terms of the letter of transmittal and accompanying instructions (including such other documents as may reasonably be required by the Paying Agent); or (iii) upon the transfer of shares of LENSAR Common Stock that are book-entry shares held through DTC, including by delivery of an “agent’s message,” in accordance with DTC’s procedures and such other procedures as agreed by Parent, the Paying Agent and DTC, each holder of shares of LENSAR Common Stock (other than Canceled Shares and Dissenting Shares) will be entitled to receive in exchange therefor, and Parent and the surviving corporation shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the amount of cash into which the aggregate number of shares of LENSAR Common Stock previously represented by such Certificate shall have been converted pursuant to the Merger Agreement. The Paying Agent shall accept such Certificates upon compliance by the respective holders thereof with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

Treatment of Series A Convertible Preferred Stock

LENSAR Series A Convertible Preferred Stock. Simultaneously with the Effective Time (but subject thereto), each share of LENSAR’s Series A Convertible Preferred Stock outstanding immediately prior to the Effective Time will be redeemed and converted into the right to receive an amount equal to the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations), without interest and subject to any applicable withholding taxes.

Treatment of Equity Awards and the ESPP

Options. Under the Merger Agreement, at the Effective Time, each Company Option will be automatically canceled and converted into the right to receive (x) the Option Closing Consideration, which shall be payable (i) within five business days after the Closing Date for Company Options held by employees, or (ii) within ten business days after the Closing Date for Company Options held by non-employees and (y) the portion of the Company Equity Award Milestone Payments payable with respect to such Company Option (as defined in the section entitled “The Contingent Value Rights Agreement” beginning on page 112 of this proxy statement), which shall be payable no later than the next regularly scheduled payroll date that is not less than ten business days after the delivery of the Milestone Notice to the rights agent as described in such section.

RSU Awards. Under the Merger Agreement, at the Effective Time, each Company RSU Award will be automatically canceled and converted into the right to receive (x) the RSU Closing Consideration, which shall be payable (i) within five business days after the Closing Date for Company RSUs held by employees, or (ii) within ten business days after the Closing Date for Company RSUs held by non-employees and (y) the portion of Company Equity Award Milestone Payments payable with respect to such Company RSU Award, which shall be payable no later than the next regularly scheduled payroll date that is not less than ten business days after delivery of the Milestone Notice to the rights agent as described in the section entitled “The Contingent Value Rights Agreement” beginning on page 112 of this proxy statement.

PSU Awards. Under the Merger Agreement, at the Effective Time, each Company PSU Award will be automatically canceled and converted to the right to receive (x) the PSU Closing Consideration, which shall be payable (i) within five business days after the Closing Date for Company PSUs held by employees, or (ii) within ten business days after the Closing Date for Company PSUs held by non-employees and (y) the portion of Company Equity Award Milestone Payments payable with respect to such Company PSU Award, which shall be payable in any event no later than the next regularly scheduled payroll date that is not less than ten business days after delivery of the Milestone Notice to the rights agent as described in the section entitled “The Contingent Value Rights Agreement” beginning on page 112 of this proxy statement.

ESPP. The Merger Agreement provides that, prior to the Effective Time, LENSAR may, in its discretion, suspend or terminate any current or future offering periods under the ESPP as it deems advisable prior to the Effective Time. The ESPP will terminate immediately prior to the Effective Time. Each then-outstanding right to purchase shares of LENSAR Common Stock under the ESPP will be exercised no later than four business days prior to the Effective Time.

Treatment of Company Warrants

Warrants. The Merger Agreement provides that all Company Warrants outstanding immediately prior to the Effective Time will be adjusted and treated in accordance with the terms of such Company Warrants in connection with a “Fundamental Transaction” (as defined in the applicable Company Warrant).

Representations and Warranties

The Merger Agreement contains representations and warranties of each of LENSAR, Parent and Merger Sub (subject to certain qualifications or exceptions in the Merger Agreement and the Disclosure Schedules) as to, among other things:

•	corporate organization, existence, good standing and corporate power and authority to conduct its business as currently conducted;

•	corporate power and authority to enter into the Merger Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby;

•

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, applicable requirements of Nasdaq and applicable law, in each case arising out of the execution, delivery or performance of, or consummation of the transactions contemplated by, the Merger Agreement;

•	required regulatory filings or actions and authorizations, consents or approvals of governmental entities and other persons;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations pending against the parties;

•	matters relating to information to be included in required filings with the SEC, including this proxy statement, in connection with the Merger; and

•	the absence of any fees owed by LENSAR or Parent to investment bankers or brokers in connection with the Merger, other than those specified in the Disclosure Schedules.

The Merger Agreement also contains representations and warranties of LENSAR (subject to certain qualifications or exceptions in the Merger Agreement and the Disclosure Schedules) as to, among other things:

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that LENSAR has no subsidiaries, does not own, directly or indirectly, any capital stock of any person, and has not agreed, is not obligated to make and is not bound by any written agreement or contract to make any capital contribution to any other person;

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the capitalization of LENSAR, including the authorized and outstanding shares of LENSAR Common Stock, Series A Convertible Preferred Stock, RSU Awards, PSU Awards, Company Options, and Warrants held by LENSAR in its treasury;

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all issued and outstanding shares of LENSAR Common Stock are, and all shares that may be issued or granted upon the vesting of the Company Equity Awards will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights;

•	all dividends or distributions on the shares of LENSAR Common Stock that have been declared prior to the date of the Merger Agreement have been paid in full;

•	all outstanding shares of LENSAR Common Stock have been issued and granted in compliance in all material respects with applicable securities laws and other applicable law;

•

LENSAR has not agreed to register any securities under the Securities Act or under any state securities laws or granted registration rights to any person, except as set forth in the Disclosure Schedules;

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confirmation of the outstanding Company Options, Company PSU Awards, and Company RSU Awards, shares of LENSAR Common Stock reserved for issuance under LENSAR’s equity incentive plans and the ESPP, the exercise price of each Company Option, and material vesting and other terms of the Company Options, Company RSU Awards and Company PSU Awards;

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except for as set forth in the Disclosure Schedules as of the Capitalization Date, that there are no outstanding or authorized (A) options, profit interest units, phantom units, restricted units, unit appreciation rights, stock appreciation rights, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, exchangeable securities, agreements, claims or commitments of any character obligating LENSAR to issue, transfer or sell any shares of capital stock or other equity interest in, LENSAR or securities convertible into or exchangeable for such shares or partnership or other equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, (B) obligations of LENSAR to repurchase, redeem or otherwise acquire any capital stock or other equity interests in LENSAR or any such securities or agreements listed in clause (A) of this sentence or (C) voting trusts or similar agreements or understandings to which LENSAR is a party with respect to the voting of the capital stock or other equity interest in LENSAR;

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that LENSAR does not beneficially own, directly or indirectly, any shares of capital stock or other securities of, or interest in, any person, or any interest in a partnership or joint venture of any kind, nor is it obligated to make any capital contribution to or other investment in any other person;

•	that, assuming the due authorization, execution and delivery of the Merger Agreement by Parent and Merger Sub, the Merger Agreement constitutes a legal, valid and binding obligation of LENSAR;

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the affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR Capital Stock entitled to vote thereon and the consents and/or approvals of the holders of the Series A Convertible Preferred Stock in accordance with the Certificate of Designations as the only approvals of any class or series of the LENSAR Capital Stock necessary under applicable law and LENSAR’s certificate of incorporation and bylaws to adopt the Merger Agreement and approve the Merger;

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the timeliness and accuracy of LENSAR’s filings with the SEC, and the compliance of such filings and financial statements with SEC rules, GAAP (in the case of financial statements), the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

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the absence of outstanding or unresolved issues raised by the SEC in writing with respect to LENSAR’s SEC filings, and, to LENSAR’s knowledge, no enforcement action has been initiated against LENSAR relating to disclosures contained in any of LENSAR’s SEC filings;

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the absence of certain changes from December 31, 2024 through the date of the Merger Agreement, including the conduct of the business of LENSAR in the ordinary course consistent with past practice, the absence of a Company Material Adverse Effect, and the absence of any action taken that would violate a covenant under the terms of the Merger Agreement;

•	the absence of certain undisclosed liabilities of LENSAR;

•	the compliance as to form of the proxy statement with the applicable requirements of the Exchange Act and the accuracy of the information provided in such proxy statement;

•	LENSAR’s employee benefit plans and other agreements with its employees;

•	LENSAR’s labor matters;

•	the compliance by LENSAR with applicable laws and the possession by LENSAR of all permits necessary to conduct its business;

•	LENSAR’s intellectual property rights;

•	the compliance by LENSAR with data privacy and protection laws and the absence of material failures of LENSAR information technology systems;

•	certain categories of specified material contracts;

•	the payment of taxes, filing of tax returns, absence of tax audits or proceedings and other tax matters;

•	environmental matters, including compliance with environmental laws by LENSAR;

•	real property leased by LENSAR;

•	insurance policies maintained by LENSAR;

•	transactions with affiliates of LENSAR;

•	LENSAR’s disclosure controls and procedures and internal control over financial reporting;

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the absence of any material changes or reductions in price or other terms of business with LENSAR’s major suppliers or distributors or the receipt of any intention to terminate or materially reduce or change the pricing or other terms of business with LENSAR’s major suppliers or distributors;

•	product warranty and liability matters;

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certain regulatory matters, including with respect to regulatory approvals from the FDA, and the compliance with various applicable rules of the FDA and health care laws applicable to the conduct of the business of LENSAR;

•	compliance with anti-bribery and anti-corruption laws, rules and regulations, including the Foreign Corrupt Practices Act of 1977; and

•	the receipt by the Board of an opinion of WFS as to the fairness of the Merger Consideration, from a financial point of view, to the holders of shares of LENSAR Common Stock.

The Merger Agreement also contains representations and warranties of Parent and Merger Sub (subject to certain qualifications or exceptions in the Merger Agreement) as to, among other things:

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the absence of any direct or indirect beneficial ownership by Parent, Merger Sub or any of their respective affiliates of shares of LENSAR Common Stock or any rights to acquire or vote any shares of LENSAR Capital Stock, other than shares beneficially owned through benefit or pension plans or pursuant to the Merger Agreement;

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the availability to Parent, as of the Effective Time, of sufficient cash to consummate the Merger and the other transactions contemplated by the Merger Agreement that require payment in connection with the Closing;

•	actions, assets, liabilities, and ownership of the capital stock of Merger Sub prior to the Effective Time;

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that no vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement;

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the affirmative vote or consent of Parent as the sole stockholder of Merger Sub as the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement; and

•	the acknowledgement that Parent and Merger Sub has had access to certain information of the Company.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Material Adverse Effect” clause.

For purposes of the Merger Agreement, a “Material Adverse Effect” means, (x) with respect to LENSAR, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that, individually or in the aggregate, is materially adverse to the business, results of operations or financial condition of LENSAR, taken as a whole, and (y) with respect to Parent, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that, individually or in the aggregate, materially impairs the ability of Parent or Merger Sub to consummate the transactions contemplated by the Merger Agreement, prevents or materially delays or materially impairs the ability of Parent or Merger Sub to perform their obligations under the Merger Agreement or to consummate the Merger or the other transactions contemplated the Merger Agreement; provided, however, that, with respect to clause (x) only, no fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing directly or indirectly arising out of, attributable to or resulting from any of the following shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect:

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any change generally affecting the industries in which such person operates or general economic conditions (including changes in commodity prices) or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, except to the extent such persons and its subsidiaries are disproportionately affected thereby as compared to other similarly situated persons operating in the industries in which such person operates;

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the announcement of the execution of the Merger Agreement or the pendency of the transactions contemplated thereby, including the initiation of litigation by any person with respect to the Merger Agreement or the transactions contemplated thereby, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of LENSAR due to the announcement and performance of the Merger Agreement or the identity of the parties to the Merger Agreement, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

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fluctuations in the price or trading volume of the common shares of such person; provided, that the exception in this bullet (iii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect with respect to such person;

•	any changes in applicable law or in GAAP (or the interpretation thereof) after the date thereof;

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any failure by such person to meet any published analyst estimates or expectations of such person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that the exception in this bullet shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such person;

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any acts of God, natural disasters, epidemic, pandemic or disease outbreak, except to the extent such persons and their respective subsidiaries are disproportionately affected thereby as compared to other similarly situated persons operating in the industries in which such person operates;

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political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, except to the extent such persons and their respective subsidiaries are disproportionately affected thereby as compared to other similarly situated persons operating in the industries in which such person operates;

•	any action taken by LENSAR which is required by the Merger Agreement or the failure to take any action prohibited by the Merger Agreement;

•	any matter set forth in Section 8.5(ggg) of the Disclosure Schedules; or

•	any actions taken (or omitted to be taken) at the written request of Parent or to which Parent has consented.

Conduct of Business Pending the Merger

The Merger Agreement provides that except (i) as expressly contemplated or permitted by the Merger Agreement, (ii) as set forth in the Company Disclosure Schedule, (iii) as required by applicable law, (iv) as provided or required pursuant to the terms of any LENSAR benefit plan in effect as of the date of the Merger Agreement or (v) as agreed to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement until the Effective Time or the date, if any, on which the Merger Agreement is earlier terminated pursuant to its terms, LENSAR will use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice and to preserve its business organization and goodwill and maintain existing relations with customers, suppliers, officers, employees and creditors, and will not:

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(A) enter into any new line of business, (B) except as required on an emergency basis, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than, and during the same time period set forth in, LENSAR’s capital budget set forth in Section 5.1(b) of the Disclosure Schedules, or (C) expend any cash other than such cash expenditures in the ordinary course of business consistent with past practice;

•	amend its certificate of incorporation or bylaws or similar organizational documents, except as contemplated by the transactions contemplated in the Merger Agreement;

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declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities (other than issuances of Company Equity Awards in the ordinary course of business or issuances of shares of LENSAR Common Stock pursuant to Company Equity Awards or the Company ESPP as permitted by the Merger Agreement and other than pursuant to the vesting, settlement, or forfeiture of Company Equity Awards or the satisfaction by any holder of Company Equity Awards or the exercise price and/or tax withholding with respect to any Company Equity Award in accordance with the Company Plans);

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(A) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interest of any class or of any other such securities or agreements of LENSAR, other than issuances of Company Equity Awards in the ordinary course of business or issuances of shares of LENSAR Common Stock pursuant to Company Equity Awards or the Company ESPP as permitted by the Merger Agreement or other securities, options, warrants, calls, commitments or rights issued and in effect as of the date of the Merger Agreement or issued after the date hereof in compliance with the Merger Agreement; or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in Section 5.1(b)(iv) of the Merger Agreement (other than pursuant to the vesting, settlement, or forfeiture of Company Equity Awards or the satisfaction by any holder of Company Equity Awards or the exercise price and/or tax withholding with respect to any Company Equity Award in accordance with the Company Plans);

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(A) other than in the ordinary course of business, grant any increase in the compensation or benefits payable or to become payable by LENSAR to any current or former officer, employee, service provider, or director; (B) other than in the ordinary course of business, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under or terminate any Company Plan (or any plan, program, or agreement that would be a Company Plan if in effect on the date of the Merger Agreement); (C) other than in the ordinary course of business, grant or increase any severance, retention, change in control, termination or similar pay or benefit to any current or former officer, director or employee of LENSAR; (D) other than in the ordinary course of business, grant any stock options, restricted stock awards, restricted stock units, performance units, or other equity-based awards; (E) promote, hire or terminate (other than for cause) any employee with annual base compensation in excess of $200,000 (other than to replace any employee of LENSAR who has resigned or been terminated from a position); or (F) waive the restrictive covenant obligations of any employee of LENSAR;

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(A) change any material method of accounting principles, practices or methods (including with respect to taxes) or systems of internal accounting controls in effect as of the date of the Merger Agreement or (B) adopt or change any taxable or fiscal year or period, except in each case as required by GAAP or applicable laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)) and as concurred to by the independent auditors of LENSAR;

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acquire by merging or consolidating, by purchasing an equity interest in or by purchasing of the assets of, or by any other manner, any person or other business organization, division or business of such person;

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sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the assets that are material to LENSAR, other than (A) sales of inventory or equipment under lease in the ordinary course of business or otherwise or sales of or disposals of obsolete or worthless assets, or (B) pursuant to contracts of LENSAR in effect on the date of the Merger Agreement;

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mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the assets that are material to LENSAR, other than (A) sales or leases of inventory in the ordinary course of business or otherwise or sales of or disposals of obsolete or worthless assets, or (B) pursuant to contracts of LENSAR in effect on the date of the Merger Agreement;

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(A) pay, discharge or satisfy any material claims (including claims of equityholders), action, proceeding (including any state or federal regulatory proceeding), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any payment in excess of $300,000, other than the payment of any final, nonappealable judgment, or (B) compromise, settle, or grant any waiver or release relating to any Litigation, other than the settlement or compromise of any litigation claim where the amount paid or to be paid, together with the aggregate of all other amounts paid or to be paid in all other settlements or compromises of all other litigation claims (whether in the same or any other matter or with any other party), does not exceed $300,000 in the aggregate and does not involve any non-monetary relief;

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engage in any transaction with (except pursuant to agreements in effect at the time of the Merger Agreement), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of LENSAR’s affiliates or any person that holds or owns five percent (5%) or more of the shares of capital stock (or any affiliate of any such person), other than reimbursements of directors and employees in the ordinary course;

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(A) make (other than in the ordinary course of business), change, rescind or revoke any material tax election; (B) amend any U.S. federal or state income tax return or other material tax return, (C) settle, compromise or enter into any settlement or closing agreement related to any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes that would require any payment in excess of $300,000; (D) agree to an extension or waiver of any statute of limitations with respect to the assessment or collection of any material taxes (excluding automatic extensions of time to file tax returns obtained in the ordinary course of business); or (E) make, seek or submit any application for a voluntary disclosure or voluntary disclosure agreement with respect to any material taxes or material tax returns;

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adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of LENSAR (other than the Merger or pursuant to Section 5.1(b)(vii)) of the Merger Agreement or any agreement related to an Acquisition Proposal (as defined below), except as provided for in Section 5.2 of the Merger Agreement;

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(A) incur, assume or guarantee any indebtedness for borrowed money other than indebtedness incurred in the ordinary course of business consistent with past practice, and does not result in the aggregate principal amount outstanding thereunder at any time exceeding $300,000; (B) modify, amend, repurchase, redeem, repay or otherwise acquire or retire any bonds, debentures, notes or other material indebtedness or other liability other than repayments of indebtedness or other liabilities at stated maturity; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice and in no event exceeding $300,000 in the aggregate; (D) make any loans, advances or capital contributions to, or investments in, any other person; (E) enter into a swap, futures or derivatives transaction except hedging activities in the ordinary course of business consistent with past practice; or (F) prepay any Material Contracts (as defined in Section 3.15(c) of the Merger Agreement);

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enter into any agreement, understanding or commitment that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of the Merger, would by its terms materially restrict the ability of Parent or Merger Sub or any of their subsidiaries to compete in any line of business or with any person or in any geographic area during any period of time after the Effective Time, (B) imposes any material restriction on the right or ability of the Company to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of the Company in a material manner;

•	enter into any contract, agreement or arrangement that would be a Material Contract other than in the ordinary course of business;

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modify or amend in any material respect or terminate any Material Contract to which it is a party (other than expirations of any such Material Contract in accordance with its terms), or waive in any material respect or assign any of its material rights or claims under any such Material Contract, in each case, other than in the ordinary course of business;

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unless required by law, (i) modify, extend, or enter into any labor agreement or collective bargaining agreement or (ii) recognize or certify any labor union or labor organization as the collective bargaining representative for any employees of LENSAR;

•	effectuate a “plant closing,” “termination,” “relocation,” or “mass layoff” as those terms are defined in the WARN Act and similar laws; or

•	enter into an agreement, contract, commitment or arrangement to do any of the foregoing actions.

Additionally, LENSAR shall (A) use commercially reasonable efforts to maintain insurance with financially responsible insurance companies in such amounts and against such risks and losses as are now carried by LENSAR and (B) use reasonable best efforts to (i) keep in full force and effect any material Company permit required by any governmental entity for the continuing operation of its business, and (ii) file on a timely basis all material notices, reports, returns and other filings required to be filed with or reported to any governmental entity, as well as all applications and other documents necessary to maintain, renew or extend any material Company permit required by any governmental entity for the continuing operation of its business.

Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of LENSAR at any time prior to the Effective Time. Prior to the Effective Time, LENSAR shall exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its business and operations.

Other Covenants and Agreements

Special Meeting and Related Actions

Unless the Merger Agreement is terminated in accordance with its terms, LENSAR must promptly and duly call, give notice of, convene and hold, as soon as practicable following the date on which the definitive proxy statement is first mailed to its stockholders, the Special Meeting and shall (i) recommend adoption of the Merger Agreement, and include in the proxy statement such recommendation, (ii) use its reasonable best efforts to solicit and obtain such adoption or approval and (iii) submit the Merger Agreement to the its stockholders at the Special Meeting for the purpose of adopting the Merger Agreement. Once the Special Meeting has been called and noticed, unless the Merger Agreement is terminated in accordance with its terms, the Company shall not postpone or adjourn the Special Meeting without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) (other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Special Meeting, (iii) to allow additional solicitation of votes in order to obtain the Company Required Vote or (iv) to the extent otherwise advised by outside counsel to be necessary to comply with law).

In the event of an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change” beginning on page 98 of this proxy statement), LENSAR shall submit the Merger Agreement to its stockholders and, provided the Board has complied with the terms of the Merger Agreement, may do so without a recommendation or with a negative recommendation (although the approval of the Merger Agreement by the Board may not be rescinded or amended), in which event the Board may, subject to the terms of the Merger Agreement, communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the proxy statement or an appropriate amendment or supplement thereto.

Access and Information

Upon reasonable notice and subject to applicable laws relating to the exchange of information, LENSAR will (i) afford to the authorized representatives of Parent reasonable access, during normal business hours during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time, to all of its properties, contracts, books, commitments, records, data and personnel and (ii) during such period, make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request and, in each case of the immediately preceding clauses (i) and (ii), for any reasonable business purpose related to the consummation of the transactions contemplated by the Merger Agreement and (iii) provide a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by the Merger Agreement during such period pursuant to the requirements of applicable laws (including pursuant to the HSR Act, the Securities Act, the Exchange Act and the rules of any governmental entity thereunder), as applicable, including all information necessary to prepare the proxy statement; provided, however, that LENSAR may restrict or otherwise prohibit access to any documents or information to the extent that (A) any applicable law requires LENSAR to restrict or otherwise prohibit access to such documents or information, (B) granting access to such documents or information would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (C) such documents or information relate to the evaluation or negotiation of the Merger Agreement, the transactions contemplated thereby or, subject to the terms of the Merger Agreement, an Acquisition Proposal or Superior Proposal. In the event that any of the foregoing provisos in clauses (A), (B), or (C) apply, LENSAR and Parent shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (i) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such contract or law or be reasonably likely to cause such privilege to be undermined with respect to such information or (ii) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which nonemployee representatives of Parent shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (x) notify the other parties that such disclosures are reasonably likely to violate its obligations under any such contract or law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the terms of the Merger Agreement) and (z) in the case where such disclosures are reasonably likely to violate its obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

From the date of the Merger Agreement until the Effective Time, Parent and its authorized representatives, including engineers, advisors and consultants, lenders and financing sources, upon reasonable notice and in a manner that does not unreasonably interfere with the business of LENSAR may enter into and upon all or any portion of the real property owned or leased by LENSAR in order to investigate and assess, as Parent reasonably deems necessary or appropriate, the environmental condition of such real property and the other assets or the businesses of the Company (an “Investigation”), which may include a Phase I environmental site assessment, or similar investigation and sampling or testing of air, soil, sediments, and/or ground or surface waters at, on or under any real property. LENSAR shall reasonably cooperate with the other parties (at Parent’s expense) in conducting any such Investigation, facilitating further testing or evaluation as may be reasonably prudent with respect to the Investigation, allow any other party reasonable access to LENSAR’s business, real property and other assets, together with reasonable permission to conduct any such Investigation, and provide to any other party all material plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of LENSAR or any of its predecessors, and all material information relating to environmental matters regarding LENSAR’s businesses, real property and other assets that are in the possession of LENSAR. Parent shall conduct the Investigation in a manner that complies with environmental law and shall coordinate with LENSAR so as to conduct the Investigation in a manner that does not unreasonably interfere with LENSAR’s operations on the leased real property.

Parent will hold any information contemplated under this section in accordance with the provisions of that certain Confidentiality Agreement, dated as of January 29, 2025, by and between Alcon Vision, LLC and LENSAR, as amended from time to time (the “Confidentiality Agreement”); provided, however, that each party’s obligations under the Confidentiality Agreement shall terminate on the earlier of (i) the date provided in the Confidentiality Agreement or (ii) the Effective Time.

No Investigation by Parent or its respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth in the Merger Agreement.

No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change

LENSAR agreed not to, and agreed to use its commercially reasonable efforts to cause its officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, controlled affiliates, authorized agents and other authorized representatives not to, directly or indirectly:

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initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to LENSAR or afford access to the properties, books or records of LENSAR to any person that has made an Acquisition Proposal or to any person for the purpose of soliciting or knowingly encouraging or facilitating an Acquisition Proposal (except to notify any person of LENSAR’s covenants and agreements related to non-solicitation as set forth in the Merger Agreement);

•

accept an Acquisition Proposal or enter into any agreement (other than an Acceptable Confidentiality Agreement (as defined below) in circumstances contemplated below), including any letter of intent or agreement in principle, providing for or relating to an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle, that would require, or would have the effect of causing, LENSAR to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by the Merger Agreement;

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amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of LENSAR (except to the extent necessary to comply with fiduciary duties under applicable law); or

•	resolve to do any of the foregoing actions.

In addition, LENSAR will and will cause its representatives to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any person (other than Parent, Merger Sub and Parent’s Representatives) conducted on or prior to the date of the Merger Agreement with respect to any Acquisition Proposal (which, for this purpose, need not have been an unsolicited proposal) and shall promptly request that each person (other than Parent, Merger Sub and Parent’s representatives) that executed a confidentiality agreement with LENSAR with respect to any Acquisition Proposal on or prior to the date of the Merger Agreement and is in possession of confidential information about LENSAR, return or destroy all such confidential information in accordance with the terms of the confidentiality agreement with such person.

Notwithstanding the limitations in the preceding paragraphs or any other provision in the Merger Agreement, LENSAR and its representatives may (y) participate in discussions in order to seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (z) inform a person that has made or is considering making an Acquisition Proposal of the provisions of Section 5.2 of the Merger Agreement.

LENSAR agreed that in addition to the obligations of the Company set forth above, LENSAR must, as promptly as practicable after receipt thereof (but in no event more than the later of 24 hours after LENSAR’s receipt thereof) (i) advise Parent in writing of any Acquisition Proposal received from any person, or any request for information or inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, (ii) promptly provide to Parent copies of any written materials received by LENSAR in connection with any of the foregoing, and the identity of the person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place, (iii) shall substantially concurrently (and no later than one business day) provide or make available to Parent any material non-public information concerning LENSAR provided to any other person or group in connection with any Acquisition Proposal which was not previously provided to Parent, (iv) keep Parent reasonably informed on a prompt basis of the status of any Acquisition Proposal (including the identity of the parties and price involved and any changes to any terms and conditions thereof), (v) except to the extent required by applicable law, not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which LENSAR is a party (except to the extent necessary to comply with fiduciary duties under applicable law) and (vi) use its best efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

Notwithstanding anything to the contrary in the Merger Agreement, LENSAR and Board may take any actions with respect to an Acquisition Proposal from a third party if at any time prior to obtaining the Company Required Vote (A) LENSAR receives an unsolicited written Acquisition Proposal from such third party that the Board believes in good faith is bona fide, (B) the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (C) the Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would be inconsistent with its fiduciary duties under applicable law, provided that (1) such Acquisition Proposal was received after the date of the Merger Agreement, such Acquisition Proposal was not initiated, solicited, encouraged or facilitated in violation of the Merger Agreement and such Acquisition Proposal has not been withdrawn, (2) LENSAR provides to Parent the notice required by the Merger Agreement with respect to such Acquisition Proposal, (3) prior to or substantially concurrently with providing or making available to such other person any non-public information about LENSAR that was not previously provided or made available to Parent, LENSAR will provide such non-public information to Parent, and (4) LENSAR shall not deliver any information to such third party without entering into a confidentiality agreement (an “Acceptable Confidentiality Agreement”) on terms no less favorable to LENSAR than the Confidentiality Agreement (it being understood that LENSAR may enter into a confidentiality agreement without a standstill provision), a copy of which shall be promptly provided or made available to Parent.

Subject to limited exceptions as described in the Merger Agreement, neither the Board nor any committee thereof shall directly or indirectly (i) (A) withhold, withdraw, modify, qualify or fail to make, or publicly propose to withhold, withdraw, modify, qualify or fail to make, in any manner adverse to Parent, the approval, recommendation or declaration of advisability by the Board or any such committee thereof of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, or (B) publicly recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal, (ii) approve or recommend, or publicly propose to approve or recommend, or allow LENSAR to execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.2(a) of the Merger Agreement) (each an “Acquisition Agreement”) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, (iii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iv) resolve, propose, agree or publicly announce an intention to do any of the foregoing actions (each action described in Section 5.2(b) of the Merger Agreement, an “Adverse Recommendation Change”). For the avoidance of doubt, a public statement that merely describes LENSAR’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

If LENSAR (A) receives an Acquisition Proposal that the Board believes in good faith is bona fide and such Acquisition Proposal was not initiated, solicited, encouraged or facilitated in violation of Section 5.2(a) of the Merger Agreement or (B) an Intervening Event occurs, and in connection with clause (A) or clause (B), the Board (x) after consultation with its financial advisors and outside legal counsel, concludes that such Acquisition Proposal constitutes a Superior Proposal and (y) following consultation with outside legal counsel, determines that the failure of the Board to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law, then the Board may at any time prior to obtaining the Company Required Vote, effect an Adverse Recommendation Change; provided, however, that the Board may not take such action pursuant to the foregoing unless: (i) LENSAR has provided prior notice (which notice must state that the Board has made the determinations described in, and in accordance with, the immediately foregoing clauses (x) and (y)) to Parent specifying in reasonable detail the reasons for such action and the facts and circumstances that render such action necessary (including, without limitation, a description of the material terms of such Superior Proposal, identifying the person or group making such Superior Proposal and delivering to Parent a copy of the proposed definitive agreement providing for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements, or a detailed written description of such Intervening Event) at least four business days in advance of its intention to take such action with respect to an Adverse Recommendation Change or terminate the Merger Agreement pursuant to its terms (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the financial terms of a Superior Proposal, including any change to the amount or form of consideration payable) or other material revision to the material terms or condition of such Superior Proposal, or any material development with respect to the Intervening Event, shall require a new notice and a new Notice Period, except that such new Notice Period in connection with any amendment shall be for three business days from the time Parent receives such notice (as opposed to four business days); (ii) during the Notice Period, LENSAR has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as would not permit the Board to make an Adverse Recommendation Change or terminate the Merger Agreement; and (iii) at the end of the Notice Period, the Board again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of the Merger Agreement proposed by Parent, that (A) with respect to a Superior Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and that the failure of the Board to effect an Adverse Recommendation Change with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law or (B) with respect to an Intervening Event, that the failure of the Board to effect an Adverse Recommendation Change with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable law.

Nothing contained in Section 5.2 of the Merger Agreement prohibits LENSAR or the Board from taking and disclosing to LENSAR’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable law.

For purposes of the Merger Agreement:

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“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less favorable to LENSAR than the terms provided in that certain Confidentiality Agreement, dated as of January 29, 2025, by and between Alcon Vision, LLC and LENSAR, as amended from time to time.

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“Acquisition Proposal” means any proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that (in the aggregate) constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of LENSAR, (ii) direct or indirect acquisition or purchase of 20% or more of any class of capital stock of LENSAR, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, partnership or other equity interest, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction or series of transactions that if consummated would result in any person of persons beneficially owning 20% or more of any class of capital stock of, or any partnership or other equity interest in, LENSAR, other than the transactions contemplated by the Merger Agreement.

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“Intervening Event” means any change, occurrence, effect, event, circumstance or development that (i) was not known to the Board prior to the date of the Merger Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Board as of the date of the Merger Agreement and (ii) does not relate to any of the following: (A) an Acquisition Proposal, (B) changes in the shares of LENSAR Common Stock price, in and of itself, or (C) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself.

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“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a third party which, in the good faith judgment of the Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would result in a transaction that is more favorable from a financial point of view to LENSAR’s stockholders than the Merger, taking into account all financial terms and conditions of such transaction.

Employee Matters

Prior to the Closing, LENSAR will pay a pro-rated annual bonus under the applicable bonus plans of LENSAR in respect of the portion of the fiscal year that occurs prior to the Closing Date to each eligible employee of LENSAR based the greater of (i) on target level performance through the Closing Date or (ii) actual level of performance through the Closing Date (based on prorated corporate performance objectives) as determined by the Board prior to the Closing Date, which payment will be made within five days before the Closing Date. After the Closing Date, any employee of LENSAR or any of its subsidiaries who continues their employment with Parent, the surviving corporation or any of their respective affiliates following the Effective Time (each, a “Continuing Employee”) will be subject to the applicable bonus plans of Parent or its affiliates for the remainder of the fiscal year, subject to the following paragraph.

For the period commencing on the Closing Date and ending on the earlier of (i) the date that is twelve months following the Closing Date and (ii) the date on which employment of any Continuing Employee terminates, Parent, the surviving corporation or any of their respective affiliates will provide each Continuing Employee with (A) an annual base salary or wage rate and annual cash bonus opportunities that are no less favorable than those provided to similarly situated employees of Parent or its affiliates, and (B) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding for any such purposes any post-employment welfare benefits, defined benefit pension and post-retirement medical benefits, equity-based compensation, severance benefits, or transaction, retention or other special, non-recurring compensation) provided to similarly situated employees of Parent or its affiliates.

Parent agrees that each Continuing Employee shall, as of the Effective Time, receive credit for service with LENSAR prior to the Effective Time for purposes of determining eligibility to participate, vesting and benefit accrual under the employee benefit plans, programs and policies of Parent, the surviving corporation or any of their respective affiliates in which such Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any defined benefit pension plan, supplemental retirement plan (and, for the avoidance of doubt, a supplemental retirement plan shall not include a 401(k) plan), employer subsidized retiree welfare benefits, frozen employee benefit plan or grandfathered employee benefit plan); provided, however, nothing contemplated in the Merger Agreement shall result in the duplication of any benefits for the same period of service. With respect to each health or welfare benefit plan maintained by Parent, the surviving corporation or any of their respective affiliates for the benefit of Continuing Employees (including any medical, dental, pharmaceutical or vision benefit plans), Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements or required physical examinations, actively-at-work requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of LENSAR immediately prior to the Effective Time; and (ii) cause each Continuing Employee to be given credit under any such plans for all amounts paid (or otherwise deemed paid) by such Continuing Employee under any similar benefit plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the surviving corporation or any of their respective affiliates, as applicable, for the plan year in which the Effective Time occurs. If requested by Parent in writing no later than ten business days prior to the Closing, LENSAR shall terminate, effective as of immediately prior to the Closing, any LENSAR 401(k) plans. If LENSAR terminates each of its 401(k) plans at the written direction of Parent as described in the immediately preceding sentence, Parent will, or will cause one of its subsidiaries or affiliates to, cause a 401(k) plan sponsored or maintained by Parent or any such subsidiary or affiliate to permit each continuing employee participating in a terminated LENSAR 401(k) plan as of immediately prior to the Closing Date to elect to rollover his or her account balances in such LENSAR 401(k) plan (including earnings through the date of transfer and promissory notes evidencing all outstanding loans) to an applicable 401(k) plan of Parent or its subsidiary or affiliate, in each case in accordance with the terms of the applicable plans. LENSAR and Parent will use commercially reasonable efforts to cooperate to effectuate any such rollovers, including by exchanging any necessary participant records or engaging any recordkeepers, administrators, providers, insurers, or other third parties.

Parent will or will cause the surviving corporation to assume and honor all of the LENSAR benefit plans in accordance with their terms (it being understood that the Merger Agreement shall not be deemed to prohibit Parent or the surviving corporation from amending, modifying, replacing or terminating such benefit plans in accordance with their terms).

Efforts to Consummate the Merger

Each party to the Merger Agreement must use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws to consummate the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable with any governmental entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement; provided, that notwithstanding anything in the Merger Agreement to the contrary, the parties hereto understand and agree that the reasonable best efforts of Parent or LENSAR shall not be deemed to include (x) entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental entity in connection with the transactions contemplated hereby that would limit Parent’s right or ability to exercise any rights of ownership of any securities or business of Parent, LENSAR, the surviving corporation, or any of their respective affiliates or (y) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of Parent’s or LENSAR’s or any of their Affiliates’ businesses, assets or properties.

Each party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and advisable after March 23, 2025 and to supply as promptly as practicable to the appropriate governmental entity any additional information and documentary material that may be requested pursuant to the HSR Act. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent. If a party receives a request for information or documentary material from any governmental entity with respect to the Merger Agreement or the transactions contemplated thereby, including but not limited to a second request for information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request. In the event either party receives a Pre-Consummation Warning Letter or other verbal or written communications from any governmental entity to the same effect, such receipt will not be a basis for asserting that any condition to closing under the Merger Agreement has not been satisfied.

All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any governmental entity or the staff or regulators of any governmental entity, in connection with the transactions contemplated by the Merger Agreement (but, for the avoidance of doubt, not including any interactions between LENSAR and governmental entities in the ordinary course of business, any disclosure which is not permitted by law or any disclosure containing confidential information) must be disclosed to the other party in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party must give notice to the other party with respect to any meeting, discussion, appearance or contact with any governmental entity or the staff or regulators of any governmental entity, and, unless prohibited by governmental entity, provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Notwithstanding the foregoing or anything in the Merger Agreement to the contrary, Parent will, after consulting with LENSAR and considering in good faith LENSAR’s views, (i) direct and control all aspects of the parties’ efforts to gain regulatory clearance before any governmental entity with respect to the transactions contemplated by the Merger Agreement, including any timing agreements, understandings or commitments entered into with or made to any governmental entity, and (ii) take the lead in communicating with regulators and control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a governmental entity in connection with the transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a governmental entity with respect thereto.

If Parent is required by law to file, or Parent and LENSAR otherwise jointly determine to file, or CFIUS requests that Parent and LENSAR file, a joint voluntary notice pursuant to the DPA with respect to the transactions contemplated by the Merger Agreement, Parent and LENSAR will (i) jointly submit, as promptly as practicable and in accordance with the requirements of the DPA, a draft notice to CFIUS with respect to the transactions contemplated by the Merger Agreement, (ii) jointly submit, as promptly as practicable after receipt of confirmation that CFIUS has no further comment on the draft notice, a notice of the transactions contemplated by the Merger Agreement in accordance with the DPA (the “Formal CFIUS Notice”), (iii) respond fully, appropriately and on a timely basis to any request for information from CFIUS throughout the CFIUS process and in accordance with the DPA and (iv) use (and cause their respective affiliates to use) their reasonable best efforts to obtain clearance from CFIUS.

LENSAR shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, the defense or settlement of any stockholder litigation against LENSAR or its directors or officers relating to the Merger or any other transactions contemplated in the Merger Agreement; provided, however, that no such settlement shall be agreed to without Parent’s consent.

Indemnification of Directors and Officers; Insurance

Parent must cause the surviving corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of LENSAR in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable law against any losses, damages, reasonable and documented expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an

Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of LENSAR and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, if such service was at the request or for the benefit of LENSAR.

After the Effective Time, in the event any Indemnified Party becomes involved in any capacity in any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated by the Merger Agreement, existing or occurring at or prior to the Effective Time, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (i) the surviving corporation will have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Parties and upon such assumption Parent and the surviving corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the surviving corporation elects not to assume such defense or counsel for such Indemnified Party reasonably advises that there are issues that raise conflicts of interest between Parent or the surviving corporation, and such Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to him/her after consultation with the surviving corporation, and the surviving corporation will (and Parent will cause the surviving corporation to) as promptly as practicable pay the reasonable fees and expenses of such counsel for such Indemnified Party, (ii) the surviving corporation will in all cases be obligated pursuant to this paragraph to pay for only one firm of primary counsel and one firm of local counsel for all Indemnified Parties (selected by a plurality of the Indemnified Parties), (iii) Parent and surviving corporation will not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) and (iv) Parent and the surviving corporation will have no obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction will ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated in the Merger Agreement is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, will promptly notify the surviving corporation thereof, provided that the failure to so notify will not affect the obligations of Parent or the surviving corporation under the Merger Agreement except to the extent such failure to notify prejudices such Parent or the surviving corporation. Parent’s and the surviving corporation’s obligations under the Merger Agreement will continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. No Indemnified Party may settle any Claim without the prior written consent of the surviving corporation, nor may the surviving corporation (and Parent will cause the surviving corporation not to) settle any Claim without either (i) the written consent of all Indemnified Parties against whom such Claim was made (such consents not to be unreasonably withheld), or (ii) obtaining an unconditional general release from the party making the Claim for all Indemnified Parties as a condition of such settlement.

For a period of six years from the Effective Time, the surviving corporation will (and Parent will cause the surviving corporation to) maintain in effect the exculpation, indemnification and advancement of expenses provisions of LENSAR’s certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any of LENSAR’s indemnification agreements with any of its directors, officers or employees in effect immediately prior to the Effective Time, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of LENSAR; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation pending or asserted within such period will continue until the disposition or resolution of such claim, action, suit, proceeding or investigation.

On or prior to the Effective Time, LENSAR will purchase a “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Effective Time for LENSAR and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by LENSAR from a carrier with the same or better credit rating to LENSAR’s current directors’ and officers’ liability insurance carrier on terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by LENSAR as of the date of the Merger Agreement with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event will LENSAR pay (or become obligated to pay) with respect to such “tail” policy more than 300% of the aggregate annual premium currently paid by LENSAR for such insurance. The surviving corporation will (and Parent will cause the surviving corporation to) maintain the “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time.

Miscellaneous Covenants

The Merger Agreement contains additional agreements among LENSAR, Parent and Merger Sub relating to, among other matters:

•	the filing by LENSAR of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;

•	notification upon the occurrence or non-occurrence of certain matters;

•	the coordination of press releases and other public announcements or filings relating to the Merger;

•	actions necessary to cause Merger Sub to perform its obligations under the Merger Agreement;

•	reporting requirements under Section 16 of the Exchange Act;

•	the delisting of the shares of LENSAR Common Stock from Nasdaq and the deregistration of shares of LENSAR Common Stock under the Exchange Act;

•	certain regulatory and FDA filings;

•	anti-takeover statutes that become applicable to the transactions;

•	Section 280G calculations;

•	director resignations;

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any litigation against LENSAR and/or its directors or its officers relating to or in connection with the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement; and

•	actions required under the terms of the CVR Agreement (as defined in the Merger Agreement) in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Conditions to the Merger

The respective obligations of LENSAR, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any or all of which may be waived by the parties in writing, in whole or in part, to the extent permitted by applicable law:

•	the Company Required Vote and the Series A Lead Investor Consent shall have been obtained;

•	the expiration or termination of any applicable waiting period (or any extension thereof) under the HSR Act shall have occurred;

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there is no statute, rule, order, decree or regulation that has been enacted or promulgated after March 23, 2025 by any governmental entity of competent jurisdiction which is in effect and that temporarily or permanently precludes, enjoins or otherwise prohibits, the Merger or makes the Merger illegal; and

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the authorizations, consents and approvals of all governmental entities specified in the Company Disclosure Schedules shall have been obtained or deemed to have been obtained under the applicable antitrust law, except for such authorizations, consents, and approvals the failure of which to be obtained, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on any party to the Merger Agreement.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

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except for any inaccuracies that would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub pursuant to the Merger Agreement, certain specified representations and warranties made by LENSAR in the Merger Agreement with respect to the capitalization of LENSAR being true and correct as of the date of the Merger Agreement and as of the Effective Time as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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the representations and warranties made by LENSAR in the Merger Agreement with respect to corporate organization and qualification, corporate power and enforceability, the capitalization of LENSAR not covered by the preceding bullet, absence of certain changes and brokers, being true and correct as of the date of the Merger Agreement and as of the Effective Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

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except where any failures of any such representations and warranties to be true and correct, individually or in the aggregate, would not have or reasonably be likely to have, a material adverse effect on LENSAR, the other representations and warranties made by LENSAR in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and as of the Closing Date as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

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LENSAR having performed in all material respects each of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of the Merger Agreement;

•	the non-occurrence since the date of the Merger Agreement of a material adverse effect on LENSAR that is continuing as of the Effective Time; and

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the delivery by LENSAR of a certificate signed by the Chief Executive Officer or Chief Financial Officer of LENSAR, certifying that the conditions described in the preceding five bullets have been satisfied.

The obligations of LENSAR to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions, to the extent permitted by applicable law:

•	each of the representations and warranties of each of Parent and Merger Sub made in the Merger Agreement being true and correct in all respects (without giving effect to any “materiality”,

“Material Adverse Effect” or similar qualifiers set forth therein) as of the date of the Merger Agreement and as of the Effective Time as though made as of such time (other than any such representation or warranty that is made as of a specified date, in which case, such representation or warranty shall be true and correct as of such specified date), except where the failure to be so true and correct, individually or in the aggregate, would not or would not reasonably be expected to, (i) have a material adverse effect on Parent or Merger Sub or (ii) prevent or materially delay, interfere with, hinder or impede the ability of Parent or Merger Sub to consummate any of the transactions contemplated by the Merger Agreement (including the Merger);

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Each of Parent and Merger Sub having performed in all material respects their respective obligations under the Merger Agreement required to be performed by them at or prior to the Effective Time pursuant to the terms of the Merger Agreement; and

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the delivery by Parent and Merger Sub of a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer or authorized officer of Parent and Merger Sub certifying that the conditions described in the preceding two bullets have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder adoption of the Merger Agreement as follows:

•	by the mutual consent of LENSAR and Parent in a written instrument;

•	by either LENSAR or Parent upon notice to the other, if:

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the Merger has not been consummated on or before April 23, 2026 (as such date may be extended by mutual written agreement of the parties, the “Termination Date”), provided that the terminating party’s failure to fulfill any material obligation under the Merger Agreement or other material breach of the Merger Agreement has not been the cause of, or resulted in, the failure of the Merger to have been consummated on or before the Termination Date (including, in the case of Parent, any such failure or breach by Merger Sub); provided further that the Termination Date may be extended solely at the election of Parent one time for a period of three months if all closing conditions have been satisfied or waived other than the closing conditions related to antitrust or approval by a governmental entity as more fully described under “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this proxy statement.

•

any governmental entity of competent jurisdiction has issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and not-appealable (provided, that the terminating party’s material breach of the Merger Agreement has not been the principal cause of the issuance of such final and nonappealable order, decree, ruling, or other action (including, in the case of Parent, any such breach by Merger Sub) or to a party that has failed to use its reasonable best efforts to remove such order, decree, ruling or other action (including, in the case of Parent, any such failure or breach by Merger Sub) as more fully described under “The Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Merger” beginning on page 102 of this proxy statement); or

•

the Special Meeting has been held and the affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR Capital Stock entitled to vote upon the adoption of the Merger Agreement was not obtained, including at any adjournment or postponement thereof;

•	by LENSAR, upon notice to Parent if:

•

Parent or Merger Sub has breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in the failure of a closing condition as more fully described under “The Merger Agreement-Conditions to the Merger” beginning on page 105 of this proxy statement and (ii) is not capable of being cured by Parent and/or Merger Sub, as applicable, by the Termination Date, or, if capable of being cured, shall not have been cured by Parent and/or Merger Sub on or before the earlier of (A) the Termination Date and (B) the date that is thirty calendar days following LENSAR’s delivery of written notice to Parent of such breach or failure to perform; provided, however, that LENSAR shall not have the right to terminate the Merger Agreement pursuant to this paragraph if it is then in breach of the Merger Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to Section 7.1(c)(iii) of the Merger Agreement;

•

at any time prior to obtaining the affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR Capital Stock entitled to vote upon the adoption of the Merger Agreement, in order to enter into a definitive agreement with respect to a Superior Proposal, to the extent permitted by, and, subject to complying with the applicable terms and conditions of the covenants as more fully described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change” beginning on page 98 of this proxy statement (it being understood that LENSAR may enter into such definitive written agreement concurrently with the termination of the Merger Agreement); or

•

Parent declines to defend against any litigation or administrative proceeding brought by any governmental entity that would have the effect of enjoining consummation of the Merger Agreement under any antitrust law; provided, that LENSAR may not terminate pursuant to this bullet until a date that is on or after January 23, 2026.

•	by Parent, upon notice to LENSAR if:

•

prior to receipt of the affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR Capital Stock entitled to vote upon the adoption of the Merger Agreement, the Board shall have failed to include the Company Board Recommendation in the proxy statement when mailed, or the Board shall have effected an Adverse Recommendation Change;

•

a tender offer or exchange offer for 20% or more of the outstanding shares of LENSAR Capital Stock is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by LENSAR’s stockholders within ten business days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by LENSAR’s stockholders); or

•

LENSAR shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would result in the failure of a closing condition as more fully described under “The Merger Agreement-Conditions to the Merger” beginning on page 105 of this proxy statement and (ii) is not capable of being cured by LENSAR by the Termination Date or, if capable of being cured, shall not have been cured by LENSAR on or before the earlier of (A) the Termination Date and (B) the date that is thirty calendar days following Parent’s delivery of written notice to LENSAR of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate the Merger Agreement pursuant to this bullet if Parent or Merger Sub is then in breach of any of provisions of the Merger Agreement such that LENSAR has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to Section 7.1(d)(i) of the Merger Agreement.

Termination Fee; Certain Expenses

LENSAR must pay to Parent the LENSAR Termination Fee by wire transfer of immediately available funds to an account designated by Parent within two business days after termination of the Merger Agreement or immediately prior to or simultaneously with such termination by LENSAR, in the event that:

•

Parent terminates the Merger Agreement because prior to receipt of the affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR Capital Stock entitled to vote upon the adoption of the Merger Agreement, the Board shall have failed to include the Company Board Recommendation in the proxy statement when mailed, or the Board shall have effected an Adverse Recommendation Change;

•

Parent terminates the Merger Agreement because a tender offer or exchange offer for 20% or more of the outstanding shares of LENSAR Capital Stock is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by LENSAR’s stockholders within ten business days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by LENSAR’s stockholders); or

•

LENSAR terminates the Merger Agreement, at any time prior to obtaining the affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR Capital Stock entitled to vote upon the adoption of the Merger Agreement, in order to enter into an definitive agreement with respect to a Superior Proposal, to the extent permitted by, and, subject to complying with the applicable terms and conditions as more fully described under “The Merger Agreement—Other Covenants and Agreements—No Solicitation; LENSAR Acquisition Proposals; Adverse Recommendation Change” beginning on page 98 of this proxy statement (it being understood that LENSAR may enter into such definitive written agreement concurrently with the termination of this Agreement).

LENSAR must pay to Parent the LENSAR Termination Fee prior to the first to occur of (i) the execution of a definitive agreement providing for an Acquisition Proposal or (ii) the consummation of an Acquisition Proposal in the event that:

•

the Merger Agreement is terminated by either LENSAR or Parent because the transaction has not closed by the Termination Date or because the affirmative vote of the holders of a majority in voting power of the outstanding shares of LENSAR Capital Stock entitled to vote upon the adoption of the Merger Agreement was not obtained, and (A) following the execution of the Merger Agreement and prior to (1) the termination of the Merger Agreement or (2) the Special Meeting, any Person (other than Parent or any of its affiliates) has publicly made a bona fide Acquisition Proposal directly to LENSAR’s stockholders or otherwise publicly disclosed a bona fide Acquisition Proposal, and (B) within twelve months following the termination, LENSAR enters into a definitive agreement with respect to such Acquisition Proposal and consummates such Acquisition Proposal is consummated.

Parent has deposited $10,000,000 into a segregated account of LENSAR (the “Deposit”), and under certain specified circumstances, Parent may be required to forfeit, and LENSAR may be permitted to retain the Deposit in the event that all conditions to the Closing are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived, other than the last three conditions set forth in the first paragraph of the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this proxy statement and:

•

LENSAR terminates the Merger Agreement because Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in the failure of a closing condition as more fully described under “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this proxy statement and (B) is not capable of being cured by Parent and/or Merger Sub, as applicable, by the Termination Date, or, if capable of being cured, shall not have been cured by Parent and/or Merger Sub on or before the earlier of (1) the Termination Date and (2) the date that is thirty calendar days following LENSAR’s delivery of written notice to Parent of such breach or failure to perform; provided, however, that LENSAR is not then in breach of the Merger Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate the Merger Agreement pursuant to Section 7.1(c)(iii) of the Merger Agreement;

•

LENSAR terminates the Merger Agreement because Parent declines to defend against any litigation or administrative proceeding brought by any governmental entity that would have the effect of enjoining consummation of the Merger Agreement under any antitrust law; provided, that LENSAR may not terminate until a date that is on or after January 23, 2026 (the “Defense Termination Right”);

•

Either LENSAR or Parent terminates the Merger Agreement because the Merger has not been consummated on or before April 23, 2026 (as such date may be extended by mutual written agreement of the parties, the “Termination Date”), provided that the terminating party’s failure to fulfill any material obligation under the Merger Agreement or other material breach of the Merger Agreement has not been the cause of, or resulted in, the failure of the Merger to have been consummated on or before the Termination Date (including, in the case of Parent, any such failure or breach by Merger Sub); provided further that the Termination Date may be extended solely at the election of Parent one time for a period of three months if all closing conditions have been satisfied or waived other than the closing conditions related to antitrust or approval by a governmental entity as more fully described under “The Merger Agreement—Conditions to the Merger” beginning on page 105 of this proxy statement.

•

Either LENSAR or Parent terminates the Merger Agreement because any governmental entity of competent jurisdiction has issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and not-appealable (provided, that the terminating party’s material breach of the Merger Agreement has not been the principal cause of the issuance of such final and nonappealable order, decree, ruling, or other action (including, in the case of Parent, any such breach by Merger Sub) or to a party that has failed to use its reasonable best efforts to remove such order, decree, ruling or other action (including, in the case of Parent, any such failure or breach by Merger Sub) as more fully described under “The Merger Agreement—Other Covenants and Agreements—Efforts to Consummate the Merger” beginning on page 102 of this proxy statement); or

In no event will LENSAR be required to pay the LENSAR Termination Fee on more than one occasion.

The Merger Agreement further provides that in the event that a party fails promptly to pay or cause to be paid the amounts due pursuant to this section, and in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the amounts set forth pursuant to this section, such party shall pay to the other party (as the case may be) its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this section, for the date such payment was required to be made until the date that payment was actually received.

Other than in the case or fraud or a willful breach of the Merger Agreement, any termination fee payable by LENSAR will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective affiliates in connection with the Merger Agreement (and the termination thereof), as applicable, the transactions contemplated therein (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective affiliates or any other person will be entitled to bring or maintain any claim, action or proceeding against LENSAR or any of its former, current or future officers, directors, partners, stockholders, managers, members or affiliates arising out of or in connection with the Merger Agreement, any of the transactions contemplated therein or any matters forming the basis for such termination. In the event Parent receives the LENSAR Termination Fee in circumstances in which it is payable by LENSAR, LENSAR will have no further liability to Parent or Merger Sub under the Merger Agreement except in certain limited circumstances.

Expenses Generally

Except as otherwise described above or provided in the Merger Agreement, whether or not the Merger is consummated, LENSAR, Parent and Merger Sub are each responsible for all of their respective costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Specific Performance

The parties to the Merger Agreement are entitled (in addition to any other remedy to which they may be entitled in law or equity) to seek an injunction to prevent breaches of the Merger Agreement and to seek to enforce specifically the terms and provisions of the Merger Agreement.

Amendments; Waiver

Any provision of the Merger Agreement may be amended, by an instrument in writing signed on behalf of each of the parties to the Merger Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by LENSAR’s stockholders of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of LENSAR’s stockholders if such amendment alters or changes (i) the Merger Consideration, or (ii) any terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of LENSAR Capital Stock. Any provision of the Merger Agreement may be amended or waived at any time prior to the Effective Time.

At any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document, certificate or writing delivered pursuant thereto by the other party or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained therein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties to the Merger Agreement of a breach of or a default under any of the provisions of the Merger Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of the Merger Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges thereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Governing Law and Jurisdiction

The Merger Agreement is governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

THE CONTINGENT VALUE RIGHTS AGREEMENT

The following summary describes the material provisions of the CVR Agreement. The description of the CVR Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the CVR Agreement, a form of which is attached to this proxy statement as Exhibit C to the Merger Agreement attached hereto as Annex A and incorporated into this proxy statement by reference. We encourage you to read the form of CVR Agreement carefully and in its entirety because this summary may not contain all the information about the CVR Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the CVR Agreement and not by this summary or any other information contained in this proxy statement. The CVR agreement should not be read alone, but should instead be read in conjunction with the merger agreement attached as Annex A and the other information provided elsewhere in this proxy statement, including the appendices and the documents incorporated by reference into this proxy statement. The CVR agreement is described in this proxy statement only to provide you with information regarding its terms and conditions and this summary is not intended to provide any factual information about LENSAR, Parent or their respective businesses.

At or prior to the Effective Time, Parent and a rights agent designated by Parent (the “Rights Agent”) will execute the Contingent Value Rights Agreement substantially in the form attached as Exhibit C to the Merger Agreement (the “CVR Agreement”) governing the terms of the CVRs which shall last until the earlier of (i) December 31, 2027 (the “Milestone Deadline Date”) or (ii) the termination of the Merger Agreement in accordance with its terms.

One CVR represents the right to receive $2.75 (the “Milestone Payment”) upon achievement of 614,000 cumulative Milestone Procedures (the “Milestone”) during the period between January 1, 2026 through December 31, 2027 (“Milestone Period”), net to the holder of the CVR in cash, without interest, upon the achievement of the Milestone.

For purposes of the CVR Agreement, a “Milestone Procedure” means each disposable patient interface device kit for use with any Product (each, a “PID”) or, to the extent a cataract procedure does not use a separate disposable patient interface device kit, each license certificate to perform a cataract procedure, operation or other treatment that may be performed on any Product or application thereon (each, a “License Certificate”) (including, in each case any current or future application thereof) sold to any party (other than Parent or its affiliates, and including, for the avoidance of doubt, any distributors) in the world during the Milestone Period, net of (i) any full refunds for procedures otherwise included in the definition of “Milestone Procedure” or (ii) PIDs (or, as applicable, License Certificates) used for training purposes in the ordinary court of business consistent with past practice. Furthermore, (A) there can only be one License Certificate/PID per cataract procedure that is counted as a “Milestone Procedure” and (B) PIDs or License Certificates sold include any PIDs or License Certificates that are included in any bundle, discount, promotion, or similar arrangement, whether or not such PIDs or License Certificates are independently sold for consideration.

For the purposes of the CVR Agreement, a “Product” means the LENSAR Laser System and ALLY Robotic Cataract Laser System, and each other product distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of LENSAR or otherwise used in the operation of the business of LENSAR, or are currently under development and approved for commercialization, in each case, as of immediately prior to the Effective Time, and, in each case, each other future product based thereupon or derived therefrom, in each case, net of returns, credits or kits used for training.

Notwithstanding anything contained to the contrary in the CVR Agreement, the development, distribution and commercialization of ophthalmic products, such as the Product, is uncertain and expensive and as a result, Parent has the sole discretion and decision making authority over whether to continue to invest, how much to invest in the Product and whether and on what terms, if any, to develop, market or sell the Product, and Parent and its affiliates are not required to use any “efforts” standards with respect to the achievement of the Milestone.

If the Milestone is achieved on or prior to the earlier of December 31, 2027 and the termination of the CVR Agreement, then, within 60 days following the achievement of the Milestone (the “Milestone Payment Date”), Parent will (i) deliver to the rights agent (A) written notice indicating that the Milestone has been achieved (the “Milestone Achievement Notice”) and an officer’s certificate certifying that the holders are entitled to receive the Milestone Payment and (B) any letter of instruction reasonably requested by the Rights Agent, (ii) deposit with the Rights Agent cash in an amount equal to the aggregate amount necessary to pay the Milestone Payment to the holders of CVRs less the portion of the Milestone Payment to be paid in respect of CVRs underlying Company Equity Awards (the “Company Equity Award Milestone Payments”) and (iii) cause the Company Equity Award Milestone Payments to be paid to the holders of CVRs underlying Company Equity Awards. Subsequently, the Rights Agent will promptly, and in any event within ten business days of receipt of the Milestone Achievement Notice, send a copy of such notice to the CVR holders and pay the applicable Milestone Payment; payments made with respect to CVRs held by holders of Company Equity Awards will be made through payroll.

Parent, its affiliates (including the Surviving Corporation) and the Rights Agent will be entitled to deduct and withhold, and Parent will instruct the Rights Agent or its applicable affiliate to, deduct or withhold, from any Milestone Payment otherwise payable pursuant to the CVR Agreement, such amounts as each is required to deduct and withhold with respect to the making of such payment under any provision of applicable law relating to taxes. To the extent that amounts are so deducted or withheld and properly remitted to the appropriate governmental entity, such deducted and withheld amounts will be treated for all purposes of the CVR Agreement as having been paid to the holder of CVRs in respect of which such deduction and withholding was made, and in no event shall either Parent or the Rights Agent be obligated to pay additional amounts in respect of any such deduction or withholding.

If the Milestone has not been achieved during the Milestone Period, Parent will deliver to the Rights Agent, within forty-five days following the Milestone Deadline Date, a written notice indicating that the Milestone was not achieved during the Milestone Period (a “Non-Achievement Notice”), as well a written statement of Parent, certified by an authorized officer of Parent, setting forth with reasonable detail the number of Milestone Procedures during each year during the Milestone Period (the “Milestone Statement”) and an officer’s certificate certifying to that effect. The Rights Agent will promptly (and in any event, within ten business days of receipt of a Non-Achievement Notice) send each holder of a CVR at its registered address a copy of such Non-Achievement Notice and the Milestone Statement.

Upon the written request of the holders of 60% of the outstanding CVRs as set forth on the CVR register (the “Acting Holders”) delivered to Parent within the three-month period following the date on which the Rights Agent delivers to each holder a Non Achievement Notice and the applicable Milestone Statement (the “Review Request Period”), Parent will permit one independent certified public accounting firm of nationally recognized standing mutually agreed upon by such Acting Holders and Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its affiliates pertaining to the Milestone as may be reasonably necessary to evaluate and verify Parent’s determination that the Milestone was not achieved during the Milestone Period; provided that such access will not unreasonably interfere with the conduct of the business of Parent or any of its affiliates.

If, based on the Independent Accountant’s conclusion, such Milestone Payment is due and payable, Parent will, and in any event within five business days of the delivery of written report of the Independent Accountant’s findings and conclusion, make the deposit with the Rights Agent contemplated above. The fees charged by the Independent Accountant will be borne by the Acting Holders unless the Independent Accountant determines that a Milestone Payment should have been made, and was not, in which case such fees shall be borne by Parent.

If, upon the expiration of the Review Request Period, the Acting Holders have not requested a review, Parent’s determination that a Milestone was not achieved during the Milestone Period will be final and binding on all parties.

The CVR Agreement is governed by Delaware law.

A CVR may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of other than (i) upon the death of a holder of the CVR by will or intestacy, (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the holder upon the death of the holder, (iii) pursuant to a court order, (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (v) in the case of CVRs held in book-entry or similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary, to the extent allowable by The Depository Trust Company, or (vi) by transferring such CVR to Parent or any of its affiliates without consideration therefor, upon such holder’s delivery of a written notice of such abandonment to Parent. All requests to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent, include the circumstances relating to the transfer, and be duly executed by both the holder of the CVR and the holder’s attorney or personal representative duly authorized in writing or the holder’s survivor. The CVRs will not be evidenced by a certificate or other instrument. The CVRs will not have any voting or dividend rights and no interest will accrue on any amounts payable on the CVRs. The CVRs do not represent any equity or ownership interest in Parent or any constituent company to the Merger or any of their respective affiliates.

Additionally, without the consent of any holders of CVRs or the Rights Agent, Parent, at any time and from time to time, may amend the CVR Agreement for any of the following purposes: (i) to evidence a successor to the Rights Agent, (ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions that Parent consider to be for the protection of the holders of CVRs, (iii) to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the CVR Agreement, (iv) as may be necessary or appropriate to ensure the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws, (v) to evidence a successor to Parent, (vi) to cancel CVRs in the event that any holder has abandoned its rights under the CVRs or following a transfer of such CVRs to Parent or its affiliates in accordance with the CVR Agreement, (vii) to add, eliminate, or change any provisions of the CVR Agreement, provided that, in the cases of clauses (ii), (iii), (iv), and (vi), such provisions do not adversely affect the interests of the holders of CVRs. Additionally, amendments may be made with the consent of the holders of at least a majority of outstanding CVRs, whether evidenced in writing or taken at a meeting of the holders of CVRs even if such addition, elimination or change is materially adverse to the interests of the holders of CVR. After the execution of any amendment, Parent will transmit (or cause the Rights Agent to transmit) a notice through the facilities of The Depository Trust Company in accordance with its procedures and/or by first class mail to the holders of CVRs setting forth such amendment.

The CVR Agreement will automatically terminate and be of no force or effect, and the parties will have no liability thereunder, upon the earlier to occur of (i) the expiration of the Term (as defined below) and (ii) the termination of the Merger Agreement in accordance with its terms.

For purposes of the CVR Agreement, “Term” means the period beginning at the Effective Time and ending on (x) the expiration of the Review Request Period if, upon such expiration, the Acting Holders have not requested a review in accordance with the terms of the CVR Agreement, (y) if the Acting Holders have requested a review in accordance with the terms of the CVR Agreement and, in connection with such review, the Milestone was determined to not be achieved, the fifth business day following the delivery of the written report of the Independent Accountant’s findings and conclusion pursuant to the CVR Agreement or (z) the receipt by the Rights Agent of payment by Parent of the full amount of all Milestone Payments required to be paid under the terms of the CVR Agreement.

The summary above of the CVR Agreement is not complete and is qualified in its entirety by reference to the CVR Agreement, a form of which is attached to this proxy statement as Exhibit C to the Merger Agreement, attached as Annex A and incorporated into this proxy statement by reference. For a complete understanding of the CVR Agreement, holders of shares are encouraged to read the full text of the form of CVR Agreement.

THE VOTING AGREEMENT

The following summary describes the material provisions of that certain voting agreement, dated as of March 23, 2025, by and among Parent, North Run Capital Partners, LP and NR-GRI Partners, LP (the “Voting Agreement”). The rights and obligations of the parties are governed by the express terms of the Voting Agreement and not by this summary or any other information contained in this proxy statement.

Concurrently with the execution and delivery of the Merger Agreement, North Run Capital Partners, LP and NR-GRI Partners, LP, affiliates of North Run Capital (the “North Run Stockholders”) entered into the Voting Agreement with Parent.

Pursuant to the terms of the Voting Agreement, the North Run Stockholders agreed, among other things, to vote all shares of LENSAR Capital Stock beneficially owned or thereafter acquired by such North Run Stockholder (i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and any other proposals related thereto or necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement and (B) the approval of the Adjournment Proposal or any proposal to adjourn or postpone such meeting of LENSAR stockholders to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement made in opposition to adoption of the Merger Agreement, (C) any action, proposal, transaction, or agreement which would reasonably be expected to impede, interfere with, delay, discourage, or adversely affect the consummation of the Merger or inhibit the timely consummation of the Merger in any material respect, and (D) any change in LENSAR’s corporate structure, business, present capitalization or dividend policy or any amendment or other change to LENSAR’s certificate of incorporation and bylaws, except as expressly permitted pursuant to the Merger Agreement, in each case, subject to the limitations set forth in the Voting Agreement.

As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (including exercise of any warrants) represented, in the aggregate, approximately 45.8% of the outstanding voting power of shares of LENSAR Capital Stock. As of the date of the Merger Agreement, shares of LENSAR Capital Stock beneficially owned and subject to the Voting Agreement (excluding the exercise of warrants) represented, in the aggregate, approximately 31.5% of the outstanding voting power of shares of LENSAR Capital Stock.

Subject to certain exceptions, the Voting Agreement prohibits certain transfers by the North Run Stockholders of any of the shares of LENSAR Capital Stock subject to such Voting Agreement during the term of the Voting Agreement and certain other actions that would impair the ability of the North Run Stockholders to fulfill their respective obligations under the Voting Agreement. The Voting Agreement also contains non-solicitation covenants with respect to alternative transactions generally similar to those contained in the Merger Agreement with respect to LENSAR.

The Voting Agreement terminates automatically on the earliest to occur of (i) the Effective Time, (ii) the date on which there is valid termination of the Merger Agreement, (iii) the date upon which an Adverse Amendment is effected and (iv) mutual written consent of the parties to the Voting Agreement.

For purposes of the Voting Agreement, “Adverse Amendment” means any amendment to the Merger Agreement that is effected, or any waiver of LENSAR’s or any North Run Stockholder’s rights under the Merger Agreement that is granted, in each case, without the North Run Stockholder’s prior written consent, that (i) reduces the Merger Consideration to be received by LENSAR’s stockholders, (ii) changes the form of Merger Consideration payable to LENSAR’s stockholders, (iii) could reasonably be expected to materially and adversely affect the timing of payment of the Merger Consideration to any North Run Stockholder, subject to the terms and conditions of the Merger Agreement, (iv) imposes new liabilities and/or obligations of the North Run

Stockholders under the Merger Agreement or otherwise amends or modifies the Merger Agreement in a manner adverse in any material respect to the North Run Stockholder or (v) changes the conditions to Closing or termination rights of the Merger Agreement in a manner that adversely affects LENSAR in any material respect.

PROPOSAL NO. 1: APPROVAL OF THE MERGER PROPOSAL

The Merger Proposal

We are asking you to approve a proposal to adopt the Merger Agreement, which we refer to as the “Merger Proposal.” For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” beginning on page 85 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. See also “The Merger” beginning on page 42 of this proxy statement.

Vote Required

See the section entitled “Vote Required; Abstentions and Broker Non-Votes” beginning on page 34 of this proxy statement, for a summary of the vote required to approve the Merger Proposal.

Company Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2: ADVISORY VOTE ON THE MERGER COMPENSATION PROPOSAL

The Merger Compensation Proposal

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, LENSAR is required to submit a proposal to LENSAR stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of LENSAR that is based on or otherwise relates to the Merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table set forth below, including the footnotes to the table. This proposal is commonly known as a “say-on-golden parachute proposal,” and we refer to it as the “Merger Compensation Proposal.”

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, assuming the Merger is consummated on the latest practicable date prior to the filing of this proxy statement, April 28, 2025.

Please note that the amounts indicated below are estimates based on the material assumptions described in the assumptions and notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. For purposes of this disclosure, “single-trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double-trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.

Furthermore, for purposes of calculating such amounts, we have assumed:

•

the employment of each named executive officer is terminated by LENSAR without “cause” or by the named executive officer for “good reason” (each, a “qualifying termination”), in either case, immediately following the Effective Time;

•

the named executive officer’s base salary and target bonus will remain unchanged from those applicable as of April 28, 2025, which target bonus amount is 75% of base salary, in the case of Mr. Curtis, 55% of base salary, in the case of Mr. Connaughton, and 50% of base salary, in the case of Mr. Staab;

•	each named executive officer’s prorated bonus for 2025 is calculated as of April 28, 2025;

•	each named executive officer’s outstanding LENSAR equity awards are those that are outstanding and unvested as of April 28, 2025;

•	vested Company Options which are unexercised as of April 28, 2025 are not included;

•	each named executive officer will receive reimbursement or payment of COBRA premiums, as applicable, for the maximum eligible period;

•

a value per share of LENSAR Common Stock equal to $16.75 (the sum of the Cash Consideration value of $14.00 and the assumed cash value of each CVR of $2.75, which is the maximum amount payable under a CVR in the event the applicable milestones under the CVR Agreement are achieved);

•	the values in this table are not reduced for withholding of any tax amounts; and

•	no reduction will be necessary to mitigate the impact of Sections 280G and 4999 of the Code or under the “better net after-tax cutback” provisions applicable to the named executive officers.

Quantification of Potential Payments and Benefits to LENSAR’s Named Executive Officers

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Benefits/Perquisites ($)(3)	Total ($)
Nicholas Curtis	$1,680,986	$5,740,477	$43,536	$7,464,999
Alan Connaughton	$930,050	$2,887,282	$15,295	$3,832,627
Thomas Staab, II	$690,137	$1,304,490	$44,343	$2,038,970

(1)

Cash. For each of Messrs. Curtis, Connaughton and Staab, consists of (a) cash severance equal to 150%, 125% and 100%, respectively, of the sum of the executive officer’s base salary and target bonus; and (b) a prorated annual bonus payment (based on the greater of target level performance through the Closing Date or the actual level of performance through the Closing Date, and for purposes of this table assumed to be based on target level performance). The cash severance is “double trigger” and will become payable only upon a qualifying termination of employment during the twelve months following a change in control of LENSAR under the terms of their respective employment agreements (see “Interests of the Directors and Executive Officers of LENSAR in the Merger -Change in Control Severance Benefits”). The prorated bonus will be paid prior to the consummation of the Merger on a “single trigger” basis. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Total ($)
Nicholas Curtis	$1,538,846	$142,140	$1,680,986
Alan Connaughton	$851,872	$78,178	$930,050
Thomas Staab, II	$623,001	$67,136	$690,137

(2)

Equity. Amounts shown reflect the sum of the value that each named executive officer is expected to receive in connection with the accelerated vesting of their unvested and unexercised Company Options, Company RSU Awards and Company PSU Awards, as more fully described in the section entitled “The Merger Agreement-Treatment of Equity Awards and the ESPP” beginning on page 87 of this proxy statement and in the section entitled “Interests of the Directors and Executive Officers of LENSAR in the Merger” beginning on page 69 of this proxy statement.

Given that the unvested Company Options, Company RSU Awards and Company PSU Awards will fully vest (at “target” for the Company PSU Awards, which also represents the maximum possible level of achievement for such awards) at the closing of the Merger pursuant to the terms of the underlying award agreements without regard to any termination of employment, they are considered “single-trigger” benefits.

The following table quantifies each separate form of compensation included in the aggregate total reported in this column:

Named Executive Officer	Number of Accelerated Company Options (#)	Value of Accelerated Company Options ($)	Number of Accelerated Company RSU Awards (#)	Value of Accelerated Company RSU Awards ($)	Number of Accelerated Company PSU Awards (#)	Value of Accelerated Company PSU Awards ($)	Total ($)
Nicholas Curtis	53,661	$898,822	217,654	$3,645,705	71,400	$1,195,950	$5,740,477
Alan Connaughton	33,625	$563,219	93,750	$1,570,313	45,000	$753,750	$2,887,282
Thomas Staab, II	20,036	$335,603	38,844	$650,637	19,000	$318,250	$1,304,490

(3)

Benefits and Perquisites. Consists of the estimated value of continued premium payments to maintain health coverage for each named executive officer and their eligible dependents pursuant to their respective employment agreement. Amounts shown for continued health premium payments are calculated through the applicable severance period (18 months for Mr. Curtis, 15 months for Mr. Connaughton and 12 months for Mr. Staab) and are calculated based on monthly health coverage costs for each respective named executive officer as of April 28, 2025. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment during the 12 months following a change in control of LENSAR (see “Interests of the Directors and Executive Officers of LENSAR in the Merger -Change in Control Severance Benefits”).

Vote Required

The Board unanimously recommends that the stockholders of LENSAR approve the following resolution:

“BE IT RESOLVED THAT:

the compensation that may be paid or become payable to LENSAR’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “Proposal No. 2: Advisory Vote on the Merger Compensation Proposal—The Merger Compensation Proposal—Quantification of Potential Payments and Benefits to LENSAR’s Named Executive Officers” beginning on page 119 of the proxy statement dated  , 2025, including the tables, associated footnotes and narrative discussion, is hereby approved, ratified and confirmed on a non-binding, advisory basis.”

See the section entitled “Vote Required; Abstentions and Broker Non-Votes” beginning on page 34 of this proxy statement, for a summary of the vote required to approve the Merger Compensation Proposal.

The vote on the Merger Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Merger Compensation Proposal and vice versa. Because the vote on the Merger Compensation Proposal is advisory only, it will not be binding on either LENSAR or Parent. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of LENSAR’s stockholders on the Merger Compensation Proposal.

Company Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER COMPENSATION PROPOSAL.

PROPOSAL NO. 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, which we refer to as the “Adjournment Proposal.” If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Proposal and seek to convince the holders of those shares of LENSAR Capital Stock to change their votes to vote in favor of the Merger Proposal. In addition, the chairperson of the Special Meeting could adjourn the Special Meeting if under our amended and restated bylaws a quorum is not present for the meeting.

Notwithstanding the foregoing, LENSAR’s right to adjourn or postpone the Special Meeting, and the number of times that LENSAR may adjourn or postpone the Special Meeting, and the duration of any such adjournment or postponement, is subject to the terms of the Merger Agreement as described further under “The Merger Agreement—Other Covenants and Agreements—Special Meeting and Related Actions” beginning on page 96 of this proxy statement.

If the Special Meeting is adjourned or postponed to solicit additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed. LENSAR does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Special Meeting.

The Board believes that it is in the best interests of LENSAR and our stockholders to be able to adjourn the Special Meeting if necessary for the purpose of soliciting additional proxies in respect of the Merger Proposal if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting.

Vote Required

See the section entitled “Vote Required; Abstentions and Broker Non-Votes” beginning on page 34 of this proxy statement, for a summary of the vote required to approve the Adjournment Proposal.

The vote on the Adjournment Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote against or abstain with respect to the Adjournment Proposal and vice versa.

Company Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MARKET PRICES AND DIVIDEND DATA

Shares of LENSAR Common Stock are listed on Nasdaq under the symbol “LNSR.”

As of    , 2025, there were     shares of LENSAR Common Stock issued and outstanding, held by approximately    stockholders of record.

We do not currently intend to pay, nor under the Merger Agreement may we pay without the prior written consent of Parent, any cash dividends on LENSAR Capital Stock in the foreseeable future.

On March 21, 2025, the last trading day before we publicly announced the execution of the Merger Agreement, the high and low sale prices for LENSAR Common Stock as reported on Nasdaq were $15.31 and $14.38 per share, respectively. The closing price of LENSAR Common Stock on Nasdaq on March 21, 2025 was $14.82 per share.

On    , 2025, the latest practicable trading day before the printing of this proxy statement, the closing price of LENSAR Common Stock on Nasdaq was $    per share. You are encouraged to obtain current market quotations for shares of LENSAR Common Stock.

Upon the consummation of the Merger, there will be no further market for shares of LENSAR Common Stock and, as promptly as practicable thereafter, the shares of LENSAR Common Stock will cease trading on and be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of shares of LENSAR Capital Stock on April 28, 2025 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who beneficially owned more than 5% of the shares of LENSAR Capital Stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of LENSAR Common Stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 11,792,156 shares of LENSAR Common Stock, including LENSAR Series A Convertible Preferred Stock on an as converted to common stock basis, issued and outstanding as of April 28, 2025. In computing the number of shares of LENSAR Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be issued and outstanding all shares of LENSAR Common Stock subject to options, warrants or other rights held by that person or entity that are currently exercisable within 60 days of April 28, 2025. We did not deem these shares issued and outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table is c/o LENSAR, Inc., 2800 Discovery Drive, Orlando, Florida 32826. Curtis, Ellis, Hammer, Lindstrom, Link, O’Farrell, Weisner and Winer are current directors. Our NEOs for our fiscal year 2024 were Curtis, Connaughton and Staab.

	Shares Beneficially Owned Title or Class of Securities
	Common Stock(2)		Series A Convertible Preferred Stock(2)
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(3)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Combined Voting Power(2)
Holders of More than 5%:
North Run Capital, LP(4)	13,417,572	55.7%	20,000	100.0%	45.8%
Park West Asset Management LLC(5)	810,676	6.9%	—	—	4.1%
Named Executive Officers and Directors:
Nicholas T. Curtis(6)	1,027,287	8.5%	—	—	3.9%
Alan B. Connaughton(7)	406,103	3.4%	—	—	1.4%
Thomas R. Staab, II(8)	247,381	2.1%	—	—	*
Thomas B. Ellis(4)	13,538,426	55.9%	20,000	100.0%	45.9%
Todd B. Hammer(4)	13,538,426	55.9%	20,000	100.0%	45.9%
Richard L. Lindstrom, M.D.(9)	308,674	2.6%	—	—	1.1%
William J. Link, Ph.D.(10)	612,905	5.2%	—	—	2.6%
Elizabeth G. O’Farrell(11)	153,905	1.3%	—	—	*
Aimee S. Weisner(12)	196,905	1.7%	—	—	*

	Shares Beneficially Owned Title or Class of Securities
	Common Stock(2)		Series A Convertible Preferred Stock(2)
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(3)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Combined Voting Power(2)
Gary M. Winer(13)	150,478	1.3%	—	—	*
All executive officers and directors as a group (10 persons)(14)	16,772,206	66.1%	20,000	100.0%	56.3%

*	Represents less than 1%.

(1)	Unless otherwise indicated below, the business address for each beneficial owner listed is c/o LENSAR, Inc., 2800 Discovery Drive, Orlando, Florida 32826.

(2)

Each share of common stock is entitled to one vote, and each share of Series A Convertible Preferred Stock entitles its holder to a number of votes equal to the whole number of shares of common stock into which a share of Series A Convertible Preferred Stock can be converted.

The beneficial ownership information shown in the table under “Common Stock” includes the number of shares of common stock held by such holder, as well as shares of our common stock such holder could acquire within 60 days of April 28, 2025, including by converting shares of Series A Convertible Preferred Stock, exercising warrants or options, or upon settlement of restricted stock units. The beneficial ownership information shown in the table under “Series A Convertible Preferred Stock” reflects the maximum number of shares of Series A Convertible Preferred Stock that may be converted into common stock (assuming that no Warrants have been exercised). Each share of Series A Convertible Preferred Stock is currently convertible into a number of shares of common stock based on the stated value of such share and any declared and unpaid dividends divided by an initial conversion price of $2.51875.

The percentage reported under “Combined Voting Power” represents the holder’s voting power with respect to all of our shares of common stock and Series A Convertible Preferred Stock outstanding as of April 28, 2025, voting as a single class, and, as to each holder, without including any shares of common stock that such holder could acquire by exercising warrants or options or upon vesting of restricted stock units, as such securities confer no voting power until the issuance of common stock upon their exercise or settlement, as applicable.

(3)	Percentages are based upon the 11,792,156 shares of our common stock that were outstanding on April 28, 2025.

(4)

Based on information reported on Schedule 13D/A filed on March 25, 2025 by (i) North Run, (ii) North Run Advisors, LLC (“North Run Advisors”), (iii) NR-GRI Partners, LP (“NR-GRI LP”), (iv) NR-GRI Partners GP, LLC (“NR-GRI GP”), (v) Todd B. Hammer and (vii) Thomas B. Ellis, as well as information known to us. Todd B. Hammer and Thomas B. Ellis are the principals and sole members of North Run Advisors and NR-GRI GP. North Run Advisors is the general partner of North Run and NRG-GRI GP is the general partner of NR-GRI LP. According to the filing, North Run is the investment manager of certain private pooled investment vehicles and directly beneficially owns 1,100,592 shares of common stock. North Run Advisors, as the general partner of North Run, may be deemed to beneficially own the 1,100,592 shares of common stock beneficially owned by North Run. NR-GRI LP directly beneficially owns 12,307,692 shares of common stock, which are issuable upon exercise of the Warrants and/or conversion of the Series A Convertible Preferred Stock. In addition, each of Mr. Hammer and Mr. Ellis beneficially owns 9,288 shares of common stock held directly, 93,561 shares of common stock issuable pursuant to vested but unexercised options, 5,293 shares of common stock issuable pursuant to options exercisable within 60 days of April 28, 2025, and 22,000 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025. NR-GRI GP, as the general partner of NR-GRI LP, may be deemed to beneficially own the 12,307,692 shares of common stock beneficially owned by NR-GRI LP that are issuable upon exercise of the Warrants and/or conversion of the Series A Convertible Preferred Stock. Each of Mr. Hammer and Mr. Ellis, as the sole members of NR-GRI GP and North Run Advisors, may be deemed to beneficially own (i) the 1,100,592 shares of common stock beneficially owned by North Run, and (ii) the 12,307,692 shares of common stock beneficially owned by NR-GRI LP that are issuable upon exercise of the Warrants and/or conversion of the Series A Convertible Preferred Stock. The principal business office address for such stockholders is 867 Boylston St., 5th Floor #1361, Boston, MA 02116.

For purposes of North Run’s and Messrs. Hammer’s and Ellis’s beneficial ownership, all outstanding Series A Convertible Preferred Stock and all of the shares of common stock underlying such Series A Convertible Preferred Stock are deemed to be outstanding for such calculation and no unexercised Warrants to acquire shares of common stock are included.

(5)

Based solely on information reported on a Schedule 13G/A jointly filed on February 14, 2025 by (i) Park West Asset Management LLC (“PWAM”), (ii) Park West Investors Master Fund, Limited (“PWIMF” and, together with PWAM, the “PW Funds”) and (iii) Peter S. Park (“Mr. Park”). According to the filing, PWAM is the investment manager to PWIMF and Park West Partners International, Limited. Mr. Park, through one or more affiliated entities, is the controlling manager of PWAM. PWAM and Mr. Park have shared voting and dispositive power over 810,676 shares of our common stock and PWIMF has shared voting and dispositive power over 736,836 shares of our common stock. PWAM and Mr. Park may be deemed to beneficially own 810,676 shares of our common stock held in the aggregate by the PW Funds. The business address of each of the reporting persons listed in this footnote is One Letterman Drive, Building C, Suite C5-900, San Francisco, CA 94129.

(6)

Includes for Mr. Curtis 227,384 shares of common stock issuable pursuant to vested but unexercised options, 7,611 shares of common stock issuable pursuant to options exercisable within 60 days of April 28, 2025, and 17,850 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025.

(7)

Includes for Mr. Connaughton 122,428 shares of common stock issuable pursuant to vested but unexercised options, 4,452 shares of common stock issuable pursuant to options exercisable within 60 days of April 28, 2025, and 11,250 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025.

(8)

Includes for Mr. Staab 104,956 shares of common stock issuable pursuant to vested but unexercised options, 3,158 shares of common stock issuable pursuant to options exercisable within 60 days of April 28, 2025, and 4,750 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025.

(9)

Includes for Dr. Lindstrom 69,638 shares of common stock issuable pursuant to vested but unexercised options and 22,000 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025.

(10)

Includes for Dr. Link 69,638 shares of common stock issuable pursuant to vested but unexercised options and 22,000 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025.

(11)

Includes for Ms. O’Farrell 111,332 shares of common stock issuable pursuant to vested but unexercised options and 22,000 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025.

(12)

Includes for Ms. Weisner 111,332 shares of common stock issuable pursuant to vested but unexercised options and 22,000 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025.

(13)

Includes for Mr. Winer 69,638 shares of common stock issuable pursuant to vested but unexercised options and 22,000 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025.

(14)

Includes a total of 1,073,468 shares of common stock issuable pursuant to vested but unexercised options, 25,807 shares of common stock issuable pursuant to options exercisable within 60 days of April 28, 2025, 187,850 shares of common stock issuable pursuant to RSUs vesting within 60 days of April 28, 2025, and 12,307,692 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the Warrants.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not consummated, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders.

We intend to hold an annual meeting of stockholders in 2025 only if the Merger is not consummated.

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2025 annual meeting of stockholders, if held, pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 2800 Discovery Drive, Orlando, Florida 32826, in writing not later than a reasonable time before we begin to print and send LENSAR’s proxy materials in connection with such 2025 annual meeting. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Stockholders intending to present a proposal at the 2025 annual meeting of stockholders, if held, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. In the event that the date of the 2025 Annual Meeting is more than 60 days after May 25, 2025, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2025 annual meeting and not later than the close of business of the 90th day prior to the 2025 annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. Notice received outside of these dates is considered untimely. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our Bylaws and the proposal must contain the specific information required by our Bylaws. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases, notwithstanding the stockholder’s compliance with this deadline. Stockholders are advised to review our Bylaws which also specify requirements as to the form and content of a stockholder’s notice.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2025 annual meeting, if held, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements. In addition, in connection with our 2025 annual meeting, if held, we intend to file the WHITE proxy card with the SEC in connection with the solicitation of proxies for the 2025 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The following LENSAR filings with the SEC are incorporated by reference:

•

LENSAR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February  27, 2025, as amended by the Annual Report on Form 10-K/A filed with the SEC on April 30, 2025; and

•	LENSAR’s Current Report on Form 8-K filed with the SEC on March 24, 2025 (other than the portions of such document not deemed to be filed).

We also incorporate by reference into this proxy statement any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Stockholders may obtain free copies of the documents filed with the SEC by LENSAR through the SEC’s website, www.sec.gov, or through the Financials section of our website, https://ir.lensar.com/, and the “SEC Filings” section therein.

You may obtain any of the documents incorporated by reference into this proxy statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents, without charge, by requesting them in writing or by telephone from us at the following address:

LENSAR, Inc.

Attention: Secretary

2800 Discovery Drive

Orlando, Florida 32826

If you would like to request documents from us, please do so by     , 2025, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Financials section of our website, https://ir.lensar.com/, and the “SEC Filings” section therein. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions about this proxy statement, the Special Meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor at:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-0637

Banks and brokers may call collect: (212) 750-5833

MISCELLANEOUS

LENSAR has supplied all information relating to LENSAR, and Parent has supplied, and LENSAR has not independently verified, all of the information relating to Parent and Merger Sub contained in “Summary—The Companies” beginning on page 16 of this proxy statement and “The Companies” beginning on page 32 of this proxy statement.

If you hold any certificates representing shares of LENSAR Common Stock, you should not send in such certificates until you receive transmittal materials after the Merger is consummated.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference into this proxy statement to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated     , 2025. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING ELECTRONICALLY, WE URGE YOU TO SUBMIT A PROXY FOR YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, OR BY SIGNING, DATING AND MAILING THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE.

By Order of the Board of Directors

Nicholas T. Curtis
Chief Executive Officer

Orlando, Florida

, 2025

ANNEX A – MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

ALCON RESEARCH, LLC,

VMI OPTION MERGER SUB, INC.,

and

LENSAR, INC.

dated as of

March 23, 2025

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into as of March 23, 2025 (the “Execution Date”), is entered into by and among Alcon Research, LLC, a Delaware limited liability company (“Parent”), VMI Option Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and LENSAR, Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”) and the board of directors of Parent and Merger Sub have approved and declared advisable and in the best interests of their respective stockholders, this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, in furtherance of the Merger, the Company Board has determined it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and has resolved to submit this Agreement to a vote of the Company’s stockholders and recommend adoption of this Agreement by the Company’s stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting agreement in the form attached as Exhibit A hereto (the “Voting Agreement”), pursuant to which, and subject to the terms and limitations thereof, among other things, the foregoing stockholders agreed to vote the shares of Company Common Stock beneficially owned by each of them in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby at the Company Stockholders’ Meeting;

WHEREAS, as of or prior to the Effective Time, Parent and the Rights Agent will enter into the CVR Agreement;

WHEREAS, the (A) board of directors of each of Parent and Merger Sub have (i) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, of their respective covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein and (B) the board of directors of Merger Sub has recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement by written consent in lieu of a meeting effective immediately following the execution and delivery of this Agreement; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which

(a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease; (b) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Delaware; and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue as a wholly owned subsidiary of Parent. The corporation surviving the Merger is hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. The Merger shall have the effects provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities and duties of the Company and Merger Sub shall become the Liabilities and duties of the Surviving Corporation.

1.2 Effective Time.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent and the Company will cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in such form and executed as provided in the DGCL. The Merger shall become effective (the “Effective Time”) upon (i) the date and time of filing of a properly executed Certificate of Merger with the Secretary of State in accordance with the DGCL, or (ii) such other time, if any, as the parties shall agree and as specified in the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable on the Closing Date.

1.3 Closing.

Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver (by the party entitled to waive the condition) of the conditions set forth in Article VI (except for those conditions that can by their nature be satisfied only at the time of the Closing, but subject to the satisfaction or waiver of such conditions), the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on a date to be specified by the parties hereto, which shall be no later than the second (2nd) Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article VI (except for those conditions that can by their nature be satisfied only at the time of the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), by the electronic transmission of signature pages, unless another date and/or place is agreed to in writing by the parties hereto.

1.4 Organizational Documents of Surviving Corporation.

Pursuant to the Merger, at the Effective Time, (a) the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

1.5 Officers.

The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.6 Board of Directors.

The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

2.1 Effect of the Merger on Capital Stock.

(a) Treatment of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holder of any shares of Company Common Stock:

(i) each share of Company Common Stock (excluding (A) any Canceled Shares, which shall be treated in accordance with Section 2.1(a)(iii) and (B) any Dissenting Shares, which shall be treated in accordance with Section 2.1(a)(iv)) issued and outstanding immediately prior to the Effective Time:

(1) shall be converted into the right to receive, subject to Section 2.8, (A) $14.00 in cash, without interest (the “Cash Consideration”) and (B) one (1) contingent value right (each, a “CVR”) representing the right to receive one (1) contingent payment, in cash of $2.75, without interest, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below) (the Cash Consideration plus (B) one (1) CVR, collectively, the “Merger Consideration”) and subject to any withholding of Taxes in accordance with Section 2.15; and

(2) all shares of Company Common Stock, other than the Canceled Shares and Dissenting Shares, shall cease to be issued and outstanding, shall be canceled and retired and shall cease to exist, and each holder of a valid certificate or certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) or evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the Effective Time (“Book-entry Shares”), shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration;

(ii) each issued and outstanding share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation; and

(iii) each share of Company Common Stock that is (i) held by the Company (including any such shares held in the treasury of the Company), and (ii) held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company, in each case, issued and outstanding immediately prior to the Effective Time (collectively, the “Canceled Shares”), by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, be canceled without payment or any consideration therefor and cease to exist.

(iv) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder (or owned by a beneficial owner) who is entitled to demand and has properly demanded appraisal for such shares of Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares of Company Common Stock, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder or beneficial owner fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder or beneficial owner to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes in accordance with Section 2.15. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and actions with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment (unless required by Law) with respect to, or settle or compromise or offer to settle or compromise, any such demands, or agree to do any of the foregoing.

(b) Treatment of Preferred Stock. In connection with the Merger, simultaneously with the Effective Time (but subject thereto):

(i) each share of Series A Convertible Preferred Stock of the Company (“Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time, shall be redeemed and converted into the right to receive an amount equal to the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations) (the “Preferred Stock Consideration”) in accordance with the Certificate of Designations and subject to any withholding of Taxes in accordance with Section 2.15; and

(ii) all shares of Series A Preferred Stock so redeemed shall cease to be issued and outstanding, shall be canceled and retired and shall cease to exist, and each holder of a Certificate that immediately prior to such redemption represented shares of Series A Preferred Stock so redeemed shall thereafter cease to have any rights with respect to such shares of Series A Preferred Stock, except the right to receive the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations).

2.2 Treatment of Company Options. Neither Parent nor Merger Sub shall assume any Company Option or substitute for any Company Option any similar award for capital stock of Parent in connection with the Merger and any of the other transactions contemplated by this Agreement. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior thereto, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of any Company Option be canceled and converted into the right to receive (i) a cash payment (without interest) at the Effective Time equal to the product of (A) the excess, if any, of (1) the Cash Consideration over (2) the per share exercise price of such Company Option, and (B) the number of shares of Company Common Stock subject to such Company Option as of the Effective Time (the “Option Closing Consideration”), plus (ii) one CVR with respect to each share of Company Common Stock subject to such Company Option as of the Effective Time (clauses (i) and (ii), the “Option Consideration”). As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration.

2.3 Treatment of Company RSU Awards. Neither Parent nor Merger Sub shall assume any Company RSU Award or substitute for any Company RSU Award any similar award for capital stock of Parent in connection with the Merger and the other transactions contemplated by this Agreement. As of the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of any Company RSU Award be canceled and converted into the right to receive (i) a cash payment (without interest) at the Effective Time equal to the product of (A) the Cash Consideration and (B) the number of shares of Company Common Stock subject to such Company RSU Award as of the Effective Time (the “RSU Closing Consideration”), plus (ii) one CVR with respect to each share of Company Common Stock subject to such Company RSU Award as of the Effective Time (clauses (i) and (ii), the “RSU Consideration”); provided, that, notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU Award which immediately prior to such cancelation is “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date(s) for such Company RSU Award if required in order to comply with Section 409A of the Code.

2.4 Treatment of Company PSU Awards. Neither Parent nor Merger Sub shall assume any Company PSU Award or substitute for any Company PSU Award any similar award for capital stock of Parent in connection with the Merger and the other transactions contemplated by this Agreement. As of the Effective Time, each Company PSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall by virtue of the Merger and without any action on the part of any holder of any Company PSU Award be canceled and converted into the right to receive (i) a cash payment (without interest) at the Effective Time equal to the product of (A) the Cash Consideration and (B) the target number of shares of Company Common Stock subject to such Company PSU Award as of the Effective Time (the “PSU Closing Consideration” and together with the Option Closing Consideration and the RSU Closing Consideration, the “Equity Award Closing Consideration”), plus (ii) one CVR with respect to each share of Company Common Stock subject to such Company PSU Award as of the Effective Time based on the target number of shares of Company Common Stock subject to such Company PSU Award as of the Effective Time (clauses (i) and (ii), the “PSU Consideration” and together with the Option Consideration and the RSU Consideration, the “Equity Award Consideration”); provided, that, notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company PSU Award which immediately prior to such cancelation is “deferred compensation” subject to Section 409A of the Code shall be made on the applicable settlement date(s) for such Company PSU Award if required in order to comply with Section 409A of the Code.

2.5 Treatment of Company Warrants. All warrants to purchase Company Common Stock outstanding immediately prior to the Effective Time of the Merger (“Warrants”) shall be adjusted and treated in accordance with the terms of such Warrant in connection with a “Fundamental Transaction” (as defined in the applicable Warrant) (the “Warrant Consideration”).

2.6 Method of Payment(a) .

(a) Any Equity Award Closing Consideration to which any Company Equity Award Holder becomes entitled pursuant to Section 2.2, Section 2.3, or Section 2.4, together with the employer portion of any payroll Taxes on such payment, less any Taxes required by applicable Law to be withheld in accordance with Section 2.15, shall be paid through the payroll system or accounts payable system (“Payroll System”) of the Surviving Corporation as soon as reasonably practicable following the Effective Time (and in any event, within five (5) Business Days after the Closing Date); provided, however, that any Equity Award Closing Consideration to which any Non-Employee Company Equity Award Holder becomes entitled pursuant to Section 2.2, Section 2.3, or Section 2.4 may, at the option of the Surviving Corporation, be paid by the Paying Agent instead of the Surviving Corporation, which payments by the Paying Agent to any such Non-Employee Company Equity Award Holder shall be paid as soon as reasonably practicable following the Effective Time (and in any event, within ten (10) Business Days after the Closing Date). Any Preferred Stock Consideration to which any person becomes entitled pursuant to Section 2.1 shall be paid by the Surviving Corporation (or, at the option of the Surviving Corporation, by the Paying Agent) in accordance with the terms of the Certificate of Designations. Any Warrant Consideration to which any person becomes entitled pursuant to Section 2.6 shall be paid by the Surviving Corporation (or, at the option of the Surviving Corporation, by the Paying Agent) in accordance with the terms of the applicable Warrant. Parent shall cause the Surviving Corporation or the Paying Agent to, make the payments described in this Section 2.6, including paying by wire transfer of immediately available funds to the Surviving Corporation or the Paying Agent the amounts payable hereunder.

(b) With respect to the Company Equity Award Milestone Payments payable to Company Equity Award Holders (other than any Non-Employee Company Equity Award Holder that the Surviving Corporation has elected to have paid by the Rights Agent pursuant to Section 2.3(b) of the CVR Agreement), Parent shall, as soon as reasonably practicable following the delivery of the Milestone Notice (but in any event no later than the next regularly scheduled payroll date that is not less than ten (10) Business Days after delivering such Milestone Notice to the Rights Agent), pay, or cause the Surviving Corporation or an Affiliate thereof to pay through Parent’s, the Surviving Corporation’s or such Affiliate’s Payroll System, the applicable Company Equity Award Milestone Payment payable to each such Company Equity Award Holder in accordance with Section 2.2, Section 2.3, or Section 2.4, less any Taxes required by applicable Law to be withheld in accordance with Section 2.15; provided that any Company Equity Award Milestone Payment that becomes payable pursuant to the CVR Agreement will be paid no later than March 15th of the Calendar Year following the Calendar Year in which the Milestone is determined to be achieved. Each Company Equity Award Milestone Payment is intended to constitute a payment within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A of the Code) and shall be paid in compliance therewith or under an alternative exemption from Section 409A of the Code. Without limiting the foregoing, the parties intend that each Company Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement and the CVR Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor the CVR Agreement nor any of their employees, directors or representatives shall have any liability to any holder of Company Equity Awards or transferee or other Person in respect of Section 409A of the Code. The terms of the CVRs to be issued to any holder of Company Equity Awards pursuant to Section 2.2, Section 2.3, or Section 2.4 and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement and this Section 2.6.

2.7 No Right to Equity under Awards. The parties agree that following the Effective Time, no holder of a Company Equity Award shall have any right to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company or the Surviving Corporation.

2.8 Adjustments to Prevent Dilution. In the event that the Company changes (or establishes a record date for changing) the number of shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding shares of Company Common Stock, at any time during the period from the date of this Agreement to the Effective Time, the Merger Consideration and other similarly dependent items (including, for the avoidance of doubt, the Equity Award Consideration, the Preferred Stock Consideration and the Warrant Consideration) shall be equitably adjusted to reflect such transaction so as to provide the holders of Company Common Stock, Series A Preferred Stock, Warrants and Company Equity Awards with the same economic effect as contemplated by this Agreement and the CVR Agreement prior to such event; provided, however, that nothing in this Section 2.8 shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

2.9 Paying Agent. Concurrently with the Effective Time, (i) Parent shall deposit with Computershare Limited or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the “Paying Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 2.10, immediately available funds equal to the aggregate Cash Consideration minus the Deposit minus the Equity Award Closing Consideration to be paid by the Surviving Corporation pursuant to Section 2.6, (ii) the Company shall release the Deposit and deposit it with the Paying Agent to be held in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 2.10, and (iii) Parent shall instruct the Paying Agent to timely pay the Merger Consideration (other than the Equity Award Closing Consideration to be paid by the Surviving Corporation pursuant to Section 2.6) subject to and in accordance with the terms of Section 2.10. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.” Any amounts payable in respect of Company Equity Awards held by Non-Employee Company Equity Award Holders, the Series A Preferred Stock or the Warrants to be paid by the Paying Agent at the election of the Surviving Corporation pursuant to Section 2.6 shall be deposited with the Paying Agent and be paid in accordance with Section 2.6. Any portion of the Exchange Fund made available to the Paying Agent to pay for shares of Company Common Stock that have become Dissenting Shares shall be returned to Parent upon demand. Notwithstanding anything herein to the contrary, the payment of any Milestone Payment (as such term is defined in the CVR Agreement) and the payment procedures with respect thereto shall be governed by the terms of the CVR Agreement. For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement.

2.10 Exchange Procedures.

(a) As promptly as practicable after the Effective Time, the Paying Agent shall send to each record holder of a Certificate or holder of Book-entry Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, if applicable, shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-entry Shares in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of Company Common Stock, (x) upon surrender of a Certificate (or affidavit of lost, stolen or destroyed Certificate in lieu of a Certificate, as provided in Section 2.14) to the Paying Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent; (y) upon the transfer of shares of Company Common Stock that are Book-entry Shares not held through the Depository Trust Company (“DTC”), in accordance with the terms of the letter of transmittal and accompanying instructions (including such other documents as may reasonably be required by the Paying Agent); or (z) upon the transfer of shares of Company Common Stock that are Book-entry Shares held through DTC, including by delivery of an “agent’s message,” in accordance with DTC’s procedures and such other procedures as agreed by Parent, the Paying Agent and DTC, each holder of shares of Company Common Stock (other than Canceled Shares and Dissenting Shares) shall be entitled to receive in exchange therefor, and Parent and the Surviving Corporation shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. The Paying Agent shall accept such Certificates upon compliance by the respective holders thereof with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(b) No interest shall be paid or shall accrue on any cash payable pursuant to Section 2.10(a). Any Certificate that has been surrendered shall be canceled by the Paying Agent.

(c) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a check in the proper amount of cash pursuant to Section 2.1 may be issued with respect to such Company Common Stock to such a transferee only if (i) in the case of Book-entry Shares, written instructions authorizing the transfer of Book-entry Shares are presented to the Paying Agent, and (ii) in the case of Certificates, the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, and in each case, together with all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

2.11 No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Section 2.1 shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

2.12 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be returned to the Surviving Corporation, or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not theretofore complied with Section 2.10 shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) for the Merger Consideration payable upon due surrender of their Certificates or Book-entry Shares and compliance with the procedures in Section 2.10, without interest. If, immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws, any holder of Certificates or Book-entry Shares has not complied with the procedures in Section 2.10 to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.

2.13 Investment of Exchange Fund. Any funds included in the Exchange Fund may be invested by the Paying Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent.

2.14 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

2.15 Withholding Rights. Each of the Surviving Corporation, Parent, Company and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Agreement or the CVR Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the applicable Treasury Regulations, and the rules and regulations promulgated thereunder, or any applicable provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.16 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances, and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired, or to be acquired, by the Surviving Corporation as a result of, or in connection with, the Merger.

2.17 Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock and Company Preferred Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock and Company Preferred Stock formerly represented thereby.

2.18 Treatment of Company ESPP. Prior to the Effective Time, the Company shall take all actions with respect to the Company ESPP that are necessary or desirable to provide that, subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Company Board (or, if applicable, any subcommittee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions such that with respect to the offering period(s) under the Company ESPP that would otherwise be in effect on the Closing Date (notwithstanding this Section 2.18), such offering period(s) shall terminate and each then-outstanding rights to purchase Company Common Stock under the Company ESPP shall be exercised no later than four (4) Business Days prior to the Effective Time. Without limiting the foregoing, the Company may, in its discretion, suspend or terminate any current or future offering periods under the Company ESPP as it deems advisable prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as expressly disclosed or reflected in the Annual Report on Form 10-K filed on February 27, 2025, by the Company with the SEC, and the Company SEC Documents filed thereafter and at least one day prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), to the extent it is reasonably apparent that such disclosure is applicable to qualify such representation and warranty or (b) as set forth in the disclosure schedules delivered to Parent by the Company at or prior to the execution hereof (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company (i) is in good standing under the laws of the State of Delaware; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as currently conducted; and (iii) is duly qualified to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary under applicable Law, except, in case of clauses (i), (ii) and (iii), where such failure would not reasonably be expected to result in a Material Adverse Effect on the Company.

(b) The Company (i) has no Subsidiaries, (ii) does not own, directly or indirectly, any capital stock of any Person, and (iii) has not agreed, is not obligated to make and is not bound by any written agreement or contract to make any capital contribution to any other Person.

(c) The Company has made publicly available or available in the Data Room (i) its certificate of incorporation, as amended and restated as of the Execution Date (the “Company Certificate of Incorporation”) and (ii) the bylaws of the Company, as amended to the Execution Date (the “Company Bylaws” and together with the Company Certificate of Incorporation, the “Company Charter Documents”). Each Company Charter Document is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

3.2 Capitalization.

(a) The authorized Capital Stock of the Company consists of (i) 150,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of March 22, 2025 (the “Capitalization Date”), (i) 11,790,440 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are issued and held in the treasury of the Company, (iii) 20,000 shares of Series A Preferred Stock are issued and outstanding, (iv) no shares of Company Preferred Stock are held in treasury, (v) 2,857,827 shares of Company Common Stock are reserved for issuance upon settlement of previously issued Company RSU Awards, Company PSU Awards or Company Options under the Company Plans, (vi) 1,055,225 shares of Company Common Stock are reserved for future issuance pursuant to the Company Plans, and (vii) 4,367,246 shares of Company Common Stock are reserved for issuance upon settlement or exercise, as applicable, of previously issued Warrants. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company’s Capital Stock are, and all shares that may be issued or granted upon the vesting of the Company Equity Awards will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. All dividends or distributions on the Company Common Stock that have been declared prior to the date hereof have been paid in full.

(b) All outstanding shares of Company Common Stock have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company has not agreed to register any securities under the Securities Act or under any state securities Laws or granted registration rights to any person.

(d) Except as set forth in Section 3.2(a), as of the Capitalization Date, there are no outstanding or authorized (A) options, profit interest units, phantom units, restricted units, unit appreciation rights, stock appreciate rights, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, exchangeable securities, agreements, claims or commitments of any character obligating the Company to issue, transfer or sell any shares of Capital Stock or other equity interest in, the Company or securities convertible into or exchangeable for such shares or partnership or other equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, (B) obligations of the Company to repurchase, redeem or otherwise acquire any Capital Stock or other equity interests in the Company or any such securities or agreements listed in clause (A) of this sentence or (C) voting trusts or similar agreements or understandings to which the Company is a party with respect to the voting of the Capital Stock or other equity interest in the Company. Section 3.2(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company Equity Award outstanding as of the Capitalization Date: (i) the name of the holder of Company Equity Award, (ii) the number of shares of Company Common Stock subject to such Company Equity Award, (iii) the date on which such Company Equity Award was granted or issued, (v) the Company Plan under which such Company Equity Award was issued, (vi) the applicable vesting schedule or criteria and the extent to which such Company Equity Award is vested and (vii) the date on which such Company Equity Award expires. As of the Capitalization Date, there are no outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company will be bound calling for the purchase or issuance of any shares of the Capital Stock of the Company or securities convertible into or exchangeable for such shares or any other such securities or agreements.

(e) The Company does not beneficially own, directly or indirectly, any shares of Capital Stock or other securities of, or interest in, any Person, or any interest in a partnership or joint venture of any kind, nor is it obligated to make any capital contribution to or other investment in any other Person.

3.3 Authorization; Validity of Agreement.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject, with respect to the consummation of the Merger, to the Company Required Vote and the Series A Lead Investor Consent and

assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.8. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company Board. The Company Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval and adoption at a meeting of such stockholders and, except, with respect to the consummation of the Merger, for the Company Required Vote and the consents and/or approvals of the holders of the Series A Preferred Stock in accordance with the terms of the Certificate of Designations (the “Series A Lead Investor Consent”) and assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.8, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) No “moratorium,” “control share,” “fair price” or other antitakeover Laws (including Section 203 of the DGCL) are applicable to the Merger or any of the other transactions contemplated by this Agreement.

3.4 No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) conflict with or constitute a breach or violation of, or a default under any provision of any of the Company Charter Documents, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancelation or amendment under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract, (iii) assuming that the consents and approvals referred to in Section 3.4(b) are duly obtained, contravene or conflict with or constitute a violation of any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, or Law applicable to the Company or any of its properties or assets, or (iv) result in the exercisability of any right to purchase or acquire any asset of the Company; except in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, defaults or Liens which, individually or in the aggregate, have not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

(b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby, (ii) the adoption of this Agreement and the approval of the Merger by the Company Required Vote and the Series A Lead Investor Consent, (iii) such filings, authorizations or approvals as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (“HSR Act”) or (B) any other Competition Laws, rules or regulations, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) any applicable CFIUS Notice or CFIUS Clearance, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of Nasdaq, and (vii) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the absence or unavailability or which, individually or in the aggregate, has not had and would not be reasonably likely to have or result in a Material Adverse Effect on the Company.

3.5 SEC Reports and Financial Statements.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, since January 1, 2022, the Company has timely filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act” and such forms, reports, schedules, statements and other documents (whether filed before, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Company SEC Documents”). As of the time they were filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (or amended or superseded, then on the date of such amended or superseding filing), the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), as the case may be, each as in effect on the date such Company SEC Document was filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended); provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

(b) All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents: (i) have been derived from the accounting books and records of the Company in all material respects; (ii) complied in all material respects, as of their respective filing dates with the SEC, with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements of the Company, as may be permitted under Form 10-Q of the Exchange Act) and (iv) fairly presented in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of the Company, as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments, none of which, individually or in the aggregate, would reasonably be expected to be material). The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, PricewaterhouseCoopers LLP is currently and has been since January 1, 2022, the Company’s independent public accounting firm and has not resigned or been dismissed as the independent public accountant of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) There are no outstanding comments from, or unresolved issues raised by, the SEC in writing with respect to the Company SEC Documents received by the Company from the SEC, and, to the Knowledge of the Company, no enforcement action has been initiated against the Company relating to disclosures contained in any Company SEC Documents.

(d) Since January 1, 2022, (i) neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, auditor, accountant or Representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company, whether or not employed thereby, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents, to the Company Board or any committee thereof or to any director or officer of the Company.

(e) The Company is not a party to, nor has it committed to become a party to, any joint venture, off-balance sheet partnership or any similar contract or agreement (including any agreement relating to any transaction or relationship between or among one or more of the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

3.6 Absence of Certain Changes.

Since the Balance Sheet Date until the date of this Agreement, (a) the Company has conducted its operations only in the ordinary course consistent with past practice, (b) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had a Material Adverse Effect on the Company, and (c) the Company has not taken any action that if taken after the date of this Agreement would constitute a violation of ARTICLE V.

3.7 Absence of Undisclosed Liabilities.

Except as disclosed in the audited financial statements (or notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Balance Sheet Date”), and in the financial statements (or notes thereto) included in subsequent Company SEC Documents filed by the Company prior to the date hereof, the Company has not had at the Balance Sheet Date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the financial statements of the Company included in the Company SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (b) were incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice, (c) individually or in the aggregate, have not had or would not be reasonably likely to have or result in a Material Adverse Effect on the Company, or (d) relate to this Agreement or the transactions contemplated hereby. The Company is not in default in respect of the terms and conditions of any indebtedness or other agreement which, individually or in the aggregate, has had or would be reasonably likely to have or result in a Material Adverse Effect on the Company.

3.8 Proxy Statement.

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied to the Company by Parent or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

3.9 Company Employee Benefit Plans; ERISA; Employees.

(a) The Company has made available to Parent a true and complete list of each material Benefit Plan. The Company has provided in the Data Room with respect to each such Benefit Plan: (i) the current version of each such Benefit Plan, if written, including all amendments thereto; (ii) the most recent determination or opinion letter (if any) from the IRS with respect to any such Benefit Plan; (iii) a written description of any such Benefit Plan that is not set forth in a written document; (iv) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any; (v) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any; (vi) all current trust agreements, investment contracts, and insurance contracts, if any; (vii) the most recent actuarial valuation report, if any; and (viii) all material correspondence to or from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any such Benefit Plan since January 1, 2022.

(b) (i) Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable Law (including ERISA and the Code) and other agreements and instruments which are applicable to such Benefit Plans, (ii) all material contributions, reserves or premium payments required to be made or accrued with respect to the Benefit Plans have been made or accrued, and (iii) each Benefit Plan that is subject to Section 409A of the Code is and has been in documentary and operational compliance, in all material respects, with Section 409A of the Code and the regulations thereunder to the extent applicable. Each Company Option was granted with an exercise price per share of Company Common Stock no less than the fair market value of a share of Company Common Stock on the date of the grant, as such fair market value is determined pursuant to Section 409A of the Code. Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained or is the subject of a favorable determination, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS and, to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect such favorable determination. Neither the Company nor any ERISA Affiliate has any material Liability (whether or not assessed) under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(c) Each Benefit Plan that is subject to Laws other than the federal, state or local laws of the United States (i) has, to the extent intended or required to be qualified, approved or registered by or with a Governmental Entity, been so qualified, approved or registered by or with such Governmental Entity and has been maintained in good standing, and, to the Company’s Knowledge, no event has occurred or condition exists that would reasonably be expected to jeopardize such qualification, approval, registration or good standing, as applicable; (ii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; and (iii) is fully funded or book reserved in all material respects, as appropriate, based upon reasonable actuarial assumptions and does not have unfunded or underfunded liabilities.

(d) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or is required to contribute to, or has any Liability with respect to (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA, (iii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e) No Benefit Plan provides, and neither the Company nor any ERISA Affiliate has an obligation to provide, post-employment life insurance, post-employment health benefits or other post-employment employee welfare benefits, except as may be required by COBRA or other applicable federal, state or local statute where the covered individual pays the full premium cost for maintaining such continuation coverage.

(f) The Company is not subject to any material Liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or

Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred and remains uncorrected with respect to any Benefit Plan. No action, suit or claim (excluding claims for benefits incurred in the ordinary course) is pending or, to the Company’s Knowledge, is threatened against or with respect to any Benefit Plan. There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, Department of Labor or other Governmental Entity with respect to any Benefit Plan.

(g) Except as set forth in Section 3.9(g) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) shall not (i) entitle any Person to any payment, vesting, distribution or increase in compensation or benefits under or with respect to any Benefit Plan or (ii) otherwise trigger any acceleration (of vesting, funding or payment of benefits or otherwise) under or with respect to any Benefit Plan.

(h) The Company does not have any obligation to gross up, indemnify or otherwise reimburse any current or former service provider to the Company for any tax incurred by such service provider pursuant to Sections 409A or 4999 of the Code.

3.10 Litigation; Compliance with Law.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there is no material Litigation pending and there has not been since January 1, 2022, any material Litigation against the Company or to which the Company is otherwise a party, or to the Company’s Knowledge, threatened against the Company by any Person. The Company is not in breach or violation of any material Order. As of the date of this Agreement, there is no material Litigation pending or, to the Company’s Knowledge, threatened, which questions the validity of this Agreement or any of the other Transaction Documents or the right of the Company to enter into this Agreement or any of the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby. As of the date of this Agreement, there is no material Litigation brought by the Company currently pending or which the Company intends to initiate. For the purposes of this Section 3.10(a), Litigation where the amount in controversy in such Litigation is greater than $100,000 shall be deemed “material.”

(b) The Company is and at all times since January 1, 2022, has been in compliance in all material respects with all Orders and Laws applicable to the Company, its business operations or assets. To the Company’s Knowledge, except as set forth in Section 3.10(b) of the Company Disclosure Schedule, no investigation or review by any Governmental Entity is pending against the Company or has since January 1, 2022, been threatened in writing against the Company. To the Company’s Knowledge, as of the Execution Date, no director, officer or member of the management team of the Company is or has been charged with or is under investigation in matters including without limitation any fraud, financial misconduct, insider trading or criminal acts while acting on behalf of the Company.

(c) The Company holds all material permits, licenses, authorizations, approvals, registrations, certificates, exemptions and orders from Governmental Entities necessary for the operation of the business of the Company as currently conducted or currently proposed to be operated, including but not limited to, material distributor or wholesale licenses or permits, registration notifications or their foreign equivalents required for the research, development, manufacture, distribution, marketing, storage, import, export, transportation, use or sale of the Company Products (collectively, the “Company Permits”). The Company has made available in the Data Room all Company Permits in effect as of the Execution Date. The Company is in compliance in all material respects with the terms of all material Company Permits and all material Company Permits are valid and subsisting in full force and effect. As of the Execution Date, there are no actions pending or, to the Company’s Knowledge, threatened, relating to the suspension, revocation or modification of any material Company Permit. To the Company’s Knowledge, none of the Company Permits will be impaired by the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(d) All material compensation and benefits, including stock, stock options and other equity grants, provided at any time by or on behalf of the Company to any physician or other healthcare provider for consulting services to or any other services for the benefit of the Company are and were at the time of grant (i) consideration for services actually performed or to be performed by such health care provider, (ii) reasonable in light of the services provided, and (iii) materially consistent with the standards of the industry in which the Company operates.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a correct, current, and complete list of all Company Owned Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Entity or authorized private registrar in any jurisdiction (collectively, “Registered Company Intellectual Property”), including issued Patents, registered Marks, domain names, and registered Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record owner and, to the extent the record owner is a Third Party, the nature of the rights held by the Company; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, publication or application serial number; the application, issue or grant date; and the current status.

(b) Except as would not be material to the Company, (i) the use, practice or other exploitation of the Company Intellectual Property, (ii) the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Products as presently conducted by the Company, and (iii) the Company’s present business practices and methods, in each case, (A) have not in the past three (3) years infringed upon, misappropriated or otherwise constituted an unauthorized use of or otherwise violated, (B) do not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate, and (C) to the Company’s Knowledge, if any Company Products currently in development and approved for commercialization were to be manufactured, licensed, marketed, imported, offered for sale, sold or used as of the date hereof, would not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate, in each case, in any material respect, the Intellectual Property of any Third Party. No written claim has been made to the Company, nor has the Company received any other written notice alleging, that the conduct of the business of the Company as presently conducted (including the current or future manufacturing, licensing, marketing, importation, sale, offer for sale or use of any Company Products) infringes upon, may infringe upon, misappropriates, constitutes an unauthorized use of or otherwise violates the Intellectual Property of any Third Party in any material respect.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, there has been no Litigation, whether settled or pending, since January 1, 2022 (A) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (B) challenging the validity, enforceability, registrability, patentability, or ownership of any material Company Owned Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property; or (C) by the Company, alleging any infringement, misappropriation, or other violation by any Person of any material Company Owned Intellectual Property. To the Company’s Knowledge, there are not any facts or circumstances that would reasonably be expected to give rise to any such legal proceeding.

(d) The Company Intellectual Property includes all of the Intellectual Property used by the Company to conduct its business in the manner in which such business is currently being conducted (including the current manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Company Products or any products of the Company currently in development and approved for commercialization).

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, the Company is (i) the sole and exclusive owner of all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens or obligations to any Third Party (except for Permitted Liens), or (ii) has valid and continuing rights to use, sell and license, as the case may be, the Company Intellectual Property.

(f) Except for patent applications abandoned or allowed to expire in the ordinary course of patent prosecution, all Registered Company Intellectual Property is pending, issued or registered, as applicable, and, to the Company’s Knowledge, is valid, in good standing (including the payment of all applicable maintenance fees and other fees, such that no such Registered Company Intellectual Property has been allowed to lapse or become abandoned due to failure to pay a maintenance fee or other fee) and, to the Company’s Knowledge, is valid and enforceable. In the past three (3) years, the Company has not, and, to the Company’s Knowledge, no Third Party that has granted the Company rights to any Company Intellectual Property has received any written notice challenging the validity or enforceability of any Registered Company Intellectual Property.

(g) Except as would not be material to the Company, none of the Patents that constitute Company Owned Intellectual Property is involved in any interference, reissue or reexamination proceeding, conflict or opposition proceeding, and there has been no written threat or other written indication that any such proceeding shall hereafter be commenced.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, (i) no university, Governmental Entity (whether U.S. or non-U.S., federal or state) or other non-profit organization (A) sponsored research and development conducted in connection with the business of the Company or (B) has any claim of right to, ownership of or other Lien (other than Permitted Liens) on any Company Owned Intellectual Property and (ii) no inventor of any Patent that constitutes Company Owned Intellectual Property (x) was a student, university employee or employee of any Governmental Entity at the time the applicable invention was made or (y) has any claim of right to, ownership of or other Lien (other than Permitted Liens) on any Company Owned Intellectual Property.

(i) No written claim has been made to the Company or, to the Company’s Knowledge, to any Third Party alleging that any Company Intellectual Property is being licensed in conflict with the terms of any Third Party license or other agreement.

(j) Except as would not be material to the Company, to the Company’s Knowledge, no Person is engaging in any activity that infringes upon, violates, misuses or misappropriates any material Company Owned Intellectual Property, or with respect to products currently under development by others, would constitute an act of infringement if such products were manufactured, marketed, imported, offered for sale, sold or used as of date hereof, and no such claims have been made in writing against any Person by the Company.

(k) The Company is in compliance in all material respects with the terms and conditions of all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is granted any license or right in or to, or is otherwise authorized to use, exercise or receive any benefit from, any Intellectual Property of any Third Party that constitutes material Company Intellectual Property (the “Inbound Licenses”).

(l) Section 3.11(l) of the Company Disclosure Schedule sets forth a complete and accurate list of all material contracts or agreements to which the Company is a party (i) granting to any other Person a license to any Company Intellectual Property, other than (A) non-exclusive licenses granted to physicians and customers in the ordinary course of business solely to use the Company Products, (B) agreements between Company and its employees and consultants in the ordinary course of business, (C) non-disclosure agreements or clinical trial agreements entered into in the ordinary course of business, (D) material transfer agreements entered into in the ordinary course of business, and (E) licenses for commercially available off-the-shelf, shrink wrap or click wrap Software, (F) non-exclusive licenses for Open Source Software, and (G) licenses that are incidental to the purpose of the agreement ((A)-(G) collectively referred to as “Ordinary Course Licenses”), or (ii) subject to the same exclusions in clauses (A) through (G) above, containing a covenant not to compete, covenant not to sue, freedom to operate license or otherwise limiting the Company’s or its Affiliates’ ability to use or exploit fully any of the Company Intellectual Property (clauses (i) and (ii), together with the Inbound Licenses, collectively referred to as the “Company Intellectual Property Licenses”).

(m) Except as set forth in Section 3.11(m) of the Company Disclosure Schedule, the Company is not (nor with the passage of time, the giving of notice or both, will be) required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Company Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company as currently conducted (including the current or future manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Company Products or any product of the Company currently in development and approved for commercialization).

(n) The Company has taken commercially reasonable measures designed to protect and maintain the proprietary nature of each item of material Company Owned Intellectual Property. Except as set forth in Section 3.11(n) of the Company Disclosure Schedule, all current and former employees and independent contractors of the Company involved in the creation or development of any Company Owned Intellectual Property have assigned all of their right, title and interest in and to such Company Owned Intellectual Property to the Company and are bound by confidentiality obligations through signed agreements containing Intellectual Property assignments and confidentiality provisions in favor of the Company.

(o) No Trade Secret of the Company used in the Company’s business as presently conducted (including the current manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Company Products or any product of the Company currently in development and approved for commercialization) has been authorized to be disclosed or has been actually disclosed by the Company to any employee, independent contractor or any Third Party, in each case, other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Company Owned Intellectual Property that constitutes such Trade Secret consistent with best practices in the industry in which the Company operates. The Company has taken adequate security measures to protect the secrecy, confidentiality and value of all material Trade Secrets of the Company, including invention disclosures, not the subject of any issued patents owned or patent applications owned by the Company, which measures are consistent with best practices in the industry in which the Company operates. Each current and former employee and independent contractor of the Company has entered into valid and enforceable written confidentiality and invention assignment agreements with the Company, and each such agreement includes restrictions on the disclosure and use of Company Owned Intellectual Property consistent with best practices in the industry in which the Company operates. To the Company’s Knowledge, the Company has good title and a valid right to use its material Trade Secrets used in its business as presently conducted. The Trade Secrets of the Company are not part of the public knowledge or literature, and to the Company’s Knowledge have not been used, divulged, or appropriated either for the benefit of Person (other than the Company) or to the detriment of the Company. No material Trade Secret of the Company is subject to any adverse claim or, in the past three (3) years, has been challenged or threatened in writing.

(p) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, shall result in, or give any other Person the right to cause, (i) a loss of, or Lien (other than Permitted Liens), or restriction on, any Company Owned Intellectual Property; (ii) a material breach of any license agreement to any material Company Intellectual Property; (iii) the grant, assignment or transfer to any other Person of any license or other rights or interest under any Company Owned Intellectual Property; (iv) payment of any additional fees, or trigger any payment escalation under, any license agreement to any Company Intellectual Property; or (v) the loss or impairment, or Lien (other than Permitted Liens) or restriction on, Parent’s, the Company’s or either Affiliates’ right to own or use any of the Company Intellectual Property except as set forth in Section 3.11(p) of the Company Disclosure Schedule.

(q) There are no Orders to which the Company is a party or by which the Company is bound that restrict, in any material respect, the right to use any of the Company Intellectual Property.

(r) Except as would not be material to the Company, no present or former employee of the Company or any present or former independent contractor of the Company has any right, title, or interest, directly or indirectly

(but not including indirect interests arising solely because of such Person’s status as a stockholder of the Company), in whole or in part, in any Company Owned Intellectual Property.

(s) To the Company’s Knowledge, no employee or independent contractor of the Company is, as a result of or in the course of such employee’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

3.12 Software.

(a) Section 3.12 of the Company Disclosure Schedules contains a correct, current, and complete list, as of the Execution Date, of all material Company Products.

(b) Except as would not be material to the Company, the Company is in actual possession of and has exclusive control over all source code for each proprietary component of the Company Products and all other material proprietary Software of the Company.

(c) The Company has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Product to any escrow agent or any other Person, other than (A) an employee, independent contractor, or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company; or (B) an independent third-party escrow agent pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events and providing for limited rights to use any such released source code. No such release event has occurred, and no circumstance or condition exists that would reasonably be expected to result in the occurrence of any such release event. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any material source code for any Company Product.

(d) As of the date hereof, to the Company’s Knowledge, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Product.

(e) Except as would not be material to the Company, the Company has complied in all material respects with all notice, attribution, and other requirements of each license applicable to the Open Source Software component incorporated into, combined with, linked with, or distributed with a Company Product.

(f) The Company has not used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (A) disclosure or distribution of any Company Product or any other material proprietary Software in source code form; (B) license or other provision of any Company Product or any other material proprietary Software on a royalty-free basis; or (C) grant of any patent license, non-assertion covenant, or other rights under any Company Owned Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Product or any other material proprietary Software.

(g) Except as would not be material to the Company, no Company Product contains any bug, defect, or error that adversely affects, or could reasonably be expected to adversely affect, the value, functionality, or performance of such Company Product.

(h) None of the Company Products, and to the Company’s Knowledge no other Software used in the operation of the business of the Company or provision of any Company Product, contain any “time bomb,”

“Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (A) materially disrupt, disable, harm, or otherwise materially impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Product or such other Software is installed, stored, or used; or (B) materially damage, destroy, or prevent the access to or use of any data or file without the user’s consent. The Company has taken commercially reasonable steps designed to prevent the introduction of Malicious Code into the Company Products.

3.13 Privacy and Data Security.

(a) The Company and, to the Company’s Knowledge, all vendors, processors, or other third parties acting for or on behalf of the Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Company, comply, and for the past three (3) years have complied, in all material respects with all of the following: (A) Privacy Laws; (B) rules of self-regulatory organizations that are legally binding on the Company, including the Payment Card Industry Data Security Standard; (C) the Company Privacy and Data Security Policies; and (D) any contractual requirements or terms of use concerning the processing of Personal Information by the Company to which the Company is a party or otherwise bound as of the date hereof (collectively, “Privacy Obligations”).

(b) To the Knowledge of the Company, during the past three (3) years, no disclosure or representation made or contained in any Company Privacy and Data Security Policy has been materially inaccurate, misleading, deceptive, or in violation of any Privacy Laws (including by containing any material omission). The Company and to the Company’s Knowledge any vendor, processor, or other third party Processing Personal Information for or on behalf of the Company are and have been in compliance with the Company Privacy and Data Security Policies.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule, during the past three (3) years, (A) no Personal Information in the possession or control of the Company, or to the Knowledge of the Company, Processed by any vendor, processor, or other third party for or on behalf of the Company (each, a “Data Partner”), has been subject to any material data breach or other security incident that has resulted in material unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of such Personal Information or that has caused a material disruption to the conduct of the Company’s business (a “Security Incident”), and (B) the Company has not notified and there have been no facts or circumstances that would require the Company to notify, any Governmental Entity or other Person of any Security Incident.

(d) During the past three (3) years, the Company has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Entity or other Person, nor, to the Knowledge of the Company, has there been any audit, investigation, enforcement action (including any fines or other sanctions), or other action, relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Law, any Company Privacy and Data Security Policy, or any Person’s individual privacy rights involving Personal Information in the possession or control of the Company.

(e) The Company has at all times during the past three (3) years implemented and maintained, commercially reasonable security measures, plans, procedures, controls, and programs, including a written information security program, designed to (A) identify and address internal and external risks to the privacy and security of Personal Information and the security, availability, and integrity of Company IT Systems; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites; and (C) provide notification in compliance with applicable Privacy Obligations in the case of any Security Incident.

(f) During the past three (3) years, the Company has contractually obligated all Data Partners Processing Personal Information on behalf of the Company, to (i) comply with applicable Privacy Obligations in all material respects, (ii) maintain reasonable and appropriate technical, physical and administrative safeguards to protect the privacy, confidentiality, integrity and security of all Personal Information, and (iii) take reasonable steps to protect Personal Information from loss, theft, unauthorized or unlawful Processing or other misuse. To the Company’s Knowledge, during the past three (3) years, no Data Partner Processing the Company’s Personal Information has (A) suffered any Security Incident that resulted in any unauthorized access to or use of any such Personal Information or (B) materially violated any Privacy Obligations.

(g) The Company has developed a program and used reasonable efforts to identify, address and remediate all threats and deficiencies on Company IT Systems.

3.14 Company IT Systems.

All Company IT Systems, owned or controlled by the Company, are in good working condition and are secure and sufficient in all material respects for the operation of the Company’s businesses as currently conducted. Since January 1, 2022, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, of the Company IT Systems. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including using virus checking software, consistent with reasonable industry standards applicable to the industry, to monitor all Company IT Systems with respect to introduction of any malicious software (e.g., ransomware).

3.15 Contracts.

(a) Except as filed as an exhibit to the Company SEC Documents filed at least one (1) Business Day prior to the date hereof, Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Material Contracts in effect as of the Execution Date. The Company provided to Parent in the Data Room true, correct and complete copies of each Material Contract, together with all amendments, modifications or supplements thereto in effect as of the Execution Date.

(b) Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. (i) The Company is not in breach of or default in any material respect under any Material Contract; (ii) to the Company’s Knowledge, no other party to any Material Contract is in breach of or default in any material respect under such Material Contract; (iii) the Company has not received any written or oral notice of termination, or intent to terminate, any Material Contract; and (iv) to the Company’s Knowledge, no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach thereof or default thereunder by the Company or any other party to such Material Contract or would permit the modification or premature termination of such Material Contract by any other party thereto.

(c) “Material Contract” shall mean any contract, agreement or other binding arrangement to which the Company is a party or by which the Company is bound (other than a Benefit Plan) that:

(i) involves expected receipts or expenditures in excess of $400,000 in the aggregate in the current or any future Calendar Year (other than employment agreements or arrangements), and which is not cancelable (i) without penalty or further payment or (ii) without more than 30 days’ notice;

(ii) is a material Company Intellectual Property License other material contract or agreement pursuant to which the Company has obtained from or granted to any Person any material right, title or interest in, under or to any Intellectual Property (other than Ordinary Course Licenses or contracts granting rights to use readily available shrink wrap or click wrap Software);

(iii) imposes on the Company obligations to research, develop, manufacture, or commercialize the Company Product;

(iv) is a material lease or sublease of any real property, including the Leases;

(v) is a capital lease, as determined in accordance with GAAP;

(vi) provides for a loan or advance of any amount to any other Person, other than a director or officer of the Company solely for travel and other appropriate business expenses in the ordinary course of business;

(vii) is a joint venture, strategic alliance, partnership or other contract or agreement involving any joint ownership or sharing of any business, venture or enterprise, or a sharing of profits or losses, or pursuant to which the Company has any ownership or control interest in any other Person or business enterprise;

(viii) (i) contains any covenant or other agreement limiting the right or ability of the Company or its Affiliates to (A) manufacture, research, develop, distribute, sell or otherwise commercialize any products, (B) solicit for employment or hire any employees of any other Person, or (C) engage in any line of business or to compete (geographically or otherwise) with any Person, (ii) granting any material exclusive rights to make, sell or distribute any of the Company’s products, or (iii) granting any “most favored nation” or similar rights;

(ix) involves any union contract or collective bargaining agreement;

(x) involves payments by the Company based on profits, revenue, fee income or other financial performance measures of the Company other than contracts that are cancelable upon 90 days’ or less prior written notice;

(xi) involves payments of any royalties, earnouts, development or commercialization milestones or similar payments in excess of $300,000 in the last fiscal year, other than contracts that are cancelable upon 90 days’ or less prior written notice;

(xii) involves any material indemnification obligation of the Company or otherwise involves any material warranty, guaranty, or surety by the Company, in each case, other than contracts entered into in the ordinary course of business;

(xiii) was entered into relating to the purchase or sale of assets of the Company outside the ordinary course of business and that involves an amount or value in excess of $300,000;

(xiv) relates to sale of any of the material assets of the Company other than in the ordinary course of the Company’s business or for the grant to any Person of any preferential rights to purchase any of the Company’s assets (other than indications of interest entered into in the ordinary course of business consistent with past practice);

(xv) relates to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(xvi) relates to the incurrence, assumption or guarantee of any Indebtedness of $500,000 or more or imposing a Lien (other than Permitted Liens) on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(xvii) obligates the Company to provide or obtain products or services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs, including any “take or pay” or minimum purchase obligations;

(xviii) provides for severance, retention, change in control or other similar payments that would become payable, directly or indirectly, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby;

(xix) is an employment contract or contract with a Contract Worker (or similar arrangement) providing annual base compensation in excess of $200,000;

(xx) contains an option (other than Company Options, employee agreements or arrangements), grants any right of first refusal, right of first negotiation or right of first offer in favor of any Person;

(xxi) involves any resolution or settlement in an amount in excess of $300,000 of any Litigation; or

(xxii) is between or among the Company, on the one hand, and any Affiliate of the Company or any director or officer of the Company or its Affiliates, on the other hand.

3.16 Taxes.

(a) The Company has timely filed all U.S. federal and state income Tax Returns and other material Tax Returns that it was required to file (taking into account any valid extensions of time to file). All such Tax Returns are true, complete and correct in all material respects, and were prepared in material compliance with all applicable Tax Laws. All U.S. federal and state income Taxes and other material Taxes due and payable by the Company (including installments and estimated payments), whether or not shown as due and payable on any Tax Return, have been timely paid.

(b) The Company is not currently the beneficiary of any extension of time within which to file any income Tax Return (other than automatic extensions of time obtained in the ordinary course).

(c) There are no liens on any of the assets of the Company for any amount of Taxes, other than liens for Taxes described in clause (ii) of the definition of Permitted Liens.

(d) The Company has complied in all material respects with all applicable Tax Laws relating to the collection, withholding and remittance of Taxes, including related information reporting and recordkeeping requirements.

(e) No federal, state, provincial, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing with respect to the Company. No material deficiency or proposed material adjustment with respect to the payment of any Taxes or Tax installments has been asserted against the Company by any Governmental Entity, which has not been fully paid or finally settled.

(f) The Company has not granted any waiver of any statute of limitations in respect of any Tax or Tax Return which has not yet expired or agreed to any extension of time with respect to the assessment or collection of any Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course).

(g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, the Company is not a party to or bound by any Tax allocation, indemnity or sharing agreement, other than, in each case, agreements with third parties entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes. Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, the Company (i) has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) or part of a combined, consolidated, unitary or affiliated group filing a single Tax Return that applies to more than one entity (excluding, for the avoidance of doubt, any entities that are disregarded for applicable Tax purposes), in each case other than a group the common parent of which is the Company, or (ii) has no Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any Tax Law) (other than members of a group the common parent of which is the Company) or as a successor or transferee.

(h) The Company has not participated in or been the promoter of a “listed transaction,” as set forth in Treasury Regulations Section 1.6011-4(b)(2) or any comparable provision of state, local or foreign Tax law.

(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any prepaid amount received or deferred revenue accrued by the Company on or prior to the Closing, (B) any change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing Date, (C) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (D) intercompany transaction or excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (E) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing, or (F) any installment sale or open transaction disposition made on or prior to the Closing.

(j) Within the past three (3) years, the Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) The Company is, and always has been since its formation, a “C corporation” within the meaning of Code section 1361(a)(2).

(l) The Company is in material compliance with all escheat and state unclaimed or abandoned property laws.

3.17 Environmental Matters.

(a) The Company is and has been since January 1, 2022, in compliance, in all material respects, with all applicable Environmental Laws. To the Company’s Knowledge, as of the date hereof, the Company has not received any oral or written communication that alleges that the Company is not in compliance in all material respects with all applicable Environmental Laws from any Governmental Entity. As of the date hereof, there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company. There are no material Liabilities of or relating to the Company arising under or relating to any Environmental Law or any Environmental Materials. The Company is not subject to any Order or other agreement with any Governmental Entity relating to Environmental Law, nor, to the Company’s Knowledge, has the Company entered into or assumed by contract or operation of Law any Liability of any other person under Environmental Law. To the Company’s Knowledge, as of the Execution Date, no circumstances or conditions involving the Company, including the use, storage, treatment or disposal of Environmental Materials, would reasonably be expected to result in the Company incurring any material Liability under Environmental Law.

(b) Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) all material permits, registrations, licenses and authorizations required to be obtained or filed by the Company under any applicable Environmental Laws, including those activities relating to the generation, use, storage, treatment, disposal, handling, management, procurement, distribution, Release or remediation of Environmental Materials, have been duly obtained or filed, and (ii) the Company is in compliance in all material respects with the terms and conditions of such permits, registrations, licenses and authorizations.

(c) The Company has made available in the Data Room all material environmental site assessments and reports and all environmental, health and safety audits related to its facilities and operations, in each case, that have been prepared by third parties in the past three years and prior to the Execution Date, that are within the custody or control of the Company, and all material correspondence with any Governmental Entity or other Persons in the past three years and prior to the Execution Date, with respect to any Environmental Claims and the Company’s compliance with or Liability under Environmental Laws.

3.18 Real and Personal Property.

(a) The Company owns no real property and has never owned any real property.

(b) Section 3.18(b) of the Company Disclosure Schedule lists all material real property leases to which the Company is a party as of the Execution Date, and each amendment thereto as of the Effective Time (the “Leases” and the real property subject to such Leases, the “Leased Real Property”). The Company has made available in the Data Room true and complete copies of the Leases. (i) The Leases are in full force and effect and are valid and effective in accordance with their respective terms, (ii) there is not, under any Lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s Knowledge, any other party thereto, and (iii) the Leases permit the current occupation and use of the applicable Leased Real Property by the Company. Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, the Leased Real Property comprises all of the material real property occupied or otherwise used by the Company as of the Execution Date. As of the Execution Date, the Company has not entered into any subleases for any portion of the Leased Real Property, nor has the Company assigned, licensed or otherwise conveyed to any Person any right to use all or any part of the Leased Real Property. As of the Execution Date, the Company has not materially modified or allowed the material modification of any Leases without the prior written consent of Parent. The Company has obtained all necessary certificates and licenses necessary for the current use and operation of the Leased Real Property, which as of the Execution Date, (x) are in full force and effect and (y) there are no violations of record. As of the Execution Date, there are no actual or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings which would affect the Leased Real Property. (i) The Leased Real Property and the current use of the Leased Real Property pursuant to the Leases comply in all material respects with applicable Law and (ii) no consents of any party to any Lease are required in connection with the transaction contemplated by this Agreement.

(c) (i) The Company has good and marketable title to or holds under valid and enforceable leasehold interest in the Leased Real Property and all material tangible personal property, free and clear of any Liens, except for Permitted Liens, necessary for the conduct of the business of the Company as currently conducted, (ii) such tangible personal property of the Company is in sufficiently good operating condition (except for ordinary wear and tear) to allow the Company to operate in the ordinary course of business consistent with past practice, and (iii) all facilities, equipment, fixtures and other tangible properties owned, leased or used by the Company are in good operating condition and repair and reasonably fit and usable for the purposes for which they are being used, subject to normal wear and tear.

3.19 Insurance.

Section 3.19 of the Company Disclosure Schedule sets forth a list of each material insurance policy held by the Company as of the Execution Date. There is no claim pending under any such policy or any fidelity bond as to which coverage has been denied or disputed by the underwriter of such policy or bond. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Company, (a) all premiums due and payable under the insurance policies set forth in Section 3.19 of the Company Disclosure Schedules have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies, and (b) such policies are of such types, in such amounts and for such risks, casualties and contingencies as are reasonably adequate to fully insure the Company against insurable losses, damages and claims to the Company’s business, properties, assets and operations. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies. As of the date hereof, the Company has made available in the Data Room true, accurate and complete copies of such insurance policies.

3.20 Labor Matters.

(a) The Company is, and for the past three years has been, in compliance in all material respects with all Employment Laws, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment. With respect to each current and former employee of the Company, the Company: (i) does not have any material Liability for a failure to withhold and report all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such employee; (ii) is not liable for any material arrearages of wages, severance pay or other amounts due to such employees, including pursuant to any contract, policy, practice or applicable Law; and (iii) does not have any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employee (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material administrative charges, court complaints or arbitrations pending or, to the Company’s Knowledge, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency or arbitrator relating to any labor, safety or employment matters. Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, since January 1, 2022, the Company has not effectuated a “plant closing,” “termination,” “relocation,” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification (“WARN”) Act and similar Laws. None of the Company’s employment policies or practices is currently being audited or, to the Company’s Knowledge, investigated by any Governmental Entity.

(b) The Company is not a party to any collective bargaining agreement or other labor union contract, nor is any such contract being negotiated by the Company. None of the Company’s employees or Contract Workers are represented by a labor union or labor organization and to the Company’s Knowledge, there are no organizing, election or other activities pending or threatened by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees or Contract Workers. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified or consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. The Company is not engaged in any unfair labor practice and there are no, and within the past three (3) years there have been no (i) material unfair labor practice charge or complaint pending against the Company or, to the Company’s Knowledge, threatened against the Company before the National Labor Relations Board; (ii) strike, labor dispute, slow down or work stoppage pending against the Company or, to the Company’s Knowledge, has been threatened against the Company; and (iii) Litigation or controversies with respect to Employment Laws matters (including, relating to or asserting allegations of employment discrimination, harassment, retaliation, misclassification, wage and/or hour violations or unfair labor practices) existing, pending or, to the Company’s Knowledge, threatened against or involving the Company in any judicial, regulatory or administrative forum, or under any private dispute resolution procedure by any of their respective current and former employees or Contract Workers. The Company is not party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Entities relating to its employees or employment practices. To the Company’s Knowledge, neither the Company and its Affiliates, nor any of their respective employees, officers, contractors or directors has entered into an unlawful agreement or understanding with any competitor regarding wage fixing or employee poaching, including but not limited to an agreement or understanding to fix the compensation or benefits paid to employees or establish “no-poach” restrictions for services.

(c) The Company has provided to Parent a true, complete and accurate list of each current employee or Contract Worker of the Company by employee number, his or her date(s) of hire, position and title (if any), location, current rate of compensation (including bonuses, commissions and incentive compensation, if any), whether such employee is hourly or salaried, whether such employee is classified under applicable Employment Laws as exempt or non-exempt for overtime pay, the number of such employee’s accrued sick days and vacation days, leave of absence status and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment, full-time, part-time, temporary or seasonal employee status, and employee or Contract Worker/non-employee classification.

3.21 Affiliate Transactions.

Except as set forth in Section 3.21 of the Company Disclosure Schedule, no (a) individual who is an officer, director or employee of the Company; (b) Company Holder who owns of record in excess of 5% of the outstanding Capital Stock of the Company on a fully diluted basis; (c) to the Company’s Knowledge, member of the immediate family of each of the individuals referred to in clauses (a) and (b) above, where “immediate family” shall mean such individual’s spouse and minor children living in such individual’s home; or (d) to the Company’s Knowledge, trust or other entity, other than the Company, in which any one of the individuals referred to in clauses (a), (b) and (d) above holds, or in which more than one of such individuals collectively hold, beneficially or otherwise, a material voting, proprietary, equity or other financial interest (i) has any direct or indirect interest in any material asset used in the business of the Company as currently conducted or currently planned to be conducted; (ii) is indebted for any material amount to the Company other than travel advances in the ordinary course of business; (iii) has entered into, or has had any direct or indirect financial interest in, any Material Contract entered into by the Company; and (iv) has any claim, cause of action or other Liability to or by the Company, in each case, other than pursuant to any agreement relating to the employment of any employee or Contract Worker of the Company, the indemnification of any director or officer of the Company, any Benefit Plan, any travel advances in the ordinary course of business, or any agreement set forth in Section 3.21 of the Company Disclosure Schedule.

3.22 Disclosure Controls and Procedures. The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with GAAP, and (c) ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. Since January 1, 2022, no material complaints from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company. Since January 1, 2022, the Company has not received any material complaints through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company is, and since January 1, 2022, has been, in compliance in all material respects with (i) the provisions of SOX and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to the Company.

3.23 Distributors; Suppliers.

(a) Section 3.23 of the Company Disclosure Schedule sets forth a list of the ten largest distributors and ten largest suppliers of the Company, as measured by the dollar amount of purchases, or sales, as applicable, therefrom, during the 12 months ended December 31, 2024, showing the approximate total purchases and sales, as applicable, by the Company from each such supplier and to each such distributor, as applicable, during such period.

(b) Since the Balance Sheet Date and prior to the date hereof, (i) no distributor or supplier listed on Section 3.23 of the Company Disclosure Schedule has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company and (ii) no distributor or supplier listed on Section 3.23 of the Company Disclosure Schedule has notified the Company that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company.

3.24 Product Warranty; Product Liability. The Company has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, distributed, sold or installed, or services rendered, by or on behalf of the Company. The Company has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, distributed, sold or installed or services rendered by or on behalf of the Company. Each product designed, manufactured, assembled, repaired, maintained, delivered, distributed, sold or installed, and all services rendered, by or on behalf of the Company have been in conformity in all material respects with all applicable commitments and warranties as set forth in the Company’s contracts. Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company has not designed, manufactured, assembled, repaired, maintained, delivered, distributed, sold or installed any product, or rendered services, that included a warranty for a period of longer than two years.

3.25 Medical Products.

(a) Since January 1, 2022, the Company has been in material compliance with all applicable Healthcare Laws. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation of any Healthcare Law by the Company. Except as set forth on Section 3.25(a) of the Company Disclosure Schedule, since January 1, 2022, the Company has not received any written notice of any actual or threatened proceeding, investigation, inspection, audit, 483 Form, warning letter, or other written notice from a Governmental Entity alleging any material violation of, or any obligation to take material remedial action under Healthcare Laws or Governmental Entity Orders thereunder. Specifically, with respect to each product subject to the FDCA or similar Laws in any non-United States jurisdiction that is researched, developed, manufactured, tested, distributed, sold and/or marketed by or on behalf of the Company (each, a “Medical Product”), since January 1, 2022, the activities carried out by the Company with respect to the Medical Products, and the Medical Products themselves, have been and remain in material compliance with the requirements of the FDCA and all similar applicable Laws regulating the research, development, manufacturing, testing, distribution, sale, marketing, and reimbursement of similar products.

(b) At all times during the past five years, the activities carried out by the Company with respect to the Medical Products have been and remain in compliance in all material respects with ethical codes pertaining to such products, including without limitation the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals or substantially similar standards applied in each jurisdiction where the Company markets Medical Products.

(c) The Company has not received any material notice from FDA or any other Governmental Entity alleging that the Company or its employees or agents is or may be in violation of the FDCA or similar applicable Laws regulating the research, development, manufacturing, testing, distribution, sale, marketing, and reimbursement of any Medical Product, and no Governmental Entity, including but not limited to FDA, has expressed any concern regarding any Medical Product under development and its ability to ultimately comply with Healthcare Laws including but not limited to the FDCA.

(d) All manufacturing operations relating to the Medical Products conducted by or on behalf of the Company are being, and have been, carried out in material compliance with applicable FDA, International Standards Organization, and similar applicable Laws relating to quality system regulation and current Good Manufacturing Practices.

(e) All human clinical studies conducted by or on behalf of the Company are being, and since January 1, 2022, have been, carried out in material compliance with (i) applicable FDA, International Conference on Harmonization, International Standards Organization, and similar Laws, including those relating to current Good Clinical Practices and clinical study registration and disclosure requirements, and (ii) applicable Laws pertaining to reimbursement from Governmental Entities and third-party payors for items and services furnished to subjects as part of a human clinical study. All preclinical and clinical studies or tests have been conducted in compliance, in all material respects, with standard medical and scientific research procedures and applicable Law (including Healthcare Laws). Since January 1, 2022, the Company has not received written notice from (i) the FDA or (ii) any other Governmental Entity performing functions similar to those performed by the FDA, in each case, with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material adverse modification of such studies or tests.

(f) As of the date hereof, there are no ongoing or completed (since January 1, 2022) proceedings undertaken by FDA or any other applicable Governmental Entity to (i) materially recall, detain, or seize any Medical Product; (ii) enjoin or materially limit the clinical study, manufacturing, distribution, sale, marketing or reimbursement of any Medical Product; or (iii) suspend or withdraw any material Regulatory Approval relating to the manufacturing, distribution, sale, marketing or reimbursement of any Medical Product.

(g) Since January 1, 2022, the Company has not made any false statements of material fact or material omissions to the FDA any other applicable Governmental Entity responsible for regulating the manufacturing, clinical study, distribution, sale, marketing or reimbursement of any Medical Product. The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(h) Neither the Company nor any of its employees is debarred or otherwise prohibited from participating in any government program administered by FDA or any other applicable Governmental Entity responsible for regulating the manufacturing, clinical study, distribution, sale, marketing or reimbursement of a Medical Product or any similar product, nor excluded from participation, or otherwise ineligible to participate, in Medicaid, Medicare or any other Governmental Entity program.

3.26 Anti-Corruption Laws.

(a) Neither the Company nor any of its Affiliates nor, to the Company’s Knowledge, any of their respective Representatives has, in the last five years, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other Third Party), (i) taken any action in violation of any applicable Anti-Corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any other Person: (A) for the purpose of (1) improperly influencing any act or decision of any Government Official in their official capacity; (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties; (3) securing any improper advantage; or (4) inducing any Government Official to improperly influence or affect any act or decision of any Governmental Entity; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage in violation of any Anti-Corruption Law.

(b) To the Company’s Knowledge, there have been no false or fictitious entries made in the books and records of the Company relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and neither the Company nor any of its Affiliates has established or maintained a secret or unrecorded fund.

(c) Neither the Company nor any of its controlled Affiliates nor, to the Company’s Knowledge, any of its or their respective directors, officers, employees or other Representatives has been convicted of violating any Anti-Corruption Laws or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any applicable Anti-Corruption Laws.

(d) Neither the Company nor any of its controlled Affiliates, nor, to the Company’s Knowledge, any of their respective directors, officers, employees or distributors, Representatives, sales intermediaries or other Third Parties acting on behalf of the Company, has violated any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Control Reform Act of 2018, the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature. The Company has implemented and maintained internal control systems, and policies reasonably designed to promote compliance with applicable export control, trade, and economic sanctions Laws. The Company has obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, Orders, permits, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, Software, information technology systems and technology. There are no material pending or, to the Company’s Knowledge, threatened Litigation, demand letters, settlements or enforcement actions involving the Company or any of its Affiliates relating to Laws identified in this Section 3.26(d). Neither the Company nor its Affiliates produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies” as defined in the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, and the associated CFIUS regulations at 31 C.F.R. Part 800 et seq.

(e) None of the Company, nor any of its controlled Affiliates, nor, to the Company’s Knowledge, any of their respective directors, officers, employees or distributors, Representatives, sales intermediaries or other Third Parties acting on behalf of the Company is a Sanctioned Party or is or has been engaged in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Party or in any Sanctioned Jurisdiction.

3.27 Required Votes.

The affirmative vote of the holders of a majority in voting power of the outstanding Capital Stock of the Company entitled to vote on the adoption of this Agreement (the “Company Required Vote”) and the Series A Lead Investor Consent are the only approvals of any class of Capital Stock of the Company required by the DGCL or the certificate of incorporation or the bylaws of the Company to adopt this Agreement and approve the transactions contemplated hereby.

3.28 Brokers.

Except for Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, that is or will be payable by the Company. The Company is solely responsible for the fees and expenses of Wells Fargo Securities, LLC as and to the extent set forth in the engagement letter dated as of March 12, 2025. The Company has previously delivered to Parent true and correct copies of such engagement letter.

3.29 Recommendation of Company Board; Opinion of Financial Advisor.

(a) The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are advisable and are fair to, and in the best interests of, the stockholders of the Company, (ii) approving this Agreement and transactions contemplated hereby, (iii) resolving, subject to Section 5.2, to recommend approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby by the stockholders of the Company (the resolutions described in the foregoing clauses (i) through (iii), the “Company Board Recommendation”) and (iv) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Company Board has received an opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. Promptly following the execution and delivery of this Agreement, the Company will furnish to Parent a true and correct copy of such opinion solely for information purposes on a non-reliance basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

4.1 Organization; Qualification.

Merger Sub is a corporation and Parent is a limited liability company, in each case, duly organized and validly existing under the laws of the jurisdiction of its respective incorporation and has the requisite corporate or limited liability company power and authority, as applicable, to conduct its business as it is now being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.2 Authority Relative to Agreement.

Each of Parent and Merger Sub have all necessary corporate or limited liability company power and authority, as applicable, to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement (including execution, delivery and performance of the CVR Agreement). The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including execution, delivery and performance of the CVR Agreement), have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, by Parent and Merger Sub, and (in the case of the Merger, except for the filing of the Certificate of Merger with the Delaware Secretary of State) no other corporate action or proceeding on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including execution, delivery and performance of the CVR Agreement). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Litigation therefor may be brought. The CVR Agreement, when executed and delivered, will be duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Rights Agent, will constitute a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

4.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of Parent Organizational Documents, (ii) assuming that the consents, registrations, declarations, filings and notices referenced in Section 4.3(b) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancelation of or require the consent of, notice to or filing with any third Person pursuant to any of the terms or provisions of any contract to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or Merger Sub, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

(b) No consent of, registration, declaration or filing with or notice to any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings with the SEC under the Exchange Act or the Securities Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iii) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, (iv) compliance with applicable rules and regulations of the New York Stock Exchange, (v) any applicable CFIUS Notice or CFIUS Clearance (vi) such other items required solely by reason of the participation and identity of the Company in the transactions contemplated by this Agreement, (vii) compliance with and filings or notifications under Competition Laws and (viii) such other consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

4.4 Litigation.

As of the date of this Agreement, (a) there is no Litigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries, and (b) there is no Order outstanding against, or involving, Parent or any of its Subsidiaries or any asset or property of Parent or any of its Subsidiaries that, in each case of clauses (a) and (b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

4.5 Brokers.

No investment banker, broker, finder or other intermediary other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.6 Sufficient Funds.

Parent has or will have, as of the Effective Time, sufficient cash to consummate the Merger and the other transactions contemplated by this Agreement that require payment in connection with the Closing. The obligations of Parent and Merger Sub hereunder are not subject to any condition regarding Parent’s or Merger Sub’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

4.7 Merger Sub.

All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement and those incident to Merger Sub’s formation and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated by this Agreement.

4.8 No Interested Stockholder.

Neither Parent nor any of its Subsidiaries nor any “affiliate” or “associate” (as each such term is defined in Section 203 of the DGCL) of Parent or any of its Subsidiaries, is, or has been at any time during the period commencing on January 1, 2022, through the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub or any of their controlled Affiliates directly or indirectly beneficially owns, or has at any time during the period commencing on January 1, 2022, directly or indirectly beneficially owned, any Company Common Stock or any rights to acquire or vote any Company Common Stock, other than shares beneficially owned through benefit or pension plans or pursuant to this Agreement.

4.9 Certain Information.

None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

4.10 Vote/Approval Required.

No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

4.11 Access to Information.

Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company, except as expressly set forth in Article III. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company or its businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, except in the case of fraud.

4.12 Acknowledgement.

Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the transactions contemplated hereby and by the other Transaction Documents or the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby and by the other Transaction Documents and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

ARTICLE V

COVENANTS

5.1 Interim Operations of the Company.

The Company covenants and agrees that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (i) expressly contemplated or permitted by this Agreement, (ii) set forth in Section 5.1 of the Company Disclosure Schedule, (iii) required by applicable Law, (iv) with respect to clauses (b)(iii), (b)(iv) and (b)(v), provided or required pursuant to the terms of any Benefit Plan in effect as of the date hereof (or any plan, program, agreement or policy that would be a Benefit Plan if it were in existence on the date hereof that is established in compliance with this Agreement), or (v) agreed to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Company shall use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice. The Company shall use its commercially reasonable efforts to preserve its business organization and goodwill and maintain existing relations with customers, suppliers, officer, employees and creditors; provided, however, that no action by the Company with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b);

(b) the Company shall not:

(i) (A) enter into any new line of business, (B) except as required on an emergency basis, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than, and during the same time period set forth in, the Company’s capital budget set forth in Section 5.1(b) of the Company Disclosure Schedule, or (C) expend any cash other than such cash expenditures in the ordinary course of business consistent with past practice;

(ii) amend its certificate of incorporation or bylaws or similar organizational documents, except as contemplated by the transactions contemplated hereby;

(iii) declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities (other than issuances of Company Equity Awards in the ordinary course of business or issuances of Company Common Stock pursuant to Company Equity Awards or the Company ESPP as permitted by this Agreement and other than pursuant to the vesting, settlement, or forfeiture of Company Equity Awards or the satisfaction by any holder of Company Equity Awards or the exercise price and/or tax withholding with respect to any Company Equity Award in accordance with the Company Plans);

(iv) (A) adjust, split, combine or reclassify any Capital Stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of Capital Stock or other equity interest of any class or of any other such securities or agreements of the Company, other than issuances of Company Equity Awards in the ordinary course of business or issuances of Company Common Stock pursuant to Company Equity Awards or the Company ESPP as permitted by this Agreement or other securities, options, warrants, calls, commitments or rights issued and in effect as of the date of this Agreement or issued after the date hereof in compliance with this Agreement; or (B) redeem, purchase or otherwise acquire directly or indirectly any of its Capital Stock or any other securities or agreements of the type described in clause (A) of this Section 5.1(b)(iv) (other than pursuant to the vesting, settlement, or forfeiture of Company Equity Awards or the satisfaction by any holder of Company Equity Awards or the exercise price and/or tax withholding with respect to any Company Equity Award in accordance with the Company Plans);

(v) (A) other than in the ordinary course of business, grant any increase in the compensation or benefits payable or to become payable by the Company to any current or former officer, employee, service provider, or director; (B) other than in the ordinary course of business, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under or terminate any Company Plan (or any plan, program, or agreement that would be a Company Plan if in effect on the date hereof); (C) other than in the ordinary course of business, grant or increase any severance, retention, change in control, termination or similar pay or benefit to any current or former officer, director or employee of the Company; (D) other than in the ordinary course of business, grant any stock options, restricted stock awards, restricted stock units, performance units, or other equity-based awards; (E) promote, hire or terminate (other than for cause) any employee with annual base compensation in excess of $200,000 (other than to replace any employee of the Company who has resigned or been terminated from a position); or (F) waive the restrictive covenant obligations of any employee of the Company.

(vi) (A) change any material method of accounting principles, practices or methods (including with respect to Taxes) or systems of internal accounting controls in effect as of the date of this Agreement or (B) adopt or change any taxable or fiscal year or period, except in each case as required by GAAP or applicable Laws (or as required to conform to any changes in statutory or regulatory accounting rules (including GAAP or regulatory requirements with respect thereto)) and as concurred to by the independent auditors of the Company;

(vii) acquire by merging or consolidating, by purchasing an equity interest in or by purchasing of the assets of, or by any other manner, any Person or other business organization, division or business of such Person;

(viii) sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the assets that are material to the Company, other than (A) sales of inventory or equipment under lease in the ordinary course of business or otherwise or sales of or disposals of obsolete or worthless assets, or (B) pursuant to contracts of the Company in effect on the date hereof;

(ix) mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the assets that are material to the Company, other than (A) sales or leases of inventory in the ordinary course of business or otherwise or sales of or disposals of obsolete or worthless assets, or (B) pursuant to contracts of the Company in effect on the date hereof;

(x) (A) pay, discharge or satisfy any material claims (including claims of equityholders), action, proceeding (including any state or federal regulatory proceeding), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any payment in excess of $300,000, other than the payment of any final, nonappealable judgment, or (B) compromise, settle, or grant any waiver or release relating to any Litigation, other than the settlement or compromise of any Litigation claim where the amount paid or to be paid, together with the aggregate of all other amounts paid or to be paid in all other settlements or compromises of all other Litigation claims (whether in the same or any other matter or with any other party), does not exceed $300,000 in the aggregate and does not involve any non-monetary relief;

(xi) engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates or any Person that holds or owns five percent (5%) or more of the shares of the Company’s capital stock (or any affiliate of any such Person), other than reimbursements of directors and employees in the ordinary course;

(xii) (A) make (other than in the ordinary course of business), change, rescind or revoke any material Tax election; (B) amend any U.S. federal or state income Tax Return or other material Tax Return, (C) settle, compromise or enter into any settlement or closing agreement related to any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes that would require any payment in excess of $300,000; (D) agree to an extension or waiver of any statute of limitations with respect to the assessment or collection of any material Taxes (excluding automatic extensions of time to file Tax Returns obtained in the ordinary course of business); or (E) make, seek or submit any application for a voluntary disclosure or voluntary disclosure agreement with respect to any material Taxes or material Tax Returns.

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger or pursuant to Section 5.1(b)(vii)) or any agreement related to an Acquisition Proposal, except as provided for in Section 5.2;

(xiv) (A) incur, assume or guarantee any indebtedness for borrowed money other than indebtedness incurred in the ordinary course of business consistent with past practice, and does not result in the aggregate principal amount outstanding thereunder at any time exceeding $300,000; (B) modify, amend, repurchase, redeem, repay or otherwise acquire or retire any bonds, debentures, notes or other material indebtedness or other liability other than repayments of indebtedness or other liabilities at stated maturity; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $300,000 in the aggregate; (D) make any loans, advances or capital contributions to, or investments in, any other Person; (E) enter into a swap, futures or derivatives transaction except hedging activities in the ordinary course of business consistent with past practice; or (F) prepay any Material Contracts;

(xv) enter into any agreement, understanding or commitment that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of the Merger, would by its terms materially restrict the ability of Parent or Merger Sub or any of their Subsidiaries to compete in any line of business or with any Person or in any geographic area during any period of time after the Effective Time, (B) imposes any material restriction on the right or ability of the Company to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of the Company in a material manner;

(xvi) enter into any contract, agreement or arrangement that would be a Material Contract other than in the ordinary course of business;

(xvii) modify or amend in any material respect or to terminate any Material Contract to which it is a party (other than expirations of any such Material Contract in accordance with its terms), or waive in any material respect or assign any of its material rights or claims under any such Material Contract, in each case, other than in the ordinary course of business;

(xviii) unless required by Law, (i) modify, extend, or enter into any labor agreement or collective bargaining agreement or (ii) recognize or certify any labor union or labor organization as the collective bargaining representative for any employees of the Company; or

(xix) effectuate a “plant closing,” “termination,” “relocation,” or “mass layoff” as those terms are defined in the WARN Act and similar Laws; or

(xx) enter into an agreement, contract, commitment or arrangement to do any of the foregoing; and

(c) the Company shall use commercially reasonable efforts to maintain insurance with financially responsible insurance companies in such amounts and against such risks and losses as are now carried by the Company; and

(d) the Company shall use reasonable best efforts to (i) keep in full force and effect any material Company Permit required by any Governmental Entity for the continuing operation of its business, and (ii) file on a timely basis all material notices, reports, returns and other filings required to be filed with or reported to any Governmental Entity, as well as all applications and other documents necessary to maintain, renew or extend any material Company Permit required by any Governmental Entity for the continuing operation of its business.

5.2 Acquisition Proposals.

(a) The Company agrees that, except as expressly permitted in this Section 5.2, the Company shall not, and shall use its commercially reasonable efforts to cause its officers, directors, employees, investment bankers, attorneys, accountants, financial advisors, controlled Affiliates, authorized agents and other authorized representatives (the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information), or take any other action designed to lead to, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or afford access to the properties, books or records of the Company to any Person that has made an Acquisition Proposal or to any Person for the purpose of soliciting or knowingly encouraging or facilitating an Acquisition Proposal (except to notify any Person of the provisions of this Section 5.2), (iii) accept an Acquisition Proposal or enter into any agreement (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the next sentence), including any letter of intent or agreement in principle, providing for or relating to an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle, that would require, or would have the effect of causing, the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement, (iv) amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company (except to the extent necessary to comply with fiduciary duties under applicable Law), or (v) resolve to do any of the foregoing. Any intentional violation of this Section 5.2 (including the foregoing restrictions) by any Representatives of the Company acting as such at the direction of the Company, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Company Board may take any actions described in clause (ii) of this Section 5.2(a) with respect to a third party if at any time prior to obtaining the Company Required Vote (A) the Company receives an unsolicited written Acquisition Proposal from such third party that the Company Board believes in good faith is bona fide, (B) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such proposal constitutes, or is reasonably likely to result in, a Superior Proposal, and (C) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would be inconsistent with its fiduciary duties under applicable Law, provided that (1) such Acquisition Proposal was received after the date of this Agreement, such Acquisition Proposal was not initiated, solicited, encouraged or facilitated in violation of this Section 5.2(a) and such Acquisition Proposal has not been withdrawn, (2) the Company provides to Parent the notice required by Section 5.2(c)(iii) with respect to such Acquisition Proposal, (3) prior to or substantially concurrently with providing or making available to such other Person any non-public information about the Company that was not previously provided or made available to Parent, the Company will provide such non-public information to Parent, and (4) the Company shall not deliver any information to such third party without entering into a confidentiality agreement (an “Acceptable Confidentiality Agreement”) on terms no less favorable to the Company than the Confidentiality Agreement (it being understood that the Company may enter into a confidentiality agreement without a standstill provision), a copy of which shall be promptly provided or made available to Parent. Furthermore, notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (y) participate in discussions in order to seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (z) inform a Person that has made or is considering making an Acquisition Proposal of the provisions of this Section 5.2. Nothing contained in this Section 5.2 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(b) Except as otherwise provided in Section 5.2(c), neither the Company Board nor any committee thereof shall directly or indirectly (i) (A) withhold, withdraw, modify, qualify or fail to make, or publicly propose to withhold, withdraw, modify, qualify or fail to make, in any manner adverse to Parent, the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement, or (B) publicly recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal, (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.2(a)) (each an “Acquisition Agreement”) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL, or (iv) resolve, propose, agree or publicly announce an intention to do any of the foregoing (any action described in this Section 5.2(b) being referred to as an “Adverse Recommendation Change”). For the avoidance of doubt, a public statement that merely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(c) If the Company (A) receives an Acquisition Proposal that the Company Board believes in good faith is bona fide and such Acquisition Proposal was not initiated, solicited, encouraged or facilitated in violation of Section 5.2(a) or (B) an Intervening Event occurs, and in connection with clause (A) or clause (B), the Company Board (x) after consultation with its financial advisors and outside legal counsel, concludes that such Acquisition Proposal constitutes a Superior Proposal and (y) following consultation with outside legal counsel, determines that the failure of the Company Board to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, then the Company Board may at any time prior to obtaining the Company Required Vote, effect an Adverse Recommendation Change; provided, however, that the Company Board may not take such action pursuant to the foregoing unless:

(i) the Company has provided prior notice (which notice must state that the Company Board has made the determinations described in, and in accordance with, the foregoing clauses (x) and (y) of Section 5.2(c)) to Parent specifying in reasonable detail the reasons for such action and the facts and circumstances that render such action necessary (including, without limitation, a description of the material terms of such Superior Proposal, identifying the Person or group making such Superior Proposal and delivering to Parent a copy of the proposed definitive agreement providing for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements, or a detailed written description of such Intervening Event) at least four (4) Business Days in advance of its intention to take such action with respect to an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) (the period inclusive of all such days, the “Section 5.2(c) Notice Period”) (it being understood and agreed that any material amendment to the financial terms of a Superior Proposal (including any change to the amount or form of consideration payable) or other material revision to the material terms or condition of such Superior Proposal, or any material development with respect to the Intervening Event, shall require a new notice pursuant to this Section 5.2(c) and a new Section 5.2(c) Notice Period, except that such new Section 5.2(c) Notice Period in connection with any amendment shall be for three (3) Business Days from the time Parent receives such notice (as opposed to four (4) Business Days));

(ii) during the Section 5.2(c) Notice Period, the Company has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as would not permit the Company Board to make an Adverse Recommendation Change pursuant to this Section 5.2(c) or terminate this Agreement pursuant to Section 7.1(d)(ii); and

(iii) at the end of the Section 5.2(c) Notice Period, the Company Board again concludes in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent, that (A) with respect to a Superior Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and that the failure of the Company Board to effect an Adverse Recommendation Change with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law or (B) with respect to an Intervening Event, that the failure of the Company Board to effect an Adverse Recommendation Change with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

(d) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, as promptly as practicable after receipt thereof (but in no event more than the later of 24 hours after the Company’s receipt thereof), the Company shall advise Parent in writing of any Acquisition Proposal received from any Person, or any request for information or inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall substantially concurrently (and no later than one (1) Business Day) provide or make available to Parent any material non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent reasonably informed on a prompt basis of the status of any Acquisition Proposal (including the identity of the parties and price involved and any changes to any terms and conditions thereof). Except to the extent required by applicable Law, the Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party (except to the extent necessary to comply with fiduciary duties under applicable Law) and will use its best efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.2(d) will be subject to the terms of the Confidentiality Agreement.

(e) The Company will and will cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any Person (other than Parent, Merger Sub and Parent’s Representatives) conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal (which, for this purpose, need not have been an unsolicited proposal) and shall promptly request that each Person (other than Parent, Merger Sub and Parent’s Representatives) that executed a confidentiality agreement with the Company with respect to any Acquisition Proposal on or prior to the date of this Agreement and is in possession of confidential information about the Company, return or destroy all such confidential information in accordance with the terms of the confidentiality agreement with such Person.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean any proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that (in the aggregate) constitutes 20% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company, (ii) direct or indirect acquisition or purchase of 20% or more of any class of Capital Stock of the Company, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of Capital Stock, partnership or other equity interest, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction or series of transactions that if consummated would result in any Person or Persons beneficially owning 20% or more of any class of Capital Stock of, or any partnership or other equity interest in, the Company, other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would result in a transaction that is more favorable from a financial point of view to the Company’s stockholders than the Merger, taking into account all financial terms and conditions of such transaction. The term “Intervening Event” shall mean any change, occurrence, effect, event, circumstance or development that (i) was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (ii) does not relate to any of the following: (A) an Acquisition Proposal, (B) changes in the Company Common Stock price, in and of itself, or (C) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself.

5.3 Access to Information and Properties.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall (i) afford to the authorized Representatives of Parent reasonable access, during normal business hours during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, to all of its properties, contracts, books, commitments, records, data and personnel and, (ii) during such period, make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request and, in each case of clauses (i) and (ii), for any reasonable business purpose related to the consummation of the transactions contemplated by this Agreement and (iii) provide a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of applicable Laws (including pursuant to the HSR Act, the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable, including all information necessary to prepare the Proxy Statement; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (A) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (B) granting access to such documents or information would jeopardize any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (C) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 5.2, an Acquisition Proposal or Superior Proposal. If the restrictions of the proviso of the preceding sentence apply, the Company and Parent shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such contract or Law or be reasonably likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which nonemployee Representatives of Parent shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (x) notify the other parties that such disclosures are reasonably likely to violate its obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with this Section 5.3(a)) and (z) in the case where such disclosures are reasonably likely to violate its obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(b) From the date of this Agreement until the Effective Time, Parent and its authorized Representatives, including engineers, advisors and consultants, lenders and financing sources, upon reasonable notice and in a manner that does not unreasonably interfere with the business of the Company may enter into and upon all or any portion of the real property owned or leased by the Company in order to investigate and assess, as Parent reasonably deems necessary or appropriate, the environmental condition of such real property and the other assets or the businesses of the Company (an “Investigation”). An Investigation may include a Phase I environmental site assessment, or similar investigation and sampling or testing of air, soil, sediments, and/or ground or surface waters at, on or under any real property. The Company shall reasonably cooperate with the other parties (at Parent’s expense) in conducting any such Investigation, facilitating further testing or evaluation as may be reasonably prudent with respect to the Investigation, allow any other party reasonable access to the Company’s business, real property and other assets, together with reasonable permission to conduct any such Investigation, and provide to any other party all material plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of the Company or any of its predecessors, and all material information relating to environmental matters regarding the Company’s businesses, real property and other assets that are in the possession of the Company. Parent shall conduct the Investigation in a manner that complies with Environmental Law and shall coordinate with the Company so as to conduct the Investigation in a manner that does not unreasonably interfere with the Company’s operations on the Leased Real Property.

(c) Parent will hold any information contemplated under Section 5.3(a) and/or Section 5.3(b) in accordance with the provisions of the Confidentiality Agreement; provided, however, that each party’s obligations under the Confidentiality Agreement shall terminate on the earlier of (i) the date provided therein or (ii) the Effective Time.

(d) No Investigation by Parent or its respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

5.4 Further Action; Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, that notwithstanding anything in this Agreement to the contrary, the parties hereto understand and agree that the reasonable best efforts of Parent or Company shall not be deemed to include (x) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby that would limit Parent’s right or ability to exercise any rights of ownership of any securities or business of Parent, the Company, the surviving corporation, or any of their respective affiliates or (y) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Company’s or any of its Affiliates’ businesses, assets or properties. Each party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable after the date hereof and to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent. If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request. For the avoidance of doubt, in the event either party receives a letter from any Governmental Entity, stating that although the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement will soon expire, the Governmental Entity has not yet completed any purported investigation of the proposed transaction (a “Pre-Consummation Warning Letter”), the parties hereto agree that the receipt by either or both of them of a Pre-Consummation Warning Letter or other verbal or written communications from the Governmental Entity to the same effect shall not be a basis for asserting that any condition to closing under this Agreement has not been satisfied. The provisions of this Section 5.4(a) shall be subject in all respects to the termination rights in Section 7.1(b) of this Agreement.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Entities in the ordinary course of business, any disclosure which is not permitted by law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, and, unless prohibited by the Governmental Entity, provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent shall, after consulting with the Company and considering in good faith the Company’s views, (i) direct and control all aspects of the parties’ efforts to gain regulatory clearance before any Governmental Entity with respect to the transactions contemplated hereby, including any timing agreements, understandings or commitments entered into with or made to any Governmental Entity, and (ii) take the lead in communicating with regulators and control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Entity with respect thereto.

(c) If Parent is required by law or regulation to file, or Parent and the Company otherwise jointly determine to file, or CFIUS requests that Parent and the Company file, a joint voluntary notice pursuant to the DPA with respect to the transactions contemplated by this Agreement, Parent and the Company shall (i) jointly submit, as promptly as practicable and in accordance with the requirements of the DPA, a draft notice to CFIUS with respect to the transactions contemplated by this Agreement, (ii) jointly submit, as promptly as practicable after receipt of confirmation that CFIUS has no further comment on the draft notice, a notice of the transactions contemplated by this Agreement in accordance with the DPA (the “Formal CFIUS Notice”), (iii) respond fully, appropriately and on a timely basis to any request for information from CFIUS throughout the CFIUS process and in accordance with the DPA and (iv) use (and cause their respective Affiliates to use) their reasonable best efforts to obtain CFIUS Clearance.

(d) The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Parent’s consent.

5.5 Proxy Statement; Stockholders’ Meeting.

(a) The Company shall prepare and file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable following the date hereof (and in any event within forty-five (45) days after the date hereof). The Company shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to clear the preliminary Proxy Statement with the SEC as promptly as reasonably practicable after filing. The Company will advise Parent promptly after receipt of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information. The Company will promptly provide Parent with copies of all written correspondence between the Company (or its Representatives) and the SEC (or its staff) regarding the Proxy Statement or the Merger. If the Company (i) does not receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall cause the Proxy Statement to be filed with the SEC in definitive form and to be mailed to the Company’s stockholders as promptly as practicable after the expiration of the ten-day waiting period provided in Rule 14a-6(a) under the Exchange Act, or (ii) does receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall cause the Proxy Statement to be filed with the SEC in definitive form and to be mailed to the Company’s stockholders as promptly as practicable following clearance by the SEC with respect to such comments. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as reasonably practicable prepare, file with the SEC and mail to its stockholders such an amendment or supplement, in each case as and to the extent required by applicable Law. Notwithstanding anything to the contrary in this Section 5.5, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or its staff) with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response (and the Company shall consider in good faith any comments on such document(s) or response reasonably proposed by Parent or its Representatives). The Company shall use its reasonable best efforts to cause the Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the Company’s stockholders and at the time of the Company Stockholders’ Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Each of Parent and Merger Sub shall promptly furnish the Company with all information about Parent and Merger Sub reasonably requested by the Company and required pursuant to the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information will have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that will become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law.

(d) The Company, acting through the Company Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date on which the definitive Proxy Statement is first mailed to the Company’s stockholders, the Company Stockholders’ Meeting, and shall, except as otherwise provided in Section 5.2(c), (i) recommend adoption of this Agreement, and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain such adoption or approval. Notwithstanding any Adverse Recommendation Change pursuant to Section 5.2(c), unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders’ Meeting for the purpose of adopting this Agreement. Once the Company Stockholders’ Meeting has been called and noticed, unless this Agreement is terminated in accordance with its terms, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) (other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting, (iii) to allow additional solicitation of votes in order to obtain the Company Required Vote or (iv) to the extent otherwise advised by outside counsel to be necessary to comply with Law). In the event of an Adverse Recommendation Change pursuant to Section 5.2(c), the Company shall submit this Agreement to its stockholders and, provided the Company Board has complied with Section 5.2(c), may do so without a recommendation or with a negative recommendation (although the approval of this Agreement by the Company Board may not be rescinded or amended), in which event the Company Board may, subject to Section 5.2(c), communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall not submit any Acquisition Proposal (including any Superior Proposal) to a vote of Company’s stockholders.

5.6 Notification of Certain Matters.

Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company or Parent or (b) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such party and that relate to the Merger; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.7 Directors’ and Officers’ Insurance and Indemnification.

(a) After the Effective Time, and subject to Section 5.7(b), Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable Law against any losses, damages, reasonable and documented expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, if such service was at the request or for the benefit of the Company.

(b) After the Effective Time, in the event any Indemnified Party becomes involved in any capacity in any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (i) the Surviving Corporation shall have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Parties and upon such assumption Parent and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for such Indemnified Party reasonably advises that there are issues that raise conflicts of interest between Parent or the Surviving Corporation, and such Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to him/her after consultation with the Surviving Corporation, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) as promptly as practicable pay the reasonable fees and expenses of such counsel for such Indemnified Party, (ii) the Surviving Corporation shall in all cases be obligated pursuant to this Section 5.7(b) to pay for only one firm of primary counsel and one firm of local counsel for all Indemnified Parties (selected by a plurality of the Indemnified Parties), (iii) Parent and Surviving Corporation shall not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) and (iv) Parent and the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of Parent or the Surviving Corporation under this Section 5.7 except to the extent such failure to notify prejudices such Parent or the Surviving Corporation. Parent’s and the Surviving Corporation’s obligations under this Section 5.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(c) No Indemnified Party shall settle any Claim without the prior written consent of the Surviving Corporation, nor shall the Surviving Corporation (and Parent shall cause the Surviving Corporation not to) settle any Claim without either (i) the written consent of all Indemnified Parties against whom such Claim was made (such consents not to be unreasonably withheld), or (ii) obtaining an unconditional general release from the party making the Claim for all Indemnified Parties as a condition of such settlement. The provisions of this Section 5.7 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

(d) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company as provided in its certificate of incorporation or by-laws or other organization documents or in any agreement to which the Company is a party, shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company with any of its directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company; provided, however, that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation pending or asserted within such period shall continue until the disposition or resolution of such claim, action, suit, proceeding or investigation.

(e) On or prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Effective Time for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company from a carrier with the same or better credit rating to the Company’s current directors’ and officers’ liability insurance carrier on terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company as of the date of this Agreement with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Company pay (or become obligated to pay) with respect to such “tail” policy more than 300% of the aggregate annual premium currently paid by the Company for such insurance. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain the “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

5.8 Press Releases and Announcements.

Prior to the earlier of the Effective Time and the termination of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before making any such public announcement, (b) with respect to any press release or other public statement by the Company permitted by Section 5.2 (including to announce an Adverse Recommendation Change in accordance with Section 5.2) or otherwise made by the Company from and after any Adverse Recommendation Change or (c) statements consistent in all material respects with any release, disclosure or other public statements previously made in accordance with this Section 5.8, or (d) public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.8, and provided that such public statements do not reveal material non-public information regarding this Agreement or the transactions contemplated hereby. The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

5.9 Employee Matters.

(a) Prior to the Closing, the Company shall pay a pro-rated annual bonus under the applicable bonus plans of the Company in respect of the portion of the fiscal year that occurs prior to the Closing Date to each eligible employee of the Company based the greater of (i) on target level performance through the Closing Date or (ii) actual level of performance through the Closing Date (based on prorated corporate performance objectives) as determined by the Board of Directors of the Company prior to the Closing Date, which payment will be made within five (5) days before the Closing Date. After the Closing Date, any employee of the Company or any of its Subsidiaries who continues his or her employment with Parent, the Surviving Corporation or any of their respective Affiliates following the Effective Time (each, a “Continuing Employee”) will be subject to the applicable bonus plans of Parent or its Affiliates for the remainder of the fiscal year, subject to Section 5.9(b).

(b) For the period commencing on the Closing Date and ending on the earlier of (i) the date that is twelve (12) months following the Closing Date and (ii) the date on which employment of any Continuing Employee terminates, Parent, the Surviving Corporation or any of their respective Affiliates shall provide each Continuing Employee with (A) an annual base salary or wage rate and annual cash bonus opportunities that are no less favorable than those provided to similarly situated employees of Parent or its Affiliates, and (B) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding for any such purposes any post-employment welfare benefits, defined benefit pension and post-retirement medical benefits, equity-based compensation, severance benefits, or transaction, retention or other special, non-recurring compensation) provided to similarly situated employees of Parent or its Affiliates.

(c) Parent agrees that each Continuing Employee shall, as of the Effective Time, receive credit for service with the Company prior to the Effective Time for purposes of determining eligibility to participate, vesting and benefit accrual under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or any of their respective Affiliates in which such Continuing Employee becomes a participant (excluding, for the avoidance of doubt, with respect to any defined benefit pension plan, supplemental retirement plan (and, for the avoidance of doubt, a supplemental retirement plan shall not include a 401(k) plan), employer subsidized retiree welfare benefits, frozen employee benefit plan or grandfathered employee benefit plan); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Affiliates for the benefit of Continuing Employees (including any medical, dental, pharmaceutical or vision benefit plans), Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements or required physical examinations, actively-at-work requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company immediately prior to the Effective Time; and (ii) cause each Continuing Employee to be given credit under any such plans for all amounts paid (or otherwise deemed paid) by such Continuing Employee under any similar Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, for the plan year in which the Effective Time occurs.

(d) If requested by Parent in writing no later than ten (10) Business Days prior to the Closing, the Company shall terminate, effective as of immediately prior to the Closing, any and all Benefit Plans intended to include a Code Section 401(k) arrangement (each, a “Company 401(k) Plan”). No later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that the Company has taken action to terminate each Company 401(k) Plan (effective as of immediately prior to the Closing) pursuant to resolutions of the Company Board, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent (which shall not be unreasonably withheld or delayed). If the Company terminates each Company 401(k) Plan at the written direction of Parent as described in the immediately preceding sentence, Parent shall, or shall cause one of its Subsidiaries or Affiliates to, cause a Code Section 401(k) arrangement sponsored or maintained by Parent or any such Subsidiary or Affiliate (each, a “Parent 401(k) Plan”) to permit each Continuing Employee participating in such a terminated Company 401(k) Plan as of immediately prior to the Closing Date to elect to rollover his or her account balances in such Company 401(k) Plan (including earnings through the date of transfer and promissory notes evidencing all outstanding loans)) to an applicable Parent 401(k) Plan, in each case in accordance with the terms of the applicable Company 401(k) Plan and Parent 401(k) Plan. The Company and Parent shall use commercially reasonable efforts to cooperate to effectuate any such rollovers, including by exchanging any necessary participant records or engaging any recordkeepers, administrators, providers, insurers, or other third parties.

(e) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Benefit Plans shall occur as of the Effective Time. Parent shall or shall cause the Surviving Corporation to assume and honor all of the Benefit Plans in accordance with their terms (it being understood that this Section 5.9(b) shall not be deemed to prohibit Parent or the Surviving Corporation from amending, modifying, replacing or terminating such Benefit Plans in accordance with their terms).

(f) The provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.9 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) guarantee any employment position or job title for any Continuing Employee; (iii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time in accordance with their terms; or (iv) amend any Benefit Plans or other employee benefit plans or arrangements.

5.10 Confidentiality Agreement.

The obligations of Parent and the Company under the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and all information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement.

5.11 Takeover Laws.

Neither the Company, Merger Sub nor Parent will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover statute or similar statute enacted under state or federal law, and each of them will cooperate and take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from such Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby, except as otherwise provided by applicable Laws.

5.12 Section 16 Matters.

The Company Board shall, to the extent necessary, take appropriate action, prior to the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancelation or deemed disposition and cancelation of shares of Company Common Stock and Company Equity Awards in the Merger by covered Persons of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder and to cause such dispositions and/or cancelations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13 Stock Exchange Delisting; Deregistration.

Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Laws and the rules and policies of Nasdaq to cause the delisting of the Company and of the shares of Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from Nasdaq or to be deregistered under the Exchange Act prior to the Effective Time.

5.14 Resignations.

Prior to the Effective Time, upon Parent’s request, the Company shall use commercially reasonable efforts to cause any director of the Company to execute and deliver a letter effectuating his or her resignation as a director of the Company effective as of the Effective Time.

5.15 FDA and Regulatory Filings.

The parties hereto acknowledge that making proper Regulatory Filings is necessary to preserve the value of the Company Product and to provide effective transition for the operation of the Company’s business following the Effective Time. From and after the Execution Date until the earlier of termination of this Agreement pursuant to its terms or the Effective Time, except as prohibited by applicable Law, the Company shall provide Parent with copies of all material correspondence or other material written communication with the FDA or similar Governmental Entity relating to Company Products, promptly after receiving or submitting such correspondence. For all material correspondence or material written submissions to FDA or another similar Governmental Entity, the Company will use commercially reasonable efforts to (i) provide Parent any such proposed correspondence or submission for review within a reasonable time prior to submitting such correspondence or other written submission and shall consider in good faith comments from Parent, (ii) comply in all material respects with all Regulatory Filing requirements of any applicable Governmental Entity, including the FDA or similar Governmental Entity, and (iii) subject to compliance with all applicable Laws, use commercially reasonable efforts to provide Parent with material information and data relating to Company Products upon Parent’s reasonable request. “Regulatory Filings” shall mean, with respect to Company Products, any submission to a Governmental Entity of any appropriate regulatory application regarding Company Products, and shall include any submission to a regulatory advisory board and any supplement or amendment thereto.

5.16 R&W Insurance Policy.

Parent acknowledges and represents that it may, after the Execution Date, obtain a binding buyer-side representations and warranties insurance policy at Parent’s expense (a “R&W Insurance Policy”), and shall provide a true and correct copy of such R&W Insurance Policy to the Company prior to the Closing Date. Without limiting the foregoing, Parent shall cause the insurer under the R&W Insurance Policy to waive all rights of subrogation against the Company and any officer, director, employee or Representative of the Company or any such direct or indirect equityholder, other than in respect of a claim based on fraud, and will not amend such waiver in the R&W Insurance Policy. Prior to or concurrently with the Closing, Parent shall pay or cause to be paid, all unpaid costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, applicable brokerage commission, Taxes related to such policy and other fees and expenses of such policy.

5.17 Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

5.18 Parent Stockholder Consent.

Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent shall execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting this Agreement and the transactions contemplated hereby in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

5.19 280G Calculations.

As soon as practicable following the date of this Agreement, the Company will make available to Parent preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations), with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code.

5.20 Deposit.

(a) Within five Business Days following the execution of this Agreement, Parent shall deposit into a segregated account identified by the Company a cash amount of $10,000,000, which shall represent a portion of the aggregate cash consideration (the “Deposit”); provided that, except as provided in clause (b) of this Section 5.20, Parent shall be treated as the owner of the Deposit at all times prior to the Effective Time.

(b) If (i) this Agreement is terminated by the Company pursuant to Section 7.1(d)(i) (Parent Breach) or Section 7.1(d)(iii) (Defense), or (ii)(A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (the Termination Date) or Section 7.1(b)(ii) (Legal Prohibition), and (B) all conditions to the Closing are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived, other than the conditions set forth in: (A) Section 6.1(b) (Legal Prohibition), but only if the legal prohibition is a result of the HSR Act, CFIUS or any other Competition Law, (B) Section 6.1(c) (HSR Waiting Period Unsatisfied), or (C) Section 6.1(d) (Other Competition Law Approvals), then the Company will be permitted to keep, and will become the owner of, the Deposit.

(c) If this Agreement is terminated for any other reason, the Company shall return to Parent the full amount of the Deposit within thirty (30) days of such termination of this Agreement.

5.21 CVR Agreement. At or prior to the Effective Time, Parent shall duly authorize, execute and deliver, and shall use reasonable best efforts to ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement with such changes thereto as the Rights Agent may reasonably request to which, if prior to the receipt of the Company Required Vote, the Company consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), or, if after the receipt of the Company Required Vote, which are not, individually or in the aggregate, detrimental or adverse in any material respect, taken as a whole, to any holder of a CVR.

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) This Agreement shall have been adopted by the Company Required Vote and the Series A Lead Investor Consent;

(b) No statute, rule, Order, decree or regulation shall have been enacted or promulgated after the Execution Date by any Governmental Entity of competent jurisdiction and remains in effect which temporarily or permanently precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;

(c) Any waiting period (or any extension thereof) applicable to the Merger under the HSR Act shall have expired or termination thereof shall have been granted; and

(d) The authorizations, consents and approvals of all Governmental Entities set forth in Section 6.1(d) of the Company Disclosure Schedules shall have been obtained or deemed to have been obtained under the applicable Competition Law, except for such authorizations, consents, and approvals the failure of which to be obtained, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on any party to this Agreement.

6.2 Conditions to the Obligation of the Company to Effect the Merger.

The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver (if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) each of the representations and warranties of each of Parent and Merger Sub contained in this Agreement (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained therein) shall be true and correct in all respects both when made and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to (i) have a Material Adverse Effect on Parent or Merger Sub or (ii) prevent or materially delay, interfere with, hinder or impede the ability of Parent or Merger Sub to consummate any of the transactions contemplated hereby (including the Merger), and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the Chief Executive Officer or authorized officer of Parent and Merger Sub to such effect; and

(b) Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the Chief Executive Officer or authorized officer of Parent and Merger Sub to such effect.

6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in the first sentence of Section 3.1(a) (Organization), Section 3.2(a) and the first sentence of Section 3.2(d) (Capitalization), Section 3.3(a) (Authorization; Validity of Agreement), Section 3.6(b) (Absence of Certain Changes) and Section 3.28 (Brokers) of this Agreement shall be true and correct (except for, in the case of Section 3.2(a) and 3.2(d), inaccuracies that would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub pursuant to Article II of this Agreement) both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in Article III of this Agreement (other than the representations and warranties described in clause (i) above) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect;

(b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect; and

(c) Since the date of this Agreement, no Material Adverse Effect on the Company shall have occurred that is continuing; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect.

6.4 Frustration of Closing Conditions.

Neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement to the extent required by this Agreement.

ARTICLE VII

TERMINATION

7.1 Termination.

Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder adoption of this Agreement:

(a) By the mutual consent of Parent and the Company in a written instrument;

(b) By either Parent or the Company upon notice to the other, if:

(i) the Merger shall not have been consummated on or before April 23, 2026 (as such date may be extended by mutual written agreement of the parties hereto, the “Termination Date”), provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date (including, in the case of Parent, any such failure or breach by Merger Sub); provided further, that if on such date, the condition to Closing set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(d) shall have not been satisfied but all other conditions to the Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date may be extended solely at the election of Parent one time for a period of three (3) months (and in the case of such extension, any reference to the Termination Date in any other provision of this Agreement shall be a reference to the Termination Date, as extended);

(ii) any Governmental Entity of competent jurisdiction shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and not-appealable (provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to a party whose material breach of this Agreement has been the principal cause of the issuance of such final and nonappealable order, decree, ruling or other action (including, in the case of Parent, any such breach by Merger Sub) or to a party that has failed to use its reasonable best efforts as required by Section 5.4 to remove such order, decree, ruling or other action (including, in the case of Parent, any such failure or breach by Merger Sub); or

(iii) the stockholders of the Company fail to adopt this Agreement by the Company Required Vote at the Company Stockholders’ Meeting (including any postponement or adjournment thereof);

(c) By Parent, upon notice to the Company if:

(i) prior to receipt of the Company Required Vote, the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or the Company Board shall have effected an Adverse Recommendation Change;

(ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Capital Stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company within 10 Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the Company); or

(iii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if Parent or Merger Sub is then in breach of any of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 7.1(d)(i); or

(d) By the Company, upon notice to Parent if:

(i) if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not capable of being cured by Parent or Merger Sub, as applicable, by the Termination Date, or, if capable of being cured, shall not have been cured by Parent or Merger Sub on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) this Agreement pursuant to Section 7.1(c)(iii);

(ii) at any time prior to receipt of the Company Required Vote, in order to enter into a definitive agreement with respect to a Superior Proposal, to the extent permitted by, and, subject to complying with the applicable terms and conditions of Section 5.2 (it being understood that the Company may enter into such definitive written agreement concurrently with the termination of this Agreement); or

(iii) Parent declines to defend against any litigation or administrative proceeding brought by any Governmental Entity that would have the effect of enjoining consummation of this Agreement under any Competition Law; provided, that the Company may not terminate pursuant to this Section 7.1(d)(iii) until a date that is on or after January 23, 2026.

7.2 Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.1, notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except that the Confidentiality Agreement and the provisions of Section 3.28 (Brokers), Section 4.5 (Brokers), Section 5.8 (Press Releases and Announcements), this Section 7.2, Section 8.1 (Fees and Expenses), Section 8.4 (Notices), Section 8.6 (Headings), Section 8.8 (Entire Agreement), Section 8.9 (Severability), Section 8.10 (Governing Law), Section 8.11 (Assignment), Section 8.12 (Parties in Interest), Section 8.13 (Specific Performance), Section 8.14 (Non-Recourse), Section 8.16 (Jurisdiction), and Section 8.17 (Waiver of Jury Trial) shall survive the termination hereof, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice; provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Sections 8.1(b) 8.1(c) and 8.1(d).

(b) If this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) or by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent in immediately available funds a termination fee in an amount equal to eight million five hundred thousand dollars ($8,500,000.00) (the “Termination Fee”) within two Business Days after such termination, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) In the event that (i) any Person (other than Parent or any of its Affiliates) has publicly made a bona fide Acquisition Proposal directly to the Company’s stockholders or otherwise publicly disclosed a bona fide Acquisition Proposal after the date of this Agreement and prior to the termination of this Agreement (or, in the case of a termination pursuant to Section 7.1(b)(iii), prior to the Company Stockholders’ Meeting), (ii) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) (provided, that (A) the conditions set forth in Section 6.1(b), 6.1(c) and 6.1(d) are satisfied at the time of such termination pursuant to Section 7.1(b)(i) and the condition set forth in Section 6.1(a) is not satisfied at such time) or Section 7.1(b)(iii), and (iii) within 12 months after the termination of this Agreement, the Company enters into any definitive agreement in connection with any Acquisition Proposal (which need not be the same Acquisition Proposal described in clause (i)), and such Acquisition Proposal is subsequently consummated, then the Company shall pay Parent the Termination Fee upon the first to occur of the events described in clause (iii) of this sentence; provided that, for purposes of this sentence, “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.2(f), except that the references to “20% or more” shall be deemed to be references to “50% or more”.

(d) Any payment of the Termination Fee pursuant to Section 8.1(b) shall be made by wire transfer of immediately available funds to an account designated by Parent within two Business Days after termination of this Agreement by Parent or immediately prior to or simultaneously with such termination by the Company. Any payment of the Termination Fee pursuant to Section 8.1(c) shall be made prior to the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal. In the event that Parent or its designee shall receive full payment of the Termination Fee pursuant to Section 8.1(b) or Section 8.1(c), the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions herein (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) arising out of or in connection with this Agreement, any of the transactions contemplated herein or any matters forming the basis for such termination. Each party acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would enter into this Agreement; accordingly, if a party fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the amounts set forth in this Section 8.1, such party shall pay to the other party (as the case may be) its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(e) This Section 8.1 shall survive any termination of this Agreement.

8.2 Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment alters or changes (i) the Merger Consideration, or (ii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of Capital Stock of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

8.3 Survival.

The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time, and shall terminate thereafter. The covenants and agreements of the parties hereto that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms.

8.4 Notices.

All notices and other communications hereunder shall be in writing and deemed given if delivered personally, by email or by facsimile transmission, or delivered by a nationally recognized overnight courier, to the parties hereto at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

(a) if to the Company, to:

LENSAR, Inc.

2800 Discovery Drive

Orlando, FL 32826

Attention: Chief Executive Officer

Email: Nick.Curtis@lensar.com

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention: Michael A. Treska

Darren J. Guttenberg

Email: michael.treska @lw.com

darren.guttenberg@lw.com

and

(b) if to Parent or Merger Sub, to:

Alcon Research, LLC

6201 South Freeway

Fort Worth, Texas 76134-2099

Attention: General Counsel

E-mail: royce.bedward@alcon.com

with a copy to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention: Scarlet McNellie

Email: scarlet.mcnellie@nortonrosefulbright.com

Notices will be deemed to have been received on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder).

8.5 Interpretation; Definitions.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word “affiliates” or “affiliate” when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. References to a Person shall include such Person’s predecessors and permitted successors and assigns. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 23, 2025. The words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used. All definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. References to “$” and “dollars” are to the currency of the United States of America. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a Material Adverse Effect under this Agreement. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as otherwise specified, (a) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (b) references to any Person include the successors and permitted assigns of that Person, and (c) references from or through any date mean from and including or through and including, respectively. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

The following terms have the following definitions:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. When used in this Agreement, “control”, including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, status as a general partner, by contract or otherwise.

(b) “Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) that apply to the Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(c) “Benefit Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA); (ii) each employment, consulting, severance, termination, change in control, retention, vacation, salary continuation, bonus, incentive, stock option, stock purchase, stock-based, retirement, pension, profit sharing or deferred compensation plan or other similar contract, program, fund, policy or arrangement of any kind; and (iii) each other plan, contract, program, fund, policy or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, involving direct or indirect compensation or benefits other than workers’ compensation, unemployment compensation and other government programs, in each case, that is sponsored, maintained or contributed to by, or required to be contributed to by, the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any Liability.

(d) “Business Day” means any day other than Saturday and Sunday and a bank or other public holiday in Texas, Florida, Delaware or Switzerland.

(e) “Calendar Year” means a period of 12 consecutive calendar months ending on December 31.

(f) “Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(g) “Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Company, dated as of May 18, 2023.

(h) “CFIUS” means the Committee on Foreign Investment in the United States, including any successor or replacement thereof or any member agency thereof acting in such capacity.

(i) “CFIUS Clearance” means any of the following: (a) if a joint voluntary notification is submitted to CFIUS that (i) the parties hereto shall have received written notice from CFIUS that it has concluded its review, or, if applicable, investigation of the transactions contemplated by this Agreement, and has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and that action under the DPA is concluded; or (ii) the parties hereto shall have received written notice from CFIUS that the transactions contemplated by this Agreement do not constitute a “covered transaction” (as such term is defined in 31 C.F.R. §800.213); (b) if CFIUS has sent a report to the President requesting the President’s decision with respect to the transactions contemplated by this Agreement, that either (x) the period during which the President must act shall have expired without any such action being threatened, announced or taken or (y) the President shall have announced (or otherwise communicated, directly or indirectly, to Parent and the Company) a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement.

(j) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(k) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(l) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

(m) “Company Equity Award CVR” has the meaning given to such term in the CVR Agreement.

(n) “Company Equity Awards” means Company Options, Company RSU Awards, Company PSU Awards, and any other equity-based compensation awards issued by the Company.

(o) “Company ESPP” means the Company’s 2020 Employee Stock Purchase Plan, as amended from time to time.

(p) “Company Equity Award Milestone Payment” has the meaning given to such term in the CVR Agreement.

(q) “Company Holder” means (i) the holders of record of Capital Stock of the Company as of immediately prior to the Effective Time and (ii) the holders of any Company Equity Award as of immediately prior to cancelation thereof pursuant to this Agreement.

(r) “Company Intellectual Property” means all Intellectual Property, in each case, which is owned or purported to be owned by, or licensed to, the Company in connection with the conduct of its businesses as currently conducted (including the current manufacturing, licensing, marketing, importation, sale, offer for sale or use of the Company Products).

(s) “Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

(t) “Company Options” means each outstanding option to purchase shares of Company Common Stock granted pursuant to a Company Plan or as an inducement grant in accordance with Nasdaq rules, whether granted pursuant to a Company Plan or otherwise.

(u) “Company Owned Intellectual Property” means all Intellectual Property, in each case, which is owned or purported to be owned by the Company.

(v) “Company Plan” means the Company’s 2020 Incentive Award Plan, the Company’s 2024 Employment Inducement Incentive Award Plan or the Company ESPP, as applicable.

(w) “Company Privacy and Data Security Policies” means the Company’s public-facing and internal policies, notices, and statements concerning the privacy, security, or Processing of Personal Information.

(x) “Company Products” means all material products, including proprietary Software products and related services of the Company that are currently offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company or otherwise used in the operation of the business of the Company, or are currently under development and approved for commercialization.

(y) “Company PSU Award” means each award of restricted stock units covering shares of Company Common Stock, including any such restricted stock unit, whether granted pursuant to a Company Plan or otherwise, the vesting of which is tied, in whole or in part, to performance-based vesting conditions.

(z) “Company RSU Award” means each award of restricted stock units covering shares of Company Common Stock, including any such restricted stock unit, whether granted pursuant to a Company Plan or otherwise, the vesting of which is tied solely to service-based vesting conditions.

(aa) “Company Stockholders’ Meeting” means a special meeting of the Company’s stockholders for the sole purpose of considering and taking action upon this Agreement.

(bb) “Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening competition or restraint of trade and includes the HSR Act.

(cc) “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 29, 2025, by and between Alcon Vision, LLC and the Company, as amended from time to time.

(dd) “Contract Workers” means independent contractors, consultants, temporary employees, leased employees, or other service providers employed or used by the Company who are not (i) classified by the Company as employees or (ii) compensated by the Company through wages reported on a form W-2.

(ee) “Copyrights” means all copyrights and registrations and applications therefor, works of authorship and mask work rights.

(ff) “CVR Agreement” means a Contingent Value Rights Agreement substantially in the form attached hereto as Exhibit C, to be entered into between Parent and the Rights Agent, with such revisions thereto as may be requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any holder of a CVR.

(gg) “Data Room” means the information that is readable, printable and otherwise fully accessible to Parent and its Representatives in the electronic data room maintained by the Company as of 5 p.m. on the date immediately prior to the Execution Date.

(hh) “DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

(ii) “Employment Laws” means, to the extent enacted prior to the Closing Date and as in effect on the Closing Date, all federal, state and local statutes, regulations, ordinances, and judicial and administrative orders and determinations concerning hiring, termination, collective bargaining, compensation, harassment, discrimination, and retaliation in employment, affirmative action, immigration, work authorization, terms and conditions of employment, payroll tax withholding and deductions, unemployment compensation, worker’s compensation, worker classification (including the proper classification of workers as Contract Workers and employees as exempt or non-exempt under applicable Laws), leaves of absences, privacy, records and files, social security contributions, wages, hours of work, occupational safety and health, and all other employment practices.

(jj) “Environmental Claim” means any Litigation or other written or oral notice alleging potential Liability arising out of, based on or resulting from (i) the presence or Release or threatened Release of any

Environmental Material at a location, whether or not owned or operated by the party subject to the allegation or any of its Affiliates, or (ii) any violation, or alleged violation, of any Environmental Law.

(kk) “Environmental Laws” means any Law or Order relating to (i) the regulation of pollution, or protection of the environment, natural resources, or health and safety (with respect to Environmental Materials), or (ii) the handling, use, Release or threatened Release of any Environmental Material.

(ll) “Environmental Materials” means any substance, material or waste that is listed, characterized, defined, classified or regulated by any Environmental Law as hazardous, toxic, dangerous, a pollutant or contaminant, or words of similar meaning and effect, including (i) any petroleum or petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or (ii) any other hazardous substance that may be regulated pursuant to any Environmental Law.

(mm) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(nn) “ERISA Affiliate” means each Person that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(oo) “FDA” means the United States Food and Drug Administration, or any successor agency.

(pp) “FDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended, and the regulations and guidance promulgated thereunder by the FDA.

(qq) “GAAP” means the United States Generally Accepted Accounting Principles.

(rr) “Good Clinical Practices” means the then-current standards, practices and procedures promulgated, endorsed or implemented by the FDA for the conduct of clinical trials as set forth in 21 C.F.R. Parts 50, 54, 56, and 812, all informal guidance addressing the subject matter therein, and comparable requirements of any Governmental Entity outside of the U.S.

(ss) “Good Manufacturing Practices” means the then-current standards for good manufacturing practices for medical devices set forth at 21 C.F.R. Part 820, all informal guidance addressing the subject matter therein, and comparable requirements of any Governmental Entity outside of the U.S.

(tt) “Government Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office, or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clauses (i) or (ii) of this definition.

(uu) “Governmental Entity” means any federal, state, local or foreign governmental or regulatory (including stock exchange) authority, agency, court, court commission, arbitral, legislative, executive or regulatory authority, or other governmental body.

(vv) “Healthcare Laws” means all Laws relating to the provision of healthcare, conduct of clinical trials and related services (but excluding Laws that generally also apply to Persons not engaged in such businesses), and including all such Laws applicable to the Company as currently operated and including any local, state or federal statutes or regulations, ordinances, orders, or guidance relating to Company Permits, Governmental Entity orders, conditions of participation, approvals or consents, and including all such Laws applicable to the development, manufacture, sale, distribution, and marketing of Medical Products including and relating, without limitation, to the following: (i) the FDCA; (ii) all legally binding ethical standards relating to human subject research and clinical trials, including without limitation the Federal Policy for the Protection of

Human Subjects, 45 C.F.R. Part 46, the Informed Consent requirements of 21 C.F.R. Part 50, the requirements relating to Institutional Review Boards set forth in 21 C.F.R. Part 56, and the principles of the Declaration of Helsinki; (iii) 21 CFR Part 11; (iv) current Good Clinical Practices and Good Manufacturing Practices; (v) data integrity and informed consent; (vi) fraud and abuse and physician sunshine act Laws, including without limitation (a) the federal Anti-Kickback Statute, 42 USC 1320a-7b, 42 CFR 1001.952, (b) the federal prohibition on physician self-referrals, 42 USC 1395nn and 42 CFR Part 411 Subpart J; (c) the Civil Monetary Penalties Law, 42 USC 1320a-7a, (d) the False Claims Act, 31 USC 3729 et seq., (e) all criminal Laws relating to health care fraud and abuse, including but not limited to the health care fraud statutes set forth at 18 USC 286, 287, 1347 and 1349; (f) the Physician Payments Sunshine Act, 42 USC 1320a-7h, and any equivalents of the foregoing applicable under state Law; (vii) the federal exclusion law, 42 USC 1320a-7, (viii) HIPAA; (ix) Laws relating to billing or claims for reimbursement submitted to any third party payor; (x) state Laws which address the same subject matter in, or are substantially similar to, the federal Laws described above, and any Laws, not characterized above; and (xi) all regulations and guidance implemented pursuant to such Laws.

(ww) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act, and all implementing regulations and guidance.

(xx) “Indebtedness” means, as to any Person, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) for any or all of the deferred purchase price of property or services, including “earnout” or similar payments or noncompete payments owed or potentially owed by such Person; (vii) any Liability of the type described in the preceding clauses (i) through (vi) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person; and (viii) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses associated with the prepayment of any Indebtedness of such Person; provided, however, that “Indebtedness” shall not include any liability of the Company incurred under any indication of interest.

(yy) “Intellectual Property” means (i) inventions and discoveries, whether patentable or not, and all invention disclosures, patents, patent applications and statutory invention registrations therefor, including divisions, continuations, continuations-in-part, renewals, extensions and reissues, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, Software (in source code and object code), databases, specifications and related items and registrations and applications for registration thereof, (iv) trade secrets under applicable Law, including confidential and proprietary information and know how, and (v) all proprietary rights in any of the foregoing. Intellectual Property shall include all Patents, Marks, Copyrights and Trade Secrets.

(zz) “IRS” means the U.S. Internal Revenue Service.

(aaa) “Knowledge” or “knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.5(aaa) of the Company Disclosure Schedule, after reasonable inquiry and (ii) with respect to Parent, the actual knowledge of Jeffrey Prokop, after reasonable inquiry.

(bbb) “Law” means any federal, state, local, or foreign law, statute, regulation, rule, ordinance, order, memorandum, directive, or constitution.

(ccc) “Liability” means any direct or indirect liability, Indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or determinable, accrued or unaccrued, absolute or contingent and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and Contract Workers and costs of investigation.

(ddd) “Lien” means any liens, covenants, charges, security interests, options, claims, mortgages, pledges, encumbrances or other restrictions of any nature whatsoever.

(eee) “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

(fff) “Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

(ggg) “Material Adverse Effect” means, (x) with respect to the Company, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that, individually or in the aggregate, is materially adverse to the business, results of operations or financial condition of the Company, taken as a whole, and (y) with respect to Parent, any fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing that, individually or in the aggregate, materially impairs the ability of Parent or Merger Sub to consummate the transactions contemplated hereby, prevents or materially delays or materially impairs the ability of Parent or Merger Sub to perform their obligations hereunder or to consummate the Merger or the other transactions contemplated hereby; provided, however, that, with respect to clause (x) only, no fact, circumstance, event, change, development, condition, occurrence or effect or combination of the foregoing directly or indirectly arising out of, attributable to or resulting from any of the following shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect:

(i) any change generally affecting the industries in which such Person operates or general economic conditions (including changes in commodity prices) or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, except to the extent such Persons and its Subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates;

(ii) the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein;

(iii) fluctuations in the price or trading volume of the common shares of such Person; provided, that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect with respect to such Person;

(iv) any changes in applicable Law or in GAAP (or the interpretation thereof) after the date hereof;

(v) any failure by such Person to meet any published analyst estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that the exception in this clause (v) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, development, condition, occurrence or effect underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person;

(vi) any acts of God, natural disasters, epidemic, pandemic or disease outbreak, except to the extent such Persons and their respective Subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates;

(vii) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, except to the extent such Persons and their respective Subsidiaries are disproportionately affected thereby as compared to other similarly situated Persons operating in the industries in which such Person operates;

(viii) any action taken by the Company which is required by this Agreement or the failure to take any action prohibited by this Agreement;

(ix) any matter set forth in Section 8.5(ggg) of the Company Disclosure Schedules; or

(x) any actions taken (or omitted to be taken) at the written request of Parent or to which Parent has consented.

(hhh) “Milestone Notice” has the meaning given to such term in the CVR Agreement.

(iii) “Nasdaq” means The Nasdaq Stock Market LLC.

(jjj) “Non-Employee Company Equity Award Holder” means any Company Equity Award Holder who is not an employee of the Company or its Subsidiaries or former employee of the Company or its Subsidiaries as of the Effective Time.

(kkk) “Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

(lll) “Order” means any order, judgment, writ, assessment, injunction, judgment, award, decree, undertaking, stipulation, ruling or other requirement entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Entity of competent jurisdiction.

(mmm) “Parent Organizational Documents” means the certificate of incorporation and bylaws, each as amended as of the date of this Agreement, of each of Parent and Merger Sub.

(nnn) “Patents” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, reexaminations or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction.

(ooo) “Permitted Liens” shall mean (i) mechanics’, carriers’, workers’ or repairmen’s Liens arising in the ordinary course of business and securing payments or obligations arising or incurred in the ordinary course of business that are not delinquent; (ii) Liens for Taxes, assessments and other governmental charges that are not due and payable or are being contested in good faith and for which adequate reserves are maintained in accordance with GAAP and for which documentation has been provided in the Data Room; (iii) with respect to real property, Liens that arise under zoning, planning, entitlement, land use restrictions, building codes and other similar Laws, if any, which do not materially and adversely impact the Company’s conduct of its business or the marketability, value, or use of the property subject thereto as used as if the Execution Date and as contemplated in the Transaction Documents; (iv) the terms and conditions of the leases, subleases, licenses, sublicenses or other occupancy agreements provided in the Data Room pursuant to which the Company is a tenant, subtenant or occupant (other than in connection with any breach thereof) that do not, and would not be reasonably expected to, materially detract from the use or operation of the property subject thereto as currently used or operated by the Company or as contemplated in the Transaction Documents; (v) licenses to Intellectual Property granted in the ordinary course of business; (vii) Liens related to debts specifically reflected in the financial statements of the Company; (viii) Liens that arise under leasing arrangements for which documentation is provided in the Data Room relating to equipment or other personal property transferred, in each case, which do not adversely impair the marketability, value, or use of the property subject thereto as of the Execution Date or as contemplated in the Transaction Documents.

(ppp) “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity, limited liability company, or Governmental Entity.

(qqq) “Personal Information” means any information that is considered “personally identifiable information,” “protected health information,” “personal information,” or “personal data” under applicable Laws.

(rrr) “President” means the President of the United States of America.

(sss) “Privacy Laws” means all applicable Laws issued by any Governmental Entity concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, HIPAA, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the GDPR, and all other similar international, federal, state, provincial, and local Laws.

(ttt) “Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

(uuu) “Proxy Statement” means the proxy statement of the Company to be filed with the SEC for use in connection with the solicitation of proxies from the stockholders of the Company in connection with the Merger and the Company Stockholders’ Meeting.

(vvv) “Regulatory Approval” means (i) in the United States, approval or clearance of a Medical Product granted by the FDA, as evidenced by an approval order issued by the FDA of a premarket approval application or premarket approval supplement or clearance of a premarket notification submission under Section 510(k) of the FDCA, or (ii) in the European Union, affixation of the CE Mark in accordance with applicable Law related to medical devices in the European Union, in each case, to market and sell any Company Product in the United States or the European Union, respectively, for the intended indications. For the avoidance of doubt, an “approvable letter” or similar communication published by the FDA shall not constitute approval for purposes of the foregoing.

(www) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, release or migration into, through or upon the indoor or outdoor environment.

(xxx) “Rights Agent” means a rights agent mutually agreeable to Parent and the Company with respect to the CVRs.

(yyy) “Sanctioned Jurisdiction” means a country, state, territory, region, or government thereof which is subject to comprehensive economic or trade restrictions under applicable export control and sanctions Laws, which may change from time to time (currently Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).

(zzz) “Sanctioned Party” means (i) any Person that is designated under or the subject or target of any export control or sanctions Laws, including but not limited to the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or Sectoral Sanctions Identifications List of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”); the Debarred List of the U.S. Department of State’s Directorate of Defense Trade Controls; any list of sanctioned Persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Cuba, Iran, or Russia; any list of sanctioned Persons administered and maintained by His Majesty’s Treasury of the United Kingdom, the European Union, or the United Nations Security Council; (ii) any Person located, organized, or ordinarily resident in, a Sanctioned Jurisdiction; or (iii) any individual or entity that is owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) or (ii) such that the individual or entity is subject to the same restrictions or prohibitions as the Person(s) referred to in such clauses.

(aaaa) “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

(bbbb) “SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

(cccc) “Subsidiary” means with respect to any Person (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any partnership (x) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (y) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof) or (iii) any limited liability company the managing member interest of which is directly or indirectly owned or controlled by such Person.

(dddd) “Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. or other tax and other charges, fees, duties (including customs duty), levies or similar assessments imposed by a Governmental Entity (however denominated), including, but not limited to, any income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, governmental charge or assessment or deficiencies thereof (including all interest, fines and penalties thereon and additions thereto).

(eeee) “Tax Return” means any return, report, declaration, form, filing, notice, statement, election, estimate, claim for refund or information return relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case filed or required to be filed with any Governmental Entity under U.S. federal, state, local or foreign Tax Law (in each case, whether in written, electronic or other form).

(ffff) “Third Party” means any Person other than Parent, Merger Sub, the Company, the Surviving Corporation or any of their Affiliates.

(gggg) “Trade Secrets” means discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise Copyrights or Patents (other than unpublished patent applications).

(hhhh) “Transaction Documents” means this Agreement, the Confidentiality Agreement, the Voting Agreement, the CVR Agreement, the Certificate of Merger and each other agreement, document, certificate or instrument required to be executed and delivered in connection with this Agreement, the CVR Agreement, the Certificate of Merger or the closing of the transactions contemplated herein.

(iiii) “Treasury Regulations” means the regulations promulgated under the Code.

8.6 Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

8.8 Entire Agreement.

This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

8.9 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.10 Governing Law.

This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

8.11 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that Parent may assign this Agreement to any of its Subsidiaries, or to any lender to Parent or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent’s obligations or liabilities under this Agreement.

8.12 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Section 5.7) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

8.13 Specific Performance.

The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.13 in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any other court of the State of Delaware or, to the extent permitted by law, in a federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.14 Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of this Agreement and (B) the right of the holders of Company Common Stock, Series A Preferred Stock and Company Warrants to receive the consideration contemplated by Article II of this Agreement following the Effective Time in accordance with the terms of this Agreement; (ii) the provisions set forth in Section 5.7 of this Agreement (which are intended for the benefit of each Indemnified Party, each of whom will be third party beneficiaries of these provisions); and (iii) the limitations on liability of the Company Related Parties set forth in Section 8.1(d).

8.15 No Recourse.

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or other representative of any party hereto has any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

8.16 Jurisdiction.

(a) The parties hereto submit to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, the state and federal courts in the State of Delaware), and any appellate court therefrom, and hereby irrevocably and unconditionally agree that any and all claims arising under or with respect to this Agreement may be heard and determined exclusively in the aforementioned courts, and each party irrevocably submits to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waives the defense of an inconvenient forum and all other defenses to venue in any such court in any such action or proceeding. The parties hereto agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in the aforementioned courts and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c) Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 8.4 shall be effective service of process for any claim arising under or with respect to this Agreement brought in any of the aforementioned courts.

8.17 Waiver of Jury Trial.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

******

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LENSAR, INC.

By:	/s/ Nicholas T. Curtis
Name: Nicholas T. Curtis
Title: Chief Executive Officer

ALCON RESEARCH, LLC

By:	/s/ Laurent Attias
Name: Laurent Attias
Title: SVP, Head of Corporate Strategy, BD&L and M&A

VMI OPTION MERGER SUB, INC.

By:	/s/ Laurent Attias
Name: Laurent Attias
Title: SVP, Head of Corporate Strategy, BD&L and M&A

[Signature page to Agreement and Plan of Merger]

Exhibit A

Voting Agreement

Exhibit A to Agreement and Plan of Merger

Exhibit B

Form of A&R Certificate of Incorporation of Surviving Corporation

Exhibit B to Agreement and Plan of Merger

Exhibit C

Form of Contingent Value Rights Agreement

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

by and between

ALCON RESEARCH, LLC

and

[RIGHTS AGENT]

Dated as of [●], 2025

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2025, by and between Alcon Research, LLC, a Delaware limited liability company (“Parent”), and [●], a [●], as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, VMI Option Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), and LENSAR, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of March 23, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”); and capitalized terms herein are defined in this Agreement, or if not defined in this Agreement, such terms are defined in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, among other things, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, whereby (i) each issued and outstanding share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), as of the Effective Time (other than Dissenting Shares) will be converted into the right to receive (A) $14.00 per share, in cash, without interest and (B) one contingent value right (a “CVR”), which shall represent, subject to the terms set forth in this Agreement, the right to receive the Milestone Payment (as defined below) (clauses (A) and (B), collectively, the “Merger Consideration”), and (ii) the Company shall continue as a wholly-owned subsidiary of Parent; and

WHEREAS, as an integral part of the consideration of the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, (i) holders of Company Common Stock (other than Dissenting Shares), including holders of Company Warrants, if exercised, (ii) holders of Series A Preferred Stock, (iii) holders of Company Options, (iv) holders of Company RSU Awards, and (v) holders of Company PSU Awards (such Company Options, Company RSU Awards and Company PSU Awards, collectively, the “Company Equity Awards”) will become entitled to receive up to one contingent cash payment equal to the Milestone Payment per CVR they receive, such payments being contingent upon, and subject to, the achievement of the Milestone (as defined below) prior to the earlier of the Milestone Deadline Date and the Termination (as defined below), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the Transactions, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1. DEFINITIONS

Section 1.1. Defined Terms.

“Acting Holders” means, at the time of determination, Holders of not less than 60% of the outstanding CVRs as set forth on the CVR Register.

“Calendar Year” means each respective period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“Carve-Out Transaction” means any transaction (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or substantially all of the rights to the Product are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than Parent or any of its Subsidiaries. For clarification, any

(a) Change of Control or (b) transactions with any third party service provider (e.g., contract manufacturers), in each case, shall not constitute a Carve-Out Transaction.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Parent in which Parent is not the surviving entity (other than related to an internal restructuring where the surviving entity is an Affiliate of Parent), or (c) any other transaction involving Parent in which Parent is the surviving or continuing entity but in which the stockholders of Parent immediately prior to such transaction (as stockholders of Parent) own less than fifty percent (50%) of Parent’s voting power (or the voting power of the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity) immediately after such transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions.

“Company Equity Award CVR” means a CVR received by a Holder in respect of a Company Equity Award.

“Company Equity Award Holder” means the Holders of CVRs granted with respect to Company Equity Awards.

“CVRs” means the contractual rights of Holders to receive contingent cash payments under the terms and conditions of the Merger Agreement and this Agreement.

“DTC” means The Depository Trust Company or any successor entity thereto.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Milestone” means the occurrence of 614,000 cumulative Milestone Procedures.

“Milestone Deadline Date” means December 31, 2027.

“Milestone Payment” means an amount equal to $2.75 per CVR, payable in cash, without interest thereon, which shall become payable upon the occurrence of the Milestone.

“Milestone Period” means the time period between January 1, 2026 through December 31, 2027.

“Milestone Procedure” means each disposable patient interface device kit for use with any Product (each, a “PID”) or, to the extent a cataract procedure does not use a separate disposable patient interface device kit, each license certificate to perform a cataract procedure, operation or other treatment that may be performed on any Product or application thereon (each, a “License Certificate”) (including, in each case any current or future application thereof) sold to any party (other than Parent or its Affiliates, and including, for the avoidance of doubt, any distributors) in the world during the Milestone Period, net of (i) any full refunds for procedures otherwise included in the definition of “Milestone Procedure” or (ii) PIDs (or, as applicable, License Certificates) used for training purposes in the ordinary court of business consistent with past practice. For the avoidance of doubt, (1) there can only be one License Certificate/PID per cataract procedure that is counted as a “Milestone Procedure” and (2) PIDs or License Certificates sold include any PIDs or License Certificates that are included in any bundle, discount, promotion, or similar arrangement, whether or not such PIDs or License Certificates are independently sold for consideration.

“Milestone Statement” means a written statement of Parent, certified by an authorized officer of Parent, setting forth with reasonable detail the number of Milestone Procedures during each Calendar Year during the Milestone Period.

“Non-Employee Company Equity Award Holder” means any Company Equity Award Holder who is not an employee of the Company or its Subsidiaries or former employee of the Company or its Subsidiaries as of the Effective Time.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer, or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy, (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the Holder upon the death of the Holder, (c) pursuant to an Order, (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation, or termination of any corporation, limited liability company, partnership, or other entity, (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC, or (f) as provided in Section 2.5.

“Product” means the LENSAR Laser System and ALLY Robotic Cataract Laser System, and each other product distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company or otherwise used in the operation of the business of the Company, or are currently under development and approved for commercialization, in each case, as of immediately prior to the Effective Time, and, in each case, each other future product based thereupon or derived therefrom, in each case, net of returns, credits or kits used for training.

“Selling Entity” means (i) prior to the Effective Time, the Company and each of its Affiliates, licensees, sublicensees, and agents with respect to rights to develop or commercialize any Product (including any PID or License Certificate), and any direct or indirect transferee, successor, or assignee (including through any change of control) of the rights to sell the Product (including any PID or License Certificate) of any of the foregoing (but not a distributor of the Product (including any PID or License Certificate) acting in the capacity of a distributor and not otherwise an Assignee), and (ii) on and following the Effective Time, Parent, any Assignee, and each of their respective Affiliates, licensees, sublicensees, and agents with respect to rights to develop or commercialize the Product (including any PID or License Certificate), and any direct or indirect transferee, successor, or assignee (including through any change of control) of the rights to sell the Product (including any PID or License Certificate) of any of the foregoing (but not a distributor of the Product (including any PID or License Certificate) acting in the capacity of a distributor).

“Term” means the period beginning at the Effective Time and ending on (x) the expiration of the Review Request Period if, upon such expiration, the Acting Holders have not requested a review in accordance with Section 4.4, (y) if the Acting Holders have requested a review in accordance with Section 4.4 and, in connection with such review, the Milestone was determined to not be achieved, the fifth Business Day following the delivery of the written report of the Independent Accountant’s findings and conclusion pursuant to Section 4.4(c) or (z) the receipt by the Rights Agent of payment by Parent of the full amount of all Milestone Payments required to be paid under the terms of this Agreement.

Section 1.2. Additional Interpretations. Unless otherwise specified in this Agreement:

(a) Currency. Any reference in this Agreement to $ means U.S. dollars. Any amounts of cash that a Person is entitled to receive under this Agreement will be rounded down to the nearest cent.

(b) Calculation of Time Period.

(i) Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.

(ii) Whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(iii) References from or through any date mean from and including or through and including, respectively.

(iv) When calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period will be excluded.

(c) Laws, Governmental Entities, Persons. Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder. Any reference in this Agreement to (i) a specific rule, regulation, or section or subsection of any Law will be deemed to refer to any amendment or successor provision to such rule, regulation, or section or subsection of such Law, (ii) any Governmental Entity, will be deemed to refer to any successor to such Governmental Entity, and (iii) any Person includes the predecessors, permitted successors and permitted assigns of that Person.

(d) Subsidiaries. All references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Gender and Number. Any reference to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

(f) Definitions. All definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings.

(g) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(h) Drafting.

(i) “Including”. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ii) “Or”. The word “or” will be disjunctive but not exclusive.

(iii) “Extent”. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

ARTICLE 2. CONTINGENT VALUE RIGHTS

Section 2.1. CVRs. The CVRs represent the contractual rights of the respective Holders to receive a one-time contingent cash payment pursuant to the Merger Agreement and this Agreement. The initial Holders will be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders will be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 2.2(a)(i).

Section 2.2. CVR Register; Registration; Transferability.

(a) List of Holders and the CVR Register.

(i) Parent will furnish or cause to be furnished to the Rights Agent (A) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Company Shares), the names and addresses of the Holders of such securities within thirty (30) Business Days after the Effective Time, and (B) in the case of Holders of Company Equity Award CVRs, the names and addresses of the Holders of such securities set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the Merger Agreement.

(ii) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs in a book-entry position for each Holder and Permitted Transfers of CVRs as provided in this Agreement.

(iii) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is authorized to, and will promptly, record the change of address in the CVR Register.

(b) Book-Entry.

(i) The CVRs will not be evidenced by a certificate or other instrument.

(ii) With respect to CVRs that are to be issued to the holders of Company Shares held in book-entry form through DTC on behalf of street holders immediately prior to the Effective Time, the CVR Register will initially show one position for Cede & Co. (as nominee of DTC) representing all such CVRs. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2(c)(i).

(c) Transfers.

(i) Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such attempted sale, assignment, transfer, pledge, encumbrance, or disposal that is not a Permitted Transfer will be null and void.

(ii) Required Documentation for Permitted Transfers. Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder of such CVR, the Holder’s attorney duly authorized in writing, the Holder’s personal representative, or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, in good faith reasonably determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if the Rights Agent so reasonably determines that it does so comply, the Rights Agent will register the transfer of the CVRs in the CVR Register and notify Parent of the same. No service charge will be made for any registration of transfer of a CVR, but the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent will have no duty or obligation to take any action under any section of this Agreement (other than as provided in Section 2.3(f)) that requires the payment of applicable Taxes or governmental charges by Parent (or its Affiliates) or a Holder unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid unless and until registered in the CVR Register.

Section 2.3. Payment and Related Procedures.

(a) If the Milestone is achieved on or prior to the earlier of the Milestone Deadline Date and the Termination, then (i) on or prior to the date that is sixty (60) days following the achievement of the Milestone

(such date, the “Milestone Payment Date”), Parent shall deliver to the Rights Agent (x) a written notice indicating that the Milestone has been achieved (the “Milestone Achievement Notice”) and an Officer’s Certificate certifying that the Holders are entitled to receive the Milestone Payment and (y) any letter of instruction reasonably requested by the Rights Agent, (ii) Parent shall deliver to the Rights Agent the payment required by Section 2.3(b), and (iii) Parent shall cause the Company Equity Award Milestone Payments (as defined below) to be paid to the Holders of Company Equity Award CVRs pursuant to Section 2.3(d) of this Agreement and Section 2.6 of the Merger Agreement.

(b) Parent will promptly, and in any event within five Business Days after delivering such Milestone Achievement Notice, deposit with the Rights Agent cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, in an amount equal to (i) the aggregate amount necessary to pay the Milestone Payment to the benefit of all the Holders of CVRs less (ii) than the portion of the Milestone Payment to be paid in respect of Company Equity Award CVRs (the “Company Equity Award Milestone Payments”), which Company Equity Award Milestone Payments shall be retained by Parent for payment pursuant to Section 2.3(d) of this Agreement and Section 2.6 of the Merger Agreement; provided, however, that, at the option of the Surviving Corporation, with respect to any Non-Employee Company Equity Award Holder, the Company Equity Award Milestone Payment to such Holder may be paid by the Rights Agent hereunder. For clarity, if the Milestone has not been achieved prior to the Milestone Deadline Date, then Parent will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement in respect of such Milestone.

(c) The Rights Agent will promptly, and in any event within 10 Business Days of receipt of the Milestone Achievement Notice, send each Holder at its registered address a copy of such Milestone Achievement Notice; it being understood that unless and until a Milestone Achievement Notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that no such event has occurred or has been achieved that would require the Milestone Payment.

(d) Following receipt by the Rights Agent of the Milestone Payment deposit by Parent under Section 2.3(b), the Rights Agent will promptly, and in any event within five Business Days after receipt of such deposit, pay the Milestone Payment to each Holder (other than the Company Equity Award Holders to be paid through Parent’s, the Surviving Corporation’s or such Affiliate’s payroll system or accounts payable system (“Payroll System”) pursuant to this Section 2.3(d)) in accordance with Section 2.3(b) (i) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Achievement Notice, or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Achievement Notice, by wire transfer of immediately available funds to the account specified on such instructions. With respect to the Company Equity Award Milestone Payments payable to Company Equity Award Holders (other than any Non-Employee Company Equity Award Holder that the Surviving Corporation has elected to have paid by the Rights Agent pursuant to Section 2.3(b)), Parent shall, as soon as reasonably practicable following the delivery of the Milestone Achievement Notice (but in any event no later than the next regularly scheduled payroll date that is not less than ten Business Days after delivering such Milestone Achievement Notice to the Rights Agent), pay, or cause the Surviving Corporation or an Affiliate thereof to pay through Parent’s, the Surviving Corporation’s or such Affiliate’s Payroll System (and subject to any applicable withholding Taxes pursuant to Section 2.3(f) of this Agreement and Section 2.15 of the Merger Agreement), the applicable Company Equity Award Milestone Payment payable to each such Company Equity Award Holder; provided that any Company Equity Award Milestone Payment that becomes payable pursuant to this Agreement will be paid no later than March 15th of the Calendar Year following the Calendar Year in which the Milestone is determined to be achieved.

(e) With respect to any payments to be made under this Section 2.3, the Rights Agent will accomplish the payment to any former street name holders of the Company Shares by sending a lump sum payment to DTC and the Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by

DTC to such street name holders. In the case of CVRs to be received by any former holders of the Company Equity Awards pursuant to the Merger Agreement, such Company Equity Award CVRs will be registered in the name and address of the Holder of such Company Equity Awards as set forth in the records of the Company at the Effective Time.

(f) Parent, its Affiliates (including the Surviving Corporation), and the Rights Agent will be entitled to, and Parent will instruct the Rights Agent or its applicable Affiliate to, deduct or withhold from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations, or any other applicable Tax Law. With respect to Company Equity Award Holders (other than any Non-Employee Company Equity Award Holder that the Surviving Corporation has elected to have paid by the Rights Agent pursuant to Section 2.3(b)), any such Tax withholdings may be made, or caused to be made, by Parent, the Surviving Corporation or an Affiliate through the Payroll System. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than any Company Equity Award Holder to be paid through the Payroll System), the Rights Agent will (and Parent will instruct the Rights Agent to) use reasonable efforts to solicit from such Holder (other than any Company Equity Award Holder to be paid through the Payroll System) an IRS Form W-9, W-8BEN, W-8BEN-E, or other applicable Tax form within a reasonable amount of time in order to provide the opportunity for the Holder to provide such Tax forms to eliminate or reduce any required Tax withholding. Parent shall, or shall cause its applicable Affiliate or the Rights Agent to, take all action that may be necessary to ensure that any amounts deducted or withheld in respect of Taxes are promptly and properly remitted to the appropriate Governmental Entity. To the extent any such amounts are so deducted or withheld and properly remitted, such amounts will be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent will (or will instruct its applicable Affiliate or, other than with respect to any IRS Form W-2, the Rights Agent to) deliver to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099, IRS Form 1042-S or IRS Form W-2 (with respect to Company Equity Award Milestone Payments), as applicable, or other reasonably acceptable evidence of such withholding. In no event will the Rights Agent have any duty, obligation or responsibility for wage or W-2 reporting with respect to Milestone Payments (including Company Equity Award Milestone Payments) made to the Holders.

(g) Each Milestone Payment payable to a Holder of a Company Equity Award CVR is intended to constitute a payment within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A of the Code) and shall be paid in compliance therewith or under an alternative exemption from Section 409A of the Code. Without limiting the foregoing, the parties intend that each Company Equity Award CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. None of the parties to this Agreement nor any of their employees, directors or representatives shall have any liability to a Holder or transferee or other Person in respect of Section 409A of the Code. For purposes of Section 409A of the Code, each payment in respect of a Company Equity Award under the Merger Agreement or the CVR Agreement shall be treated as a separate payment.

(h) Any funds delivered to the Rights Agent for payment to the Holders as Milestone Payments (including any interest or other amounts earned with respect thereto) that remain undistributed to the Holders on the date that is 12 months after the date of the Milestone Achievement Notice will be delivered by the Rights Agent to Parent upon demand, and such Holders will thereafter look to Parent, as general creditors thereof, for any claim to the Milestone Payments that such Holder may be entitled under this Agreement.

(i) None of Parent, the Rights Agent, or any of their Affiliates will be liable to any Holder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity will become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(j) Except to the extent any portion of any Milestone Payment is required to be treated as imputed interest pursuant to applicable Law (including Section 483 of the Code), the parties intend to treat, for all U.S. federal and applicable state and local income Tax purposes, (A) the Milestone Payments received with respect to the Company Shares pursuant to the Merger Agreement (and not the receipt of CVRs) as additional consideration for the Company Shares pursuant to the Merger Agreement, and (B) Company Equity Award Milestone Payments, and not the receipt of such CVR, as compensation for services in the year in which the Company Equity Award Milestone Payment is made. Parent will (and will instruct the Rights Agent to) report for all Tax purposes in a manner consistent with the foregoing (including as relates to any imputed interest), including by delivering (or instructing its applicable Affiliate or, other than with respect to any IRS Form W-2, the Rights Agent to deliver) to applicable Holders an original IRS Form 1099 or an original IRS Form W-2, as applicable, with respect to the receipt of Milestone Payments, and none of the parties will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income tax purposes except as required by a change in applicable Law after the date of this Agreement, a closing or other agreement with an applicable Tax authority, or a final judgment of a court of competent jurisdiction.

Section 2.4. No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Affiliates.

Section 2.5. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor, upon such Holder’s delivery of a written notice of such abandonment to Parent. Nothing in this Agreement will prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates will be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE 5 and ARTICLE 6. For the avoidance of doubt, any CVR that is abandoned or otherwise transferred to or acquired by Parent or any of its Affiliates in accordance with this Section 2.5 shall remain outstanding and shall be taken into account for purposes of the calculation of any amounts payable to Holders pursuant to Section 2.3 and the related definitions.

ARTICLE 3. THE RIGHTS AGENT

Section 3.1. Certain Duties and Responsibilities.

(a) Parent appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken, suffered, or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith, or willful or intentional misconduct.

(b) The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights under this Agreement. The Rights Agent will be under no obligation to institute any Legal Proceeding, or to take any other action likely to result in the incurrence of material expenses by the Rights Agent unless the Acting Holders (on behalf of the Holders) will furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred, but this provision will not affect the power of the Rights Agent to take such action as the Rights Agent may consider proper, whether with or without any such security or indemnity. All rights of action of any or all Holders under this Agreement may be enforced by the Rights Agent, and any action, suit, or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

Section 3.2. Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) in the absence of bad faith, gross negligence, or willful misconduct on its part, the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering, or omitting any action under this Agreement, the Rights Agent may rely upon an Officer’s Certificate, which certificate will be full authorization and protection to the Rights Agent, and the Rights Agent will, in the absence of gross negligence, bad faith, or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered, or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection and will be held harmless by Parent in respect of any action taken, suffered, or omitted by it under this Agreement in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent will not be liable for or by reason of, and will be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and will be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery of this Agreement (except the due execution and delivery of this Agreement by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery of this Agreement by Parent); nor will it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits, or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any loss, liability, claim, demands, suits, or expense, unless such loss has been determined by a final non-appealable judgment of court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith, or willful or intentional misconduct;

(i) the Rights Agent will not be liable for any special, punitive, indirect, consequential, or incidental loss or damage of any kind whatsoever (including lost profits) arising out of any act or failure to act under this Agreement in the absence of gross negligence, bad faith, or willful or intentional misconduct on its part;

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses, and other third party charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income or gross receipts and franchise or similar Taxes imposed on it). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable, documented, and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties under this Agreement;

(k) notwithstanding anything to the contrary in this Agreement, Parent will not be required to indemnify, hold harmless, or reimburse the expenses of the Rights Agent in connection with any Legal Proceeding commenced by the Rights Agent against Parent;

(l) no provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or in the exercise of its rights if there will be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it; and

(m) no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment in any circumstance except as provided in Section 2.3(f).

Section 3.3. Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed, or becomes incapable of acting, Parent will, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who will be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent will fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, will not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed under this Agreement will execute, acknowledge, and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed, or conveyance, will become vested with all the rights, powers, trusts, and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts, and duties of the retiring Rights Agent.

ARTICLE 4. COVENANTS

Section 4.1. Reserved.

Section 4.2. Books and Records. Parent will, and will cause its controlled Affiliates to, keep true, complete, and correct records in sufficient detail to enable the calculation of the Milestone during the Term.

Section 4.3. Further Assurances. Parent agrees that it will perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered, all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 4.4. Notice and Audit Rights.

(a) If the Milestone has not been achieved during the Milestone Period, Parent will deliver to the Rights Agent, within 45 days following the Milestone Deadline Date, a written notice indicating that the Milestone was not achieved during the Milestone Period (a “Non-Achievement Notice”), as well as the Milestone Statement and an Officer’s Certificate making a certification to that effect. The Rights Agent will promptly, and in any event within 10 Business Days of receipt of a Non-Achievement Notice, send each Holder at its registered address a copy of such Non-Achievement Notice and the Milestone Statement.

(b) Upon the written request of the Acting Holders provided to Parent within the three month period following the date on which the Rights Agent delivers to each Holder a Non-Achievement Notice and the applicable Milestone Statement (the “Review Request Period”), Parent will permit one independent certified public accounting firm of nationally recognized standing mutually agreed upon by such Acting Holders and Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates pertaining to the Milestone as may be reasonably necessary to evaluate and verify Parent’s determination that the Milestone was not achieved during the Milestone Period; provided that such access will not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates.

(c) No later than 30 days following the conclusion of the Review Request Period, the Independent Accountant will deliver a written report to Parent and the Acting Holders of its findings and conclusion, including all material information related to its conclusion, regarding Parent’s determination that the Milestone was not achieved during the Milestone Period. The Independent Accountant’s conclusion will be final and binding on the parties, absent manifest error.

(d) In the event the Acting Holders properly request a review by the Independent Accountant with respect to the Milestone in accordance with Section 4.4(b), the Milestone Payment will not become due and payable, if at all, unless and until the Independent Accountant’s conclusion becomes final and binding in accordance with this Section 4.4. If, based on the Independent Accountant’s conclusion, such Milestone Payment is due and payable, Parent will, and in any event within five Business Days of the delivery of written report of the Independent Accountant’s findings and conclusion pursuant to Section 4.4(c), make the deposit with the Rights Agent contemplated by Section 2.3.

(e) The fees charged by the Independent Accountant shall be borne by the Acting Holders unless the Independent Accountant determines that a Milestone Payment should have been, and was not, made in accordance with Section 2.3(a), in which case such fees shall be borne by Parent.

(f) If, upon the expiration of the Review Request Period, the Acting Holders have not requested a review in accordance with this Section 4.4, Parent’s determination that a Milestone was not achieved during the Milestone Period will be final and binding on all parties.

(g) Each person seeking to receive information from Parent (including the Independent Accountant) in connection with a review pursuant to this Section 4.4 will enter into a reasonable confidentiality agreement with Parent or any of its Affiliates obligating such person to retain all such information disclosed to such person pursuant to this Section 4.4 (including any information provided to any such person by the Independent Accountant) in confidence pursuant to such confidentiality agreement.

Section 4.5. Sole Discretion. Notwithstanding anything contained herein to the contrary, the development, distribution and commercialization of ophthalmic products, such as the Product, is uncertain and expensive and as a result, Parent shall have sole discretion and decision making authority over whether to continue to invest, how much to invest in the Product and whether and on what terms, if any, to develop, market or sell the Product.

Section 4.6. No Fiduciary Obligations. Each of Parent and the Rights Agent acknowledges and agrees that the other party, its Affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first party or any of their respective affiliates, officers, directors, or controlling Persons or to any Holder. The only obligations of Parent and the Rights Agent to each other and their affiliates and their respective officers, directors, and controlling Persons and to any Holder arising out of this Agreement are the contractual obligations expressly set forth in this Agreement and, with respect to Parent, the Merger Agreement.

Section 4.7. Confidentiality. The Rights Agent and Parent agree that all books, records, information, and data pertaining to the business of the other party, including, inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement will remain confidential, and will not be voluntarily disclosed to any other person, except as may be required by a valid order of an arbitration panel, court, or governmental body of competent jurisdiction or is otherwise required by law or regulation, including SEC, NYSE or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

Section 4.8. Change of Control; Carve-Out Transaction. In the event that Parent or any of its Subsidiaries (including the Surviving Corporation) desires to consummate a Carve-Out Transaction or a Change of Control prior to the payment of the Milestone Payment in accordance with this Agreement and before the Termination, Parent will cause the Person acquiring the rights to the Product to either (a) assume Parent’s obligations, duties and covenants under this Agreement pursuant to a written acknowledgement executed and delivered to the Rights Agent or (b) provide the information to Parent necessary for Parent to comply with its obligations under this Agreement; provided, that such assumption shall not release Parent from any obligations, duties or covenants under this Agreement. Except as expressly set forth in (i) this Section 4.8 with respect to a Carve-Out Transaction and (ii) Section 7.3 with respect to a Change of Control, this Agreement shall not restrict Parent’s or its Affiliates’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off.

ARTICLE 5. AMENDMENTS AND TERMINATION

Section 5.1. Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments to this Agreement, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent in this Agreement;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions, or provisions as Parent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act, or any applicable state securities or “blue sky” laws; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) to evidence the assignment of this Agreement by Parent as provided in Section 7.5; or

(vi) any other amendments to this Agreement for the purpose of adding, eliminating, or changing any provisions of this Agreement, unless such addition, elimination, or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to abandon such Holder’s rights under this Agreement and transfer CVRs to Parent under Section 2.5.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment under Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments under Section 5.1 may be made without the consent of any Holder or the Rights Agent), with the consent of the Holders of not fewer than a majority of the outstanding CVRs as set forth in the CVR Register, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating, or changing any provisions of this Agreement, even if such addition, elimination, or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will transmit (or cause the Rights Agent to transmit) a notice thereof through the facilities of DTC in accordance with DTC’s procedures and/or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3. Execution of Amendments. Prior to executing any amendment permitted by this ARTICLE 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own obligations, rights, powers, immunities, or duties under this Agreement or otherwise.

Section 5.4. Effect of Amendments. Upon the execution of any amendment under this ARTICLE 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

Section 5.5. Termination. This Agreement will be terminated and of no force or effect, the parties to this Agreement will have no liability under this Agreement (other than with respect to monies due and owing by Parent to the Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the expiration of the Term, and (b) the termination of the Merger Agreement in accordance with its terms (such earliest occurrence, the “Termination”). Notwithstanding the foregoing, no such termination will affect any rights or obligations accrued prior to the effective date of such termination or Section 3.2, this Section 5.5, and ARTICLE 7, which will survive the termination of this Agreement, or the resignation, replacement, or removal of the Rights Agent.

ARTICLE 6. REMEDIES OF THE HOLDERS

Section 6.1. Suits by Holders.

(a) Except for the express rights of the Rights Agent set forth in this Agreement, including as set forth in Section 3.1(b), the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute a Litigation with respect to this Agreement, and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights.

(b) In the event the Acting Holders direct the Rights Agent to commence any Litigation, the Rights Agent will be held to represent all Holders of the CVRs, and it will not be necessary to make any Holders of the CVRs parties to such Litigation.

(c) Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive a Milestone Payment in respect of such CVR on or after the applicable due date will not be impaired or affected without the consent of such Holder.

ARTICLE 7. GENERAL PROVISIONS

Section 7.1. Notices to Parent and the Rights Agent. All notices, requests, demands, and other communications to Parent or the Rights Agent under this Agreement will be in writing and will be deemed to have been duly given or made (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), two Business Days after dispatch from any location in the United States, (c) if sent by e-mail transmission before 5:00 p.m. Eastern Time on a Business Day, when transmitted and receipt is confirmed, (d) if sent by e-mail transmission on a day other than a Business Day or after 5:00 p.m. Eastern Time on a Business Day and receipt is confirmed, on the following Business Day, and (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands, and other communications are delivered to the address set forth below, or to such other address as either party will provide by like notice to the other party to this Agreement:

(a) If to the Rights Agent, to:

[●]

[address]

Attention: [●] and [●]

Email: [●] and [●]

with a copy (which will not constitute notice) to:

[●]

[address]

Attention: [●] and [●]

Email: [●] and [●]

(b) If to Parent, to:

Alcon Research, LLC

6201 South Freeway

Fort Worth, Texas 76134-2099

Attention: General Counsel

E-mail: royce.bedward@alcon.com

with a copy (which will not constitute notice) to:

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention: Scarlet McNellie

Email: scarlet.mcnellie@nortonrosefulbright.com

Section 7.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise in this Agreement expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 7.3. Entire Agreement. This Agreement (including any schedules, annexes, and exhibits to this Agreement), and the documents and instruments and other agreements between the parties to this Agreement as contemplated by or referred to in this Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 7.4. Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal, or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the CVRs is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the CVRs be effected as originally contemplated to the fullest extent possible.

Section 7.5. Successors and Assigns.

(a) Parent may assign any or all of its rights, interests and obligations hereunder: (a) in its sole discretion and without the consent of any other party in connection with (i) a Change of Control or (ii) a Carve-Out Transaction, each in accordance with Section 4.8; (b) in its sole discretion and without the consent of any other party, to any controlled Affiliate of Parent or (c) otherwise with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a), (b) or (c), an “Assignee”). Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent, as applicable, pursuant to the prior sentence. In connection with any assignment to an Assignee pursuant to this Section 7.5, Parent shall remain liable for the performance by each Assignee of all obligations of Parent hereunder to the extent such Assignee does not perform under this Agreement, with such Assignee substituted for Parent under this Agreement.

(b) This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

(c) Unless a successor or assignee meets the requirements set forth in Section 3.3(b), the Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.5 will be void and of no effect.

Section 7.6. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person (other than the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, and the Holders and the Holders’ successors and assigns pursuant to Permitted Transfers, each of whom is intended to be, and is, a third party beneficiary under this Agreement) any rights or remedies of any nature whatsoever under or by reason of this Agreement. The rights under this Agreement of the Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement, and any exercise of such rights by the Holders or their successors and assigns pursuant to Permitted Transfers will be subject, in all cases, to the other terms and provisions of this Agreement, including Section 7.8 and Section 7.9.

Section 7.7. Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort, or statute) that may be based upon, arise out of, or relate to this Agreement or the CVRs, or the negotiation, execution, or performance of this Agreement or thereof or the Transactions, will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 7.8. Consent to Jurisdiction.

(a) Each of the parties to this Agreement:

(i) (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 7.1 or in such other manner as may be permitted by applicable Law, and nothing in this Section 7.8 will affect the right of any party to serve legal process in any other manner permitted by applicable Law;

(ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in respect of any claim based upon, arising out of, or relating to this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof;

(iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;

(iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried, and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware);

(v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.

(b) Each of the parties agrees that a final judgment in any action or proceeding in such courts as provided above will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 7.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.10. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, will be effective as delivery of a manually executed counterpart of this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ALCON RESEARCH, LLC

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

ANNEX B – WFS OPINION

Wells Fargo Securities, LLC 30 Hudson Yards New York, New York 10001

March 23, 2025

LENSAR, Inc.

2800 Discovery Drive

Orlando, Florida 32826

Attention: Board of Directors

Members of the Board of Directors:

You have requested, in your capacity as the Board of Directors (the “Board”) of LENSAR, Inc. (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of the Company of the Aggregate Consideration (as defined below) to be received by such holders in the proposed Transaction (as defined below). We understand that, among other things, pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Alcon Research, LLC (the “Acquiror”), VMI Option Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company, the Company will be the surviving corporation in the Transaction and continue as a wholly owned subsidiary of the Acquiror, and each issued and outstanding share of Company Common Stock, other than (a) shares of Company Common Stock held by the Company (including any such shares held in the treasury of the Company) or held by the Acquiror, Merger Sub or any other direct or indirect wholly owned subsidiary of the Acquiror or the Company or (b) shares as to which the holder has properly demanded appraisal in accordance with Section 262 of the General Corporation Law of the State of Delaware, will be converted into the right to receive (i) $14.00 in cash, without interest (the “Cash Consideration”), and (ii) as more fully specified in the Agreement and the CVR Agreement (as defined below) and subject to the terms and conditions of the CVR Agreement, one contingent value right (the “CVR” and, together with the Cash Consideration, the “Aggregate Consideration”) representing the right to receive one contingent payment of $2.75 in cash, without interest, upon the occurrence of a specified number of Milestone Procedures (as defined in the CVR Agreement) between January 1, 2026 and December 31, 2027 (the “CVR Period Milestone Procedures”).

In preparing our opinion, we have:

•

reviewed a draft, dated March 23, 2025, of the Agreement and a draft, dated March 23, 2025, of the Form of Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into by and between the Acquiror and a rights agent;

•	reviewed certain publicly available business and financial information relating to the Company and the industry in which it operates;

© 2025 Wells Fargo Securities, LLC. All rights reserved.

LENSAR, Inc.

March 23, 2025

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock with similar data for such other companies;

•	compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other transactions and business combinations that we deemed relevant;

•

reviewed certain internal financial analyses and forecasts for the Company, including perpetuity growth rates for the Company applicable beyond the projected period (the “Company Projections”), prepared by the management of the Company;

•

reviewed certain estimates prepared by the management of the Company as to (a) the Company’s net operating loss tax carryforwards (the “Estimated Tax Assets”) and the Company’s ability to utilize those Estimated Tax Assets to achieve future tax savings on a standalone basis (the “Estimated Tax Savings”), (b) issuances of additional equity capital (the “Projected Equity Raises”) projected to be completed by the Company during the period of the Company’s projections, and (c) the number and timing of the CVR Period Milestone Procedures;

•

discussed with the management of the Company regarding certain aspects of the Transaction, the business, financial condition and prospects of the Company, and certain other matters that we deemed relevant; and

•	considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future performance and financial condition of the Company, that the Estimated Tax Assets and Estimated Tax Savings have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the Company’s net operating loss tax carryforwards and the Company’s ability to utilize those Estimated Tax Assets to achieve future tax savings on a standalone basis, that the Projected Equity Raises anticipated by the Company’s management in the absence of a Transaction and reflected in the Company Projections will be effected on terms and in the times and amounts assumed therein and that the estimates regarding the number and timing of the CVR Period Milestone Procedures reflected in the Company Projections will be realized. We express no view or opinion with respect to the Company Projections, including the Estimated Tax Savings, the Projected Equity Raises and the number and timing of the CVR Period Milestone Procedures, or the assumptions upon which they are based. We have assumed that any representations and warranties made by the parties to the Agreement in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis.

LENSAR, Inc.

March 23, 2025

We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement and the CVR Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or opinion and that the executed Agreement and CVR Agreement will not differ from the drafts reviewed by us in any respect material to our analyses or opinion. We have been advised by the Company’s management and we have assumed that the Projected Equity Raises are necessary in the absence of a Transaction to achieve the Company Projections. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of any party to the Transaction or their respective affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Our opinion only addresses the fairness, from a financial point of view, of the Aggregate Consideration to be received by the holders of the Company Common Stock in the proposed Transaction (without regard to individual circumstances of any specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) that may distinguish such holders) and we express no opinion as to the fairness of any consideration (or portion thereof) paid in connection with the Transaction to the holders of any other class of securities (including the Series A Convertible Preferred Stock and the Company’s warrants), creditors or other constituencies of the Company. We have been advised and we have assumed that, pursuant to the Agreement, and as required by the certificate of designations for the Series A Convertible Preferred Stock (“Certificate of Designations”), each share of Series A Convertible Preferred Stock issued and outstanding immediately prior to the effective time of the Transaction will be redeemed and converted into the right to receive an amount equal to the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations). In addition, you have advised us that, pursuant to the Company’s warrant agreements (the “Warrant Agreements”), the holders of the Company’s warrants outstanding immediately prior to the effective time of the Transaction are entitled to receive as a result of the Transaction an amount in cash equal to the Black Scholes Value (as defined in the Warrant Agreements) of such warrants as determined in accordance with the Warrant Agreements and, accordingly, for purposes of our analyses and opinion, with your approval, we have treated such aggregate Black Scholes Value as liabilities of the Company and relied upon the Company’s management for the derivation of such Black Scholes Value. In performing our financial analysis and arriving at our opinion, for purposes of evaluating the CVRs, at your direction, we have relied without independent investigation on the estimates of the Company’s management regarding the number and timing of the CVR Period Milestone Procedures reflected in the Company Projections.

Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding, including any voting agreement, entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal,

LENSAR, Inc.

March 23, 2025

regulatory, accounting, insurance, tax, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We were not requested to, and did not, solicit third-party indications of interest in acquiring all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Alcon Inc., the parent company of the Acquiror (“Alcon”), and less than 1% of the outstanding partnership interests in North Run Capital, L.P., a substantial stockholder of the Company (“North Run”). In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company and Alcon and certain of their respective affiliates, and North Run and certain of its affiliates and portfolio companies, for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

WELLS FARGO SECURITIES, LLC

ANNEX C – DGCL SECTION 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

SCAN TO VIEW MATERIALS & VOTE w LENSAR, INC. VOTE BY INTERNET 2800 DISCOVERY DRIVE Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above SUITE 100 ORLANDO, FL 32826 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LNSR2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V68352-P29557 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LENSAR, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR each number(s) of the nominee(s) on the line below. of the Nominees listed in Proposal 1:1. Election of Class II Directors Nominees:01) Nicholas T. Curtis 02) Todd B. Hammer 03) Aimee S. Weisner The Board of Directors recommends you vote FOR the following proposal: For Against Abstain2. Ratification of the appointment of PricewaterhouseCoopers LLP as LENSAR, Inc.'s independent registered public accounting firm for 2025. NOTE: Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of March 23, 2025, by and among Alcon Research, LLC, a Delaware limited liability company (“Parent”), VMI Option Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LENSAR, pursuant to which Merger Sub will be merged with and into LENSAR, with LENSAR surviving as a wholly owned subsidiary of Parent (the “Merger”), the other transaction documents and the other transactions contemplated by the Merger Agreement; 2. To approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to LENSAR’s named executive officers that is based on or otherwise relates to the Merger; and 3. To approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes virtually or by proxy to approve the proposal to adopt the Merger Agreement at the time of the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com.V68353-P29557LENSAR, INC. Special Meeting of Stockholders [TBD], 2025, [TBD], Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) each of Nicholas T. Curtis and Thomas R. Staab, II, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of capital stock of LENSAR, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD], Eastern Time, on [TBD], 2025 at www.virtualshareholdermeeting.com/LNSR2025SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as indicated on the reverse side, and in the discretion of the proxies with respect to such other matters as may properly come before the Special Meeting. Continued and to be signed on reverse side